     As filed with the Securities and Exchange Commission on May 21, 1997

                                                     Registration No. 333-24881
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------
                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------
                                   OPTEL, INC.
             (Exact name of registrant as specified in its charter)
                              ---------------------

          Delaware                                   4841                         95-4495524
(State or other jurisdiction             (Primary Standard Industrial          (I.R.S. Employer
of incorporation or organization)         Classification Code Number)         Identification No.)

                            1111 W. Mockingbird Lane
                               Dallas, Texas 75247
                                 (214) 634-3800
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ---------------------
               Louis Brunel, President and Chief Executive Officer
                                   OpTel, Inc.
                            1111 W. Mockingbird Lane
                               Dallas, Texas 75247
                                 (214) 634-3800

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ---------------------

                                   Copies to:
Ralph J. Sutcliffe, Esq.                            Michael E. Katzenstein, Esq.
Kronish, Lieb, Weiner & Hellman LLP                 OpTel, Inc.
1114 Avenue of the Americas                         1111 W. Mockingbird Lane
New York, New York 10036-7798                       Dallas, Texas 75247
(212) 479-6000                                      (214) 634-3800

                              ---------------------

Approximate date of commencement of proposed sale to public: As soon as practicable after
                                                             the effective
                                                             date of this
                                                             Registration
                                                             Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                                      Proposed
                                                  Proposed            Maximum
   Title of Securities        Amount to be         Maximum           Aggregate          Amount of
     to be Registered          Registered     Offering Price(1)    Offering Price    Registration Fee
------------------------------------------------------------------------------------------------------
13% Senior Notes Due 2005,
 Series B ..................  $225,000,000          100%            $225,000,000       $68,182(2)
======================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date or dates as the Commission, acting pursuant to said
Section 8(a), may determine.

===============================================================================

                                  OPTEL, INC.
                             CROSS-REFERENCE SHEET
                       Showing Location in Prospectus of
                       Information Required by Items in
                              Part I of Form S-4

Registration Statement Item Number and Caption            Caption or Location In Prospectus
-------------------------------------------------------   ----------------------------------------------------
 1 Forepart of the Registration Statement and
   Outside Front Cover Page of Prospectus   ............  Outside Front Cover Page

 2 Inside Front and Outside Back Cover Pages of
   Prospectus    .......................................  Inside Front Cover Page; Outside Back Cover
                                                          Page

 3 Risk Factors, Ratio of Earnings to Fixed Charges,
   and Other Information  ..............................  Prospectus Summary; Risk Factors; Selected
                                                          Consolidated Financial and Operating Data

 4 Terms of the Transaction ...........................   Prospectus Summary; Risk Factors; The Exchange
                                                          Offer; Description of the Notes; Plan of Distribu-
                                                          tion; Certain Federal Income Tax Consequences

 5 Pro Forma Financial Information   ..................   *

 6 Material Contacts with the Company Being
   Acquired   ..........................................  *

 7 Additional Information Required for Reoffering by
   Persons and Parties Deemed to be Underwriters  ......  *

 8 Interests of Named Experts and Counsel  .............  Legal Matters; Independent Auditors

 9 Disclosure of Commission Position on Indemnifi-
   cation for Securities Act Liabilities ...............

10 Information With Respect to S-3 Registrants   .......  *

11 Incorporation of Certain Information by
   Reference  ..........................................  *

12 Information With Respect to S-2 or S-3
   Registrants   .......................................  *

13 Incorporation of Certain Information by Reference....  *

14 Information With Respect to Registrants Other
   Than S-3 or S-2 Registrants  ........................  Prospectus Summary; Risk Factors; Capitaliza-
                                                          tion; Selected Financial and Other Operating
                                                          Data; Management's Discussion and Analysis of
                                                          Financial Condition and Results of Operations;
                                                          Business; Description of the Notes

15 Information With Respect to S-3 Companies  ..........  *

16 Information With Respect to S-2 or S-3 Companies.....  *

17 Information With Respect to Companies Other
   Than S-2 or S-3 Companies ...........................  *

18 Information if Proxies, Consents or Authorizations
   Are to be Solicited .................................  *

19 Information if Proxies, Consents or Authorizations
   Are Not to be Solicited, or in an Exchange Offer ....  Management; Principal Stockholders; Certain
                                                          Transactions

------------
* Omitted because item is inapplicable or answer is in the negative.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

                   Subject to Completion, Dated May 21, 1997

PROSPECTUS
                               OFFER TO EXCHANGE
                      13% Senior Notes Due 2005, Series B
             for Any and All Outstanding 13% Senior Notes Due 2005
                                      of
                                  OpTel, Inc.
                 The Exchange Offer will expire at 5:00 P.M.,
      New York City time, on [30 days from notice], 1997, unless extended

     OpTel, Inc., a Delaware corporation (the "Issuer") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of 13% Senior Notes Due 2005, Series B of the Issuer (the "New Notes") for each $1,000 principal amount of the issued and outstanding 13% Senior Notes Due 2005 of the Issuer (the "Old Notes", and, collectively with the New Notes, the "Notes"). As of the date of this Prospectus, $225,000,000 principal amount of the Old Notes were outstanding. The terms of the New Notes are substantially identical in all material respects (including interest rate and maturity) to the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes.

     The Exchange Offer is being made to satisfy certain obligations of the Issuer under the Registration Agreement, dated as of February 14, 1997, among the Issuer and the other signatories thereto (the "Registration Agreement"). Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Agreement covering such Old Notes not tendered and such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. If the Exchange Offer is not consummated, or a shelf registration statement is not filed or is not declared effective or, after either this registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or New Notes in accordance with and during the periods specified in the Registration Agreement, additional interest will accrue and be payable on the Notes until so declared effective or consummated. See "Exchange Offer; Registration Rights."


     Based on interpretations by the staff of the Commission with respect to similar transactions, the Issuer believes that the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the New Notes are acquired in the ordinary course of the holders' business, the holders have no arrangement with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Broker-dealers may not exchange Old Notes which are part of an unsold original allotment in the Exchange Offer. The Issuer has agreed that, starting on the Exchange Date (as defined) and ending on the close of business on the earlier of the first anniversary of the Exchange Date or the date upon which all such New Notes have been sold by such participating broker-dealer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture (as defined). For a more complete description of the terms of the New Notes, see "Description of the Notes." There will be no cash proceeds to the Issuer from the Exchange Offer. The New Notes will be senior unsecured obligations of the Issuer, ranking pari passu in right of payment with all present and future senior unsecured obligations of the Issuer and will rank senior to all present and future subordinated indebtedness of the Issuer. As of February 28, 1997, the Issuer had outstanding approximately $121.0 million of 15% convertible notes (the "Convertible Notes") due to VPC Corporation ("VPC"), its principal stockholder. The Convertible Notes are subordinated in payment to the Notes in the event of a liquidation, dissolution, reorganization, receivership or winding-up of the Issuer and in the event of a Default or Event of Default (each as defined under the Indenture) or when the maturity of the Notes has been accelerated. The Issuer is a holding company that derives all of its operating income and cash flow from its subsidiaries and claims in respect of the New Notes will be effectively subordinated to all existing and future indebtedness and liabilities of such subsidiaries. As of February 28, 1997, the total indebtedness and other liabilities of subsidiaries of the Issuer (excluding any indebtedness owed to the Issuer) were $27.3 million and the Issuer's subsidiaries are expected to incur substantial additional indebtedness in the future. See "Capitalization" and "Description of the Notes - Ranking."


     The Old Notes were originally issued and sold on February 14, 1997 (the "Offering") in a transaction exempt from registration under the Securities Act in reliance upon the exemptions provided by Rule 144A and by Section 4(2) of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

     The Issuer has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer and to the best of the Issuer's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The Exchange Offer will expire
at 5:00 p.m., New York City time, on     , 1997, unless extended (the
"Expiration Date"), provided that the Exchange Offer shall not be extended beyond 60 days from the date of this Prospectus. The date of acceptance for exchange of the Old Notes for the New Notes (the "Exchange Date") will be the first business day following the Expiration Date. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

     Prior to this Exchange Offer, there has been no public market for the Notes. The Old Notes have traded on the PORTAL Market. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Issuer does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Notes will develop.


     See "Risk Factors" beginning on page 15 for a description of certain factors that should be considered by participants in the Exchange Offer.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is     , 1997.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including the Financial Statements and the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, the terms the "Company" or "OpTel" mean OpTel, Inc. and its subsidiaries, except where the context otherwise requires. References to fiscal years throughout this Offering Memorandum are to the Company's fiscal years which end on August 31 of each calendar year. This Prospectus contains certain "forward-looking statements" concerning the Company's operations, economic performance and financial condition, which are subject to inherent uncertainties and risks, including those identified under "Risk Factors." Actual results could materially differ from those anticipated in this Prospectus.

                                  The Company

Overview

     OpTel is the largest provider of private cable television services to residents of multiple dwelling unit developments ("MDUs") in the United States and is expanding the telecommunications services it offers to MDU residents. The Company provides cable television and, where currently offered, telecommunications services to MDU residents principally under long-term contracts ("Rights of Entry") with owners of MDUs. The Company's Rights of Entry are generally for a term of ten to fifteen years (five years for Rights of Entry with condominium associations). The weighted average unexpired term of the Company's cable television Rights of Entry was approximately seven years as of February 28, 1997. The Company currently provides cable television services in the metropolitan areas of Houston, Dallas-Fort Worth, San Diego, Phoenix, Chicago, Denver, San Francisco, Los Angeles, Miami-Ft. Lauderdale, Tampa and Austin. The Company also provides telecommunications services in Houston, Dallas-Fort Worth, Austin, Denver and Miami-Ft. Lauderdale. As of February 28, 1997, the Company had 125,090 cable television subscribers and 4,791 telecommunications subscribers with 6,039 telephone lines.

     For regulatory purposes, the Company is considered to be a private cable television operator in most of the markets it serves. Private cable television operators deliver services to consumers without hard-wire crossings of public rights of way. Consequently, private cable television operators are not required to obtain cable television franchises and are subject to significantly less regulatory oversight than are traditional franchise cable television operators. As a result, they have significant latitude in terms of system coverage, pricing and customized delivery of services to selected properties. The Company has no universal service obligations and generally does not incur capital costs to build its networks until it has entered into Rights of Entry from which it reasonably expects to build an appropriate customer base.

     The Company offers a full range of multichannel video programming (including basic and premium services) which the Company believes is competitive in both content and pricing with the programming packages offered by its major competitors. The Company currently provides its telecommunications services as a shared tenant services ("STS") operator through private branch exchange ("PBX") switches. The Company offers customers access to services comparable in scope and price to those provided by the incumbent local exchange carrier ("LEC") and long distance carrier. The Company's telecommunications strategy includes replacing its PBX switches with networked central office switches. See "Business -- Network Architecture -- Telecommunications Architecture."


     The Company invests in networks because it believes that networks provide the optimal mechanism for delivering bundled cable television and telecommunications services. The Company's networks use technologies that are capable of bi-directional transmission. The Company provides its video programming to MDUs through 18-Gigahertz microwave ("18GHz") and fiber optic networks and non-networked Satellite Master Antenna Television ("SMATV") systems. As of February 28, 1997, approximately 130,000 of the 239,801 units passed for cable television are served by the Company's networks. These networks generally provide up to 72 channels of video programming. The Company's networks will also facilitate delivery of voice signal from each MDU to the central office switches to be deployed by the Company in its markets. The Company intends to license additional spectrum, which it currently anticipates principally will be in the 23-Gigahertz ("23GHz") band, which it will use to provide bi-directional voice transmission. The Company intends to convert substantially all of its SMATV systems to 18GHz or fiber optic networks and PBX switches to central office switches by the end of fiscal 1999. The Company anticipates that this will require between $25 and $35 million in capital expenditures of which between $3 and $5 million will be required for conversion of the PBX switches. Conversion costs exclude the costs of headends and central office switches which, while necessary for the conversions, are part of the Company's planned network infrastructure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company anticipates completing the conversion of approximately half of the units currently served by SMATV systems and PBX switches from existing funds and will require between $12 and $18 million of additional funds to complete the conversion. Failure to raise sufficient funds may require the Company to delay or abandon some of its future expansion or expenditures, which may have a material adverse effect on its growth and its ability to compete in the cable television and telecommunications industries in some or all of its markets.

     The Company believes that there are several benefits to converting its SMATV systems to networks and PBX switches to central office switches. These include lower per unit maintenance costs, increased system reliability through better monitoring and redundancy, greater channel capacity, the opportunity to bundle services, integration of video, voice and data and improved operating margins.


     OpTel was incorporated in the State of Delaware in July 1994, as the successor to a Delaware corporation that was founded in April 1993. The Company's principal offices are located at 1111 W. Mockingbird Lane, Dallas, Texas 75247, and its telephone number is (214) 634-3800.

Markets


     MDUs comprise a wide variety of high density residential complexes, including high- and low-rise apartment buildings, condominiums, cooperatives, townhouses and mobile home communities. According to 1990 U.S. Census Bureau data, there are more than 13.2 million MDU units in MDUs with greater than 10 MDU units in the United States, of which approximately 4.0 million are within the Company's existing geographic markets. The Company estimates that approximately 2.5 million of the MDU units within its existing markets are within MDUs which meet the Company's preference for MDUs of 150 or more units. The Company selected its current markets based upon their growth characteristics, competitive conditions, MDU concentrations, topographical and climatic conditions, favorable demographics and, to a lesser extent, favorable regulatory environments. See "Business -- Markets."

  OpTel operated in the following geographic markets as of February 28, 1996:


                                                                              Units Under
                Estimated                                                      Contract      Units Passed      Tele-
                Number of      Units Under                        Cable        for Tele-      for Tele-      communica-
                MDU Units      Contract for    Units Passed    Television     communica-      communica-       tions
  Market       in Market(1)      Cable(2)      for Cable(3)    Subscribers    tions(2)(4)      tions(3)        Lines
-------------  --------------  --------------  --------------  -------------  -------------  --------------  -----------
Houston              305,961         80,267          79,199          29,492         6,816           6,654         2,122
Dallas-
 Fort Worth          366,646         44,233          34,385          17,173        11,421           5,026         1,720
Chicago              333,442         23,117          21,765          11,378           400              --            --
Phoenix              143,674         22,987          21,856           9,884            --              --            --
San Diego            295,375         22,960          21,628          14,853         1,486             768           299
San
 Francisco           202,698         22,886          22,643          16,196           243              --            --
Denver                97,056         18,867          15,804           8,876         2,975             877           214
Los Angeles          270,006         13,921           8,531           6,095         1,791              --            --
Miami-Ft.
 Lauder-
 dale                275,202         12,849          10,559           9,142         1,241              91            62
Tampa                151,724          2,777           2,777           1,435            --              --            --
Austin                63,811            654             654             566         1,000           1,000         1,622
                  ----------       --------        --------        --------       -------         -------        ------
                   2,505,595        265,518         239,801         125,090        27,373          14,416         6,039
                  ==========       ========        ========        ========       =======         =======        ======



----------------
(1) Represents units in MDUs with greater than 150 units. For rental units, market data has been estimated by REIS Reports, Inc. For the Tampa and Miami-Ft. Lauderdale markets, the rental unit data has been adjusted based on Company estimates to include condominium units.

(2) Units under contract represents the number of units currently passed and additional units with respect to which the Company has entered into Rights of Entry for the provision of cable television services and telecommunication services, respectively, but which the Company has not yet passed and which the Company expects to pass within the next five years.

(3) Units passed represents the number of units with respect to which the Company has connected and activated its cable television and telecommunication systems, respectively. The Company anticipates passing approximately 15,800 and 8,700 additional units currently under contract for cable television and units currently under contract for telecommunications, respectively, by the end of calendar 1997.

(4) At this time substantially all units under contract for telecommunications are also units under contract for cable television.


     The Company has recently entered into Rights of Entry with respect to approximately 5,500 units in the Las Vegas market, has begun construction of certain of these units and is considering further expansion in this market.

Strategy

     The Company intends to grow its business and increase its market concentration by attracting MDUs currently served by other operators, providing services to newly-constructed MDUs and, as appropriate, acquiring existing private cable operators and entering new markets. See "-- Recent Developments:
Proposed Phonoscope Acquisition." A critical aspect of the Company's growth strategy is the development of strategic relationships with owners of portfolios of MDUs. These relationships encourage the MDU owner to promote and sell the Company's cable television and telecommunications services to MDU residents. Many Rights of Entry provide incentives to the MDU owner, including payment on Rights of Entry execution and long-term revenue sharing. In addition, the Company believes that its ability to deliver special services tailored to MDU owners and residents enhances the MDU owners marketing of unit rentals and sales.

     The Company's customer marketing strategy is to offer a complete package of cable television and telecommunications services backed by a high level of customer service. The Company believes that, given a comparable level of product offerings, MDU residents prefer the simplicity and pricing benefits of dealing with one supplier for all of their cable television and telecommunications services. The Company also believes that prompt response to service requests and customer inquiries is important to MDU residents. The Company affords customers the opportunity to subscribe for Company services at the time the unit lease is signed and believes that this added convenience is important to its marketing efforts. The Company also plans to supplement its cable television and telecommunications services by providing customers with access to additional services, including Internet access, intrusion alarm, utility monitoring, and PCS, cellular and paging services.

     The Company is expanding the telecommunications component of its business both by increasing the number of MDUs to which it provides telecommunications services and by expanding the number of services offered. As part of its ongoing telecommunications roll out and coincident with the conversion of its SMATV systems to networks, the Company intends to replace its PBX switches located at MDUs with networked central office switches. Subject to receipt of regulatory approvals, the Company intends to deploy its first central office switch in the Houston market by mid-1997 and to have installed central office switches in substantially all of its markets by the end of calendar 1999. See "Business -- Business Strategy."

Principal Stockholder and Management


     The Company has benefited and expects to continue to benefit from the management and technical expertise of its principal stockholder, Le Groupe Videotron Ltee ("GVL"), Canada's third largest cable television company which holds, indirectly, 76.1% of the outstanding Common Stock of OpTel. Key members of the Company's management team gained experience in developing and operating cable television and combined cable television/telecommunications businesses while serving as executives of GVL or its affiliates in Canada and the United Kingdom. From inception, OpTel's owners have invested over $200 million in the Company in the form of equity and subordinated convertible notes.


Competitive Strengths

     The Company has certain strengths that position it well to compete in its markets, including the following:

     Strong Relationships with MDU Owners. The Company believes that its formation of strategic relationships with MDU owners is the key to its potential long-term success. Under its long-term Rights of Entry with MDU owners, the Company is effectively the exclusive multichannel television operator in the covered MDUs and, where Rights of Entry extend to telecommunications services, the only wire-line alternative to the LEC for telecommunications services in those MDUs. By providing services that are attractive to MDU residents, the Company endeavors to enhance the rental performance of the MDUs that it serves. The Rights of Entry provide MDU owners with financial incentives to work closely with the Company to promote its products and services. The Company believes that its maintenance and development of strategic relationships with MDU owners will help the Company to maintain a preferred competitive position even if the exclusivity of the Rights of Entry becomes limited by future developments. See "Risk Factors -- Risks Associated with Rights of Entry" and "Business -- Regulation."

     Established Presence in Favorable Markets. The Company focuses on major markets with favorable characteristics and is a leading provider of private cable television services to residents of MDUs in substantially all of its markets. The Company is expanding the telecommunications services it offers to MDU residents. As of February 28, 1997, the Company had 265,518 units under contract for cable television and 27,373 units under contract for telecommunications. See "Business -- Markets."


     Ability to Offer Bundled Services. The Company's ability to offer bundled cable television and telecommunications services affords a number of potential benefits to MDU residents and owners, enhancing the Company's competitive position. MDU residents and owners benefit from the simplicity of dealing with a single service provider. Management believes that the Company typically offers a superior, or at least comparable, range of products and level of customer service than its competitors at a lower total price. The Company also believes that bundling services results in better collection experience versus non-bundled services. The Company plans to offer MDU residents access to additional bundled services, including Internet access, intrusion alarm, utility monitoring, and PCS, cellular and paging services. During fiscal 1997, the Company plans to test market paging services to residents on a re-sale basis and to make third party operators' water sub-metering services and security services offerings available to MDU owners on a test basis. The Company intends to provide Internet services, either as a re-seller or as a sales agent for an existing provider, concurrently with the roll out of its central office switches. The Company is in the early stages of developing its plans, which it expects to complete by the end of fiscal 1998, for the resale of cellular and PCS services. The Company intends to introduce integrated billing of its bundled services in fiscal 1998.

     Network Design Advantages. Private cable systems utilizing 18GHz technology do not require the large networks of coaxial or fiber optic cable and amplifiers that are utilized by traditional hard-wire cable television operators or the installation of a headend facility at each MDU as is required for SMATV systems. Thus, private cable television operators using 18GHz technology are able to provide services at lower per unit capital and maintenance costs than franchise cable or SMATV operators. The Company can deliver as many as 72 channels of programming in uncompressed analog format over its networks which, in most of the Company's markets, exceeds the number of channels offered by other multichannel television service providers. Additional capacity, if required, can be provided through the application of available digital compression technology. The point-to-point nature of the networks enables the Company to customize the programming to be delivered to any MDU based on the demographics of the MDU's residents. The Company's networks will also facilitate delivery of voice signal from each MDU to the central office switches to be deployed by the Company in each of its markets. The Company intends to license additional spectrum, which it currently anticipates will principally be in the 23GHz band, to provide bi-directional voice transmission. As of February 28, 1997, approximately 54% of units passed for cable television were served by the Company's 18GHz or fiber optic networks. Substantially all other units were served by non-networked SMATV systems. The Company estimates that the cost of converting these SMATV systems to networks will be between $20 and $30 million. Conversion costs exclude the costs of headends which are part of the Company's planned network infrastructure.


     Focus on Customer Service. The Company seeks to attain excellence in customer service in all aspects of its operations. The Company is upgrading its networks and support systems to ensure reliable, high quality delivery of a range of cable television and telecommunications services and expanding its offerings to encompass a broad range of value-added telecommunications services. The Company has a national customer service center staffed with knowledgeable representatives to address the needs of customers 24-hours-a-day, seven-days-a-week. The Company has established direct lines to facilitate rapid response to calls initiated by MDU owners and managers. The Company has also established stringent staff training procedures, including its Operational Excellence continuous improvement program, and internal customer service standards, which management believes meet, and in many respects exceed, those established by the National Cable Television Association.

     Minimal Regulation of Cable Television Operations. In most of its markets, the Company is not subject to most of the regulations applicable to a typical franchise cable television operator. Consequently, the Company has significantly greater flexibility in determining its target markets and customizing its programming offerings. Specifically, by contrast to franchise cable television operators, as a private cable television operator, the Company (i) does not face regulatory constraints on the geographic areas in which it may offer video services, (ii) does not pay franchise and Federal Communications Commission ("FCC") subscriber fees, (iii) is not obligated to pass every resident in a given area, (iv) is not subject to rate regulation, and (v) is not subject to "must carry" and local government access obligations. Even in those markets where the Company is a franchise cable television operator, the Company is not subject to rate regulation or the obligation to provide universal service. In addition, 18GHz licenses are available to the Company in all of its markets without any significant regulatory restrictions. See "Business -- Regulation."

Recent Developments: Proposed Phonoscope Acquisition


     The Company entered into a Summary of Terms (the "Letter of Intent"), in January 1997, relating to its proposed acquisition (the "Phonoscope Acquisition") of the residential portion of the franchise cable television system business of Phonoscope, Ltd. and the capital stock of three affiliated companies (collectively "Phonoscope"). The purchase price for Phonoscope set forth in the Letter of Intent was approximately $35 million, subject to certain adjustments (including a dollar for dollar downward adjustment for the value of any liabilities assumed), payable in cash at closing. All the provisions of the Letter of Intent, other than the confidentiality provisions, have expired and are not binding. However, negotiations are continuing. There can be no assurance that the Phonoscope Acquisition will be consummated on the terms contemplated by the Letter of Intent or otherwise. The Exchange Offer is not conditioned on the consummation of the Phonoscope Acquisition. See "Risk Factors -- Consummation of the Phonoscope Acquisition."

     Phonoscope, which operates in the greater Houston metropolitan area, provides its services over a fiber optic and coaxial cable distribution system. Phonoscope operates no SMATV systems and has no telecommunications customers or PBX switches. If the Phonoscope Acquisition is consummated. the Company expects to use its existing franchise with the City of Houston to serve Phonoscope subscribers within the City of Houston, and, where required to serve acquired Rights of Entry, to seek assignment of the appropriate municipal franchises. Based on information made available to the Company, the Company believes that, as of November 30, 1996, Phonoscope had Rights of Entry or subscriber agreements covering approximately 59,000 units (principally at MDUs, but including certain single family units within the footprint of its network) and approximately 27,000 subscribers. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Proposed Phonoscope Acquisition" and "Business -- Markets."

                               The Exchange Offer


Securities Offered   ......        Up to $225,000,000 principal amount of 13% Senior Notes
                                   Due 2005, Series B of the Issuer. The terms of the New
                                   Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes which will not apply to the New Notes. See "Description of the
                                   Notes."

The Exchange Offer   ......        The Issuer is offering to exchange $1,000 principal
                                   amount of New Notes for each $1,000 principal amount of
                                   Old Notes. See "The Exchange Offer" for a description of
                                   the procedures for tendering Old Notes. The Exchange
                                   Offer satisfies the registration obligations of the Issuer under the Registration Agreement. Upon consummation of
                                   the Exchange Offer, holders of Old Notes that were not
                                   prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration
                                   rights under the Registration Agreement with respect to
                                   such non- tendered Old Notes and, accordingly, such Old
                                   Notes will continue to be subject to the restrictions on
                                   transfer contained in the legend thereon.

Tenders, Expiration Date;
 Withdrawal    ............        The Exchange Offer will expire at 5:00 p.m., New York
                                   City time, on      , 1997, or such later date and
                                   time to which it is extended, provided that the Exchange
                                   Offer shall not be extended beyond 60 days from the date
                                   of this Prospectus. Tenders of Old Notes pursuant to the
                                   Exchange Offer may be withdrawn and retendered at any
                                   time prior to the Expiration Date. Any Old Notes not
                                   accepted for exchange for any reason will be returned
                                   without expense to the tendering holder as promptly as
                                   practicable after the expiration or termination of the
                                   Exchange Offer.

Federal Income Tax
 Considerations   .........        The Exchange Offer will not result in any income, gain or
                                   loss to the holders of Notes or the Issuer for federal
                                   income tax purposes. See "Certain Federal Income Tax
                                   Considerations."

Use of Proceeds   .........        There will be no proceeds to the Issuer from the exchange
                                   of the New Notes for the Old Notes pursuant to the
                                   Exchange Offer. See "Use of Proceeds."

Exchange Agent    .........        U.S. Trust Company of Texas, N.A., the Trustee under the
                                   Indenture, is serving as exchange agent (the "Exchange
                                   Agent") in connection with the Exchange Offer.

Consequences of Exchanging or Failing to Exchange Old Notes Pursuant to the Exchange Offer

     Generally, holders of Old Notes (other than any holder who is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities
Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer their New Notes for resale, resell their New Notes, and otherwise transfer their New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holders' business, such holders have no arrangement with any person to participate in a distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. Broker-dealers may not exchange Old Notes which are part of an unsold original allotment in the Exchange Offer. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Issuer is required, under the Registration Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold (except in private transactions), unless registered under the Securities Act and applicable state securities laws. See "The Exchange Offer -- Consequences of Failure to Exchange."


                       Summary Description of the Notes

Securities Offered   .........        Up to $225,000,000 principal amount of 13% Senior Notes
                                      due 2005, Series B of the Issuer. The terms of the New
                                      Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes which will not apply to the New Notes. See "Description of the Notes."

Maturity .....................        February 15, 2005.

Interest Payment Dates  ......        Each February 15 and August 15, commencing on August
                                      15, 1997.

Escrow Proceeds   ............        At the closing of the Offering, the Issuer deposited with an escrow agent (the "Escrow Agent") $79.6 million; which,
                                      together with the proceeds from the investment thereof,
                                      will be sufficient to pay when due the first six interest
                                      payments on the Notes, with any balance to be retained
                                      by the Issuer. See "Description of the Notes --
                                      Disbursement of Funds; Escrow Account."

Ranking  ..................        The Notes rank pari passu in right of payment with all
                                   present and future senior unsecured obligations of the
                                   Issuer and rank senior in right of payment to all present
                                   and future subordinated indebtedness of the Issuer. The
                                   Notes are effectively subordinated to all existing and future indebtedness and liabilities of the Issuer's subsidiaries. As of February 28, 1997, the total indebtedness and other
                                   liabilities of the Issuer's subsidiaries (excluding any
                                   indebtedness owed to the Issuer) were $27.3 million and
                                   such subsidiaries are expected to incur substantial
                                   additional indebtedness in the future.

Sinking Fund   ............        None.

Optional Redemption  ......        On or after February 15, 2002, the Notes will be
                                   redeemable at the option of the Issuer, in whole or in part at any time, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of
                                   redemption. In addition, in the event, prior to February 15,
                                   2000, of one or more Equity Offerings (as defined) and/or
                                   sales of Common Stock (as defined) of the Issuer to one
                                   or more Strategic Equity Investors (as defined) for gross
                                   proceeds of $100.0 million or more in aggregate, the
                                   Issuer may redeem up to 35% of the initially issued
                                   aggregate principal amount of Notes at a redemption price
                                   of 113% of the principal amount, together with accrued
                                   and unpaid interest thereon to the date of redemption,
                                   provided that at least $145.0 million aggregate principal
                                   amount of Notes are outstanding following such
                                   redemption. See "Description of the Notes --
                                   Redemption."

Change of Control .........        Upon the occurrence of a Change of Control (as defined),
                                   each holder of Notes will have the right to require the
                                   Issuer to make an offer to purchase all or any part of such holder's Notes at 101% of the principal amount thereof,
                                   plus accrued and unpaid interest, if any, through the date of purchase. The Issuer may not have sufficient funds or
                                   the financial resources necessary to satisfy its obligations to repurchase the Notes and other debt that may become
                                   repayable upon a Change of Control. See "Description of
                                   the Notes -- Certain Covenants -- Change of Control."

Certain Covenants .........        The indenture governing the Notes (the "Indenture")
                                   contains covenants relating to, among other things, the
                                   following matters: (i) incurrence of additional indebtedness;
                                   (ii) restricted payments; (iii) limitations on liens; (iv)
                                   disposition of proceeds of asset sales; (v) dividend and
                                   other payment restrictions affecting subsidiaries; (vi)
                                   mergers, consolidation or sales of assets; and (vii)
                                   limitations on transactions with affiliates. See "Description of the Notes -- Certain Covenants."



     For additional information concerning the Notes and the definitions of certain capitalized terms used above, see "Description of the Notes."

               Summary Consolidated Financial and Operating Data

     The summary consolidated financial data presented below as of and for the periods ended December 31, 1993 and 1994 and August 31, 1995 and 1996 have been derived from the consolidated financial statements of the Company, which consolidated financial statements have been audited by Deloitte & Touche LLP, independent auditors. The summary financial data presented below as of and for the six month periods ended February 29, 1996 and February 28, 1997 have been derived from unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position and results of operation for these periods. In 1995, the Company changed its fiscal year end to August 31 to match that of its majority stockholder. As a result of the change in fiscal year and the Company's history of growth through acquisitions the Company's historical financial results are not directly comparable from period to period, nor are they indicative of future results of operations in many respects. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the notes thereto, appearing elsewhere in this Prospectus.


                                   Period from
                                    April 20,
                                   1993 (date                    Eight Month
                                  of inception)    Year Ended      Period                      Six Month       Six Month
                                   to December      December        Ended       Year Ended    Period Ended    Period Ended
                                       31,            31,        August 31,     August 31,    February 29,    February 28,
                                  ---------------  ------------  -------------  ------------  --------------  -------------
                                      1993            1994          1995           1996           1996           1997
                                  ---------------  ------------  -------------  ------------  --------------  -------------
                                                            (in thousands except per share data)
Statement of Operations
 Data:
Revenues:
 Cable television   ............      $     12       $      240    $    8,782     $   25,893     $  11,570      $   17,208
 Telecommunications ............            --              202           788          1,712           718           1,414
                                      --------        ----------    ----------     ----------      ---------     ----------
  Total revenues ...............            12              442         9,570         27,605        12,288          18,622
                                      --------        ----------    ----------     ----------      ---------     ----------
Operating Expenses:
 Cost of services   ............             6              470         4,557         11,868         5,266           8,702
 Customer support, general
  and administrative   .........           304            7,733         8,235         17,319         7,499          12,267
 Depreciation and
  amortization   ...............             8              117         2,420          8,676         3,804           5,820
 Nonrecurring reorganization
  costs(1)    ..................            --               --         3,820          2,318           826              --
                                      --------        ----------    ----------     ----------      ---------     ----------
  Total operating
   expenses   ..................           318            8,320        19,032         40,181        17,395          26,789
                                      --------        ----------    ----------     ----------      ---------     ----------
Loss from operations   .........          (306)          (7,878)       (9,462)       (12,576)       (5,107)         (8,167)
Interest expense on
 Convertible Notes due
 to stockholder (2) ............            --               --          (919)        (5,342)       (1,890)         (6,907)
Other interest expense, net  ...            (1)             (66)         (249)          (512)         (245)         (1,218)
                                      --------        ----------    ----------     ----------      ---------     ----------
Loss before income taxes  ......          (307)          (7,944)      (10,630)       (18,430)       (7,242)        (16,292)
Income tax benefits (3)   ......            --               --           469             --            --              --
                                      --------        ----------    ----------     ----------      ---------     ----------
Net loss   .....................      $   (307)      $   (7,944)   $  (10,161)    $  (18,430)    $  (7,242)     $  (16,292)
                                      ========        ==========    ==========     ==========      =========     ==========
Loss per share(4)   ............                                   $    (6.89)    $    (8.30)    $   (3.37)     $    (7.01)
                                                                    ==========     ==========      =========     ==========
Cash dividends declared   ......            --               --            --             --            --              --
Financial Data:
EBITDA(5)  .....................      $   (298)      $   (7,761)   $   (7,042)    $   (3,900)    $  (1,303)     $   (2,347)
Net cash flows used in
 operating activities  .........      $   (183)      $   (3,332)   $   (3,494)    $     (452)    $  (4,361)     $   (3,048)
Net cash flows used in
 investing activities  .........          (517)         (10,576)      (72,144)       (72,037)      (28,916)       (107,229)
Net cash flows provided by
 financing activities  .........           741           18,886        72,655         72,131        32,060         243,615
Capital expenditures(6)   ......           517            9,278        22,170         62,121        23,122          24,925
Acquisition of private cable
 businesses   ..................            --            1,298        49,974          9,916         5,793           2,500
Deficiency of earnings to
 fixed charges(7)   ............           307            7,944        10,630         20,280         7,876          17,276

                                                                     As of
                                                               February 28, 1997
                                                             -----------------------
                                                                 (In thousands
                                                             except per share data)
Balance Sheet Data:
Cash and cash equivalents (excluding Escrow Account) ......           $135,015
Escrow Account(8)   .......................................             79,804
Property, plant and equipment, net ........................            122,041
Intangible assets   .......................................             75,471
Total assets  .............................................            417,681
13% Senior Notes Due 2005 .................................            218,036
Convertible Notes due to stockholder(9)  ..................            121,006
Total liabilities   .......................................            367,693
Stockholders' equity   ....................................             49,988
Book value per share   ....................................              19.76


                                                         As of               As of
                                                      August 31,           February 28,
                                               -------------------------   -------------
                                                 1995          1996           1997
                                               -----------   -----------   -------------
Operating Data:(10)
Cable Television:
 Units under contract(11) ..................      173,324       241,496        265,518
 Units passed(12)   ........................      170,336       225,433        239,801
 Basic subscribers  ........................       75,944       114,163        125,090
 Basic penetration(13) .....................         44.6%         50.6%          52.2%
 Premium units   ...........................       39,753        60,641         74,441
 Pay-to-basic ratio(14)   ..................         52.3%         53.1%          59.5%
 Average monthly cable revenue per
   subscriber(15)   ........................     $  22.84      $  24.29       $  24.02
Telecommunications:
 Units under contract(11) ..................       10,322        20,945         27,373
 Units passed(12)   ........................        9,116        12,364         14,416
 Subscribers  ..............................        2,207         4,080          4,791
 Lines(16) .................................        2,650         5,166          6,039
 Penetration(17) ...........................         24.2%         33.0%          33.2%
 Average monthly telecommunications revenue
   per subscriber(15)  .....................           --      $  59.08       $  53.16


----------------
 (1) During the eight month period ended August 31, 1995 and fiscal 1996, the Company relocated its corporate headquarters, began relocating its customer services centers and completed several acquisitions. As a result of these actions, significant nonrecurring reorganization costs were incurred primarily relating to severance costs of former employees at the previous locations and relocation and recruiting costs of employees at the new location.


 (2) Interest expense on Convertible Notes due to stockholder, is reported net of interest capitalized in property, plant and equipment. In connection with the Offering, the stockholder, VPC Corporation ("VPC"), agreed to subordinate the Convertible Notes to the prior payment of the Notes in the event of a liquidation, dissolution, reorganization, receivership or winding-up of the Issuer and in the event of a Default or Event of Default (each as defined under the Indenture) or when the maturity of the Notes has been accelerated. See "Certain Transactions -- Convertible Notes."


 (3) The Company has not had taxable income for the periods reported. The Company reported an income tax benefit in the eight months ended August 31, 1995 due to the reduction of a deferred tax liability established as the result of an acquisition. See note 8 of notes to the Consolidated Financial Statements.

 (4) Loss per share information is not presented for the periods the Company was organized as a partnership.

 (5) EBITDA represents earnings before interest expense, income tax benefits, depreciation and amortization. EBITDA includes nonrecurring reorganization costs of $3.8 million, $2.3 million and $0.8 million for the eight month period ended August 31, 1995, the year ended August 31, 1996 and the six month period ended February 28, 1996, respectively. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the industry.


 (6) Capital expenditures include expenditures on property, plant and equipment together with intangible assets.

 (7) For the purposes of calculating the deficiency of earnings to fixed charges, (i) earnings consist of loss before income taxes plus fixed charges and (ii) fixed charges consist of interest expense on all debt, amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one third of minimum operating lease rental). On a pro forma basis, after giving effect to the Offering (excluding interest earned on the Escrow Account), the deficiency of earnings to fixed charges for the periods ended August 31, 1996 and February 28, 1997 would have been $49.5 million (including $7.2 million in respect of Convertible Notes) and $31.9 million (including $7.9 million in respect of Convertible Notes), respectively.

 (8) Of the net proceeds of the Offering, $79.6 million was deposited in the Escrow Account to fund the first six interest payments due in respect of the Notes. See "Description of the Notes -- Disbursement of Funds; Escrow Account."

 (9) The Convertible Notes mature six months following the maturity or indefeasible payment in full of the Notes and are subordinated in right of payment to the Notes under certain circumstances. See "Certain Transactions."

(10) Information with respect to the periods ended December 31, 1993 and 1994 is not meaningful and not presented.

(11) Units under contract represent the number of units currently passed and additional units with respect to which the Company has entered into Rights of Entry for the provision of cable television and telecommunications services, respectively, but which the Company has not yet passed and which the Company expects to pass within the next five years. At this time substantially all units under contract for telecommunications are also under contract for cable television. The Company anticipates passing approximately 15,800 and 8,700 additional units currently under contract for cable television and units currently under contract for telecommunications, respectively, by the end of calendar 1997.

(12) Units passed represents the number of units with respect to which the Company has connected its cable television and telecommunications systems, respectively. The difference between units under contract and units passed represents units for which Rights of Entry have been entered into, but which are not yet connected and activated for cable television and telecommunications services, respectively.

(13) Basic penetration is calculated by dividing the total number of basic subscribers at such date by the total number of units passed.

(14) Pay-to-basic ratio is calculated by dividing the total number of premium units subscribed for by the total number of basic subscribers.

(15) Represents revenues per average monthly subscriber for the fiscal periods ended as of the date shown. Information with respect to the telecommunications business for the period ended August 31, 1995 is not available.

(16) Lines represent the number of telephone lines currently being provided to telecommunications subscribers. A telecommunications subscriber can subscribe for more than one line.

(17) Penetration is calculated by dividing the total number of telecommunications subscribers at such date by the total number of units passed.

                                 RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered in evaluating the Company and its business in connection with the Exchange Offer.

Consequences of Failure to Exchange

     Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not intend to register the Old Notes under the Securities Act.


     Based on interpretations by the staff of the Commission with respect to similar transactions, the Issuer believes that the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold or otherwise transferred by holders (other than any holder that is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of the holders' business, the holders have no arrangement with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Broker-dealers may not exchange Old Notes which are part of an unsold original allotment in the Exchange Offer. The Issuer has agreed that, starting on the Exchange Date (as defined) and ending on the close of business on the earlier of the first anniversary of the Exchange Date or the date upon which all such New Notes have been sold by such participating broker-dealer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Agreement requires the Issuer to register or qualify the New Notes for resale in any state (if required) as may be requested by their holders, subject to certain limitations.


Lack of Public Market

     Prior to this Exchange Offer, there has been no public market for the Old Notes. If a market for the New Notes should develop, the New Notes may trade at a discount from their principal amount, depending upon prevailing interest rates, the market for similar securities and other factors including general economic conditions and the financial condition of the Company. The Issuer does not currently intend to apply for a listing or quotation of the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. No assurance can be given as to the liquidity of the trading market for the New Notes.

     The liquidity of, and trading market for, the New Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

Negative Cash Flow and Continuing Net Losses


     The Company has incurred substantial losses since it commenced operations in 1993, primarily attributable to entering into Rights of Entry, the development and expansion of its networks and the integration of acquisitions. The Company reported net losses of approximately $0.3 million, $7.9 million, $10.2 million, $18.4 million and $16.3 million for the nine months ended December 31, 1993, year ended December 31, 1994, eight months ended August 31, 1995, year ended August 31, 1996 and six months ended February 28, 1997 respectively. In addition, the Company has reported negative EBITDA of approximately $0.3 million, $7.8 million, $7.0 million, $3.9 million and $2.3 million respectively, for such periods. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the industry. See other cash flow information at "Selected Consolidated Financial and Operating Data." The Company expects to incur continuing net losses as it incurs substantial additional costs in introducing its telecommunications services and expanding its private cable television services. There can be no assurance that it will be able to achieve or sustain profitability or positive cash flow.


Effect of Substantial Leverage; Ability to Service Debt


     Following the Offering, the Company became highly leveraged. The Company expects to incur substantial additional indebtedness as described under "-- Future Capital Needs." At February 28, 1997, the Company had total consolidated indebtedness of approximately $348.3 million (including approximately $121.0 million of Convertible Notes which are subordinated in right of payment to the Notes in the event of a liquidation, dissolution, reorganization, receivership or winding-up of the Issuer and in the event of a Default or Event of Default (each as defined under the Indenture) or when the maturity of the Notes has been accelerated, as described under "Certain Transactions") and stockholders' equity of approximately $50.0 million. After giving pro forma effect to the Offering (excluding interest earned on the Escrow Account), the Company's earnings would have been insufficient to cover its fixed charges by approximately $49.5 million (including approximately $7.2 million in respect of the 15% convertible Notes due to VPC (the "Convertible Notes") for the year ended August 31, 1996 and $31.9 million (including approximately $7.9 million in respect of Convertible Notes) for the six month period ended February 28, 1997. See "Capitalization" and "Selected Consolidated Financial and Operating Data."


     The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance, its indebtedness (including the Notes) depends upon the success of its business strategies and its future performance, which to a significant extent are subject to general economic, financial, competitive, regulatory and other factors beyond its control. There can be no assurance that the Company will be able to generate the substantial increases in cash flow from operations that will be necessary to service its indebtedness. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities. Further, the Company expects that it will need to refinance the Notes at their maturity. There can be no assurance that the Company will be successful in raising such financing when required, or that the terms of any such financing will be attractive. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including the following: (i) the Company will have significant cash interest expense and principal repayment obligations with respect to outstanding indebtedness, including the Notes; (ii) the Company's degree of leverage and related debt service obligations may make it more vulnerable than some of its competitors to the effects of an economic downturn or other adverse developments in its business; and (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, technology investments, acquisitions, general corporate purposes or other purposes could be impaired.

     The Indenture imposes certain restrictions on the operations and activities of the Company. In addition, the Company in the future may enter into instruments governing additional indebtedness which may contain financial maintenance requirements. The ability of the Company to comply with any of the foregoing restrictions and covenants will be dependent on the future performance of the Company, which will be subject to prevailing economic conditions and other factors including factors beyond the Company's control, such as interest rate fluctuations, regulatory changes and changes in technology and the level of competition.


Holding Company Structure and Need to Access Subsidiaries' Cash Flow

     The Issuer is a holding company with limited assets that conducts all of its operations through its subsidiaries. The Issuer derives substantially all of its revenue from the operations of its subsidiaries. The Notes are effectively subordinated to the indebtedness and other liabilities and commitments of the Issuer's subsidiaries. The ability of the Issuer's creditors, including the holders of the Notes, to participate in the assets of any of the Issuer's subsidiaries upon any liquidation or bankruptcy of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including trade creditors. As of February 28, 1997, the claims of holders of Notes are effectively subordinated to approximately $27.3 million of indebtedness (excluding any indebtedness owed to the Issuer) and other liabilities of the Issuer's subsidiaries. However, the Issuer's subsidiaries are expected to incur substantial additional indebtedness as described under "-- Future Capital Needs." In addition, the ability of the Issuer's creditors, including the holders of Notes, to participate in distributions of assets of the Issuer's subsidiaries will be limited to the extent that the outstanding shares of any of its subsidiaries are either pledged to secure other creditors of the Issuer or are not owned by the Issuer.

     The Notes are obligations solely of the Issuer. The ability of the Issuer to pay interest on the Notes or to repay the Notes at maturity or otherwise will be dependent upon the cash flows of its subsidiaries and the payment of funds by those subsidiaries to the Issuer in the form of repayment of loans, dividends, management fees or otherwise. The Issuer's subsidiaries have no obligation, contingent or other, to pay amounts due pursuant to the Notes or to make funds available therefor, whether in the form of loans, dividends or other distributions. Accordingly, the Issuer's ability to repay the Notes at maturity or otherwise may be dependent upon the Issuer's ability to refinance the Notes, which will depend, in large part, upon factors beyond the control of the Company. The agreements governing future indebtedness of the Issuer's subsidiaries may contain covenants prohibiting subsidiaries from distributing or advancing funds to the Issuer under certain circumstances, including to fund interest payments in respect of the Notes.

     The Company's future indebtedness may be expected to be secured, which could have material consequences to investors in the Notes, which are unsecured. Such security may include substantially all of the fixed assets of the Company and all of the capital stock of the Issuer's subsidiaries. The value of a substantial portion of the Company's fixed assets is derived from the employment of such assets in a cable television and telecommunications business. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event of a realization by the Company's secured creditors on the collateral securing the Company's secured debt, creditors would likely seek to sell the business as a going concern through a sale of pledged capital stock of subsidiaries, either in its entirety, or by franchise or other business unit, in order to maximize the proceeds realized. The price obtained upon any such sale could be adversely affected by the necessity of obtaining approval of the sale from the applicable regulatory authorities and compliance with other applicable governmental regulations.

Future Capital Needs


     The Company will require substantial capital on a continuing basis to finance cable television and telecommunications network expansion related to subscriber and market growth, to upgrade existing facilities to desired technical and signal quality standards and to finance any acquisitions of other operators. The Company believes that the $130.2 million net proceeds from the Offering available for use by the Company will be sufficient to finance the Company's capital requirements through January 1998. The Company anticipates that it will require approximately $250 million in capital expenditures in fiscal 1997 and fiscal 1998 of which approximately $40.9 million had been expended as of April 30, 1997. However, the Company's future capital requirements will depend upon a number of factors, including the Company's success in entering into new Rights of Entry, the extent of its telecommunications roll out, the size and timing of any acquisitions, marketing expenses, staffing levels and customer growth, as well as other factors that are not within the Company's control, such as competitive conditions, changes in technology, government regulation and capital costs. The Company expects to fund additional capital requirements through internally generated funds and debt and/or equity financing. The Issuer's stockholders have no commitment to fund any future capital requirements of the Company and, prior to the earlier of an initial public offering or July 31, 1999, the Issuer's voting stockholders have agreed among themselves to fund all investments in the Issuer in the form of "Deeply Subordinated Shareholders Loans (as defined under "Description of the Notes -- Certain Definitions") rather than equity. See " -- Control by GVL." There can be no assurance that the Company will be successful in producing sufficient cash flow and raising sufficient debt and/or equity capital when required or on terms that it will consider acceptable. Failure to raise sufficient funds may require the Company to delay or abandon some of its future expansion or expenditures, which may have a material adverse effect on its growth and its ability to compete in the cable television and telecommunications industry or on its ability to meet its obligations in respect of its indebtedness, including the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business."

Risk Associated with Telecommunications Strategy

     The Company is currently introducing telecommunications services to MDUs served by its existing networks. The Company believes that a successful introduction of its telecommunications services is important to its long-term growth. Its success will be dependent upon, among other things, the Company's ability to assess markets, design and install telecommunications networks, including switches, and obtain any required government authorizations and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, and the willingness of MDU residents to accept a new provider of telecommunications services. There can be no assurance that the Company will be able to successfully introduce its telecommunications services in a timely manner in accordance with its strategic objectives, but it expects to spend capital to acquire and construct the necessary telecommunications infrastructure. Specific risks associated with the Company's telecommunications strategy include:

     Switch Installation and Network Reconfiguration; Lack of Redundant Switches. An essential element of the Company's telecommunications strategy is the provision of switched local exchange service. The Company is in the process of ordering central office switches which it intends to install and test in early 1997. In connection with the implementation of central office switches, the Company will be reconfiguring its microwave networks so that they can deliver bi-directional transmissions. The Company intends to use certain components of its existing infrastructure to deliver bi-directional transmission utilizing frequencies, principally in the 23GHz band. While the Company believes this frequency and other required frequencies are available for license on the paths that will be required, the Company has not yet commenced frequency coordination and there can be no assurance as to availability. Moreover, although the Company believes that it can implement its telecommunications plan using these frequencies and that equipment will be readily available from several sources for such purposes, the Company has not yet concluded field trials. There can be no assurance, that the installation of the required switches and the reconfiguration of the network will be completed on time or that, during the testing of the switches and the reconfigured networks, the Company will not experience technological problems that cannot be resolved. The failure of the Company to successfully reconfigure its microwave networks and to have its switches operational on a timely basis could have a material adverse effect upon the Company's ability to expand its telecommunications services. In addition, the Company intends to initially install only one switch in each market. As a result, a switch failure may have a material adverse effect on the Company's ability to provide telecommunications services in the affected market. The Company intends to enter into contracts with other telecommunications service providers to provide backup capabilities in the event of a switch failure. However, there can be no assurance that the Company will be able to successfully negotiate such agreements or that such agreements will be available on favorable terms.


     Interconnection Agreements. As part of its telecommunications configuration, the Company may transport telephone traffic across municipal boundaries or LATAs which may require that Company to have multiple interconnection agreements. The Company is currently negotiating agreements for the interconnection of its networks with the network of the incumbent LEC in certain of the metropolitan areas the Company serves. There can be no assurance that the Company will successfully negotiate these agreements for interconnection with the LEC or that it will be able to do so on favorable terms. The failure to negotiate the interconnection agreements could have a material adverse effect upon the Company's ability to expand its telecommunication services. Currently, the Company provides local telephone service as an STS provider. STS providers generally use the LEC's facilities (although in many states competitive local exchange carriers ("CLECs") can now supply STS operators with facilities) to provide local telephone service, subject to state regulation. If LECs were no longer required to provide tariffed services to STS providers or if STS-type service classifications were to be eliminated, the Company's telephone operations would be materially adversely affected.

     Products and Services. The Company expects to continue to enhance its systems in order to offer its customers switched local exchange and enhanced products and services in all of its networks as quickly as practicable and as permitted by applicable regulations. The Company believes its ability to offer, market and sell these additional products and services will be important to the Company's ability to meet its long-term strategic growth objectives but is dependent on the Company's ability to obtain needed capital, favorable regulatory developments and the acceptance of such products and services by the Company's customers. No assurance can be given that the Company will be able to obtain such capital or that such developments or acceptance will occur.


Consummation of the Phonoscope Acquisition

     The Company signed a Letter of Intent in January 1997 relating to the acquisition of the private cable television assets of Phonoscope by the Company. All of the provisions of the Letter of Intent, other than the confidentiality provisions, have expired and are not binding. However, negotiations are continuing. The significant conditions to closing the Phonoscope Acquisition as set forth in the Letter of Intent were (i) receipt of municipal consents and approvals, principally in respect of franchise transfers or changes of control;
(ii) receipt of third party consents to the assignment of various contracts, including Rights of Entry, and (iii) expiration or earlier termination of the waiting period under applicable antitrust law. There can be no assurance that the Company will be able to successfully negotiate and enter into definitive and binding agreements for the Phonoscope Acquisition, or that if such definitive agreements are entered into, the Phonoscope Acquisition will be completed on the terms contemplated by the Letter of Intent or otherwise. The terms of the Letter of Intent provided, and the Company believes that any negotiated agreement would provide, for the acquisition by the Company of certain (but not all) of the purchased assets if certain third party consents are not obtained. There can be no assurance that there will not be material changes in the information presented herein with respect to Phonoscope and that the Phonoscope Acquisition will nevertheless be consummated or that there will not be sigificant changes in the terms of the Phonoscope Acquisition. The Exchange Offer is not conditioned upon the consummation of the Phonoscope Acquisition on the terms described herein or otherwise. See "Prospectus Summary -- Recent Developments: Proposed Phonoscope Acquisition," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "-- Proposed Phonoscope Acquisition."

Risks Associated with Rights of Entry

     The Company's business depends upon its ability to enter into and exploit favorable new long-term Rights of Entry for demographically attractive MDUs and to exploit and renew its existing Rights of Entry. Its success in doing so may be affected by a number of factors, including (i) the extent of competition in the provision of multichannel television and telecommunications services (see "Business -- Competition"), (ii) its ability to identify suitable MDUs and contract with their owners, (iii) the continuing demographic attractiveness of the markets in which the Company has chosen to focus its business, (iv) high occupancy rates in the MDUs to which it provides services, (v) its ability to maintain superior levels of customer service, (vi) the absence of material adverse regulatory developments (see "Business -- Regulation"), and (vii) the enforceability of the material terms of its Rights of Entry, including exclusivity provisions.

     The Company's Rights of Entry generally provide that the Company will have the exclusive right to provide residents within the applicable MDU with multichannel television services and, where Rights of Entry extend to telecommunications services, subject to the legal right of residents to utilize the services of the incumbent LEC and certain other carriers, wire-line telecommunications services. While the Company believes that these exclusivity provisions are now generally enforceable under applicable law, current trends at the state and federal level suggest that the future enforceability of these provisions may be uncertain. Certain states in which the Company operates, including Illinois and Florida (for condominiums only), and Nevada, where the Company intends to commence operations, and the cities of Scottsdale and Glendale, Arizona and Lewisville, Texas (where the Company operates) have adopted "mandatory access" laws that provide that no resident of an MDU may be denied access to programming provided by incumbent franchise cable systems, regardless of any rights granted by an MDU owner to another multichannel television operator. Texas has adopted a "mandatory access" law for certified telecommunications service providers. In addition, the FCC has initiated a review of the rights of various multichannel television service providers to obtain access to MDUs and other private property. While the constitutionality of present "mandatory access" laws is uncertain, there can be no assurance that such laws will not be adopted elsewhere or on bases which may be upheld as constitutional. While the Company does not consider the exclusivity provisions in its Rights of Entry to be essential to its future success, there can be no assurance that legislative, regulatory or judicial actions which challenge the enforceability of these provisions will not have a material adverse effect on the Company's business. Broad mandatory access would likely increase the Company's capital costs associated with new Rights of Entry if overbuilding were required. It should also be noted that in a number of instances Rights of Entry are subordinate by their terms to indebtedness secured by the MDU, with the effect that enforcement of the security interest or default under the indebtedness could result in termination of the Rights of Entry. Bankruptcy of an MDU owner could also result in rejection of the Rights of Entry as an "executory contract."

Availability of Transmission Sites

     The Company's microwave network expansion plans require the Company to lease or otherwise obtain permission to install equipment at rooftop and tower transmission sites in substantially all of its markets. The availability of these sites is subject to market conditions and may be subject to zoning and other municipal restrictions. The Company believes that as additional wireless video and telecommunications providers emerge, competition for such transmission sites will continue to increase. There can be no assurance that the necessary sites will be available or that the terms upon which access to such sites may be obtained will be acceptable.

Rapid Technological Changes and Uncertain Market Development

     The multichannel television and telecommunications industry is subject to rapid and significant changes in technology and frequent service innovations. The effect on the business of the Company of future technological changes, such as changes relating to emerging transmission technologies, cannot be predicted. The Company believes that its future success will depend on its ability, as to which no assurance can be given, to enhance its existing systems or implement new systems to respond to new technologies and to develop and introduce in a timely fashion new products and services on a competitive basis.

     The markets in which the Company competes are constantly evolving. The convergence of traditional telecommunications services and multichannel television services is a recent trend in the industries within which the Company competes. As part of this trend, many telecommunications and cable television operators are attempting to integrate network components. For example, video distribution equipment is being considered for voice and data telecommunications and vice versa. The convergence of these traditional services towards integrated multimedia services presents both opportunity and material risk to companies such as OpTel. The Company will face enhanced competition from competitors with much greater financial, technical, marketing and other resources. Many of these competitors may offer packages of services that are more extensive than the services which the Company plans to offer. See "Business -- Competition." There can be no assurance that the Company will be able to predict accurately the direction of this evolving market or be able to respond effectively to the highly competitive environment.

Management of Growth and Dependance on Qualified Personnel

     The Company has undertaken a rapid expansion of its networks and services. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base and attract and retain highly skilled and qualified personnel. The Company's inability to effectively manage its growth and attract and retain qualified personnel could have a material adverse effect on its business.

Competition

     The multichannel television and telecommunications industries are highly competitive. The Company presently competes with companies that specialize in the provision of multichannel television or telecommunication services and, increasingly, with companies that offer bundled multichannel television and telecommunications services. Many of these competitors are larger companies with greater access to capital, technology and other competitive resources. The Company's private cable television service competes with traditional franchise cable television operators as well as wireless cable television operators, other private cable television operators, direct broadcast satellite ("DBS") operators, stand-alone satellite service providers and, to a lesser extent, off-air broadcasters. The Company's telecommunications services compete with other STS providers, LECs, CLECs and competitive access providers ("CAPs") and will compete with long distance telephone companies and franchise cable television operators as they begin to enter the local telephone business. The Company's long distance service competes with established interexchange carriers and resellers. In addition, recent telecommunications offerings, including PCS, and future offerings may increase competition in the telecommunications industry. Recent and future legislative, regulatory and technological developments will likely result in additional competition, as telecommunications companies enter the cable television market and as franchise cable television operators and interexchange carriers begin to enter the local telephone market. See "-- Regulation." Similarly, mergers, joint ventures and alliances among franchise, wireless or private cable television operators and Regional Bell Operating Companies ("RBOCs") may result in providers capable of offering bundled cable television and telecommunications services in direct competition with the Company.

     The Company competes with multichannel television operators and telecommunications service providers to obtain Rights of Entry and to enroll subscribers. In most markets serviced by the Company, franchise cable television operators now offer revenue sharing and access fee arrangements to MDU owners. There can be no assurance that these payments will not increase in the future as competition increases for access to the higher quality MDUs. Another basis of competition is the breadth of programming and range of services offered. Although the Company as a matter of course investigates new sources of programming and technologies that may increase its range of services, other larger and more diversified competitors may attract the targeted MDUs based on their increased menu of services. Consequently, the Company may be compelled to reduce its prices and improve its range of services under its existing Rights of Entry which generally require the Company to remain competitive with the market in general. At present, the Company believes that its existing Rights of Entry give it a competitive advantage within its present markets; however, these advantages may deteriorate with changes in regulations, the types of competitors and with technological advances. See "-- Risks Associated with Rights of Entry." There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in the market for such services. See "Business -- Competition."

     Competition may also be enhanced by technological developments that allow competitors of the Company to bypass property owners altogether and market their services directly to the tenants of MDUs. Although the Company's Rights of Entry prohibit tenants from installing receiving equipment on the exterior of the building, these provisions are not always enforced. The Rights of Entry do not prevent a resident from using cellular telephone service, for example, offered by another provider. While the Company believes that the exclusivity provisions of its Rights of Entry provide it with competitive advantages, such advantages may be significantly diminished by technological and other developments beyond the control of the Company. Such developments may impact the Company's strategies and may require it to expend funds beyond the levels currently contemplated.

Dependence Upon Program Material

     The Company has fixed-term contracts with various program suppliers. The average term of such contracts is four years and such contracts are typically renewed upon expiration. If the contracts were terminated or not renewed, the Company would be required to seek program material from other sources, which could place the Company at a competitive disadvantage. Although federal law and FCC regulations require that vertically integrated franchise cable television system operators and cable television programmers sell programming to other video distributors, such as the Company, on fair and non-discriminatory terms, the Company has been denied certain popular sports programming by certain providers who claim that the programming is not required to be licensed to the Company. These denials have, and any such denials in the future could, adversely impact the Company's activities in the affected markets. There can be no assurance that the equal program access laws and regulations will not be invalidated or repealed, in which case programmers could charge the Company higher prices than those charged other multichannel television operators or make their programs unavailable to the Company. In addition, one aspect of the equal program access laws -- the prohibition on the sale of exclusive distribution rights by certain programmers -- is scheduled to expire on October 5, 2002, unless the FCC finds, during a proceeding to be conducted in 2001, that the prohibition continues to be necessary to promote competition in the multichannel television market. See "Business -- Regulation."

Regulation

     The cable television and telecommunications industries are subject to extensive regulation at the federal, state and local levels. Additionally, many aspects of regulation at the federal, state and local levels currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies, the results of which the Company is unable to predict. The United States Congress and the FCC have in the past, and may in the future, adopt new laws, regulations and policies regarding a wide variety of matters, including rulemakings arising as a result of the Telecommunications Act of 1996 (the "Telecommunications Act"), that could, directly or indirectly, affect the operation of the Company's business. The business prospects of the Company could be materially adversely affected (i) by the application of current FCC rules or policies in a manner leading to the denial of applications by the Company for FCC licenses or a change in the regulatory status of the Company's private cable television and telecommunications operations, (ii) by the adoption of new laws, policies or regulations, (iii) by changes in existing laws, policies or regulations, including changes to their interpretations or applications, that modify the present regulatory environment or (iv) by the failure of certain rules or policies to change in the manner anticipated by the Company. See "Business -- Regulation."

     Among other things, the FCC has initiated a review of the rights of various multichannel television service providers to obtain access to MDUs and other private property. One possibility raised by the FCC is the establishment of a federal MDU mandatory access requirement, which would require property owners to open their MDUs to any service provider. In another proceeding, the FCC is contemplating an order preempting state, local and private restrictions on over-the-air reception antennas placed on rental properties or properties not within the exclusive control of the viewer. Although it is open to question whether the FCC has statutory and constitutional authority to compel mandatory access or preempt private restrictions on antennas located on property owned or controlled by others, there can be no assurance that it will not attempt to do so. Any such action would tend to undermine the exclusivity provisions of the Company's Rights of Entry with MDU owners. See "-- Risks Associated with Rights of Entry."

     States also have, in some cases, enacted various forms of MDU access statutes that inhibit the Company's ability to obtain exclusive Rights of Entry from MDU owners. Some of these state laws require MDU owners to provide franchise cable television operators with access to their MDUs. The Company currently operates in two such states, Florida (where the mandatory access requirement applies only to condominiums) and Illinois. The Company also intends to commence operations in Nevada, which has a mandatory access law. In addition, Virginia, where the Company does not currently operate, prohibits private cable television operators from entering into revenue sharing or up front incentive payment arrangements with MDU owners. There can be no assurance that future laws or regulations will not restrict the ability of the Company to offer revenue sharing or access payments, limit MDU owners from receiving revenue sharing, or prohibit MDU owners from entering into exclusive access agreements, any of which could have a material adverse effect on the Company's business. See "Business -- Sales, Marketing and Customer Service" and "-- Regulation."

     The majority of states currently permit STS services with relatively few regulatory barriers. However, several states require certification and place some conditions or restraints on the provision of STS services. Additionally, STS providers must comply with the conditions of service set forth in the LEC's tariffs under which STS providers receive service. There can be no assurance that the regulatory environment will continue to be favorable for STS providers or that regulatory changes will not slow or stop the Company's planned migration from an STS provider into a CLEC. Although the current regulatory environment enables competition for local exchange services, there is no assurance that the Company will be able to compete successfully against established providers and new entrants in that marketplace. In addition, various state and federal laws and regulations limit the Company's ability to enforce exclusivity provisions of Rights of Entry so as to exclude other telecommunications providers from an MDU.



     The Company uses a substantial number of point-to-point microwave paths, using frequencies in the 18GHz range, in its network architecture. In addition, the Company intends to license frequencies, principally in the 23GHz range, in the future. Both 18GHz and 23GHz paths are licensed by the FCC. After paths are licensed by the FCC, FCC rules require that facilities utilizing such paths must be constructed and fully operational within 18 months of the grant of the license. There can be no assurance that the Company will be able to acquire a license for the microwave paths that it seeks in the future, or that changes in the FCC's regulations will not limit the Company's ability to use the 18GHz, 23GHz and other desirable frequencies for the distribution of its services or otherwise impair the Company's microwave licenses. If the Company cannot license the necessary paths on the desired frequencies, it may be necessary to utilize other frequencies for signal transport or other means of signal transport. There can be no assurance that the cost of such alternate means of transport will not exceed those associated with the desired microwave frequency. Further, even if the FCC grants the desired licenses, the Company may not have the financial resources to construct the necessary facilities within the mandated 18 month period. See "-- Future Capital Needs." Failure to complete the construction within the mandated period may result in forfeiture of the license. In addition, state and local zoning and land use laws may impede the efficient deployment of the Company's microwave antennas.

Control of Licenses by Unaffiliated Company

     The Communications Act prohibits any corporation of which more than one-fifth of the capital stock is owned or voted by non-U.S. citizens, or any corporation directly or indirectly controlled by any other corporation of which more than one-fourth of the capital stock is owned or voted by non-U.S. citizens, from holding a common carrier radio station license. GVL, the Company's principal stockholder, is a Canadian corporation. Consequently, to permit the Company to use its frequency licenses to provide "common carrier" telecommunications services in the event that the Company should desire to do so in the future, the Company has assigned substantially all of its frequency licenses to Transmissions Holding, Inc. ("THI"), a Delaware corporation controlled by United States citizens. THI is not an affiliate of the Company. The ownership of these licenses by THI is subject to a number of risks, including the risk that acts or omissions of THI or its stockholders could result in the revocation of such licenses or the unavailability of such licenses to the Company and the risk that THI may be subject to bankruptcy or similar proceedings which could result in the rejection or termination of the arrangements between THI and the Company with respect to the use of such licenses. While THI and its stockholders have made various affirmative and negative covenants intended to limit the risk to the Company, there can be no assurance that such covenants will not be violated or will be adequate to protect the Company. See "Certain Transactions -- License Holding Company."


Use of the Name OpTel

     The Company is engaged in an administrative proceeding before the United States Patent and Trademark Office ("PTO") relative to registration of the "OpTel" trademark. The PTO found the Company's application to be allowable; however, a proceeding in the PTO was commenced by a third party claiming that the Company's trademark is confusingly similar to the mark used by that party in a related field and claiming that the Company's application has procedural deficiencies. The PTO proceeding is related solely to the Company's right to register the mark and does not have a direct bearing on the Company's continued use of the OpTel trademark. The PTO proceeding is in its relatively early stages and the Company is vigorously pursuing its right to register the OpTel trademark. However, there can be no assurance as to the outcome of the PTO proceeding. In addition, there can be no assurance that a third party will not commence an infringement action against the Company under applicable federal or state law. Although the Company does not believe that its use of the name "OpTel" infringes on the trademark rights of any other person, there can be no assurance as to the outcome of any future infringement action or that any such outcome would not materially adversely affect the Company.

Control By GVL

     VPC, an indirect wholly-owned subsidiary of GVL, owns 1,923,977 shares of the Issuer's Class B Common Stock, $.01 par value (the "Class B Common"), representing 83.5% of the voting rights of the Issuer. Accordingly, VPC can and will continue to be able to elect a majority of the Board of Directors of the Issuer and to control the vote on matters submitted to the vote of the Issuer's stockholders. The interests of GVL as a beneficial owner of an equity interest in the Issuer may differ in material respects from those of the holders of the Notes, and there can be no assurance that actions taken by GVL or on its behalf will not materially adversely affect the holders of the Notes.

     In addition to its investment in the Issuer, GVL, through other subsidiaries, currently holds interests in wireless cable systems in a number of U.S. markets including San Francisco and San

Diego, California and Tampa, Florida. These subsidiaries employ multipoint multichannel distribution systems, SMATV systems or hard wire franchise cable television systems. In November 1995, GVL entered into an agreement for the sale of all such interests to an unrelated third party. In November 1996, the prospective purchaser terminated the agreement. GVL is now seeking damages as a result of such termination or, in the alternative, contesting the termination. Under an agreement with Vanguard Communications, L.P. ("Vanguard"), one of the Issuer's minority stockholders, GVL and its affiliates are generally barred from competing with the Company; however, GVL's wireless cable business is excluded from the restriction. Affiliates of GVL may continue to hold and develop these interests and, in doing so, may compete with the Company in markets where their services overlap.


     GVL is party to an indenture which limits the aggregate amount of indebtedness which can be incurred by GVL and its subsidiaries, including the Company taken as a whole (based upon a ratio of total consolidated indebtedness to consolidated operating cash flow). As a result, GVL's strategies and the operating results of its subsidiaries other than the Company may affect the ability of the Company to incur additional indebtedness. As of February 28, 1997, GVL was able to incur approximately Cdn $600 million (approximately $440 million based on an exchange rate of $1.00 = Cdn$ 1.3682 as reported by the Wall Street Journal on February 28, 1997) of indebtedness under its indenture but there can be no assurance that this number may not decrease substantially in the future. There can be no assurance that GVL will not restrain the Company's growth or limit the indebtedness incurred by the Company so as to ensure GVL's compliance with the terms of its debt instruments.


     The principal shareholders of GVL entered into an amended and restated shareholders agreement, dated as of May 10, 1995 (the "GVL Shareholders' Agreement"), pursuant to which they have agreed they shall not allow the Issuer to take certain actions without the consent of Caisse de dep-t et placement du Quebec, a portfolio manager owned by the government of the Province of Quebec ("Caisse"), which is the holder of equity in GVL representing approximately 18.71% of the voting rights. Such actions include the incurrence of additional indebtedness or any acquisition or merger, each outside the normal course of business, or the issuance of additional capital stock of the Issuer, and that, for so long as GVL controls the Issuer, Caisse will be allowed to select one of GVL's nominees to the Board of Directors of the Issuer and to have one representative on the Audit Committee of the Issuer, subject to any prior commitments made by GVL to other stockholders of the Issuer and certain other conditions. See "Principal Stockholders -- GVL Shareholders' Agreement." The Issuer has been advised that Vanguard has reached an agreement in principle for the sale of its interest in the Issuer to Capital Communications CDPQ, Inc. ("CDPQ"), a wholly-owned subsidiary of Caisse. In connection with such sale GVL, VPC, Caisse, CDPQ and the Issuer have reached an agreement in principle with respect to certain changes to be made to the Issuer's Certificate of Incorporation and the Stockholders' Agreement (as defined). As provided by the agreement in principle, if such transactions are consummated, certain rights granted to Caisse with respect to the Issuer pursuant to the GVL Shareholders' Agreement will be terminated. However, Caisse would retain its veto rights with respect to certain material transactions, including material acquisitions and the incurrence of additional indebtedness, under a new stockholders agreement which would be executed by the Issuer and its principal stockholders. No assurance can be given as to when, or if, the parties to such agreements in principle will agree upon definitive documentation of the transactions contemplated therein or that, if such definitive documentation is executed, the consummation of the transactions contemplated therein in fact will occur. See "Certain Transactions -- Possible Sale of Vanguard Interest."


     A transfer by VPC of the Class B Common or a transfer by GVL of its interest in VPC, may result in a "Change of Control" under the Indenture, which could require the Issuer to offer to purchase the Notes. There can be no assurance that the Issuer would have the financial resources to meet this obligation. Neither VPC nor GVL is under any obligation to prevent a "Change of Control." The occurrence of a "Change of Control" could have a material adverse effect on the Company, including the loss of GVL's strategic involvement with the Company.

Potential 911, E-911 and Intrusion Alarm Liability

     The Company delivers local exchange service, including access to emergency ("911") services, to MDU residents through switches installed by the Company at each property. Mechanical or electrical defects, power failures or catastrophic events may temporarily disrupt operation of the Company's switch, preventing, delaying or impeding access to 911 service. In many jurisdictions, telecommunications carriers are required to implement services which permits a 911 operator to immediately identify the location of the caller ("E-911 service"). To provide E-911 service at an MDU, the telecommunications service provider or its agent must maintain a database with certain information relating to the MDU residents. The failure of the Company or its agent to maintain such database in a timely and accurate manner could prevent, delay or impede the operation of E-911 service. In addition, because of the configuration of the Company's telecommunications networks, the Company's telecommunications traffic may cross more than one E-911 jurisdiction. This will require the Company to coordinate among these various jurisdictions. There can be no assurance that the Company will not be liable for damage to property or personal injuries that may directly or indirectly result from any failure of 911 or E-911 service to operate properly. Moreover, the Company may provide 911, E-911 or operator services by contracting such services from other carriers in its markets. The providers of these services will generally require the Company to indemnify them for any losses or liability incurred in connection with such services except for those caused exclusively by the gross negligence or malfeasance of the carrier.

     The Company currently provides all its intrusion alarm monitoring through subcontractors. There can be no assurance that the Company will not be liable for any property damage or personal injuries that may result from intrusion alarm malfunctions or from a subcontractor's failure to appropriately monitor the intrusion alarm systems under contract.

Bankruptcy Risks Related to Escrow Account

     The right of the Trustee (as defined) under the Indenture and the Escrow Agreement (as defined) to foreclose upon and sell Collateral (as defined) upon the occurrence of an Event of Default (as defined) on the Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against the Company or one or more of its subsidiaries. Under applicable bankruptcy law, secured creditors such as the holders of the Notes are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval. See "Description of the Notes -- Disbursement of Funds; Escrow Account."

                              THE EXCHANGE OFFER

Purpose of the Exchange Offer

     The Old Notes were originally issued and sold on February 14, 1997 in reliance upon the exemptions from registration under Rule 144A and Section 4(2) of the Securities Act. Pursuant to the Registration Agreement, the Company agreed to register with the Commission a series of notes with substantially identical terms as the Old Notes, to be offered in exchange for the Old Notes. The purpose of the Exchange Offer is to satisfy the Company's obligations under the Registration Agreement. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

Terms of the Exchange

     The Company offers to exchange, subject to the conditions set forth in this Prospectus and in the Letter of Transmittal accompanying this Prospectus, the same principal amount of New Notes for the Old Notes tendered for exchange. The terms of the New Notes are substantially identical to the Old Notes in all material respects (including interest rate and maturity), except that (i) the New Notes will not be subject to the restrictions on transfer (other than with respect to holders who are affiliates) and (ii) the Registration Agreement covenants regarding registration and the related Liquidated Damages (other than those that have accrued and were not paid) with respect to Registration Defaults will have been deemed satisfied. The New Notes will evidence the same debt as the Old Notes and will be entitled to the same benefits of the Indenture. See "Description of the Notes." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.


     The Company believes that New Notes tendered in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the New Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a public distribution of the New Notes must comply with registration and prospectus delivery requirements of the Securities Act in connection with the distribution. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Broker-dealers may not exchange Old Notes which are part of an unsold original allotment in the Exchange Offer.


     Tendering holders of the Old Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the Exchange Offer.

Expiration Date; Termination; Amendment

     The Exchange Offer will expire on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on __________, 1997, or such later date and time, if any, to which it is extended by the Company, provided that the Expiration Date shall not be extended beyond 60 days from the date of this Prospectus. In connection with the Exchange Offer, the Company will comply with all applicable requirements of the federal securities laws, including, but not limited to, Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes if either of the events set forth under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Notes, whether before or after any tender of the Old Notes. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the New Notes for the Old Notes on the Exchange Date.

Procedures for Tendering Old Notes

     The Exchange Offer is subject to the terms and conditions set forth in this Prospectus and the Letter of Transmittal.

     Old Notes may be tendered by properly completing and signing the Letter of Transmittal and delivering the Letter of Transmittal to the Exchange Agent at its address set forth in this Prospectus on or prior to the Expiration Date, together with (i) the certificate or certificates, if any, representing the Old Notes being tendered and any required signature guarantees, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility" or "Depositary") pursuant to the procedure for book-entry transfer described below, or (iii) the completion of the procedures for guaranteed delivery set forth below. See "--Guaranteed Delivery Procedures."

     If the New Notes (and any untendered Old Notes) are to be issued in the name of the registered holder and the registered holder has signed the Letter of Transmittal, the holder's signature need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Exchange Agent and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the NASD (an "Eligible Institution"). If the New Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the register for the Old Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal, the Old Notes or a Book-Entry Confirmation and all other required documents are received by the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company in its sold discretion, which determination will be final and binding. The Company reserves the right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the

Exchange Offer or any defect, withdrawal, rejection of tender or irregularity in the tender of any Old Notes. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects, withdrawals, rejections or irregularities or incur any liability for failure to give any such notification.

Terms and Conditions of the Letter of Transmittal

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:

     The holder tendering Old Notes exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The holder represents and warrants to the Company and the Exchange Agent that (i) it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire the New Notes in exchange for the Old Notes, (ii) when the Old Notes are accepted for exchange, the Company will acquire good and unencumbered title to the Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim, (iii) it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes and (iv) acceptance of any tendered Old Notes by the Company and the issuance of New Notes in exchange therefor will constitute performance in full by the Company of its obligations under the Registration Rights Agreement and the Company will have no further obligations or liabilities thereunder to such holders (except with respect to accrued and unpaid Liquidated Damages, if any). All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the holder will be binding upon the heirs, legal representatives, successors assigns, executors and administrators of the holder.



     Each holder will also certify that it (i) is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or that, if it is an "affiliate," it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) is acquiring the New Notes offered in the ordinary course of its business, (iii) has no arrangement with any person to participate in the distribution of the New Notes and (iv) is not a broker-dealer, or that if it is a broker-dealer, the Old Notes tendered for exchange are not part of an unsold allotment from the Offering.


Withdrawal Rights

     Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     To be effective, a written notice of withdrawal must be timely received by the Exchange Agent at its address set forth in this Prospectus by mail, courier, telegraphic, telex or facsimile transmission. Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers of the Old Notes to be withdrawn, the principal amount of the Old Notes to be withdrawn, a statement that the holder is withdrawing its election to tender the Old Notes for exchange, and the name of the registered holder of the Old Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Exchange Agent that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If the Old Notes have been tendered pursuant to a book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the Book-Entry Transfer Facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Any Old Notes which have been tendered for exchange but which are not exchanged will be returned to the holder thereof without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer by crediting an account maintained with the Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered at any time on or prior to the Expiration Date. Any Old Notes so withdrawn and not retendered will not be exchanged for New Notes under the Exchange Offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of the Old Notes validly tendered and not withdrawn and issuance of the New Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of the Old Notes for the purpose of causing the Old Notes to be assigned, transferred and exchanged for the New Notes. Upon the terms and subject to the conditions of the Exchange Offer, delivery of the New Notes in exchange for the Old Notes will be made by the Exchange Agent promptly after acceptance for exchange of the tendered Old Notes by the Company. Tendered Old Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or, in the case of Old Notes tendered by book-entry transfer, crediting an account maintained with the Depositary) promptly following the Expiration Date, or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is terminated.

Book-Entry Transfer

     The Exchange Agent will establish an account at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer the Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for transfer. The Letter of Transmittal with any required signature guarantees and any other required documents must be received by the Exchange Agent on or prior to the Expiration Date for any book-entry transfers.

Guaranteed Delivery Procedures

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to the Expiration Date, must tender their Old Notes and follow the guaranteed delivery procedures. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent must have received from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery (a "Notice of Guaranteed Delivery") (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes (or a confirmation of electronic delivery or book-entry delivery into the Exchange Agent's account at the Depositary) and any of the required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all other documents required by the Letter of Transmittal and the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of electronic mail delivery or book-entry delivery into the Exchange Agent's account at the Depositary), must be received by the Exchange Agent within five business days after the Expiration Date. Any holder of Old Notes who wishes to tender its Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 p.m., New York City time, on the Expiration Date.

Conditions to the Exchange Offer

     Notwithstanding any other provision of the Exchange Offer, the Company will not be required to issue New Notes in exchange for any properly tendered Old Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the holders and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service), or, at its option, modify or otherwise amend the Exchange Offer, if any of the following events occur:

       (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agent or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clause (i) or
   (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

       (b) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, taken as a whole, that, in the sole judgment of the Company is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the Old Notes or the New Notes; which, in the sole judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it unlawful to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Notes.

     These conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion; provided, however, that in the event that the Company waives any of such conditions that is material to the Exchange Offer on a date (the "Waiver Date") that is fewer than five business days prior to the Expiration Date, the Company will extend the Exchange Offer to five business days from the Waiver Date. Any determination made by the Company that any of these conditions has occurred will be final and binding on all holders of the Notes, absent manifest error.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

Exchange Agent

     U.S. Trust of Texas, N.A., the Trustee under the Indenture, has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal, questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

        If by Mail:                 U.S. Trust Company of Texas, N.A.
                                    P.O. Box 841
                                    Cooper Station
                                    New York, NY 10276-0841

        If by Hand:                 U.S. Trust Company of Texas, N.A.
                                    111 Broadway
                                    Lower Level
                                    New York, NY 10006-1906

        If by Overnight Courier:    U.S. Trust Company of Texas, N.A.
                                    770 Broadway
                                    13th Floor -- Corporate Trust Operations
                                    New York, NY 10003-9598

        Confirm by Telephone:       1-800-225-2398 Bondholder Inquiry
                                           or
                                     212-420-6668 Tony Nista

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Solicitation of Tenders; Expenses

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and the Letter of Transmittal. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The company may, however, at the reasonable request of any holder, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction.

Transfer Taxes

     Holders who tender their Old Notes in exchange for New Notes will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes thereon.

Consequences of Failure to Exchange


     Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered Old Notes and, accordingly such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and the applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders (other than any holder that is an "affiliate" of the Company within the meaning of rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act provided that the New Notes are acquired in the ordinary course of the holders' business, the holders have no arrangement with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Broker-dealers may not exchange Old Notes which are part of an unsold original allotment in the Exchange Offer. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed under the Registration Agreement to register or qualify the New Notes for resale in any jurisdictions requested by any holder, subject to certain limitations.


Other

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Agreement with respect to such non-tendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

     The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer. The Company will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that any holder using the Exchange Offer to participate in a distribution of New Notes to be acquired in the registered Exchange Offer (i) may not rely on the staff position enunciated in Morgan Stanley and Co. Inc. (avail. June 5, 1991) and Exxon Capital Holding Corp. (avail. May 13, 1988) or similar letters and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

     The New Notes will be recorded at the same aggregate carrying value as the Old Notes, approximately $218.0 million, as reflected in the Company's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

                                USE OF PROCEEDS


     There will be no proceeds to the Company from the Exchange Offer.

     The net proceeds of the Offering, after discounts and expenses, were approximately $219.8 million. Of such amount, (i) approximately $95.2 million of the net proceeds will be used by the Company to finance capital expenditures associated with the continued expansion of the Company's networks and the implementation of the Company's telecommunications strategy, including the acquisition of central office switches, and for general corporate purposes, including working capital, (ii) $79.6 million was deposited with the Escrow Agent to fund the Escrow Account (see "Description of the Notes -- Disbursement of Funds; Escrow Account"), (iii) approximately $10 million of the net proceeds was used to repay Convertible Notes from VPC to the Issuer and (vi) approximately $35 million will be used either to effect the Phonoscope Acquisition or for the purposes in the preceding clause (i) (see Prospectus Summary -- Recent Developments: Proposed Phonoscope Acquisition"). In addition, approximately $2.3 million of the proceeds was used to consummate a small acquisition within one of the Company's existing markets. The Company has signed a letter of intent with respect to another small acquisition within its existing markets for which the purchase price is not expected to exceed $2.5 million and for which a portion of the proceeds may be used.

                                CAPITALIZATION

     The following table sets forth, on an unaudited basis, the capitalization of the Company as of February 28, 1997. This table should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto, appearing elsewhere in this Prospectus.

                                                                                      February
                                                                                      28, 1997
                                                                                    ---------------
                                                                                    (in thousands)
Cash and cash equivalents (excluding Escrow Account)  ...........................        $135,015
Escrow Account(1) ...............................................................          79,804
                                                                                         --------
  Total  ........................................................................        $214,819
                                                                                         ========
Indebtedness:
  13% Senior Notes Due 2005(2)   ................................................        $218,036(2)
  Convertible Notes due to stockholder(3)    ....................................         121,006
  Notes payable and long-term liabilities .......................................           2,579
  Deferred acquisition liabilities  .............................................           6,716
                                                                                         --------
     Subtotal  ..................................................................         348,337
Stockholders' equity:
  Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued and
    outstanding   ...............................................................              --
  Class A common stock, $.01 par value; 8,000,000 shares authorized; none issued
    and outstanding  ............................................................              --
  Class B common stock, $.01 par value; 6,000,000 shares
    authorized; 2,304,561 issued and outstanding(4)   ...........................              23
  Class C common stock, $.01 par value (the "Non-Voting Common"); 300,000
    shares authorized; 225,000 issued and outstanding, as adjusted(5)(2)   ......               2
  Additional paid in capital  ...................................................          95,064
  Accumulated deficit   .........................................................         (45,101)
                                                                                         --------
     Subtotal  ..................................................................          49,988
                                                                                         --------
        Total capitalization  ...................................................        $398,325
                                                                                         ========

------------
(1) Of the net proceeds of the Offering, $79.6 million was used to purchase U.S. government securities pledged to secure the Notes and held in escrow for payment of the first six interest payments on the Notes. See "Description of the Notes -- Disbursement of Funds; Escrow Account."

(2) Reflects $7.0 million allocated to the shares of Non-Voting Common issued in connection with the Offering which constitutes original issue discount.

(3) In connection with the Offering, VPC agreed (i) to extend the maturity of the Convertible Notes until six months following the maturity or indefeasible payment in full of the Notes and (ii) to subordinate the Convertible Notes in right of payment to the Notes in the event of a liquidation, dissolution, reorganization, receivership or winding-up of the Issuer and in the event of a Default or Event of Default (each as defined under the Indenture) or when the maturity of the Notes has been accelerated. See "Certain Transactions -- Convertible Notes."

(4) Each share of Class B Common is convertible into one share of Class A Common. The rights of the holders of the Class A Common and Class B Common are identical except that holders of Class A Common are entitled to one vote for each issued and outstanding share and holders of Class B Common are entitled to 10 votes for each issued and outstanding share. The Class B Common shares may only be held by VPC, Vanguard and their respective affiliates. As used herein, the term "Common Stock" refers collectively to the Class A Common, Class B Common and Non-Voting Common. The Issuer has been advised that Vanguard has reached an agreement in principle for the sale of its interest in the Issuer to CDPQ. In connection with such sale GVL, VPC, Caisse, CDPQ and the Issuer have reached an agreement in principle with respect to certain changes to the Issuer's Certificate of Incorporation and the Stockholders' Agreement, including changes to the permitted holders of, and transferability restrictions on, shares of Class B Common. See "Certain Transactions -- Possible Sale of Vanguard Interest."

(5) Each share of Non-Voting Common will automatically convert into the Class A Common or any other class of common stock of the Issuer that is registered with the SEC or is listed on a national securities exchange or authorized for quotation on Nasdaq or otherwise subject to registration under the Exchange Act, provided the terms thereof are no less favorable to holders than were the Shares. See "Description of Capital Stock." The rights of the holders of the Class A Common, Class B Common and the Non-Voting Common are identical except as to voting rights. Holders of Non-Voting Common are not entitled to notice of, or to vote at, any meeting of the stockholders or action taken by written consent, except as required by Delaware law.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The selected consolidated financial data presented below as of and for the periods ended December 31, 1993 and 1994 and August 31, 1995 and 1996 have been derived from the consolidated financial statements of the Company, which consolidated financial statements have been audited by Deloitte & Touche LLP, independent auditors. The selected financial data presented below as of and for the six month periods ended Fenruary 29, 1996 and February 28, 1997 have been derived from unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position and results of operation for these periods. In 1995, the Company changed its fiscal year end to August 31 to match that of its majority stockholder. As a result of the change in fiscal year and the Company's history of growth through acquisitions the Company's historical financial results are not directly comparable from period to period, nor are they indicative of future results of operations in many respects. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the notes thereto, appearing elsewhere in this Prospectus.


                                      Period from
                                       April 20,
                                      1993 (date                    Eight Month                   Six Month       Six Month
                                     of inception)    Year Ended      Period                        Period         Period
                                      to December      December        Ended       Year Ended       Ended           Ended
                                          31,            31,        August 31,     August 31,    February 29,    February 28,
                                     ---------------  ------------  -------------  ------------  --------------  -------------
                                         1993            1994          1995           1996           1996           1997
                                     ---------------  ------------  -------------  ------------  --------------  -------------
                                                               (in thousands except per share data)
Statement of Operations
 Data:
Revenues:
 Cable television   ...............      $     12       $      240    $    8,782     $   25,893     $   11,570     $    17,208
 Telecommunications ...............            --              202           788          1,712            718           1,414
                                         --------        ----------    ----------     ----------      ----------    -----------
  Total revenues ..................            12              442         9,570         27,605         12,288          18,622
                                         --------        ----------    ----------     ----------      ----------    -----------
Operating Expenses:
 Cost of services   ...............             6              470         4,557         11,868          5,266           8,702
 Customer support, general and
  administrative    ...............           304            7,733         8,235         17,319          7,499          12,267
 Depreciation and amortization  .               8              117         2,420          8,676          3,804           5,820
 Nonrecurring reorganization
  costs(1)    .....................            --               --         3,820          2,318            826              --
                                         --------        ----------    ----------     ----------      ----------    -----------
  Total operating expenses   ......           318            8,320        19,032         40,181         17,395          26,789
                                         --------        ----------    ----------     ----------      ----------    -----------
Loss from operations   ............          (306)          (7,878)       (9,462)       (12,576)        (5,107)         (8,167)
Interest expense on
 Convertible Notes due
 to stockholder (2) ...............            --               --          (919)        (5,342)        (1,890)         (6,907)
Other interest expense, net  ......            (1)             (66)         (249)          (512)          (245)         (1,218)
                                         --------        ----------    ----------     ----------      ----------    -----------
Loss before income taxes  .........          (307)          (7,944)      (10,630)       (18,430)        (7,242)        (16,292)
Income tax benefits (3)   .........            --               --           469             --             --              --
                                         --------        ----------    ----------     ----------      ----------    -----------
Net loss   ........................      $   (307)      $   (7,944)   $  (10,161)    $  (18,430)    $   (7,242)    $   (16,292)
                                         ========        ==========    ==========     ==========      ==========    ===========
Loss per share(4)   ...............                                   $    (6.89)    $    (8.30)    $    (3.37)    $     (7.01)
                                                                       ==========     ==========      ==========    ===========
Cash dividend declared ............            --               --            --             --             --              --
Financial Data:
EBITDA(5)  ........................      $   (298)      $   (7,761)   $   (7,042)    $   (3,900)    $   (1,303)    $    (2,347)
Net cash flows used in operating
 acitivies ........................      $   (183)      $   (3,332)   $   (3,494)    $     (452)    $   (4,361)    $    (3,048)
Net cash flows used in investing
 activities   .....................      $   (517)      $  (10,576)   $  (72,144)    $  (72,037)    $  (28,916)    $  (107,229)
Net cash flows provided by
 financing activities  ............      $    741       $   18,886    $   72,655     $   72,131     $   32,060     $   243,615
Capital expenditures(6)   .........           517            9,278        22,170         62,121         23,122          24,925
Acquisition of private cable
 businesses   .....................            --            1,298        49,974          9,916          5,793           2,500
Deficiency of earnings to fixed
 charges(7)   .....................           307            7,944        10,630         20,280          7,876          17,276

                                            As of                  As of             As of
                                         December 31,           August 31,         February 28,
                                      ------------------   ---------------------   -------------
                                      1993      1994        1995        1996          1997
                                      ------   ---------   ---------   ---------   -------------
                                                 (in thousands except per share data)
Balance Sheet Data:
Cash and cash equivalents
 (excluding Escrow Account)  ......   $ 41     $ 5,019     $ 2,036     $ 1,677         $135,015
Escrow Account   ..................     --          --          --          --           79,804
Property, plant and
 equipment, net  ..................    509      11,379      48,060     103,800          122,041
Intangible assets   ...............     --      16,189      55,443      65,876           75,471
Total assets  .....................    588      33,820     108,072     175,978          417,681
13% Senior Notes Due 2005 .........     --          --          --          --          218,036
Convertible Notes due to stock-
 holder(8) ........................     --      15,000      17,950      89,414          121,006
Total liabilities   ...............    206      31,007      39,527     116,698          367,693
Stockholders' equity   ............    382       2,813      68,545      59,280           49,988
Book value per share(4)   .........                          31.89       25.72            19.76


                                                                As of               As of
                                                             August 31,           February 28,
                                                      -------------------------   -------------
                                                        1995          1996           1997
                                                      -----------   -----------   -------------
Operating Data:(9)
Cable Television:
 Units under contract(10)  ........................      173,324       241,496        265,518
 Units passed(11) .................................      170,336       225,433        239,801
 Basic subscribers   ..............................       75,944       114,163        125,090
 Basic penetration(12)  ...........................         44.6%         50.6%          52.2%
 Premium units ....................................       39,753        60,641         74,441
 Pay-to-basic ratio(13) ...........................         52.3%         53.1%          59.5%
 Average monthly cable revenue per subscriber(14)       $  22.84      $  24.29       $  24.02
Telecommunications:
 Units under contract(10)  ........................       10,322        20,945         27,373
 Units passed(11) .................................        9,116        12,364         14,416
 Subscribers   ....................................        2,207         4,080          4,791
 Lines(15)  .......................................        2,650         5,166          6,039
 Penetration(16)  .................................         24.2%         33.0%          33.2%
 Average monthly telecommunications revenue per
  subscriber(14)  .................................           --      $  59.08       $  53.16


----------------
 (1) During the eight month period ended August 31, 1995 and fiscal 1996, the Company relocated its corporate headquarters, began relocating its customer services centers and completed several acquisitions. As a result of these actions, significant nonrecurring reorganization costs were incurred primarily relating to severance costs of former employees at the previous locations and relocation and recruiting costs of employees at the new location.


 (2) Interest expense on Convertible Notes due to stockholder, is reported net of interest capitalized in property, plant and equipment. In connection with the Offering, the stockholder, VPC, agreed to subordinate the Convertible Notes to the prior payment of the Notes in the event of a liquidation, dissolution, reorganization, receivership or winding-up of the Issuer and in the event of a Default or Event of Default (each as defined under the Indenture) or when the maturity of the Notes has been accelerated. See "Certain Transactions -- Convertible Notes."


 (3) The Company has not had taxable income for the periods reported. The Company reported an income tax benefit in the eight months ended August 31, 1995 due to the reduction of a deferred tax liability established as the result of an acquisition. See note 8 of notes to the Consolidated Financial Statements.

 (4) Loss per share and book value per share information is not presented for the periods the Company was organized as a partnership.


 (5) EBITDA represents earnings before interest expense, income tax benefits, depreciation and amortization. EBITDA includes nonrecurring reorganization costs of $3.8 million, $2.3 million and $0.8 million for the eight month period ended August 31, 1995, the year ended August 31, 1996 and the six month period ended February 28, 1996 respectively. EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the industry.


 (6) Capital expenditures include expenditures on property, plant and equipment together with intangible assets.

 (7) For the purposes of calculating the deficiency of earnings to fixed charges, (i) earnings consist of loss before income taxes plus fixed charges and (ii) fixed charges consist of interest expense on all debt, amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one third of minimum operating lease rental). On a pro forma basis, after giving effect to the Offering (excluding interest on the Escrow Account), the deficiency of earnings to fixed charges for the periods ended August 31, 1996 and February 28, 1997 would have been $49.5 million (including $7.2 million in respect of Convertible Notes) and $31.9 million (including $7.9 million in respect of Convertible Notes), respectively.

 (8) The Convertible Notes mature six months following the maturity or indefeasible payment in full of the Notes and are subordinated in right of payment to the Notes under certain circumstances. See "Certain Transactions -- Convertible Notes."

 (9) Information with respect to the periods ended December 31, 1993 and 1994 is not meaningful and not presented.

(10) Units under contract represent the number of units currently passed and additional units with respect to which the Company has entered into Rights of Entry for the provision of cable television and telecommunications services, respectively, but which the Company has not yet passed and which the Company expects to pass within the next five years. At this time substantially all units under contract for telecommunications are also under contract for cable television. The Company anticipates passing approximately 15,800 and 8,700 additional units currently under contract for cable television and units currently under contract for telecommunications, respectively, by the end of calendar 1997.

(11) Units passed represents the number of units with respect to which the Company has connected its cable television and telecommunications systems, respectively. The difference between units under contract and units passed represents units for which Rights of Entry have been entered into, but which are not yet connected and activated for cable television and telecommunications services, respectively.

(12) Basic penetration is calculated by dividing the total number of basic subscribers at such date by the total number of units passed.

(13) Pay-to-basic ratio is calculated by dividing the total number of premium units subscribed for by the total number of basic subscribers.

(14) Represents revenues per average monthly subscriber for the fiscal periods ended as of the date shown. Information with respect to the telecommunications business for the period ended August 31, 1995 is not available.

(15) Lines represent the number of telephone lines currently being provided to telecommunications subscribers. A telecommunications subscriber can subscribe for more than one line.

(16) Penetration is calculated by dividing the total number of telecommunications subscribers at such date by the total number of units passed.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Set forth below is a discussion of the financial condition and results of operations of the Company for the six month periods ended February 29, 1996 and February 28, 1997 and for the year ended December 31, 1994, for the eight month period ended August 31, 1995 and for the fiscal year ended August 31, 1996. This discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

Overview


     The Company was founded in April 1993 to build, acquire and operate private cable television systems. Since inception, the Company has experienced substantial growth. This growth has been achieved through acquisitions of other operators, many of which were SMATV systems, and the negotiation by the Company of new Rights of Entry. Since inception, the number of units under contract for cable television increased to 265,518 at February 28, 1997. Of such increase, approximately 193,000 units were attributable to acquisitions. In general, the conduct of the acquired operations prior to acquisition was materially different than following acquisition. Among the changes made in many of the businesses after acquisition were (i) the commencement of conversion of SMATV systems to 18GHz or fiber optic networks; (ii) providing customer service from a more advanced national call center in Dallas; (iii) increasing the number of programming channels; (iv) improving technical and field service and system reliability; and (v) in some cases, offering telephone services. Substantially all of the SMATV systems acquired by the Company are being converted to 18GHz or fiber optic networks, a process which is expected to be substantially complete by the end of fiscal 1999. Currently the Company's networks provide cable television services to over 130,000 units representing approximately 54% of the units passed for cable television. In addition, the Company is rolling out telecommunications offerings in its markets and expects to offer telecommunications services in substantially all of its markets by the end of calendar 1999. In 1995, the Company changed its fiscal year end to August 31 to match that of its majority stockholder. As a result, the Company's historical financial results are not directly comparable from period to period, nor are they indicative of future results of operations in many respects. All of the Company's acquisitions have been accounted for by the purchase method of accounting.


     The Company earns substantially all of its cable television revenues from monthly customer fees for basic, premium and ancillary services. Substantially all of its telecommunications revenues are earned from monthly fees for line rental and toll usage.

     Through February 28, 1997, the Company had invested approximately $209 million primarily in its cable television and telecommunications systems. The Company's revenues have grown from $0.4 million for the year ended December 31, 1994 to $27.6 million for fiscal 1996 and from $12.3 million to $18.6 million for the six month periods ended February 29, 1996 and February 28, 1997, respectively. Results of operations for fiscal 1996 include negative EBITDA of $(3.9) million as compared with $(7.0) million for the eight month period ended August 31, 1995. EBITDA represents earnings before interest expense, income tax benefits, depreciation and amortization.

     EBITDA is not intended to represent cash flow from operations or an alternative to net loss, each as defined by generally accepted accounting principles. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the cable television and telecommunications industries. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the industry. See other cash flow information at "Selected Consolidated Financial and Operating Data."


     While pursuing its investment and development strategy, the Company incurred and continues to incur substantial up-front operating expenses for sales (including obtaining Rights of Entry), customer operations, administration and maintenance of facilities, general and administrative expenses and depreciation and amortization in order to solicit and service customers in advance of generating significant revenues. As a result of these factors, the Company has generated operating losses of

$12.6 million, $9.5 million and $7.9 million for fiscal 1996, the eight months ended August 31, 1995 and the year ended December 31, 1994, respectively, as its cable television and telecommunications customer base has grown. In general, negative EBITDA has decreased substantially over this period. The Company reported negative EBITDA of $(3.9) million, $(7.0) million and $(7.8) million for fiscal 1996, the eight months ended August 31, 1995 and the year ended December 31, 1994, respectively. The Company expects that the significant expenses to be incurred as it implements its telecommunications roll out strategy will adversely effect EBITDA for a significant period of time. See "Business--Network Architecture--Telecommunication Architecture". Once the buildout of the telecommunications networks and conversion of SMATV systems is completed, the Company expects that the incremental costs associated with the addition of new customers in its existing markets will be principally limited to sales and marketing and, therefore, that its EBITDA will improve significantly. Although the Company believes that its investment in networks will result in operating efficiencies, the Company has accummulated insufficient post-network conversion operating data to meaningfully compare pre- and post-conversion costs. There can be no assurance that the Company will generate positive EBITDA in the future.


     The principal operating factors affecting the Company's future results of operations are expected to include (i) changes in the number of MDUs under Rights of Entry, (ii) penetration rates for its services, (iii) the terms of its arrangements with MDU owners, including revenue sharing, (iv) the prices that it charges its subscribers, (v) normal operating expenses, which in the cable television business comprise principally programming expenses and in the telecommunications business comprise principally fees paid to long distance carriers, the cost of trunking services and other LEC charges, as well as, in each case, billing and collection costs, technical service and maintenance expenses and customer support services, and (vi) capital expenditures as the Company implements its telecommunication roll out strategy and completes its conversion of SMATV systems. The Company's results of operations may also be impacted by future acquisitions. The Company has typically acquired businesses that are private companies owned by entrepreneurs and without the same regulatory compliance practices and internal accounting controls and procedures of the Company. Accordingly, the Company frequently is required to take remedial actions, which may include the expenditure of funds and may take extensive time to implement. In general, the Company factors the costs associated with these matters into the terms of its acquisitions, including, where practicable through indemnification rights. However, there can be no assurance that the Company's results of operations or liquidity would not be affected by these or other matters arising from past or future acquisitions.


     The Company anticipates that it will continue to have higher churn than is typical of a franchise cable television operator due to the frequent turnover of MDU units. This churn generally does not result in a reduction in overall penetration rates since the outgoing subscriber is often quickly replaced by a new tenant in his or her unit. This may result in average installation revenue per subscriber that is higher than for a franchise cable television operator. Although this may also require higher installation expenses per subscriber, because of the layout of MDUs and the Company's ability to obtain "permission to enter" from the MDU owner, installations can often be completed when the subscriber is not home, limiting the expense of installation. Accordingly, the Company does not believe that churn is as significant an operating statistic as would be the case for franchise cable television operators. The Company's cable television churn for fiscal 1996 was 67.4%. Despite this level of cable television churn, the Company's basic cable television penetration rate increased from 44.6% at August 31, 1995 to 50.6% at August 31, 1996. Churn as calculated, is the number of basic cable television subscribers disconnected during the relevant period divided by the average number of basic cable television subscribers during such period.


Proposed Phonoscope Acquisition

     The Company entered into a Letter of Intent in January 1997 relating to its proposed acquisition of the residential portion of the franchise cable television system business of Phonoscope. All the provisions of the Letter of Intent, other than the confidentiality provisions, have expired and are not binding. However, negotiations are continuing. Based on information made available to the Company, the Company believes that, as of November 30, 1996, Phonoscope had Rights of Entry or subscriber agreements covering approximately 59,000 units of which approximately 87% were in MDUs.

     The purchase price for Phonoscope, as set forth in the Letter of Intent was approximately $35 million, subject to certain adjustments (including a dollar for dollar reduction for the value of any liabilities assumed), payable in cash at closing. If consumated, the Phonoscope Acquisition would be financed with the proceeds of the Offering or, if proceeds are required for the Company's operations before the Phonoscope Acquisition is consummated, with other sources (which may include Deeply Subordinated Shareholders Loans (as defined)).


     There can be no assurance that there will not be significant changes in the information presented herein with respect to Phonoscope and that the Phonoscope Acquisition will nevertheless be consummated. There can be no assurance that the Phonoscope Acquisition will be consummated on the terms contemplated by the Letter of Intent or otherwise. The Exchange Offer is not conditioned on the consummation of the Phonoscope Acquisition. See "Risk Factors -- Consummation of the Phonoscope Acquisition."

     The Company believes that the consummation of the Phonoscope Acquisition would allow the Company (i) to expand its subscriber base; (ii) cross sell the Company's telecommunications services at MDUs currently served by Phonoscope; and (iii) achieve operating efficiencies and improved field service in the Houston market. The Company intends to offer telecommunications services to MDUs served by the Phonoscope network in a manner consistent with its overall telecommunications roll out plan.

Results of Operations

     The following table sets forth, for the periods indicated, certain information derived from the Company's Consolidated Statements of Operations, included elsewhere in this Prospectus, expressed as a percentage of total revenues. Information with respect to the period ended December 31, 1994 is not included herein because the percentages do not convey meaningful information.


                                             Eight Month                      Six Month       Six Month
                                             Period Ended     Year Ended     Period Ended     Period Ended
                                             August 31,       August 31,     February 29,     February 28,
                                                1995            1996            1996             1997
                                             --------------   ------------   --------------   -------------
Statement of Operations Data:
 Revenues:
  Cable television   .....................          91.8%          93.8%           94.2%            92.4%
  Telecommunications    ..................           8.2            6.2             5.8              7.6
                                               ----------      ---------       ---------        ---------
   Total revenues ........................         100.0%         100.0%          100.0%           100.0%
                                               ----------      ---------       ---------        ---------
Operating Expenses:
 Cost of services ........................          47.6           43.0            42.9             46.7
 Customer support, general and adminis-
  trative   ..............................          86.1           62.8            61.0             65.9
 Depreciation and amortization   .........          25.3           31.4            31.0             31.3
 Nonrecurring reorganization costs  ......          39.9            8.4             6.7               --
                                               ----------      ---------       ---------        ---------
    Total operating expenses  ............         198.9          145.6           141.6            143.9
                                               ----------      ---------       ---------        ---------
 Loss from operations   ..................         (98.9)         (45.6)          (41.6)           (43.9)
  Interest expense on Convertible Notes
    due to stockholder  ..................          (9.6)         (19.4)          (15.3)           (37.1)
  Other interest expense, net ............          (2.6)          (1.8)           (2.0)            (6.5)
                                               ----------      ---------       ---------        ---------
 Loss before income taxes  ...............        (111.1)         (66.8)          (58.9)           (87.5)
 Income tax benefit  .....................           4.9             --              --               --
                                               ----------      ---------       ---------        ---------
  Net loss  ..............................        (106.2)%        (66.8)%         (58.9)%          (87.5)%
                                               ==========      =========       =========        =========
Other Data:
 EBITDA  .................................         (73.6)%        (14.1)%         (10.6)%          (12.6)%
                                               ==========      =========       =========        =========

Six Month Period Ended February 28, 1997 Compared with Six Month Period Ended February 29, 1996

Operating information for the six month period ended February 28, 1997 included the following:

      o Cable television subscribers grew to 125,090 at February 28, 1997, an increase of 10% from 114,163 at August 31, 1996.

      o Telecommunications subscribers grew to 4,791 at February 28, 1997, an increase of 17% from 4,080 at August 31, 1996.

      o The Company's market presence in San Francisco was strengthened by the acquisition of a private cable business with approximately 4,300 cable television subscribers.

     Revenues. Revenues were $18.6 million for the six month period ended February 28, 1997, an increase of $6.3 million or 51% over revenues of $12.3 million for the six month period ended February 29, 1996. Of the revenues generated in the six month period ended February 28, 1997, 92.4% and 7.6% represented revenues from cable television and telecommunications, respectively, compared to 94.2% and 5.8%, respectively, for the six month period ended February 29, 1996.

     Cable television revenues were $17.2 million for the six month period ended February 28, 1997, an increase of $5.6 million, or 48%, over cable television revenues of $11.6 million for the six month period ended February 29, 1996. The growth in cable television revenues was principally attributable to an increase in the average number of cable television subscribers, which accounted for approximately $5.4 million of the increase.

     Telecommunications revenues were $1.4 million for the six month period ended February 28, 1997, an increase of $0.7 million, or 100%, over the six month period ended February 29, 1996. This growth was largely due to an increase in the average number of telecommunications customers.

     Operating Expenses and Margins. Operating expenses (excluding depreciation and amortization and nonrecurring reorganization costs) were $21.0 million for the six month period ended February 28, 1997, an increase of $8.2 million, or 64%, over operating expenses of $12.8 million for the six month period ended February 29, 1996. As a percentage of revenues, operating expenses increased to 112.6% for the six month period ended February 28, 1997 from 103.9% for the six month period ended February 29, 1996 as a result of the expansion of the Company's operations.

     Cost of services were $8.7 million for the six month period ended February 28, 1997, an increase of $3.4 million, or 64%, from $5.3 million for the six month period ended February 29, 1996. These expenses represent variable costs of the Company, including programming, interconnection costs and revenue sharing with property owners, and these increases in costs were primarily attributable to the growth in the number of cable television subscribers and telecommunications lines. Gross margins, which represent total revenues less cost of services, decreased from 57.1% for the six month period ended February 29, 1996 to 53.3% for the six month period ended February 28, 1997. The decrease in gross margins is partly attributable to an increase in programming fees resulting from expanded channel line ups as properties are converted to the 18GHz or fiber networks in advance of price increases to customers and increased premium channel penetration, which have lower gross margins. Gross margins also decreased as a result of higher revenue sharing payments to property owners due to new properties being added to the Company's systems with revenue sharing arrangements.

     Customer support, general and administrative expenses were $12.3 million for the six month period ended February 28, 1997, an increase of $4.8 million, or 64%, over customer support, general and administrative expenses of $7.5 million for the six month period ended February 29, 1996. The increase in customer support, general and administrative expenses was largely due to an increase in personnel associated with the expansion of the Company's operations, the telecommunications roll out and the rapid growth in the size of the cable television and telecommunications networks and the number of subscribers.

     Depreciation and Amortization. Depreciation and amortization expenses were $5.8 million for the six month period ended February 28, 1997, an increase of $2.0 million, or 53%, over depreciation and amortization expenses of $3.8 million for the six month period ended February 29, 1996. This increase was due primarily to increased depreciation expenses associated with capital expenditures for the continuing construction of the Company's cable television and telecommunications networks.

     Nonrecurring reorganization costs. Nonrecurring reorganization costs of $0.8 million were incurred for the six month period ended February 29, 1996. These costs represent the costs of assimilating the acquisitions made by the Company and include severance, relocation and recruitment costs. Since the Company has substantially completed the reorganization of its operations and plans only to make acquisitions on a limited basis for strategic purposes in the future, these costs are not expected to be significant in future periods.


     Loss from Operations and EBITDA. For the reasons discussed above, loss from operations was $8.2 million for the six month period ended February 28, 1997, an increase of $3.1 million, or 61%, over loss from operations of $5.1 million for the six month period ended February 29, 1996. Negative EBITDA increased to $(2.3) million for the six month period ended February 28, 1997 from $(1.3) million for the six month period ended February 29, 1996. The increase in negative EBITDA is the result of higher programming fees and revenue sharing, and the expansion of the Company's operations in anticipation of the roll out of telecommunications services partially offset by a reduction in nonrecurring reorganization costs. Negative EBITDA represented (12.6)% of total revenues for the six month period ended February 28, 1997 compared to (10.6)% of total revenues for the six month period ended February 29, 1996.


     Interest and Income Taxes. Total net interest expense was $8.1 million for the six month period ended February 28, 1997, an increase of $6.0 million over total net interest expense of $2.1 million for the six month period ended February 29, 1996. This increase was primarily attributable to additional loans from the stockholder and to a lesser extent the issuance on February 14, 1997 of $225 million of 13% Senior Notes Due 2005 to finance the Company's ongoing investment in its networks.

     The Company recorded no income tax expense for the six month period ended February 28, 1997. The Company has significant tax loss carryforwards which can be carried forward for up to fifteen years and does not anticipate paying any income taxes for the next several years. Deferred tax assets are fully reserved as realization is uncertain.

Year Ended August 31, 1996 Compared with Eight Months Ended August 31, 1995

Operating information for fiscal 1996 included the following:

      o Cable television subscribers grew to 114,163 at August 31, 1996, an increase of 50% from 75,944 at August 31, 1995.

      o Telecommunications subscribers grew to 4,080 at August 31, 1996, an increase of 85% from 2,207 at August 31, 1995.

      o New markets in San Francisco and Tampa were entered through acquisition of properties from other GVL subsidiaries, acquiring approximately 12,000 and 1,500 cable television subscribers, respectively.

      o Completed the acquisition of a private cable business in Dallas with approximately 5,000 cable television subscribers to strengthen the Company's presence in that market.

     Revenues. Revenues were $27.6 million for fiscal 1996, an increase of $18.0 million or 188% over revenues of $9.6 million for the eight months ended August 31, 1995. Of the revenues generated in fiscal 1996, 93.8% and 6.2% represented revenues from cable television and telecommunications, respectively, compared to 91.8% and 8.2%, respectively, for the eight months ended August 31, 1995.

     Cable television revenues were $25.9 million for fiscal 1996, an increase of $17.1 million, or 194%, over cable television revenues of $8.8 million for the eight months ended August 31, 1995. The growth in cable television revenues was attributable in part to an increase in the average number of cable television subscribers, which accounted for approximately $15.6 million of the increase. Cable television revenues also grew in part from an increase in the retail price of the Company's cable television services which accounted for approximately $1.5 million of the increase.

     Telecommunications revenues were $1.7 million for fiscal 1996, an increase of $0.9 million or 113%, over the eight months ended August 31, 1995. This growth was largely due to an increase in the average number of telecommunications subscribers.

     Operating Expenses and Margins. Operating expenses (excluding depreciation and amortization and nonrecurring reorganization costs) were $29.2 million for fiscal 1996, an increase of $16.4 million, or 128%, over operating expenses of $12.8 million for the eight months ended August 31, 1995. As a percentage of revenues, operating expenses decreased to 105.8% for fiscal 1996 from 133.7% for the eight months ended August 31, 1995.

     Cost of services were $11.9 million for fiscal 1996, an increase of $7.3 million, or 159%, from $4.6 million for the eight months ended August 31, 1995. These expenses represent variable costs of the Company, including programming, interconnection costs and revenue sharing with property owners, and these increases in costs were primarily attributable to the growth in the number of cable television subscribers and telecommunications lines. Gross margins increased from 52.4% for the eight months ended August 31, 1995 to 57.0% for fiscal 1996.

     Customer support, general and administrative expenses were $17.3 million for fiscal 1996, an increase of $9.1 million, or 111%, over customer support, general and administrative expenses of $8.2 million for the eight months ended August 31, 1995. The increase in customer support, general and administrative expenses was largely due to an increase in personnel associated with the expansion of the Company's operations and the rapid growth in the size of the cable television and telecommunications networks and the number of subscribers.

     Depreciation and Amortization. Depreciation and amortization expenses were $8.7 million for fiscal 1996, an increase of $6.3 million, or 263%, over depreciation and amortization expenses of $2.4 million for the eight months ended August 31, 1995. This increase was due primarily to increased depreciation expenses associated with acquisitions and capital expenditures for the continuing construction of the Company's cable television and telecommunications networks.

     Nonrecurring reorganization costs. Nonrecurring reorganization costs were $2.3 million for fiscal 1996 and $3.8 million for the eight months ended August 31, 1995. These costs represent the costs of assimilating the acquisitions made by the Company and include severance, relocation and recruitment costs. Since the Company has substantially completed the reorganization of its operations and plans only to make acquisitions on a limited basis for strategic purposes in the future, these costs are not expected to be significant in future periods.


     Loss from Operations and EBITDA. For the reasons discussed above, loss from operations was $12.6 million for fiscal 1996, an increase of $3.1 million, or 33%, over loss from operations of $9.5 million for the eight months ended August 31, 1995. Negative EBITDA increased to $(3.9) million for fiscal 1996. The improvement in negative EBITDA represents an increase of $3.1 million over negative EBITDA of $(7.0) million for the eight months ended August 31, 1995. Negative EBITDA represented (14.1)% of total revenues for fiscal 1996 compared to (73.6)% of total revenues for the eight months ended August 31, 1995.


     Interest and Income Taxes. Total net interest expense was $5.9 million for fiscal 1996, an increase of $4.7 million over total net interest expense of $1.2 million for the eight months ended August 31, 1995. This increase was attributable to additional loans from the stockholder to finance the Company's ongoing investment in its networks.

     The Company recorded no income tax expense for fiscal 1996. The Company recorded an income tax benefit of $0.5 million for the eight months ended August 31, 1995 which was the result of the reduction of a deferred tax liability due to increased tax losses being available. The Company has significant tax loss carryforwards which can be carried forward for up to fifteen years and does not anticipate paying any income taxes for the next several years. Deferred tax assets are fully reserved as realization is uncertain.

Eight Months Ended August 31, 1995 Compared with Year Ended December 31, 1994

Operating information for the eight months ended August 31, 1995 included the following:

      o Cable television subscribers grew to 75,944 at August 31, 1995.

      o Telecommunications subscribers grew to 2,207 at August 31, 1995.

      o Acquisitions were completed in Houston, Chicago, Denver, Miami and Dallas. These acquisitions generated approximately 119,300 units passed for cable television and 48,400 cable television subscribers at the date of acquisition.

      o GVL acquired the controlling interest in OpTel.

      o Corporate headquarters were transferred from Los Angeles to Dallas and a new management team was recruited with experience in the development and operation of the cable television and telecommunications companies owned or affiliated with GVL.

     Revenues. Revenues were $9.6 million for the eight months ended August 31, 1995, an increase of $9.2 million over revenues of $0.4 million for the year ended December 31, 1994. Of the revenues generated in the eight months ended August 31, 1995, 91.8% and 8.2% represented revenues from cable television and telecommunications, respectively, compared to 54.3% and 45.7%, respectively, for the year ended December 31, 1994.

     Cable television revenues were $8.8 million for the eight months ended August 31, 1995, an increase of $8.6 million over cable television revenues of $0.2 million for the year ended December 31, 1994. The growth in cable television revenues was primarily attributable to an increase in the average number of cable television subscribers.

     Telecommunications revenues were $0.8 million for the eight months ended August 31, 1995, an increase of $0.6 million over the year ended December 31, 1994. This growth was primarily due to an increase in the average number of telecommunications subscribers.

     Operating Expenses and Margins. Operating expenses (excluding depreciation and amortization and nonrecurring reorganization costs) were $12.8 million for the eight months ended August 31, 1995, an increase of $4.6 million, or 56%, over operating expenses of $8.2 million for the year ended December 31, 1994. As a percentage of revenues, operating expenses were 133.7% for the eight months ended August 31, 1995.

     Cost of services were $4.6 million for the eight months ended August 31, 1995, an increase of $4.1 million from $0.5 million for the year ended December 31, 1994. These expenses represent variable costs of the Company, including programming, interconnection costs and revenue sharing property owners and their increase was primarily attributable to the growth in the number of cable television subscribers and telecommunications lines. Gross margins increased from negative (6.3)% for the year ended December 31, 1994 to 52.4% for the eight months ended August 31, 1995.

     Customer support, general and administrative expenses were $8.2 million for the eight months ended August 31, 1995, an increase of $0.5 million, or 6%, over customer support, general and administrative expenses of $7.7 million for the year ended December 31, 1994. The increase in customer support, general and administrative expenses was largely due to an increase in personnel associated with the expansion of the Company's operations generated primarily by the acquisition of private cable companies in five markets and the rapid growth in the size of the Company's cable television and telecommunications networks and the number of subscribers.

     Depreciation and Amortization. Depreciation and amortization expenses were $2.4 million for the eight months ended August 31, 1995, an increase of $2.3 million over depreciation and amortization expenses of $0.1 million for the year ended December 31, 1994. This increase was due primarily to increased depreciation expenses associated with acquisitions and capital expenditures for the continuing construction of the Company's cable television and telecommunications networks.

     Nonrecurring reorganization costs. Nonrecurring reorganization costs were $3.8 million for the eight month period ended August 31, 1995. These costs represent the costs of assimilating the acquisitions made by the Company and include severance, relocation and recruitment costs.


     Loss from Operations and EBITDA. For the reasons discussed above, loss from operations was $9.5 million for the eight months ended August 31, 1995, an increase of $1.6 million, or 20%, over loss from operations of $7.9 million for the year ended December 31, 1994. Negative EBITDA increased to $(7.0) million for the eight months ended August 31, 1995. The improvement in negative EBITDA represents an increase of $0.8 million over negative EBITDA of $(7.8) million for the year ended December 31, 1994. Negative EBITDA represented (73.6)% of total revenues for the eight months ended August 31, 1995.


     Interest and Income Taxes. Total net interest expense was $1.2 million for the eight months ended August 31, 1995, an increase of $1.2 million over total net interest expense of $0.1 million for the year ended December 31, 1994. This increase was attributable to loans from the stockholder to finance the acquisitions and investments in the Company's networks.

     The Company recorded an income tax benefit of $0.5 million for the eight months ended August 31, 1995 which was the result of the reduction of a deferred tax liability no longer required due to increased tax losses being available. No income tax expense was recorded for the year ended December 31, 1994.

Liquidity and Capital Resources


     The Company has generated net losses since its inception, resulting in an accumulated deficit of $45.1 million as of February 28, 1997. During the past year, the Company has required external funds to finance capital expenditures associated with the completion of acquisitions in strategic markets, expansion of its networks and operating activities. Net cash used in acquisitions was $2.5 million in the six month period ended February 28, 1997, $9.9 million in fiscal 1996, $50.0 million in the eight months ended August 31, 1995 and $1.3 million in the year ended December 31, 1994. The decrease in funds used for acquisitions between 1995 and the first three months of fiscal 1997 is the result of the Company's having identified fewer appropriate acquisition targets. As a result, the Company consummated fewer and smaller acquisitions during such period. Net cash used in building the Company's cable television and telecommunications networks and related business activities was $24.9 million in the six month period ended February 28, 1997, $62.1 million in fiscal 1996, $22.2 million in the eight months ended August 31, 1995 and $9.3 million in the year ended December 31, 1994.

     Since inception, the Company has relied primarily on investments from its principal stockholder in the form of equity and Convertible Notes to fund its expenditures. The Company received funding from its principal stockholder of $23.7 million in the six month period ended February 28, 1997, $73.4 million during fiscal 1996, $79.5 million during the eight months ended August 31, 1995 and $25.4 million during the year ended December 31, 1994. None of the Company's stockholders or affiliates are under any contractual obligation to provide additional financing to the Company. In connection with the Offering, VPC agreed
(i) to extend the maturity of the Convertible Notes until six months following the maturity or indefeasible payment in full of the Notes and (ii) to subordinate the Convertible Notes in right of payment to the Notes in the event of a liquidation, dissolution, reorganization, receivership or winding-up of the Issuer and in the event of a Default or Event of Default (each as defined under the indenture) or when the maturity of the Notes has been accelerated. See "Certain Transactions -- Convertible Notes."


     The Company's future results of operations will be materially impacted by its ability to finance its planned business strategies. The Company anticipates that it will require approximately $250 million in capital expenditures in fiscal 1997 and fiscal 1998 of which approximately $40.9 million had been expended as of April 30, 1997. The key elements of the Company's business strategies requiring financing include the roll out of its telecommunications networks including central office switches, the conversion of SMATV systems to networks, the connection of additional properties to the networks and the implementation of addressable interdiction devices in substantially all of the MDUs served. The Company believes that the $130.2 million net proceeds from the Offering available for use by the Company (which excludes the $79.6 million of U.S. Government Securities held in escrow that will be used to fund the first six interest payments on the Notes and the $10.0 million used to repay certain Convertible Notes) will be sufficient to finance the Company's capital requirements through January 1998. See "Use of Proceeds." If the Company consummates the Phonoscope Acquisition, it will defer the buildout of MDU's arising from new or existing Rights of Entry. Such deferral will be made with regard to competitive conditions, the Company's presence in its markets and contractual requirements. As a result, whether or not the Phonoscope Acquisition is consummated, the Company believes that it will have sufficient funds to finance the Company's capital requirements through January 1998. The Company anticipates that it will need to raise approximately $100 million to finance its planned, capital expenditures through fiscal 1998. The foregoing estimates are based on certain assumptions, including the timing of the signing of Rights of Entry, the conversion of MDUs currently served by SMATV systems to the networks and the telecommunications roll out, each of which may vary significantly from the Company's plan. After utilizing the net proceeds of the Offering, the Company expects to fund its capital requirements through the end of fiscal 1998 through a combination of cash available from operations, bank or vendor financing or other available debt or equity financings. Failure to raise sufficient funds on terms acceptable to the Company may require the Company to delay implementation of portions of its networks and to delay pursuit of its telecommunications strategy. As of the date hereof, the Company has no agreement or agreement in principle with any bank, vendor or other person to provide any such debt or equity financing. There can be no assurance that the Company will be successful in obtaining any necessary financing on reasonable terms or at all. See "Risk Factors -- Future Capital Needs."


     In addition, both GVL and Caisse have the power to prevent the Company from obtaining additional debt or equity financing. See "Risk Factors--Control by GVL." GVL is party to an indenture which limits the aggregate amount of indebtedness which can be incurred by GVL and its subsidiaries, including the Company taken as a whole (based upon a ratio of total consolidated indebtedness to consolidated operating cash flow). As a result, GVL's strategies and the operating results of its subsidiaries other than the Company may affect the ability of the Company to incur additional indebtedness. As of February 28, 1997, GVL was able to incur approximately Cdn $600 million (approximately $440 million based on an exchange rate of $1.00 = Cdn $1.3682 as reported by the Wall Street Journal on February 28, 1997) of indebtedness under its indenture but there can be no assurance that this number may not decrease substantially in the future. There can be no assurance that GVL will not restrain the Company's growth or limit the indebtedness incurred by the Company so as to ensure GVL's compliance with the terms of its debt instruments.


     The Company benefits from the fact that it does not require a substantial capital investment in its cable television and telecommunications networks in advance of connecting subscribers to its networks since a significant proportion of the costs comprises the internal wiring and the erection of microwave transmitting and receiving equipment specific to the MDU. Of the $250 million in capital expenditures budgeted through fiscal 1998, approximately $180 million is related to the wiring and connection of MDUs not yet served by the Company's Networks or for which Rights of Entry have not yet been executed. These expenditures are, to a large extent, discretionary and will only be incurred when new properties are brought into service or when existing properties serviced by SMATV systems are connected to the networks. When a new Right of Entry is signed it takes approximately four months of construction work to activate signal at the property. Once the property is activated, penetration rates increase rapidly. The balance of the budgeted capital expenditures, totaling approximately $70 million, is for infrastructure assets not related to individual MDUs. These assets include central office switches, cable television headends, computer hardware and software and capitalized construction costs. The Company can to some degree control the timing of the infrastructure capital expenditures by controlling the timing of the telecommunications roll out and the expansion of its networks.

     Following fiscal 1998, the Company expects to continue to require significant capital investment and additional financing. Such additional financing may be obtained through additional equity or debt financing, including senior bank credit facilities at one or more subsidiaries of the Company and further securities offerings. See "Risk Factors -- Holding Company Structure and Need to Access Subsidiaries Cash Flow." To the extent that the Company determines to pursue further acquisitions or negative cash flow from operations continues, substantial additional funds may be required. To the extent that these or any other funds are not obtained on a timely basis, it may be necessary for the Company to delay the implementation of portions of its networks and to delay pursuit of its telecommunications strategy. There can be no assurance that the Company will be successful in obtaining the requisite debt and/or equity financing on reasonable terms or at all.

     In order to accelerate the achievement of the Company's strategic goals, the Company has from time to time held, and continues to hold, preliminary discussions relating to possible acquisitions by the Company and possible investments in the Company by strategic investors. Other than the non-binding Letter of Intent with respect to the Phonoscope Acquisition, no agreement has been reached for any material acquisition by or strategic investment in the Company. See "Business -- Business Strategy."



Impact of New Accounting Standards

     Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which is effective for fiscal years beginning after December 15, 1995, requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company adopted SFAS No. 121 effective September 1, 1996, and the impact of such adoption is expected to be insignificant to its financial condition and results of operations.

     Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," issued by the Financial Accounting Standards Board, which is effective for fiscal years beginning after December 15, 1995, requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. The Company will measure compensation costs using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and will therefore include pro forma disclosures in the notes to the financial statements for all awards granted after December 31, 1994. The Company will disclose the pro forma net income and pro forma earnings per share as if the fair value based accounting methods in SFAS No. 123 had been used to account for stock-based compensation cost in future financial statement presentations.

     Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share," is effective for earnings per share calculations and disclosures for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior period earnings per share data that is presented. SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share," and provides reporting standards for calculating "Basic" and "Diluted" earnings per share. Management does not believe the impact of the adoption of SFAS No. 128 will have a material impact on its earnings per share computations.

Inflation

     The Company does not believe that inflation has had a material effect on its results of operations to date. However, there can be no assurance that the Company's business will not be adversely affected by inflation in the future.

                                   BUSINESS

Overview

     OpTel is the largest provider of private cable television services to residents of MDUs in the United States and is expanding the telecommunications services it offers to MDU residents. The Company provides cable television and, where currently offered, telecommunications services to MDU residents principally under long-term Rights of Entry with owners of MDUs. The Company's Rights of Entry are generally for a term of ten to fifteen years (five years for Rights of Entry with condominium associations). The weighted average unexpired term of the Company's cable television Rights of Entry was approximately seven years as of February 28, 1997 (assuming the Company's exercise of available renewal options). The Company currently provides cable television services in the metropolitan areas of Houston, Dallas-Fort Worth, San Diego, Phoenix, Chicago, Denver, San Francisco, Los Angeles, Miami-Ft. Lauderdale, Tampa and Austin. The Company also provides telecommunications services in Houston, Dallas-Fort Worth, Austin, Denver and Miami-Ft. Lauderdale. As of February 28, 1997, the Company had 125,090 cable television subscribers and 4,791 telecommunications subscribers with 6,039 telephone lines.

     For regulatory purposes, the Company is considered to be a private cable television operator in most of the markets it serves. Private cable television operators deliver services to consumers without hard-wire crossings of public rights of way. Consequently, private cable television operators are not required to obtain cable television franchises and are subject to significantly less regulatory oversight than are traditional franchise cable television operators. As a result, they have significant latitude in terms of system coverage, pricing and customized delivery of services to selected properties. The Company has no universal service obligation and generally does not incur capital costs to build its networks until it has entered into Rights of Entry from which it reasonably expects to build an appropriate customer base.

     The Company offers a full range of multichannel video programming to the MDUs it serves (including basic and premium services) which the Company believes is competitive in both content and pricing with the programming packages offered by its major competitors. The Company currently provides its telecommunications services as an STS operator through PBX switches. The Company offers customers access to services comparable in scope and price to those provided by the incumbent LEC and long distance carrier. The Company's telecommunications strategy includes replacing its PBX switches with networked central office switches. See "Network Architecture -- Telecommunications Architecture."

     The Company invests in networks because it believes that networks provide the optimal mechanism for delivering bundled cable television and telecommunications services. The Company's networks use technologies that are capable of bi-directional transmission. The Company provides its video programming to MDUs through 18GHz and fiber optic networks and non-networked SMATV systems. As of February 28, 1997, approximately 130,000 of the 239,801 units passed for cable television are served by the Company's networks. These networks generally provide up to 72 channels of video programming. The Company intends to convert substantially all of its SMATV systems to 18GHz or fiber optic networks by the end of fiscal 1999. The Company's networks will also facilitate delivery of voice signal from each MDU to the central office switches to be deployed by the Company in its markets. The Company intends to license additional spectrum, which it currently anticipates will principally be in the 23GHz band, which it will use to provide bi-directional voice transmission.

     GVL, Canada's third largest cable television company, holds a 76.1% equity interest in OpTel through VPC, its indirect wholly-owned subsidiary. The Company has benefited and expects, in the future, to continue to benefit from the management and technical expertise of GVL. Key members of the Company's management team gained experience in building out and operating cable television networks and combined cable television/telecommunications networks while working for GVL or its affiliates in Canada and the United Kingdom. From inception, OpTel's owners have invested over $200 million in the Company in the form of equity and Convertible Notes.

     OpTel was incorporated in the State of Delaware in July 1994, as the successor to a Delaware corporation that was founded in April 1993. The Company's principal offices are located at 1111 W. Mockingbird Lane, Dallas, Texas 75247, and its telephone number is (214) 634-3800.

Industry

     The private cable television industry has undergone significant changes and consolidation in recent years as a result of changes in cable television and telecommunications laws and regulations.

     Until February 1991, the primary technology available to private cable television operators was SMATV, whereby the operator received and processed satellite signals directly at an MDU or other private property with an on-site headend facility consisting of receivers, processors and modulators, and distributed the programming to individual units through an internal hard-wire system in the building. SMATV operators spread the relatively high fixed costs of operations (headend equipment, management, customer service, billing, installation and maintenance) over a small subscriber base (frequently the residents of a single MDU). This high cost structure reduced the incentives for SMATV operators to invest in technology and overhead, resulting in inferior channel capacity (usually 20 to 40 channels) and a lesser resource commitment to customer service, which produced lower penetration rates. In February 1991, regulatory changes made 18GHz technology, which had been in use for more than 25 years in commercial and military applications, available for use by private cable television operators for the point-to-point delivery of video programming services.

     Private cable systems utilizing 18GHz technology do not require the large networks of coaxial or fiber optic cable and amplifiers that are utilized by traditional hard-wire cable television operators or the installation of a headend facility at each MDU as is required for SMATV systems. Thus, private cable television operators using 18GHz technology are able to provide services at lower per unit capital and maintenance costs than franchise cable or SMATV operators. In addition, private cable television operators are not subject to the regulatory constraints of a typical franchise cable television operator. Specifically, as a private cable television operator, the Company (i) does not face regulatory constraints on the geographic areas in which it may offer video services, (ii) does not pay franchise and FCC subscriber fees, (iii) is not obligated to pass every resident in a given area, (iv) is not subject to rate regulation, and (v) is not subject to "must carry" and local government access obligations.

     The present structure of the U.S. telecommunications market resulted largely from the break-up of the "Bell System" in 1984 which created two distinct telecommunications industries: local exchange and interexchange or "long distance". The long distance industry was immediately opened to direct competition; however, until recently, the local exchange industry has been virtually closed to competition. Efforts to open the local exchange market to competition began in the late 1980's on a state by state basis when CAPs began offering dedicated private line transmission and access services which account for less than 10% of the local exchange market. In the summer of 1995, several states began opening their markets to local exchange competition. In February 1996, the Telecommunications Act was signed into law. The Telecommunications Act provides a framework by which all states must allow competition for local exchange services. Specifically, the Telecommunications Act (i) requires the incumbent LEC to (a) allow competitors to interconnect to the LEC's network at any technically feasible point and (b) allow competitors access to components of the LECs network selectively and (ii) establishes a framework for reciprocal compensation between the LEC and a CLEC for use of each other's network. See "-- Regulation -- Telecommunications Regulation."

     According to 1990 U.S. Census Bureau data, there are more than 13.2 million MDU units in MDUs with greater than 10 MDU units in the United States, of which approximately 4.0 million are within the Company's existing geographic markets. The Company estimates that approximately 2.5 million of the MDU units within its existing markets are within MDUs which meet the Company's preference for MDUs of 150 or more units. Industry sources estimate that in 1995 the total revenues for cable television in the United States were $25 billion and total revenues from telecommunications services in the United States were $168 billion, of which approximately $96 billion represented revenues from local exchange services.

Business Strategy

     The Company's goal is to distinguish itself from its competitors by becoming a leading provider of a comprehensive set of both cable television and telecommunications services to MDUs. The key components of the Company's strategy to achieve this objective are:

     Maintain Long-Term Relationships with MDU Owners. The Company believes that the strategic relationships it forms with MDU owners are the key to the Company's long-term success. By providing services that are attractive to MDU residents, the Company endeavors to enhance the rental performance of the MDUs that it serves. The Rights of Entry provide MDU owners with financial incentives to work closely with the Company to promote its products and services. The Company believes that its strategic relationships with MDU owners will enable the Company to maintain its preferred competitive position even if the exclusivity of the Rights of Entry becomes limited by future developments. See "-- Regulation."

     Increase Market Share in Existing Markets. In order to increase its market share, the Company markets its services to owners of national, regional and local portfolios of MDUs who own demographically desirable MDUs within the Company's existing (or future) markets and to owners of individual demographically desirable MDUs located within the coverage of the Company's existing networks. In addition, from time to time the Company considers acquiring private cable television systems within its markets. See "Prospectus Summary -- Recent Developments: Proposed Phonoscope Acquisition." The Company believes that the demographics of particular MDUs, especially the level of household income of the tenants, can have a significant impact on the penetration rate within that MDU.


     Increase Penetration at MDUs. Upon executing Rights of Entry, the Company aggressively markets its services to actual and potential subscribers within the MDU in order to increase penetration rates for basic and ancillary services. The Company believes that its best opportunity for a sale arises when a tenant first signs a lease and takes occupancy in an MDU. The Company therefore enlists on-site property managers and leasing agents to market its services. The Company believes that its presence at the leasing office and its sponsorship by the MDU owner assist it significantly in its marketing efforts.

     Expand Coverage of Company Networks. Upon entering into Rights of Entry for an MDU, the Company seeks to link the MDU to the Company's 18GHz or, in Houston, fiber optic networks. Private cable systems utilizing 18GHz technology do not require the large networks of coaxial or fiber optic cable and amplifiers that are utilized by traditional hard-wire cable television operators or the installation of a headend facility at each MDU as is required for SMATV systems. Thus, private cable television operators using 18GHz technology are able to provide services at lower per unit capital and maintenance costs than franchise cable or SMATV operators. The Company can deliver as many as 72 channels of programming in uncompressed analog format over its networks which, in most of the Company's markets, exceeds the number of channels offered by other multichannel television service providers. Additional capacity, if required, can be provided through the application of available digital compression technology. The point-to-point nature of the networks enables the Company to customize the programming to be delivered to any MDU based on the demographics of the MDU's residents. The Company's networks will also facilitate delivery of voice signal from each MDU to the central office switches to be deployed by the Company in its markets. The Company intends to license additional spectrum, which it anticipates will principally be in the 23GHz band, to provide bi-directional voice transmission.

     Roll out Telecommunications Services. The Company currently provides telecommunications services in Houston, Dallas-Fort Worth, Austin, Denver and Miami-Ft. Lauderdale. The Company is expanding the telecommunications component of its business both by increasing the number of MDUs to which it provides telecommunications services and by expanding the number of services offered. As part of its ongoing telecommunications roll out and coincident with the conversion of its SMATV systems to its networks, the Company intends to replace its PBX switches located at the MDUs with networked central office switches. Subject to receipt of regulatory approvals, the Company intends to deploy its first central office switch in the Houston market by mid-1997 and to have installed central office switches in substantially all of its markets by the end of calendar 1999.

     Bundle and Differentiate Product Offering. The Company offers MDU owners and residents bundled cable television and telecommunications services. MDU residents and owners benefit from the simplicity of dealing with a single service provider. Management believes that the Company typically offers a superior, or at least comparable, range of products and level of customer service than its competitors at a lower total price. The Company also believes that bundling services results in better collection experience versus non-bundled services. The Company plans to offer MDU residents access to additional bundled services, including Internet access, intrusion alarm, utility monitoring, and PCS, cellular and paging services. During fiscal 1997, the Company plans to test market paging services to residents on a re-sale basis and to make third party operators' water sub-metering services and security services offerings available to MDU owners on a test basis. The Company intends to provide Internet services, either as a re-seller or as a sales agent for an existing provider, concurrently with the roll out of its central office switches. The Company is in the early stages of developing its plans, which it expects to complete by the end of fiscal 1998, for the resale of cellular and PCS services. The Company also intends to introduce integrated billing of its bundled services in fiscal 1998.

     Provide Superior Customer Service. The Company is committed to providing excellent customer service to MDU owners and subscribers in the home, in the field and on the telephone. The Company believes the most effective means of attracting and retaining MDU owners and residents is by providing high quality subscriber service, including: a 24-hours-a-day, seven-days-a-week customer call center; direct lines to facilitate rapid response to calls initiated by MDU owners and managers; flexible, seven-day-a-week installation and service appointments; 80% of installations completed within three business days of receiving the initial installation request (often within 24 hours) and service calls generally made the same day the subscriber indicates a service problem. In addition, the Company has established stringent staff training procedures, including its Operational Excellence continuous improvement program, and internal customer service standards, which management believes meet, and in many respects exceed, those established by the National Cable Television Association.


Markets

     The Company selected its current markets based upon their growth characteristics, competitive conditions, MDU concentrations, topographical and climatic conditions, favorable demographics and, to a lesser extent, favorable regulatory environments. The Company's strategy has been to enter markets either through the acquisition of a private cable television operator serving the target market or by entering into Rights of Entry with a major MDU owner in the market. The Company has entered substantially all of its markets through acquisitions. Upon acquisition of an operator, the Company historically has begun the process of upgrading the acquired systems by converting MDUs from SMATV technology to the Company's 18GHz or, in Houston, fiber optic networks, adding additional programming and improving customer service. In addition, the Company has been able to achieve cost efficiencies by consolidating acquired operations into its existing organization. As acquired operations generally have not offered telecommunications services, the Company is in the process of adding such services to its acquired systems.


     As of February 28, 1997, the Company operated in the following geographic markets:

                         Estimated
                         Number of                 Units Under
                         MDU Units      Date of    Contract for
       Market           in Market(1)     Entry       Cable(2)
----------------------  --------------  ---------  --------------
Houston   ............        305,961        1/95        80,267
Dallas-Fort Worth  .          366,646        9/94        44,233
Chicago   ............        333,442        8/95        23,117
Phoenix   ............        143,674       12/94        22,987
San Diego    .........        295,375       12/94        22,960
San Francisco   ......        202,698        8/96        22,886
Denver    ............         97,056        7/95        18,867
Los Angeles  .........        270,006        5/94        13,921
Miami-Ft.
 Lauderdale  .........        275,202        6/95        12,849
Tampa  ...............        151,724        8/96         2,777
Austin    ............         63,811        7/94           654
                           ----------                  --------
                            2,505,595                   265,518
                           ==========                  ========

                                                           Units
                                                           Under          Units
                                                         Contract         Passed         Tele-
                                           Cable         for Tele-      for Tele-       communi-
                        Units Passed    Television       communi-        communi-       cations
        Market          for Cable(3)    Subscribers    cations(2)(4)    cations(3)       Lines
----------------------  --------------  -------------  ---------------  ------------  -------------
Houston   ............        79,199          29,492          6,816           6,654       2,122
Dallas-Fort Worth  .          34,385          17,173         11,421           5,026       1,720
Chicago   ............        21,765          11,378            400              --          --
Phoenix   ............        21,856           9,884             --              --          --
San Diego    .........        21,628          14,853          1,486             768         299
San Francisco   ......        22,643          16,196            243              --          --
Denver    ............        15,804           8,876          2,975             877         214
Los Angeles  .........         8,531           6,095          1,791              --          --
Miami-Ft.
 Lauderdale  .........        10,559           9,142          1,241              91          62
Tampa  ...............         2,777           1,435             --              --          --
Austin    ............           654             566          1,000           1,000       1,622
                            --------        --------        -------         -------      ------
                             239,801         125,090         27,373          14,416       6,039
                            ========        ========        =======         =======      ======

------------
(1) Represents units in MDUs with greater than 150 units. For rental units, market data has been estimated by REIS Reports, Inc. For the Tampa and Miami-Ft. Lauderdale markets, the rental unit data has been adjusted based on Company estimates to include condominium units.

(2) Units under contract represents the number of units currently passed and additional units with respect to which the Company has entered into Rights of Entry for the provision of cable television services and telecommunication services, respectively, but not yet passed and which the Company expects to pass within the next five years.

(3) Units passed represents the number of units with respect to which the Company has connected and activated its cable television and telecommunication systems, respectively. The Company anticipates passing approximately 15,800 and 8,700 additional units currently under contract for cable television and units currently under contract for telecommunications, respectively, by the end of calendar 1997.

(4) At this time substantially all units under contract for telecommunications are also units under contract for cable television.

     The Company has recently entered into Rights of Entry with respect to approximately 5,500 units in the Las Vegas market, has begun construction of certain of these units and is considering further expansion in this market.

Houston


     The Company entered the Houston market in January 1995 through an acquisition. The Houston market includes the Company's operations in Bryan/College Station. The Company has a cable franchise for the Houston market and utilizes a fiber optic/coaxial cable network to service approximately 82% of its units passed for cable television with the remainder serviced via SMATV systems. As of February 28, 1997, the Company had 79,199 units passed for cable television and had 29,492 cable subscribers for a penetration rate of 37.2%. The penetration rate is low when compared to the overall cable television penetration rate for the Houston market of 53% as reported in the TV & Cable Factbook No. 63 (the "Factbook"). The Company believes that this low penetration is largely the result of the lower than average household incomes of certain MDUs for which Rights of Entry were acquired. The Company believes that as new Rights of Entry are signed and activated, and as the remaining SMATV systems are converted to the fiber optic/coaxial cable network thereby improving the picture quality and channel line up, the penetration rate will increase. In addition, the Company intends to utilize customized channel line ups combined with an entry level package to increase penetration rates. The Houston market generates one of the Company's highest revenue per cable subscriber figures. As of February 28, 1997, the Company had 6,654 telecommunications units passed and had 1,672 telecommunications subscribers for a penetration rate of 25.1%. The Company intends to install its first central office switch in the Houston market in the second half of fiscal 1997.

     Phonoscope, which operates in the greater Houston metropolitan area, provides its services over a fiber optic and coaxial cable distribution system. If the Phonoscope Acquisition is consummated, the Company expects to use its existing franchise with the City of Houston to serve Phonoscope subscribers within the City of Houston, and, where required to serve acquired Rights of Entry, to seek assignment of the appropriate municipal franchises. Phonoscope provides cable television services principally under Rights of Entry in competition with traditional franchise cable television operators, and aside from these franchise cable television operators is second only to the Company in number of MDUs served in the greater Houston area. Based on information made available to the Company, the Company believes that, as of November 30, 1996,
(i) Phonoscope had Rights of Entry or subscriber agreements covering approximately 59,000 units (principally at MDUs, but including certain single family units within the footprint of its network) and approximately 27,000 subscribers and (ii) the weighted average unexpired term of the Rights of Entry held by Phonoscope was approximately 5 years.

     Phonoscope's network and the Company's existing Houston network are in close proximity with each other, but do not overlap in any material respect. Following the consummation of the Phonoscope Acquisition, the Company intends to, over time, interconnect the acquired network with the Company's existing Houston network. There are no material technical obstacles to the interconnection of the networks.

     The Company believes that the consummation of the Phonoscope Acquisition would allow the Company (i) to expand its subscriber base; (ii) cross sell the Company's telecommunications services at MDUs currently served by Phonoscope; and (iii) achieve operating efficiencies and improved field service in the Houston market. The Company intends to offer telecommunications services to MDUs served by the Phonoscope network in a manner consistent with its overall telecommunications roll out plan. There can be no assurance that the Phonoscope Acquisition will be consummated on the terms contemplated herein or otherwise. The Exchange Offer is not conditioned on the consummation of the Phonoscope Acquisition. See "Risk Factors -- Consummation of the Phonoscope Acquisition."


Dallas-Fort Worth

     The Company entered the Dallas-Fort Worth market in September 1994 by entering into Rights of Entry with a significant property owner. Since that date the Company has increased its market share by acquisition and by entering into additional Rights of Entry. The Company's corporate headquarters and centralized customer service center for all of its markets is located in Dallas-Fort Worth. The Company utilizes 18GHz networks to service approximately 32% of its units passed for cable television in the Dallas-Fort Worth market with the remainder serviced via SMATV systems. As of February 28, 1997, the Company had 34,385 units passed for cable television and had 17,173 cable subscribers for a penetration rate of 49.9%. This penetration rate is comparable to the overall cable television penetration rate for the Dallas-Fort Worth market of 49% as reported in the Factbook. As of February 28, 1997, the Company had 5,026 units passed for telecommunications and had 1,372 telecommunications subscribers for a penetration rate of 27.3%. The Company intends to install a central office switch in the Dallas-Fort Worth market by early fiscal 1998.

Chicago

     The Company entered the Chicago market in August 1995 through an acquisition. In the Chicago market, the Company currently services substantially all of its units passed for cable television via SMATV systems. The Company intends to convert substantially all of these SMATV systems to 18GHz networks by the end of fiscal 1999. As of February 28, 1997, the Company had 21,765 units passed for cable television and had 11,378 cable subscribers for a penetration rate of 52.3%. Despite the use of SMATV systems, this penetration rate is comparable to the overall cable television penetration rate for the Chicago market of 56% as reported in the Factbook and the revenue per subscriber is the highest in the Company. The Company believes that this is the result of the quality demographics of the MDUs served. The Company intends to commence telecommunications service offerings and install a central office switch in the Chicago market by the end of fiscal 1999. The Company has recently consummated an acquisition of a private cable operator in the Chicago market having approximately 5,600 units passed for cable television and 5,000 cable television subscribers.

Phoenix

     The Company entered the Phoenix market in December 1994 through an acquisition. Since that date the Company has increased its market share by entering into additional Rights of Entry. The Company utilizes 18GHz networks to service approximately 42% of its units passed for cable television in the Phoenix market with the remainder serviced via SMATV systems. As of February 28, 1997, the Company had 21,856 units passed for cable television and had 9,884 cable subscribers for a penetration rate of 45.2%. This penetration rate is low when compared to the overall cable television penetration rate for the Phoenix market of 54% as reported in the Factbook. The Company believes that the low penetration rate is largely the result of the limited channel line ups offered by the acquired operator and that as the remaining SMATV systems are converted to 18GHz networks thereby improving the picture quality and channel line up, the penetration rate will increase. The Company intends to commence telecommunications service offerings and install a central office switch in the Phoenix market by the end of fiscal 1998.

San Diego

     The Company entered the San Diego market in December 1994 through an acquisition. The San Diego market includes parts of Orange County, San Bernadino County, Riverside County and North County. Since that date the Company has increased its market share by entering into additional Rights of Entry. The Company utilizes 18GHz networks to service approximately 72% of its units passed for cable television in the San Diego market with the remainder serviced via SMATV systems. As of February 28, 1997, the Company had 21,628 units passed for cable television in the San Diego market and had 14,853 cable subscribers for a penetration rate of 68.7%. This penetration rate is low when compared to the overall cable television penetration rate for the San Diego market of 79% as reported in the Factbook. The Company believes that the low penetration rate is largely the result of the limited channel line ups offered by the acquired operator and that as SMATV systems are converted to 18GHz networks thereby improving the picture quality and channel line up, the penetration rate will increase. As of February 28, 1997, the Company had 768 units passed for telecommunications and had 247 telecommunications subscribers for a penetration rate of 32.2%. The Company intends to install a central office switch in the San Diego market by the end of fiscal 1998.

San Francisco

     The Company entered the San Francisco market in August 1996 through an acquisition and completed another acquisition in November 1996. In the San Francisco market, the Company currently services all of its units passed for cable television via SMATV systems. The Company intends to convert substantially all of these SMATV systems to 18GHz networks by the end of fiscal 1999. As of February 28, 1997, the Company had 22,643 units passed for cable television and had 16,196 cable subscribers for a penetration rate of 71.5%. This penetration rate is comparable to the overall cable television penetration rate for the San Francisco market of 68% as reported in the Factbook. Approximately 41% of the units passed for cable television represent subscribers served via bulk sales agreements and, as a result, the revenue per subscriber is relatively low. The Company believes that as new Rights of Entry are signed and activated and as the SMATV systems are converted to 18GHz networks revenue per subscriber will increase. The Company intends to commence telecommunications service offerings and install a central office switch in the San Francisco market by the end of fiscal 1999.

Denver

     The Company entered the Denver market in July 1995 through an acquisition. Since that date the Company has increased its market share by entering into additional Rights of Entry. The Company utilizes 18GHz networks to service approximately 68% of its units passed for cable television in the Denver market with the remainder serviced via SMATV systems. As of February 28, 1997, the Company had 15,804 units passed for cable television and had 8,876 cable subscribers for a penetration rate of 56.2%. This penetration rate is comparable to the overall cable television penetration rate for the Denver market of 58% as reported in the Factbook. As of February 28, 1997, the Company had 877 units passed for telecommunications and had 143 telecommunications subscribers for a penetration rate of 16.3%. The Company intends to install a central office switch in the Denver market by the end of fiscal 1998.

Los Angeles

     The Company entered the Los Angeles market in May 1994 by entering into certain Rights of Entry. Since that date the Company has increased its market share by entering into additional Rights of Entry. The Company utilizes 18GHz networks to service approximately 71% of its units passed for cable television in the Los Angeles market with the remainder serviced via SMATV systems. As of February 28, 1997, the Company had 8,531 units passed for cable television and had 6,095 cable subscribers for a penetration rate of 71.4%. This penetration rate is high compared to the overall

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

cable television penetration rate for the Los Angeles market of 60% as reported in the Factbook. The Company believes that this is the result of the quality demographics of the MDUs served. The Company will determine the timing of its offering of telecommunications services and the installation of a central office switch based on its success in entering into a sufficient number of Rights of Entry in the Los Angeles Market. The Company may install a single switch to serve both the Los Angeles and San Diego markets. The Company has recently entered into a letter of intent to acquire certain Rights of Entry in the Los Angeles Market.

Miami-Ft. Lauderdale

     The Company entered the Miami-Ft. Lauderdale market in June 1995 through an acquisition. Since that date the Company has increased its market share by entering into additional Rights of Entry. The Company utilizes 18GHz networks to service approximately 76% of its units passed for cable television in the Miami-Ft. Lauderdale market, with the remainder serviced via SMATV systems. As of February 28, 1997, the Company had 10,559 units passed for cable television and had 9,142 cable subscribers for a penetration rate of 86.6%. This penetration rate is high compared to the overall cable television penetration rate for the Miami-Ft. Lauderdale market of 66% as reported in the Factbook due to the high proportion of units served under bulk sales agreements. The Company began telecommunications operations in the Miami-Ft. Lauderdale market in November 1996 and intends to install a central office switch in this market by the end of fiscal 1998.

Tampa

     The Company entered the Tampa market in August 1996 through an acquisition. The Company currently services all of its units passed for cable television in the Tampa market via either SMATV or coaxial cable systems. The Company intends to convert substantially all of these systems to 18GHz networks by the end of fiscal 1999. As of February 28, 1997, the Company had 2,777 units passed for cable television and had 1.435 cable subscribers for a penetration rate of 51.7%. This penetration rate is low when compared to the overall cable television penetration rate for the Tampa market of 69% as reported in the Factbook. The Company believes that this is primarily because approximately 1,200 of the units passed for cable television are situated within mobile home parks where penetration rates are typically low. The Company will determine the timing of its offering of telecommunications services and the installation of a central office switch based on its success in entering into a sufficient number of Rights of Entry in the Tampa market.

Austin

     The Company entered the Austin market in July 1994 by entering into certain Rights of Entry. Since that date the Company has increased its market share by entering into additional Rights of Entry. The Company currently services all of its units passed for cable television in the Austin market via SMATV systems. As of February 28, 1997, the Company had 654 units passed for cable television and had 566 cable subscribers for a penetration rate of 86.5%. As of February 28, 1997, the Company had 1,000 units passed for telecommunications and had 1,312 telecommunications subscribers for a penetration rate of 131.2%. The penetration rate is greater than 100% due to one property which is a college residence which has more than one tenant in each unit with separate telephone lines. If this property were excluded, the penetration rate would be 58.8%. The Company will determine the timing of the installation of a central office switch based on its success in entering into a sufficient number of Rights of Entry in the Austin market.

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Network Architecture

     The Company's networks use technologies that are capable of bi-directional transmission. MDU residents receive service through internal wiring to conventional wall-mounted cable outlets and telephone jacks.

     The diagram below depicts the Company's network architecture for a typical 18GHz cable television network as it might be enhanced to support telecommunications services:





                       [Picture of Network Architecture]







Cable Television Architecture

     An integral part of the Company's strategy is to link properties to master headends through microwave and fiber optic networks, to the maximum extent practicable. In substantially all markets except Houston, the Company transports video programming to MDUs in one of two ways: (i) by transmitting video programming from a master earth station and headend to the MDU using point-to-point microwave conveyance, generally in the 18GHz frequency range; or
(ii) by receiving video programming at a self-contained SMATV headend located at the MDU. In Houston, video programming reaches a majority of the MDUs served by the Company through a fiber optic network that the Company operates pursuant to a franchise from the City of Houston. In certain limited geographic areas, video programming reaches MDUs through a combination of coaxial cable and microwave transmission.

     18GHz microwave conveyance requires the operator to install small microwave dishes at each MDU. These dishes receive video programming from a centrally located master headend which must be within the line of sight of the receiving dish. The FCC licenses paths between two points at specific frequency ranges. The video programming may, within limits, be retransmitted at repeater sites. To insure a high quality picture, the Company generally limits the number of repeater sites. For the same reason, the Company generally limits the radius of each microwave link to between three and eight miles, depending on topographic and climatic conditions.

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     The Company intends to convert substantially all of its SMATV systems to
18GHz or fiber optic networks by the end of fiscal 1999. As of February 28, 1997, the Company had 35 18GHz networks and one fiber optic network in service in 11 metropolitan areas and, on average, 54% of the units passed by the Company were served by such networks.

     Within the MDUs it serves the Company distributes video programming via conventional coaxial cable. In markets where it offers Pay-Per-View channels, the Company uses a combination of traps (electronic filtering devices) and addressable decoder-converter boxes. Where it does not offer Pay-Per-View, the Company uses traps.

     The Company has recently completed field testing interdiction devices and has begun deploying them in several of its current systems. Interdiction devices will permit the Company to activate and deactivate services or specific channels by remote command from its central office. When implemented, these devices will afford quicker activation and disconnection, eliminate or significantly reduce the need for traps and for decoder-converter boxes in the home, eliminate or significantly reduce service calls and provide better picture quality. The Company believes that these devices will also result in better collection experience, higher levels of penetration and premium service buy-in and greater customer satisfaction.

     The Company's network design is digital-capable and many of its components are hybrid digital-analog. This will facilitate upgrading to digital compression when economical and required by the marketplace. As well, it will permit integration of video, voice and data into a single signal.

Telecommunications Architecture


     In metropolitan areas where the Company currently offers telecommunications services, the Company uses conventional twisted copper wire pairs to distribute telephone services within an MDU. A PBX switch is installed at the MDU and local traffic from the MDU is transported via leased trunk lines to the LEC central office. From the LEC's central office, local calls are routed through the LEC's network. Long distance traffic is routed via leased trunk lines from the PBX switch to the Company's chosen long distance carrier (currently AT&T). The state regulations for STS operators under which the Company's PBX-based services are provided generally prohibit the aggregation of local telephone traffic between noncontiguous MDUs, and in certain states there are limits or prohibitions on resale of intrastate long distance and local service at a profit. The Company intends to seek certification as a CLEC in each of the states in which it operates. CLEC certification procedures are substantially similar in all states in which the Company's markets are located. The certification process typically runs three to nine months from the date of filing of an application. Certain states also require a contest period to elapse before CLEC certification is deemed effective. The Company has already been granted CLEC certification in Texas and Florida and has applications pending in Arizona, California and Illinois. See "-- Regulation." The Company believes CLEC certification will be available in a timely manner in all its markets. However, if certification were not granted in a market the Company would be restricted to providing STS services in that market.


     The Company plans to interconnect MDUs to an owned or leased central office switch using its owned fiber optic network and microwave networks and the network facilities of other service providers. The Company plans to offer a high level of reliability by building redundant routes and providing for redundant switches where appropriate. The Company intends to interconnect its central office switch to several long distance carriers' points-of-presence and to the public switched telephone network via the LEC's network. The Company envisions using automatic route selection to connect its subscribers to the most price advantageous long distance provider at any time.

     The Company's planned telecommunications network architecture includes a national network operations center which will monitor the telecommunications switches and networks in each market. The Company further plans to have its network operations center receive backup monitoring from GVL's planned network operations center once the two centers are in operation.

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     The implementation of the Company's telecommunications roll out plans will depend in some measure on the speed and manner in which states implement (i) the liberalized competition provisions of the Telecommunications Act and (ii) the establishment of the interconnection and tariff requirements that the Telecommunications Act imposes on the incumbent LEC.


     The Company intends to contract for other ancillary elements of service from the incumbent LEC in each market or from other available carriers. These ancillary services include (i) operator service, (ii) directory listings, (iii) emergency 911 service, and (iv) conveyance where the Company does not have a network.


     The Company intends to modify its existing networks (currently used to provide video programming) to accommodate two-way digital telecommunications traffic so as to connect the MDUs to its planned central office switches in each of its markets. The Company intends to use its existing network configuration if feasible and to supplement its microwave plant if necessary, including through the use of other available radio spectrum for telecommunications services. The Company currently intends to use 23GHz as its principal frequency to carry telecommunications traffic to and from MDUs from hubs and 6 and 11 Gigahertz as its principal frequencies to carry traffic from hubs to central office switches. However, other than in Dallas, the Company has not yet commenced frequency coordination and there can be no assurance that the Company will be able to obtain licenses for these frequencies on the paths it desires.

     The Company has selected this frequency because it believes that 23GHz has been used successfully to carry other forms of telecommunications traffic. The Company believes that using 23GHz will enable it to utilize proven equipment manufactured by several vendors. The Company intends to transmit and receive 23GHz signals generally using its existing 18GHz dishes and will be conducting field trials in the near future. The Company may also examine the use of other available frequencies licensed by the FCC for use in telecommunications services, the availability of which cannot be assured. If the Company cannot obtain the necessary paths on the desired frequencies, the Company will utilize other means of transport, including possibly leased fiber, for the transport of its telecommunications traffic. See "Risk Factors -- Risks associated with Telecommunications Strategy" and "- Regulation.


     It is also possible that the Company will augment its microwave networks in many markets with fiber optic links between microwave hubs and from hubs to its central switch locations. Particular network architecture in any market will be dependent on, among other factors, bandwith requirements and equipment costs, which are not yet determinable.

     The Company will use its networks to aggregate MDU long distance and local traffic at its or its selected partners' telecommunications switch. From there, traffic will be delivered to the point of presence of the connecting carrier either through the Company's microwave or fiber networks, or where appropriate, other available means of transport, including those of the interconnecting carriers.

Network Services

Cable Television Services

     The Company seeks to offer its subscribers a full range of popular cable television programming at competitive prices. The Company's 18GHz networks are capable of delivering up to 72 channels of programming to each MDU. In addition, the programming selections available at an MDU can be tailored to the demographics of each MDU and, unlike franchise cable television operators which may be required to carry all local broadcast channels and public access channels, the Company can utilize all of its available channels to provide popular programming.

     The Company offers various programming packages to its cable television subscribers. The Company's basic programming package offered to MDUs served by its 18GHz and fiber optic networks typically includes 60 to 72 channels and is generally priced below the rate charged by the incumbent franchise cable television operator for a comparable package. The Company also offers

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
premium television services and regional sports channels. These often feature uninterrupted, full-length motion pictures, sporting events, concerts and other entertainment programming. Premium services are offered individually or in discounted packages with basic or other services. Certain of the Company's systems are capable of offering movies, sporting events, concerts and other special events on a Pay-Per-View basis.

     The following table lists, as of February 28, 1997, the programming line-up on one of the Company's Phoenix networks which is typical of the programming line-up available on the Company's networks (except that Pay-Per-View services are not offered in all of the Company's markets).

 2 PREVUE GUIDE           31 COURT TV                 55 E! ENTERTAINMENT TV
 3 KTVK (IND)             32 INTERNATIONAL CHANNEL    56 TURNER CLASSIC MOVIES
 4 KNXV (ABC)             33 THE WEATHER CHANNEL      57 BRAVO
 5 KPHO (CBS)             34 ESPN                     58 BET
 6 KPAZ (TBN)             35 ESPN 2                   59 HOME & GARDEN
 7 KTVW (UNIVISION)       36 ARIZONA SPORTS              TELEVISION
 8 KAET (PBS)                NETWORK                  60 FXM
 9 KUPN (IND)             37 THE GOLF CHANNEL         61 THE DISCOVERY
10 KSAZ (FOX)             38 TNT                         CHANNEL
11 KASW (IND)             39 WGN/CHICAGO              62 THE LEARNING CHANNEL
12 KPNX (NBC)             40 WTBS/ATLANTA             63 THE HISTORY CHANNEL
13 PROPERTY INFORMATION   41 WWOR/NEW YORK            64 NOSTALGIA CHANNEL
14 HBO*                   42 MTV                      65 TV FOOD NETWORK
15 HBO 2*                 43 VH-1                     66 GALAVISION
16 HBO 3*                 44 THE NASHVILLE            67 PAY-PER-VIEW
17 CINEMAX*                  NETWORK                    (REQUEST 1)
18 CINEMAX 2*             45 COUNTRY MUSIC            68 PAY-PER-VIEW
19 QVC                       TELEVISION                 (REQUEST 4)
20 ADVERTISING CHANNEL    46 USA                      95 PAY-PER-VIEW
21 SHOWTIME*              47 TV LAND                    (REQUEST 2)
22 SHOWTIME 2*            48 NICKELODEON              96 PAY-PER-VIEW (VC 1)
23 THE MOVIE CHANNEL*     49 LIFETIME                 97 PAY-PER-VIEW
24 THE DISNEY CHANNEL*    50 A&E                        (ACTION PPV)
25 ENCORE*                51 THE FAMILY CHANNEL       98 ADULT PAY-PER-VIEW
26 CNN                    52 COMEDY CENTRAL             (ADAM & EVE)
28 CNBC                   53 SCI-FI CHANNEL           99 ADULT PAY-PER-VIEW
29 C-SPAN                 54 CARTOON NETWORK            (SPICE)
30 C-SPAN 2
------------
* Premium Service

     The Company purchases copyrighted programming from program suppliers, pursuant to private, negotiated multi-year license agreements. The average term of such contracts is four years and such contracts are typically renewed upon expiration. Generally, the Company pays its programming suppliers a fixed monthly fee per subscriber, subject to volume discounts and reduced rates for MDUs where the Company's services are supplied via bulk sale agreements. The Company is not subject to any material minimum subscriber requirements under its programming license agreements.

     The video programming broadcast on local television broadcast stations is subject to compulsory copyright license requirements from the copyright owners. The Company is required to obtain retransmission consents from off-air broadcasters but has had little difficulty in obtaining retransmission consent agreements. Non-broadcast programming, often referred to as cable programming, is not subject to the compulsory copyright license. However, federal regulations prohibit (i) cable television operators, satellite cable programming vendors in which a cable television operator has an attributable interest and satellite broadcast programming vendors from charging unfair, unreasonable or discriminatory prices for programming and (ii) most exclusive dealing arrangements whereby cable systems have procured programming that is unavailable to their competition. See "-- Regulation." Although the Company has generally been able to obtain the programming it requires, the Company has been denied certain programming in limited markets by certain providers who claim that the programming is not required to be licensed to the Company. These denials have, and any future denials could have, a material adverse impact on the Company's activities in the affected market. In addition, the prohibition on exclusive distribution arrangements is scheduled to expire on October 5, 2002, unless the FCC finds, during a proceeding to be conducted in 2001, that the prohibition continues to be necessary.

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


     The Company plans to take advantage of several industry developments which it believes will enable it to stay competitive with franchise cable television operators.

     Interdiction. The Company has recently completed field testing interdiction devices and has begun deploying them in several of its current systems. With interdiction devices, basic service, Pay-Per-View and premium channel services can be activated at a subscriber's residence without a service call. Without such devices, each time a customer requests activation or adds a premium channel, a service representative must visit the customer's residence to activate the service or channel.

     Compression. The Company's network design is digital-capable and many of its components are hybrid digital-analog. The Company currently utilizes digital compression to provide telecommunication services, however, the Company does not currently compress its video programming. The Company intends to implement digital compression of its video programming when economical and required by the marketplace.

     Pay-Per-View. Pay-Per-View service allows subscribers to select programming, consisting primarily of professional boxing matches, movies, concerts and certain special sporting events, for a separate charge per event. The Company anticipates adding Pay-Per-View services to additional networks over the next few years. It is anticipated that Pay-Per-View subscriptions will increase in the future as additional exclusive events become available for distribution.


     Advertising. In recent years, there has been an increase in advertising direct to cable television subscribers. Previously, advertising was generally provided by program suppliers, who sell national advertising time which then is included in the video programming they deliver to operators. However, cable networks have begun placing advertisements on channels dedicated exclusively to advertising, as well as in "avails," i.e. time (typically two minutes each hour) set aside by program suppliers for local advertisement insertions. Use of advertising "avails" requires automatic "spot insertion" equipment, which is readily available today at a minimal capital cost. The Company is currently selling advertising time on its Houston and Miami-Ft. Lauderdale systems, and management anticipates the Company will offer advertising on its other systems at a later date. Management does not expect the revenue generated by the sale of advertising on its networks to be material.

     MDUs served by SMATV systems, which as of February 28, 1997 represented approximately 46% of units passed for cable television, receive fewer channels than do MDUs on networks. Typically, such MDUs receive between 33 and 45 channels. Although the SMATV programming line-ups do not provide as many channels as network line-ups, their line-ups cover the full range of broadcast programming and cable programming, including premium channels.

     The following table lists the programming line-up of a 44-channel SMATV of a typical MDU in Dallas:

 2 KDTN (PBS)             16 NICKELODIAN              31 A&E
 3 KDAF (IND)             17 SHOWTIME                 32 AMC
 4 KDFW (FOX)             18 LIFETIME                 33 COMEDY CENTRAL
 5 KXAS (NBC)             19 THE DISNEY CHANNEL       34 CARTOON NETWORK
 6 KUVN (UNIVISION)       20 THE MOVIE CHANNEL        35 TNT
 7 KDFI (IND)             21 CINEMAX                  36 THE DISCOVERY CHANNEL
 8 WFAA (ABC)             22 BET                      37 C-SPAN
 9 KTTV (FOX)             23 WGN/CHICAGO              38 FOX SPORTS SOUTHWEST
10 PREVUE GUIDE           24 WTBS/ATLANTA             39 COUNTRY MUSIC
                                                       TELEVISION
11 KTVT (IND)             25 ESPN                     40 HEADLINE NEWS
12 KIXA (IND)             26 CNN                      41 THE NASHVILE NETWORK
13 KERA (PBS)             27 CNBC                     42 BRAVO
14 HBO                    28 VH-1                     43 WEATHER CHANNEL
15 USA                    29 MTV                      44 KFWD (TELEMUNDO)
                          30 THE FAMILY CHANNEL       45 ESPN 2

     Interdiction and pay-per-view technologies are both economically and technically feasible on SMATV systems. Digital compression and advertising insertion generally require equipment to be connected to a head end. Consequently, although it is technically feasible to do so, it is generally uneconomical to implement these technologies on SMATV systems.


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Telecommunications Services

     The Company currently provides its telecommunications services as an STS operator through PBX switches. The Company offers customers access to services provided by regulated telecommunications companies, such as local, long distance, international and "800" telephone services and telephone calling cards. The Company's basic telephone service package includes voice mail, three-way calling and call forwarding. The Company typically provides services at rates which are competitive with or lower than those which customers could otherwise obtain from the LEC.

     The Company currently provides telecommunications services in Houston, Dallas-Fort Worth, Austin, Denver and Miami-Ft. Lauderdale. The Company is expanding the telecommunications component of its business both by increasing the number of MDUs to which it provides telecommunications services and by expanding the number of services offered. As part of its ongoing telecommunications roll out, the Company intends to replace its PBX switches located at the MDUs with networked central office switches. The Company intends to deploy its first central office switch in the Houston market by mid-1997 and to have installed central office switches in substantially all of its markets by the end of calendar 1999.


     Commencing in the first half of fiscal 1998, the Company intends to offer high speed Internet access services to MDU residents then receiving the Company's telecommunications services in markets where the Company delivers telecommunication services using the Company's central office switches. The Company also intends to introduce various mobile telecommunications offerings, including paging, cellular and PCS, over the next several years. The Company is in the early stages of developing its plans, which it expects to complete by the end of fiscal 1998, for the resale of cellular and PCS services. The Company plans to offer these services on a re-sale basis or as agent for an existing provider and therefore it believes that the offering of these services will not require the Company to incur significant capital or operating costs. The Company plans to explore the possibility of providing additional network-based services to the residents, owners and managers of the MDUs it serves. These may include utility management and intrusion alarm signal transmission.


Strategic Relationships with MDU Owners

     A critical aspect of the Company's growth strategy is the development of strategic relationships with owners of MDU portfolios. These relationships encourage the MDU owner to promote and sell the Company's cable television and telecommunications services to MDU residents.

     The Company solicits and negotiates Rights of Entry with owners of national, regional and local portfolios of MDUs, as well as with institutions such as hospitals, universities and hotels. The Company's Rights of Entry typically have original terms of ten to fifteen years (five years for Rights of Entry with condominium associations). The weighted average unexpired term of the Company's cable television Rights of Entry was approximately seven years as of February 28, 1997 (assuming the Company's exercise of available renewal options).

     Many Rights of Entry provide MDU owners with financial incentives to work closely with the Company to promote its products and services. Financial incentives include revenue sharing and payment of up-front inducements to MDU owners. In addition, the Company believes that the delivery of special services tailored to MDU owners and residents provides marketing advantages to the MDU owner in leasing its units. The Rights of Entry acquired by the Company through its various acquisitions (which represent approximately 74% of the Company's Rights of Entry as of February 28, 1997) have not always contained all of the foregoing terms and provisions.

     The long-term Rights of Entry negotiated with MDU owners effectively make the Company the exclusive multichannel television provider, leaving MDU residents with the option of receiving multichannel television from the Company or receiving off-air programming from local broadcasters. Rights of Entry covering telecommunications services effectively make the Company the only wire-line alternative to the LEC for telecommunications services. The Company believes that the development of strategic relationships with MDU owners will enable the Company to maintain its

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

preferred competitive position even if the exclusivity of the Rights of Entry becomes limited by future developments. However, statutory limitations on exclusivity could adversely effect the Company's ability to form new strategic relationships with MDU owners and associations and could increase the capital costs associated therewith. See "Risk Factors -- Risks Associated with Rights of Entry."

Sales, Marketing and Customer Service

     Consistent with its business strategy, the Company's marketing goals are to
(i) increase market share in existing markets by entering into additional Rights of Entry, (ii) increase penetration at each MDU served by the Company, and (iii) market additional services, such as premium cable services, Pay-Per-View, Internet access, intrusion alarm, utility monitoring and PCS, cellular and paging services, to its subscribers. The Company focuses its marketing efforts on large MDUs located in clusters within its markets and then attempts to obtain Rights of Entry for additional MDUs within the coverage of its existing networks.

     The Company tailors its marketing efforts to two different constituencies:
(i) owners of MDUs who may enter into Rights of Entry and (ii) actual and potential cable television and telecommunications subscribers at MDUs for which the Company has entered into Rights of Entry. Each constituency is served by separate sales and marketing teams that promote the Company's advantages over its competitors in the marketplace.

     To market to owners of MDUs, the Company maintains a full-time professional sales force which as of February 28, 1997 included 37 sales representatives. Many of the Company's sales representatives have previous experience in commercial real estate sales and leasing. Sales personnel receive incentive compensation in the form of commissions, the level of which is determined by the size of the MDU, the term of the Rights of Entry and the expected revenue per subscriber.

     Marketing to MDU owners is conducted primarily by (i) using established relationships with property developers, owners and management companies, (ii) direct mail campaigns to owners and apartment managers, (iii) door-to-door canvassing within the coverage of the Company's existing networks, and (iv) attendance at and participation in trade shows, conventions and seminars targeted to the MDU industry. The Company recently has commenced additional marketing activities including compiling a detailed database of potential clients and sales efforts.

     When marketing to MDUs, the Company emphasizes its advantages over competing multichannel television services including:

     New Revenue Source for MDU Owner. An MDU owner who enters into Rights of Entry with the Company often receives a percentage of the revenue generated by the MDU. The percentage generally ranges between 6 and 10 percent of such revenue based on penetration. The Company sometimes advances all or part of the revenue participation at the time the Rights of Entry is executed and, in the case of MDUs with strategic significance, may from time to time pay up-front "key-money" in lieu of or in addition to the revenue participation.

     Property Enhancements. The Company often installs a package of telecommunications and security enhancements at the MDUs it serves, at a nominal cost or at no cost to the MDU owner. For example, the Company can install a monitoring camera at the main entrance that permits MDU residents to identify guests by tuning his or her television set to the building's security channel. In addition, the Company often provides a dedicated information channel that permits the building's management to send messages to the MDU residents over the private cable television system. At current prices, these enhancements are relatively inexpensive for the Company to provide and can be important to MDU owners and property managers concerned with security and emergency communications.

     New Marketing Tool and Amenity to Rent Apartments. The principal concern of an MDU owner is to rent apartments. The Company's services and property enhancements can serve as an important marketing tool for prospective tenants because such services are generally provided at a

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

lower price than those charged by the franchise cable television operator and the incumbent LEC and long distance carriers. The Company works with on-site managers to emphasize the benefits of the Company's services and the added value and convenience provided by the Company.

     Once an MDU owner executes Rights of Entry, the Company aggressively markets its services to actual and potential subscribers within the MDU in order to increase penetration rates for basic and additional services. The Company believes that its best opportunity for a sale arises when a subscriber first signs a lease and takes occupancy in an MDU. The Company has therefore developed orientation and incentive programs for on-site property managers and leasing agents, with the objective of enlisting them as the Company's subscriber sales force. In addition, the Company markets to MDU residents through (i) direct mail campaigns, (ii) special promotions and sign-up parties, (iii) establishment of a physical presence at a building (e.g., by setting up a small booth) and (iv) distribution of point-of-sale marketing materials. The Company stresses the following themes when marketing its services to MDU tenants:

     Simplicity and Convenience. In general, a subscriber can order any of the Company's services through the MDU's leasing agent at the time of lease signing. In addition, in certain of its markets, the Company is able to provide one stop shopping for both cable television and telecommunications services.

     Superior Channel Capacity and Customized Programming. The number of channels provided by the Company at an MDU generally equals or exceeds that of the local franchise operator in that market. In addition, the programming selections available at an MDU can be tailored to the demographics of the MDU and, unlike franchise cable television operators which may be required to carry all local broadcast channels and public access channels, the Company can utilize all of its available channels to provide popular programming.

     Lower Price. The Company offers a competitive channel line-up (often including Pay-Per View and premium services) at prices that are generally below those charged by the local franchise cable television operator.

     Better Service and Picture Quality. The Company seeks to distinguish itself by providing better and more convenient service to its customers. The Company also emphasizes the generally better picture quality and reliability of its microwave delivery system.

     The Company is committed to providing excellent customer service to MDU owners and subscribers in the home, in the field and on the telephone. The Company believes the most effective means of attracting and retaining MDU owners and subscribers is by providing high quality subscriber service, including: (i) 24-hour-a-day, seven-day-a-week subscriber telephone support; (ii) direct lines to facilitate rapid response to calls initiated by MDU owners and managers;
(iii) computerized tracking of all incoming calls to minimize waiting times;
(iv) service calls generally made the same day the subscriber indicates a service problem; (v) flexible, seven-day-a-week installation and service appointments; (vi) follow-up calls and on-site inspections to verify subscriber satisfaction; and (vii) 80% of installations completed within 3 business days of receiving the initial installation request, often within 24 hours. The Company also uses focus groups and subscriber surveys to monitor subscriber satisfaction.

     The Company has developed operational excellence standards for virtually every aspect of the Company's interaction with MDU owners and subscribers. The Company's standards of subscriber service and satisfaction meet or exceed the published standards of the National Cable Television Association. The Company's Operational Excellence Director reports directly to the Chief Operating Officer and has the authority to cross organizational boundaries to achieve results.

Competition

     The multichannel television and telecommunications industries are highly competitive. The Company presently competes with companies that specialize in the provision of multichannel television or telecommunication services and, increasingly, with companies that offer bundled

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multichannel television and telecommunications services. Many of these competitors are larger companies with greater access to capital, technology and other competitive resources. The Company's private cable television service competes with traditional franchise cable television operators as well as wireless cable television operators, other private cable television operators, DBS, stand-alone satellite service providers and, to a lesser extent, off-air broadcasters. The Company's local telephone service competes with other STS operators, the incumbent LEC, CLECs and CAPs. In addition, future telecommunications offerings, including PCS, may increase competition in the telecommunications industry. Recent and future legislative, regulatory and technological developments will likely result in additional competition, as telecommunications companies enter the cable television market and as franchise cable television operators and interexchange carriers begin to enter the local telephone market. See "-- Regulation." Similarly, mergers, joint ventures and alliances among franchise, wireless or private cable television operators and RBOCs may result in providers capable of offering bundled cable television and telecommunications services in direct competition with the Company.

     The Company competes with multichannel television operators and telecommunications service providers to obtain Rights of Entry and to enroll subscribers. In most markets serviced by the Company, franchise cable television operators now offer revenue sharing and access fee arrangements to MDU owners. There can be no assurance that these payments will not increase in the future as competition increases for access to the higher quality MDUs. Another basis of competition is the breadth of programming and range of services offered. Although the Company as a matter of course investigates new sources of programming and technologies that may increase its range of services, other larger and more diversified competitors may attract the targeted MDUs based on their increased menu of services. Consequently, the Company may be compelled to reduce its prices and improve its range of services under its existing Rights of Entry which generally require the Company to remain competitive with the market in general. At present, the Company believes that its existing Rights of Entry give it a competitive advantage within its present markets; however, these advantages may deteriorate with changes in regulations, the types of competitors and with technological advances. See "Risk Factors -- Risks Associated with Rights of Entry."


     Certain of the Company's current and potential competitors are described below.

     Traditional Franchise Cable Systems. The Company's major competition for Rights of Entry and subscribers in each market comes from the traditional franchise cable television operator. The Company competes with such operators by
(i) focusing exclusively on MDUs, (ii) sharing profits with MDU owners, (iii) offering customized programming, and (iv) charging lower rates to subscribers.

     Multipoint Multichannel Distribution Systems. MMDS systems are similar to the Company's 18GHz networks in that they use microwave transmitting and receiving equipment. MMDS differs from 18GHz in that (i) it "broadcasts" its video programming direct to individual subscribers and not to an MDU's receiver and (ii) its systems transmit in an omni-directional manner, while 18GHz systems are point-to-point. As a result, MMDS wireless cable can provide service to all households within a wireless operator's "line-of-sight." The 2.5GHz spectrum utilized by MMDS wireless cable was initially allocated by the FCC to applicants other than MMDS operators within a given market, with 20 of the available channels generally allocated to educational institutions. As a result, MMDS wireless operators have had difficulty acquiring or leasing the critical mass of channels required to offer a diverse programming lineup. Moreover, absent digital compression technology, channel capacity is limited to 33 analog channels.

     Local Multipoint Distribution Service. The FCC has recently issued rules reallocating the 28GHz band to create a new video programming delivery service referred to as local multipoint distribution service ("LMDS"). The FCC also has issued a license for the New York City market for one operator that is developing a system to utilize the 28GHz frequency for pay television. As currently proposed, LMDS would provide a single licensee up to 1000 MHz of spectrum for the distribution of programming in each prescribed geographic area. LMDS systems, like MMDS, will use point-to-multipoint microwave distribution for wireless cable services. Unlike MMDS, however, LMDS systems, using the proposed allocation in the 28 GHz band will be able to provide channel capacity


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equal or greater to that of most cable systems, including the Company's. In addition, LMDS systems that would allow subscriber-to-hub transmissions to facilitate the provision of interactive services and telecommunications have been proposed. However, due to the experimental nature of the technology and the capital costs of building a system, LMDS licensing and system construction in the Company's markets are not expected by the Company to occur in the near term.



     SMATV Systems. The largest number of private cable companies are operators of SMATV systems. Like the Company, these systems offer a multichannel television service pursuant to rights of entry with MDU owners. Where the Company has introduced or will introduce 18GHz systems, the Company competes with SMATV systems on the basis of (i) larger channel offerings (typically SMATV offers 20 to 40 channels), (ii) the quality of its video programming delivery,
(iii) customer service, and (iv) the perceived high price of SMATV relative to the programming package provided. The Company may acquire additional SMATV operations with a view to converting them, where feasible, to 18GHz technology, adding channels and upgrading customer and field service.

     Direct Broadcast Satellite. DBS systems involve the transmission of encoded video programming direct from a satellite to the home user without any intermediate processing or retransmission by a terrestrial operator. Although prices have been decreasing, DBS service typically requires the purchase of equipment and installation fees which are a significant cost to the subscriber. In addition, subscribers generally pay a monthly programming fee to receive DBS service. Some of these fees are lower than those charged by the Company before consideration of the equipment costs.

     DBS systems generally offer a significantly larger number of channels and broader programming line-up than offered by the Company. However, the Company believes that it can effectively compete with DBS systems in the MDU marketplace for the following reasons. First, DBS line-of-sight problems are significant (unless an entire MDU is connected to the service) because a DBS antenna must be pointed in the right direction to receive video programming from the satellite. Perhaps more important, other than in so-called "white areas" of the country (generally rural locations without either cable television service or good reception of over-the-air broadcast programming), DBS operators are presently not permitted to retransmit network or local broadcasting programming. Certain DBS operators have announced "MDU programs" which generally consist of either
(i) paying commissions to a local satellite dish dealer who has, at its own expense, overbuilt an MDU or (ii) billing MDU owners for the service on a bulk basis. The Company's Rights of Entry currently prohibit an MDU owner from allowing a DBS system to be installed at the MDU.


     There is considerable debate in the cable industry as to the ultimate market share that DBS systems will achieve and there can be no assurance as to the Company's ability to compete with DBS. The Company has been involved in discussions with several DBS providers regarding the possibility of distributing DBS programming on the Company's cable television networks. No assurance can be given as to the outcome of any such discussions.

     Telephone Companies. The Telecommunications Act repealed the telecommunications-cable television cross-ownership restriction, which prohibited telecommunications companies from providing video programming directly to subscribers in their telecommunications service areas. Several of the RBOCs have acquired MMDS or other private cable television operators in an effort to begin providing cable television services and several other LECs have indicated their intent to enter the cable television market. Similarly, the Telecommunications Act will in all likelihood result in a significant increase in the number of companies, including CLECs, long distance carriers and wireless telephone operators, offering local telephone service.

     Many of the Company's telecommunications services compete directly with services offered by the incumbent LECs which currently dominate their local telecommunications markets. These companies all have long-standing relationships with their subscribers and have financial, personnel and technical resources substantially greater than the Company. The Company expects to compete in this market by (i) establishing strategic relationships with MDU owners so as to allow the Company

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to market effectively to MDU residents, (ii) providing value added, enhanced services to MDU residents, (iii) bundling its telecommunications and cable television services, (iv) providing a high level of customer service and responsiveness, and (v) competitively pricing its products.

     Wireless Telecommunications. The Company's telecommunications services will also compete with current and future wireless telecommunications offerings, including those of cellular and PCS providers. Wireless telecommunications can be sold to MDU residents without violating the Company's Rights of Entry since wireless telecommunications do not require the use of the Company's network or the MDUs internal wiring. The Company intends to offer all or certain of these services, on a resale basis, directly to its subscribers and to bundle wireless communications with the Company's other offerings.

     Video Stores. Retail stores rent video cassette recorders ("VCRs") and/or video tapes, and are a major participant in the entertainment video program delivery industry. Videocassette rentals do not compete with cable television operators' news, information, education and public affairs programming. Although management does not believe that video rentals and sales have a material competitive impact on the basic services provided by franchise, private or wireless cable systems, the availability of movies and other programming on videocassette has a competitive impact on the penetration rates for the Company's premium channels and Pay-Per-View programming. The Pay-Per-View window (i.e., the time period after which a theatrical film is released in the Pay-Per-View market) is generally later than the corresponding home video window. Management believes that until this Pay-Per-View window is shortened to coincide with or precede the home video window, any rise in Pay-Per-View penetration rates would be unlikely to come for studio produced feature films. Rather, it would more likely come from sporting events, concerts and cable-exclusive movies not released through theaters.


     Off-Air Local Broadcasts. Off-air local broadcasts (e.g., ABC, NBC, CBS, Fox and PBS affiliates and independent local stations) provide a free programming alternative to the public. This programming generally offers MDU residents less variety and does not include the specialized entertainment and news programming available only on cable television. Customers who choose it over cable television usually do so on the basis of cost. The Company currently retransmits off-air local broadcasts to its private cable television subscribers, but its ability to do so in the future is generally dependent upon receipt of retransmission consents. See "-- Regulation."


Regulation

     The multichannel television and telecommunication industries are subject to extensive regulation at the federal, state and local levels. The following summary does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the multichannel television and telecommunications industry. Legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies, as well as state and local franchise requirements, have in the past, and may in the future, materially affect the Company and the multichannel television and telecommunications industries. Additionally, many aspects of regulation at the federal, state and local levels currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal or adopt new laws and administrative regulations and policies. Neither the outcome of these proceedings nor their impact on the Company can be predicted at this time. The Company believes that it is in compliance in all material respects with all federal, state and local regulations applicable to it. In some instances, the Company has acquired businesses that do not comply with all regulations applicable to them and it undertakes to remediate such matters as soon as practicable and in a manner that does not materially adversely impact it. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     Telecommunications Act of 1996

     On February 8, 1996, the President signed into law the Telecommunications Act which amended the Communications Act of 1934 (the "Communications Act"). The Telecommunications Act has

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altered, and will continue to alter, federal, state and local laws and regulations regarding telecommunications providers and services. The law is intended, in part, to promote substantial competition in the marketplace for local telephone service and in the delivery of video and other services. Although the Company believes that certain provisions of the Telecommunications Act will help the Company compete with LECs, it is premature to predict the effect of the Telecommunications Act on the multichannel television and telecommunications industries in general or the Company in particular. In large part, the impact of the Telecommunications Act will depend upon the outcome of various FCC rule making proceedings to interpret and implement the Telecommunications Act, including the FCC's first report and order regarding the interconnection obligations of telecommunications carriers, which currently is under review by the United States Court of Appeals for the Eighth Circuit.

     Regulation of Cable Television

     Certain of the Company's networks are, for regulatory purposes, deemed to be "Cable Systems". To constitute a Cable System, a multichannel television system must use hard-wire or fiber optic cable that makes a tangible physical crossing or use of a public right-of-way. As a result, all Cable Systems are required to obtain a local franchise and are subject to state and local regulation as well as federal Cable System regulation. The Company's 18GHz networks and SMATV systems are not considered Cable Systems and thus are not subject to local franchising requirements and are free from most Cable System regulation. The Company's Houston, Texas system, a portion of its Fort Worth, Texas system and certain other small systems are regulated as Cable Systems. However, the Company's Houston, Fort Worth and other small franchise cable television systems are exempt from federal rate regulation and the universal service obligation, even though they are Cable Systems, because they are subject to "effective competition" as discussed in greater detail below.

     Set forth below is a discussion of the principal laws and regulations governing the Company's private and franchise cable television operations.

     Federal "Cable System" Regulation


     The Communications Act, as amended, governs the regulation of Cable Systems. The regulations imposed on Cable Systems include requirements to (i) obtain a local franchise (which may require the franchisee to pay franchise fees to local governments of up to 5% of yearly gross revenues), (ii) delete certain programs from cablecasts, (iii) comply with customer service standards, (iv) retransmit certain broadcast television programming, (v) in most circumstances, conform subscriber service and equipment rates to applicable federal regulations, (vi) comply with FCC equal employment opportunity ("EEO") rules and policies, (vii) make available channels for leased-access programmers at rates that are to be calculated on a formula established by the FCC, and (viii) offer customer service to all buildings passed by its network. In addition, rates for basic cable service on Cable Systems not subject to "effective competition" are regulated by local franchising authorities. Rates for upper tier or "cable programming services" on such systems are regulated by the FCC. The Telecommunications Act eliminates cable programming service tier rate regulation effective March 31, 1999, for all Cable System operators. Those of the Company's networks that are Cable Systems are subject to these requirements, which impose regulatory costs and reduce the speed and flexibility with which the Company and its Cable System competitors can respond to competitive challenges from other video distribution technologies. The Company's Cable Systems, however, are exempt from rate regulation because they are, the Company believes, subject to "effective competition."

     Prior to the enactment of the Telecommunications Act, Cable Systems were deemed to be subject to "effective competition" if either: (1) fewer than 30% of the households in the franchise area subscribe to the service of the Cable System; (2) the area is served by at least two unaffiliated multichannel television operators, both of which are able to provide service to at least 50% of the households in the franchise area, and the number of households actually subscribing to all but the largest multichannel television operator exceeds 15%; or (3) the local franchising authority itself offers multichannel television to at least 50% of the households in the franchise area. The Telecommunications Act expanded the definition of "effective competition" to include situations in


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which a LEC or its affiliate offers multichannel television directly to subscribers by any means (other than direct-to-home satellite services) in the franchise area. It is expected that this change will provide franchise cable television operators with increased pricing flexibility as LECs begin to provide multichannel television services. No assurance can be given that the Company does not, or will not in the future, constitute "effective competition" to any franchise cable television operator with which it competes.


     Copyright Licensing. Cable Systems and private cable television systems, are entitled to federal compulsory copyright licensing privileges. In order to obtain a compulsory copyright, such systems must make semi-annual payments to a copyright royalty pool administered by the Library of Congress. A compulsory copyright provides a blanket license to retransmit the programming carried on television broadcast stations. Non-broadcast programming, often referred to as cable channel programming, is not subject to the compulsory copyright license. The Company purchases this copyrighted programming from program suppliers (e.g., ESPN), which in turn obtain rights to the programming directly from the program copyright owner pursuant to a private negotiated agreement. Bills have been introduced in Congress over the past several years that would eliminate or modify the cable compulsory license. The need to negotiate with the copyright owners for each program carried on each broadcast station in the channel lineup could increase the cost of carrying broadcast signals or could impair the Company's ability to obtain programming.

     Must-Carry and Retransmission Consent. The Communications Act grants local television stations the right to elect to either force local Cable Systems to "carry" the television station free of charge (a "must carry" right) or to prohibit Cable Systems and private cable television systems from carrying the local television station (a "retransmission consent" right). Under the must-carry rules, a Cable System, subject to certain restrictions, generally must carry, upon request by the station and depending on the number of usable activated channels on the system, all commercial television stations with adequate signals that are licensed to the same market as the Cable System. Under the retransmission consent rules, Cable Systems and private cable television systems are precluded from carrying commercial broadcast stations that choose not to exercise their must-carry rights, all "distant" commercial broadcast stations (except for "superstations", i.e., commercial satellite-delivered independent stations such as WTBS), commercial radio stations and certain low-powered television stations, without obtaining those stations' explicit written consent for the retransmission of their programming. Retransmission consent agreements do not obviate the need to obtain a copyright license for the programming carried on the broadcaster's signal. However, Cable Systems and private cable television systems may obtain a compulsory copyright license for broadcast programming as described above. To date, the "must carry/retransmission consent" regulations have not had a significant impact on either the operations or profitability of the Company. The Company has had little difficulty obtaining retransmission consent agreements with local broadcasters. Nonetheless, there can be no assurance that broadcasters, in some circumstances, will not withhold retransmission consent, require excessive compensation for that consent or impose onerous conditions thereon.

     Recent changes in federal law and regulation will likely affect the conduct of the Company's private and franchise cable television business.

     Changes in the Definition of a "Cable System." Formerly, to avoid being classified as a Cable System, private cable television systems were limited to linking with hard wire only commonly owned or managed MDUs without crossing a public right-of-way. The Telecommunications Act amended the definition of Cable System such that systems which make no use of public streets or public rights-of-way no longer are deemed to be Cable Systems, regardless of the type or ownership of properties served by the system. Thus, for example, the Company's private cable television systems now may serve mobile home parks and private communities without a local franchise and free of most federal Cable System regulations.

     Elimination of the Telco-Cable Cross-Ownership Restriction. The Telecommunications Act repealed the telecommunications-cable television cross-ownership restriction, which prohibited telecommunications companies from providing multichannel television directly to subscribers in their

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telecommunications service areas. This change may increase the level of competition in the multichannel television market. Telecommunications companies now have several options for entering and competing in the multichannel television marketplace. Telecommunications companies now may: (i) provide video programming to subscribers through radio communications under Title III of the Communications Act; (ii) provide transmission of video programming on a common carrier basis under Title II of the Communications Act (i.e., provide a common carrier video platform); (iii) provide video programming as a Cable System under Title VI of the Communications Act (franchise cable); or (iv) provide video programming by means of an "open video system." Open video systems are not required to comply with the full panoply of federal Cable System regulation, but they are subject to certain additional programming selection limitations. It is unclear at this time the extent to which any of these market entry options will be used by telecommunications companies.


     Rate Relief for Small Cable Operators. The Telecommunications Act deregulated the rates charged for cable programming services in any Cable System operated by a "small cable operator" that serves 50,000 or fewer subscribers. The law defines a "small cable operator" as one which, in the aggregate, serves fewer than one percent of all subscribers in the United States and which is not affiliated with any entity with gross annual revenues in excess of $250 million. This provision may provide increased pricing flexibility for certain of the Company's competitors who qualify as "small cable operators."


     The Uniform Rate Requirement. Prior to enactment of the Telecommunications Act, the Communications Act generally provided that a Cable System should have a rate structure for the provision of cable service that is uniform throughout its geographic area. The Telecommunications Act provides that this requirement is applicable only where "effective competition" is absent. Further the Telecommunications Act exempts non-predatory bulk discounts offered to MDUs from the uniform rate requirement. Consequently, the franchise cable television operators with which the Company competes now have increased pricing flexibility with respect to MDU bulk discounts. The Company expects franchised cable television operators to take full advantage of this change and to compete on price with the Company for MDU bulk contracts.


     Program Access. The program access provisions of the Communications Act were intended to eliminate unfair competitive practices and facilitate competition by providing competitive access to certain defined categories of programming. Generally, these restrictions are applicable to Cable System operators, satellite cable programming vendors in which a Cable System operator has an attributable interest and satellite broadcast programming vendors. The programming access provisions prohibit these entities from charging unfair, unreasonable or discriminatory prices for programming. Further, the programming access provisions prohibit most exclusive dealing arrangements pursuant to which Cable Systems obtain the exclusive right to distribute the subject programming within their franchise areas. Such exclusive distribution arrangements have been found to inhibit the ability of new entrants to compete in the multichannel television market. The prohibition on exclusive contracts, however, is scheduled to expire on October 5, 2002 unless the FCC determines, during a proceeding that is to be conducted in 2001, that the prohibition continues to be necessary to promote competition in the multichannel television market. The Telecommunications Act amended the program access provisions by adding that the provisions shall also apply to common carriers and their affiliates. Thus, telecommunications companies entering the market will find it more difficult to limit their competitors access to programming.

     The FCC is in the process of implementing these statutory changes. There can be no assurance that the FCC will not promulgate implementing regulations that will further expand the ability of franchise cable television operators or others to compete with the Company.

     In addition, the FCC has initiated a review of the rights of various multichannel television service providers to obtain access to MDUs and other private property. The FCC has indicated that it seeks to ensure a level competitive playing field in the emerging multichannel television market. One possibility raised by the FCC is the establishment of a federal mandatory access requirement, which would require property owners to open their property to any number of service providers. In another

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proceeding, the FCC is contemplating an order preempting state, local and private restrictions on over-the-air reception antennas placed on rental properties or properties not within the exclusive control of the viewer. Although it is open to question whether the FCC has statutory and constitutional authority to compel mandatory access or preempt private restrictions on antennas located on property owned or controlled by others, there can be no assurance that it will not attempt to do so. Either such action would tend to undermine the exclusivity provisions of the Company's Rights of Entry with MDU owners.

     State and Local "Cable System" Regulation

     Because Cable Systems use public rights-of-way, they are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials often are involved in the franchisee selection, system design and construction, safety, consumer relations, billing, and community-related programming and services among other matters. Cable Systems generally are operated pursuant to nonexclusive franchises, permits, or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions of the franchise. Franchising authorities are immune from monetary damage awards arising out of regulation of Cable Systems or decisions made on franchise grants, renewals, transfers and amendments.

     Cable franchises typically contain provisions governing fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public rights-of-way and types of cable services provided.

     Although federal law contains certain procedural safeguards to protect incumbent Cable Systems from arbitrary denials of franchise renewal, the renewal of a cable franchise cannot be assured unless the franchisee has met certain statutory standards. Moreover, even if a franchise is renewed, a franchising authority may impose new requirements, such as the upgrading of facilities and equipment or higher franchise fees. At least two states, Massachusetts and Connecticut, have adopted legislation subjecting Cable Systems to regulation by a centralized state government agency. There can be no assurance that other states will not similarly adopt state level regulation.

     The Company's Houston cable television franchise and its other limited cable television franchises are subject to state and local franchise laws. Moreover, although 18GHz private cable systems are not subject to local franchise laws, state and local property tax and environmental laws are applicable to the Company's business. For example, the Company has to comply with local zoning laws and applicable covenants, conditions and restrictions when installing its antennae and other microwave equipment.

     In addition, although regulation in each state differs in some respects, a number of states require that, in exchange for just compensation (typically set by statute or regulation to be as low as $1.00), the owners of rental apartments (and, in some instances, the owners of condominiums and manufactured housing parks) must allow the local franchise cable television operator to have access to the property to install its equipment and provide cable service to residents of the MDU. Such state laws effectively eliminate the ability of the property owner to enter into exclusive Rights of Entry. To the best of the Company's knowledge, the states which have enacted cable mandatory access statutes in some form are: Connecticut, Delaware, Illinois, Kansas, Maine, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Rhode Island and Wisconsin. The District of Columbia and the cities of Scottsdale and Glendale, Arizona, and Lewisville, Texas also have adopted municipal ordinances requiring mandatory access, however, the Company believes that the enforceability of such ordinances is doubtful under existing judicial precedent. Florida currently has a condominium mandatory access statute, but the validity of that statute has been called into question because an identical provision of Florida law that applied to rental properties has been held to be unconstitutional. Virginia's statute on its face permits property owners to exclude whomever they wish as long as the owner accepts no compensation from whomever is permitted to serve the property. The constitutionality of these statutes has been and is being challenged in various states.

     The Company does not operate in any mandatory access state other than Florida (with respect to condominiums) and Illinois. The Company has recently entered into Rights of Entry in Nevada

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which is also a mandatory access state. When operating in Illinois, the Company generally enters into bulk sales agreements with MDU owners, whereby the MDU owner agrees to purchase cable television, at a discount, for each unit in the MDU and provides the service to the MDU resident as one of the amenities included in their rent. The Company's business in Illinois to date has not been affected adversely by the mandatory access right of the franchise operators.

     Individual cities and counties also have the authority to enact cable mandatory access ordinances. To the Company's knowledge, other than as noted above, there are no cities or counties in its markets which have such ordinances.

     18GHz and Private Cable Regulation

     In February of 1991, the FCC made 18GHz frequencies available for the point-to-point delivery of multichannel television. The FCC exercises jurisdiction over 18GHz microwave and other transport technologies using the radio frequency spectrum pursuant to Title III of the Communications Act, which vests authority in the FCC to regulate radio transmissions and to issue licenses for radio stations. The scope, content, and meaning of existing laws, rules and regulations governing 18GHz technology are subject to legislative, judicial and administrative changes.

     The Company's 18GHz networks must comply with the FCC's licensing procedures and rules governing a licensee's operations. Application to use 18GHz microwave "paths" and frequencies is made to the FCC and is subject to certain technical requirements and eligibility qualifications. After 18GHz paths are licensed to an applicant, the facilities must be constructed and fully operational within 18 months of the grant. The facilities must be built in strict accordance with the terms of the granted application. Most of the Company's licenses are valid for a period of five years from the grant date, however, new licenses are valid for ten years from the date of grant, after which the licensee must apply to the FCC for license renewal. License renewal is not an automatic right, although it is routinely granted if the licensee is in substantial compliance with the FCC rules.

     Licensing procedures include (i) obtaining an engineering report confirming that the proposed path does not interfere with existing paths and (ii) filing FCC Form 402 which includes a statement of eligibility and use, a system diagram and a statement regarding compliance with the frequency coordination requirement. The entire licensing procedure requires approximately 120 days.

     The Company does not "own" the paths and frequencies granted by the FCC. Rather, the Company is merely licensed or permitted to "use" the frequencies. Moreover, the rights granted to the Company to use 18GHz frequencies are not to the complete exclusion of other potential licensees. First, the Company's rights only extend to the 18GHz paths identified in its application as connecting the various points in its video distribution system. Other 18GHz microwave users are permitted to file applications and serve the same buildings as the Company (in so far as the 18GHz licensing is concerned), but they may not interfere with an incumbent user's licensed microwave paths. Second, the Company has no right to the airspace over which the programming is transmitted. Obstructions could be constructed in the line-of-sight of the microwave paths, precluding connection of the satellite earth station with the various reception points to be served. The 18GHz band also is authorized for use by other kinds of users, including non-video, point-to-point microwave, mobile communications and satellite down-link transmissions. Although sharing these frequencies is technically feasible, it is possible that the Company will be unable to obtain licenses for these frequencies on the paths it desires, or that it will be able to use only a portion of the frequencies at certain locations because of pre-existing users.


     Although private cable television operators are not subject to the full range of regulation applicable to Cable Systems, they are subject to the following federal regulations. First, private cable television operators are entitled to the compulsory copyright license described above. Second, private cable television operators benefit from the federal laws and regulations that require certain programming providers to make cable programming available to all multichannel video programming distributors on fair, reasonable and nondiscriminatory terms. Third, as noted above, private cable television operators are required to obtain retransmission consent from local broadcasters in order to retransmit their signals. Finally, private cable television systems are required to comply with the

FCC's EEO rules and policies. The FCC's EEO rules and policies require multichannel television operators to establish and disseminate an EEO program that includes the use of recruiting sources that serve minorities and women, and to evaluate its hiring and promotion practices in comparison to the local labor pool. In addition, the FCC requires systems with six or more full time employees to file an annual EEO report detailing the system's EEO performance.

     Because they are subject to minimal federal regulation, 18GHz private cable television operators have significantly more competitive flexibility than do the franchised Cable Systems with which they compete. 18GHz private cable television operators have fewer programming restrictions, greater pricing freedom, and they are not required to serve any customer whom they do not choose to serve. In addition, with the exception of local zoning laws and regulations, state and local authorities generally have no jurisdiction over private cable television operators. The Company believes that these advantages help to make its private cable television systems competitive with larger franchised Cable Systems.


     23GHz Microwave Regulation

     The Company anticipates that in the future it will use 23GHz microwave frequencies, which are available for both private or common carrier communications, to provide bi-directional telecommunications services. The application and licensing procedures for authorizations to use the 23GHz frequencies are substantially the same as those applicable at 18GHz. Although the Company expects that 23GHz frequencies will be available on its current paths and to meet its future needs, the Company has not commenced frequency coordination and there can be no assurance that the Company will be able to obtain licenses for these frequencies on the paths it desires.

     Telecommunications Regulation


     The Telecommunications services provided by the Company are subject to regulation by federal, state and local government agencies. The Company currently provides its telecommunications services as an STS operator through PBX switches. As the Company implements its telecommunications strategy, which includes replacing its PBX switches with networked central office switches, the Company will increasingly become regulated as a CLEC. The FCC has jurisdiction over interstate services, and state regulatory commissions exercise jurisdiction over intrastate services. Additionally, local authorities may regulate limited aspects of the Company's business, such as the use of public rights-of-way. The following subsections summarize the local, state and federal regulations that pertain to the Company's current and projected telecommunications services.


     Shared Tenant Services

     The Company currently offers telecommunications services as an STS operator to subscribers in Houston, Dallas-Ft. Worth, Austin, Denver and Miami-Ft. Lauderdale. The Company offers STS services to residents of MDUs using conventional twisted copper wire pairs to distribute telephone services within an MDU. A PBX switch is installed at the MDU and traffic from the MDU is transported via leased trunk lines to the LEC central office. From the LEC's central office, local calls are routed through the LEC's network and long distance traffic is routed to the Company's chosen long distance carrier (currently AT&T). By providing MDU tenants with interconnection in this manner, the STS provider (rather than the tenant) subscribes to local exchange service from the telecommunications company, then "resells" service to the MDU tenant.

     The resale of STS is subject to the terms and conditions in the tariffs of the telecommunications company whose services it resells and to regulation by the states in which the Company resells such services. Historically, virtually all such telecommunications company tariffs flatly prohibited resale of local exchange service. However, in recent years several state legislatures and Public Utility Commissions ("PUCs") have determined that resale of local exchange service is in the public interest and have directed telecommunications companies within their jurisdictions to allow for resale of local exchange service, opening the way for STS operations. In some states, PUCs have issued detailed

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

regulations governing the provision of STS and other resale services. In other jurisdictions where no formal requirements have been adopted, most telecommunications companies have nonetheless modified their tariffs to provide for resale of local exchange services.

     Although resale of local exchange service is now permitted in most states, the precise terms and conditions under which such resale services may be provided varies from state to state, and from LEC to LEC, and may include significant restrictions and limitations. These include: (i) a requirement to be certified by the state PUC; (ii) restrictions with respect to the location and ownership of MDUs to which STS service may be provided and the crossing of public rights-of-way by STS operator facilities; (iii) regulations allowing telecommunications companies to apply different local service rate structures (e.g., measured use vs. flat rate) to STS providers and other subscribers, in some cases lessening or even eliminating efficiencies which might otherwise be realized through the use of the LECs' trunking facilities; (iv) regulations providing for LEC access or rights-of-way to directly service individual customers within an MDU; and (v) in certain states, limits or prohibitions on resale of intrastate long distance and local service at a profit.

     Of the six states in which the Company operates, none have adopted regulations governing the provision of STS services. The California PUC has however adopted informal STS "guidelines." In addition, Florida requires providers of STS services to be certified to resell local exchange services. The Company has applied for such certification. Other than the California "guidelines" and Florida's certification requirement, the Company may provide STS services in each of these six states, subject only to individual telecommunications company tariff provisions. The tariffs of all major LECs serving these jurisdictions provide for resale of local exchange service pursuant to varying terms and conditions. Provision of STS service in these states in the future will be subject to any regulations that ultimately may be adopted by state authorities, and to changes in telephone company tariffs.

     Competitive Local Exchange Carrier Regulation

     Recent and impending changes in federal law and regulation likely will affect the conduct of the Company's telecommunication service business. The FCC historically has left the regulation of the intrastate aspects of local exchange service to the states. It has, however, exercised its jurisdiction over interstate matters and jurisdictionally mixed matters respecting local telephone service. The Telecommunications Act expands the FCC's authority to regulate local exchange service and there can be no assurance that the FCC will not exercise this authority aggressively.

     State regulation of local exchange service traditionally has favored the incumbent monopoly LECs (principally the RBOCs and GTE). The state laws have, with the exception of STS, generally prohibited competition in the local exchange. The Telecommunications Act expressly preempts such prohibitions. The Telecommunication Act declares that no state or local laws or regulations may prohibit or have the effect of prohibiting the ability of any entity to provide any interstate or intrastate telecommunications service. States may, however, impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality and consumer protection. Local authorities may also require reasonable, competitively neutral compensation for use of the public rights-of-way.

     As a result of these changes, the Company anticipates that it will, in the future, increasingly compete in the telecommunications market as a CLEC. For purposes of the Telecommunications Act, CLECs are subject to all requirements applicable to LECs. However, certain additional obligations imposed on incumbent LECs are not applicable to CLECs. Although the Company does not believe that the regulatory burdens applicable to CLECs will have a material effect on its business, no assurance can be given at this time regarding the extent or impact of such regulation.

     The Telecommunications Act requires LECs and CLECs to provide interconnection to their networks as well as wholesale rates to resellers of services so that others may compete in the local exchange markets. In addition, LECs and CLECs must provide competing carriers with access to poles, conduits, and rights-of-way and, to the extent feasible, number portability (the ability of a customer switching service providers to retain his or her telephone number).

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


     Federal, state and local authorities will share responsibility for regulating the terms and conditions under which CLECs may enter the local exchange markets. For example, the FCC recently issued a series of guidelines that will provide the basis for interconnection agreements between CLECs and the facilities of the incumbent LECs. Among other things, the Telecommunications Act and the FCC's first implementing order require the following:

     Interconnection. Each telecommunications carrier is now required to interconnect directly or indirectly with the facilities and equipment of other telecommunications carriers. Incumbent LECs are further required to provide interconnection, which is of a quality at least equal to that provided by the incumbent LEC to itself or its affiliates, to any requesting carrier at any technically feasible point in the incumbent LEC's network, on rates, terms and conditions that are just, reasonable and nondiscriminatory. The Telecommunications Act contemplates that interconnection agreements will be negotiated by the parties and submitted to state regulatory authorities for approval. In addition, state authorities may become involved, at the request of either party, if negotiations fail. If the state regulator refuses to act, the FCC may act on the matter.

     Resale. LECs and CLECs are prohibited from imposing unreasonable or discriminatory conditions or limitations on the resale of their telecommunications services.

     Number Portability. LECs and CLECs are required to provide, to the extent technically feasible, number portability that will allow customers switching among and between service providers to retain their telephone number.

     Dialing Parity. LECs and CLECs are required to provide dialing parity to competing providers of local exchange service and toll service, and to permit all such providers to have nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable delay. Dialing parity means an equal number of digits is required for access to all providers.

     Access to Rights-of-Way. LECs and CLECs are required to afford access to the poles, ducts, conduits, and rights-of-way to competing carriers of telecommunications services on rates, terms, and conditions that are not unreasonable or unreasonably discriminatory.

     Reciprocal Compensation. LECs and CLECs are required to establish reciprocal compensation arrangements with other carriers for the transport and termination of traffic.

     Unbundled Access. In addition to the above, incumbent LECs are required to provide, to any requesting carrier, nondiscriminatory access to network elements on an unbundled basis at any technically feasible point in the incumbent LECs network on rates, terms and conditions that are just, reasonable and nondiscriminatory.

     Universal Service. All telecommunications carriers are required to contribute to a universal service fund to be established by the FCC.

     Utility Companies. Finally, the Telecommunications Act provided that registered utility holding companies may provide telecommunications services (including cable television) notwithstanding the Public Utility Holding Company Act. Utilities must establish separate subsidiaries and must apply to the FCC for operating authority. It is anticipated that large utility holding companies will become significant competitors both to cable television and other telecommunications companies.

     The FCC and various state PUCs are in the process of defining the precise contours of these requirements which will govern local exchange service in the future. Although the Telecommunications Act sets forth certain standards, it also authorizes the states to adopt additional regulations provided that such regulations do not conflict with the federal standards. It is unclear at this time how the states will respond to the new federal legislation, and what additional regulations they may adopt. In addition, several parties have sought reconsideration of the FCC's first implementing order and a number of parties have petitioned for review of the order in several federal courts of appeal. Those petitions have been consolidated before the United States Court of Appeals for the Eighth Circuit, which on October 15, 1996, stayed substantial portions of the FCC's order pending judicial review. It is not possible for the Company to predict the outcome of these proceedings. Nonetheless, at this time it is clear that an increasing number of service providers will be seeking to compete as CLECs in the local exchange markets and that state and federal regulations will, to some extent, allow for such market entry. Although jurisdictional lines of authority and basic implementation issues are being determined by the FCC and the federal courts in accordance with the statutory provisions outlined above, several states already have begun the process of opening the local exchange market to competition.

     Most states require companies seeking to compete in intrastate telecommunications services to be certified to provide such services. These certifications generally require a showing that the carrier has the financial, managerial and technical resources to offer the proposed services consistent with the public interest. State regulation of telecommunications services may impose upon the Company additional regulatory burdens, including quality of service obligations and universal service contributions.

     Long Distance Resale Regulation

     Non-dominant interexchange carriers, such as the Company, are subject to limited federal regulation. Nonetheless, carriers are required by statute to offer their services under rates, terms and conditions that are just, reasonable and not unreasonably discriminatory, and to file tariffs for their international and interexchange services. The Telecommunications Act grants the FCC explicit authority to forbear from regulating any telecommunications service provider if the agency determines that it would be in the public interest to do so. Pursuant to this authority, the FCC previously determined that it would forbear from requiring that non-dominant interexchange carriers file tariffs for their domestic services. The U.S. Court of Appeals for the District of Columbia Circuit, however, has stayed that decision pending court review.

     As a non-dominant carrier, the Company is permitted to make tariff filings on a single day's notice and without cost support to justify specific rates. The FCC generally does not exercise direct oversight over cost justification and the level of charges for service of non-dominant carriers, although it has the statutory power to do so. The FCC has jurisdiction to act upon complaints brought by third parties, or on the FCC's own motion, against a carrier for failure to comply with its statutory obligations.

     Foreign Ownership Restrictions

     Section 301(b) of the Communications Act prohibits foreign controlled companies from holding common carrier radio licenses. To allow the Company to provide common carrier telecommunications services using its networks, in the event that the Company decides it desires to provide such services, the Company has agreed to assign substantially all of its frequency licenses to THI, an entity controlled by United States citizens. To establish the terms of the Company's continued and unencumbered use of the Assigned Licenses, the Company has entered into a license and services agreement pursuant to which THI has agreed to provide to the Company all the transmission capacity it requires or may in the future require and the Company has granted THI a non-exclusive license to use all of the Company's facilities and related equipment, such as microwave transmitting and receiving equipment, required to provide transmission capacity. The Company has also obtained an option to acquire the assets or equity of THI, subject to FCC approval. See "Certain Transactions -- License Holding Company."

Employees


     As of February 28, 1997, the Company employed a total of 452 full-time employees. The Company believes that its continued success will depend in large part on its ability to attract and retain highly skilled and qualified personnel. The Company has nondisclosure agreements with all of its senior executive officers. The Company also regularly uses the services of contract technicians for the installation and maintenance of its networks. None of the Company's employees are currently represented by a collective bargaining agreement. The Company believes that its relationships with its employees are good.

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


Properties

     The Company's national call center and its executive, administrative and sales offices are located in Dallas, Texas. The premises lease has a ten year term expiring November 30, 2005, and, as of February 28, 1997, requires monthly rental payments of approximately $50,000. The Company, by exercising an option, can lease additional space at its current location at comparable rates. The Company leases additional space in the cities in which it operates for its regional offices and warehouse operations.

     The Company is negotiating for the purchase of a building proximate to its executive offices. The Company intends to relocate certain administrative functions to the new facility and to install a central office switch in the building.

     The Company owns substantially all of the cable television and telecommunications equipment essential to its operations. The Company's major fixed assets are cable television headends, microwave transmitters, SMATV receivers, PBX switches and fiber optic cable. Such properties do not lend themselves to description by character and location of principal units. Substantially all of this equipment (other than fiber optic cable laid under public rights of way) resides on or under the MDUs served by the Company or in leased facilities in various locations throughout the metropolitan areas served by the Company.

Legal Proceedings


     Except as set forth below, the Company is not a party to any pending material legal proceedings except for those arising in the ordinary course of business. The Company does not believe that these will have a material adverse impact on the Company's financial condition or results of operations. The Company is engaged in an administrative proceeding before the United States Patent and Trademark Office ("PTO") relative to registration of the "OpTel" trademark. The PTO found the Company's application to be allowable; however, a proceeding in the PTO was commenced by Octel Communications Corp. ("Octel Communications") on November 7, 1995 seeking to prevent the Company from registering the "OpTel" trademark on the grounds that the Company's trademark is confusingly similar to the mark used by Octel Communications in a related field and claiming that the Company's application has procedural deficiencies. The PTO proceeding is related solely to the Company's right to register the mark and does not have a direct bearing on the Company's continued use of the OpTel trademark. The PTO proceeding is in its relatively early stages and the Company is vigorously pursuing its right to register the OpTel trademark. However, there can be no assurance as to the outcome of the PTO proceeding. In addition, there can be no assurance that Octel Communications or another third party will not commence an infringement action against the Company under applicable federal or state law. Although the Company does not believe that its use of the name "OpTel" infringes on the trademark rights of any other person, there can be no assurance as to the outcome of any future infringement action or that any such outcome would not materially adversely affect the Company. See "Risk Factors -- Use of the Name OpTel."


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


                                  MANAGEMENT


     The following table sets forth certain information regarding the directors and executive officers of OpTel at May 15, 1997:



Directors                         Age     Position with OpTel
---------                        -----    -------------------
Claude Chagnon  ...............   42      Chairman of the Board and Director
Alain Michel ..................   48      Vice Chairman of the Board and Director
Louis Brunel    ...............   55      Director; President and Chief Executive Officer
Christian Chagnon  ............   41      Director
Pierre Collins  ...............   40      Director
Barry Porter    ...............   39      Director
Gary Winnick    ...............   49      Director

Executive Officers                Age     Position with OpTel
------------------               -----    -------------------
Louis Brunel    ...............   55      President, Chief Executive Officer and Director
Rory O. Cole    ...............   37      Chief Operating Officer
Bertrand Blanchette   .........   39      Chief Financial Officer
Vinod Batra  ..................   53      Vice President Engineering and Construction
Stephen Dube    ...............   41      Vice President Marketing and Corporate
                                           Development
Michael E. Katzenstein   ......   37      Vice President Legal Affairs and General
                                           Counsel
William Shepherd   ............   44      Vice President New Business and Product
                                           Development
Lynn Zera    ..................   49      Vice President Human Resources
Thomas Watson   ...............   41      Vice President Information Services
John Czapko  ..................   56      Vice President Sales



Claude Chagnon has served as a Director since August 1996. Since October 1996, he has served as President and Chief Operating Officer of GVL. From January 1994 to October 1996, Mr. Chagnon was Vice Chairman of GVL. Prior to 1994, Mr. Chagnon held various positions at GVL and its subsidiaries including, from May 1988 to January 1994, President of Videotron Ltee, a Canadian cable television company and wholly-owned subsidiary of GVL. Mr. Chagnon also serves as a Director of GVL, Tele-Metropole Inc., a Canadian broadcaster and subsidiary of GVL, and Provigo Inc., a Canadian food retailer.

Alain Michel has served as a director of OpTel since April 1997. Since July 1992, Mr. Michel has held various management positions at GVL, most recently, since September 1994, as Senior Vice President and Chief Financial Officer. Mr. Michel also serves as a director of Groupe Goyette Inc., a Canadian public company which provides transportation and storage services.


Louis Brunel has served as a Director since March 1995 and as President and Chief Executive Officer since April 1996. Since 1988, Mr. Brunel has held various positions at GVL and its subsidiaries, including, immediately prior to joining OpTel, Director, Chief Executive Officer and Group Managing Director of Videotron Holdings Plc ("VHP"), a UK cable television/telecommunications company and recently divested subsidiary of GVL. While at VHP, Mr. Brunel was responsible for launching VHP's cable television/telecommunications business. From 1988 to 1990, he served as Vice President-Corporate Development of GVL. In addition, he served as President of Videotron International Ltee ("VIL"), from September 1994 through December 1996.

Christian Chagnon has served as a Director since March 1997 and as Senior Vice President Strategic Planning and Technology of GVL since September 1993. Prior to August 1994, Mr. Chagnon was also President of Videotron Services Informatiques Ltee. Mr. Chagnon also serves as a Director of GVL.


Pierre Collins has served as a Director since December 1995. Mr. Collins is also the President of CDPQ. From October 1994 to November 1995, Mr. Collins was Executive Vice President of CF

Telecom Inc. a Canadian telecommunications company. From March 1994 to October 1994, he was Vice President of Telesysteme Enterprise Ltee. Prior to February 1994, Mr. Collins was Executive Vice President and General Manager of Optinet Telecommunications Inc. Mr. Collins also serves as a Director of GVL. Mr. Collins serves on the board of Teleglobe Inc., a company which is publicly traded in Canada, and on the board of several private companies.


Barry Porter has served as a Director since July 1994. Since December 1993, Mr Porter has served as a Managing Director of Pacific Capital Group, Inc., an affiliate of Vanguard Communications, Inc., the general partner of Vanguard. Prior to that, Mr. Porter was Senior Managing Director at Bear, Stearns & Co. Inc. in the investment banking group. In addition, Mr. Porter serves as a Director of Vanguard, Campuslink Communications Systems, Inc., Dycam Inc. and Styles on Video, Inc.

Gary Winnick has served as a Director since March 1994. Mr Winnick serves as the Chairman of Pacific Capital Group, Inc. He is a Director of Veritas Holdings GmbH and Campuslink Communications Systems, Inc. Mr. Winnick serves on the Board of Directors of the United States Holocaust Museum and the Simon Wiesenthal Center for Humanitarian Studies, and also serves on the Board of Trustees of Tufts University, the International Board of Governors of Hillel and the Board of Directors of the Sherry-Netherland, Inc.

Rory O. Cole was appointed Chief Operating Officer in March 1995. From September 1994 to March 1995, Mr. Cole was Vice President New Market Development of VIL. From September 1990 to September 1994, he was Chief Financial Officer of VHP. From February 1990 to August 1990, he was Corporate Controller of VHP. Prior to this, Mr. Cole held various management positions with Cox Cable, Time Warner and Ernst & Young.

Bertrand Blanchette was appointed Chief Financial Officer in September 1996. From September 1995 to December 1996, Mr. Blanchette served as Chief Financial Officer of VHP. From June 1994 to December 1995, he was Vice President Control of GVL. From October 1986 to June 1994, Mr. Blanchette was Vice President Finance of Heroux, Inc., a public manufacturer of airplane parts.


Vinod Batra was appointed Vice President Engineering and Construction in June 1996. From March 1995 to June 1996, he was President of and a Senior Consultant at Advanced Communication Consultants, a provider of consulting services relating to business and technical issues for clients in the cable television and telecommunications industries. From August 1986 to March 1995, Mr. Batra was President of American Communication Consultants. Mr. Batra also formerly served as Chairman and CEO of American Communication Consultants.

Stephen Dube has served as Vice President Marketing and Corporate Development since April 1997 and as a Vice President of VIL since May 1995. From July 1995 to April 1997, Mr. Dube served as Vice President Acquisitions and Strategic Planning for OpTel. From July 1995 to March 1997, Mr. Dube served as a Director of Optel. From January 1992 to April 1995, Mr. Dube was Senior Vice President of Laurentian Financial Inc., a financial services company. From June 1986 to January 1992, he was Vice President of Alexis Nihon Group, a real estate and venture capital company.

Michael E. Katzenstein was appointed Vice President Legal Affairs, General Counsel and Secretary in November 1995. Prior to joining OpTel, Mr. Katzenstein was a partner (and, prior to January 1993, an associate) at Kronish, Lieb, Weiner and Hellman LLP. Mr. Katzenstein received his J.D. from Boston University School of Law in 1985.


William Shepherd was appointed Vice President New Business and Product Development in June 1996. From September 1994 to December 1995, Mr. Shepherd was Vice President Sales and Marketing of Great Lakes Telecommunications Corporation ("Great Lakes"). From December 1995 to February 1996, Mr. Shepherd was Chief Operating Officer of Great Lakes. Great Lakes filed for Chapter 11 Bankruptcy in April, 1996. From January 1992 to September 1994, Mr. Shepherd was President of Continental Communications Corporation, a provider of communications consulting and international transmission resale. From June 1990 to January 1992, Mr. Shepherd was President of North American Telecommunications Corp., a Texas based long distance telephone company.

Lynn Zera was appointed Vice President Human Resources in November 1995. From July 1994 to October 1995 Ms. Zera was Executive Director of Keystone Consulting. From July 1993 to July 1994, she was Executive Director of Human Resources of Intellicall, Inc., a telecommunications company. From March 1978 to January 1993, she held various management and marketing positions with Oryx Energy, a company involved with the production and exploration of oil and gas.


Thomas Watson was appointed Vice President Information Services in September 1996. From January 1992 to September 1996, Mr. Watson held various positions at GTE Telephone Operations, a local exchange carrier, including, Group Product Manager, Group Manager Engineering and Senior Program Manager. From June 1990 to January 1992, he was Group Engineer Manager for GTE Government Systems Corporation, a software developer.

John Czapko was appointed Vice President Sales in March 1997. From September 1993 to February 1997, Mr. Czapko was Director of Indirect Distribution of Metrocel Cellular Telephone Company ("Metrocel"). From June 1991 to September 1993, he was Director of Direct Distribution of Metrocel. Prior to that, Mr. Czapko was Director of Spectrum Management of Primeco Personal Communications where he helped develop and launch their new wireless PCS networks.

Board of Directors


     Number and Term of Office. All of the Issuer's directors have been elected by VPC and Vanguard pursuant to a Stockholders' Agreement, dated as of December 22, 1994, between VPC, Vanguard, Vanguard Communications, Inc., the general partner of Vanguard (the "General Partner"), and the Issuer, as amended to date (the "Stockholders' Agreement"). Pursuant to the Stockholders' Agreement, the Board of Directors ("Board") shall consist of at least seven members which shall be designated as follows: (i) for so long as Vanguard's owns at least 30% of the outstanding Common Stock, VPC shall designate at least four nominees and Vanguard shall designate three nominees (the "Vanguard Nominees") and (ii) for so long as Vanguard's owns at least 10% of the outstanding Common Stock, VPC shall designate at least five nominees and Vanguard shall designate two nominees. For so long as Pacific Capital Group, Inc. ("Pacific"), an affiliate of the General Partner, has an economic interest in Vanguard, Pacific shall be entitled to designate the Vanguard Nominees. In addition the Stockholders' Agreement provides that no action of the Board shall be taken without the affirmative vote or consent of at least two of VPC's nominees. Messrs. Claude Chagnon, Brunel, Christian Chagnon, Collins and Michel were appointed by VPC and Messrs. Porter and Winnick were appointed by Vanguard. Mr. Collins was appointed as the nominee of Caisse pursuant to the GVL Shareholders' Agreement.


     Powers of the Directors. The directors may exercise all of the powers which may be exercised by the Issuer and which are not by law, the Certificate of Incorporation, or the Bylaws reserved or required to be performed by Stockholders. A majority of the directors then in office shall constitute a quorum and an act of a majority of the directors present at a meeting at which there is a quorum shall be an act of the Board with respect to any matter, provided, however, that no action of the Board shall be taken without the affirmative vote or consent of at least two of the members nominated by VPC.

     Committees. The Board may delegate any of its powers and authority to one or more committees. Each committee shall consist of one or more of the directors of the Issuer. The Board may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of any such committee.

     The Stockholders' Agreement, provides for an Executive Committee but none has been formed to date. To the extent permitted by law, the Executive Committee has all of the powers and may exercise all of the authority of the Board in the management of the business and affairs of the Issuer.

     The Board has an Audit Committee and a Compensation Committee. The functions of the Audit Committee include recommending to the Board the retention of independent public accountants, reviewing the scope of the annual audit undertaken by the independent public accountants and the progress and results of their work and reviewing the financial statements of the Company and its internal accounting and auditing procedures. The Audit Committee is composed of Messrs. Claude Chagnon, Collins and Porter. The functions of the Compensation Committee are to supervise the Company's compensation policies, administer the employee incentive plans, review officers' salaries and bonuses, approve significant changes in employee benefits and consider other matters referred to it by the Board. The Compensation Committee is composed of Messrs. Claude Chagnon, Collins, Brunel and Winnick.

Executive Compensation

     The following table sets forth certain information concerning compensation awarded to or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers for the fiscal year ended August 31, 1996 and the eight months ended August 31, 1995. None of the named executive officers were employed by the Company prior to December 31, 1994.

                          SUMMARY COMPENSATION TABLE


                                                                  Annual Compensation
                                               ----------------------------------------------------------
   Name and Principal          Year/Period         Salary              Bonus            Other Annual          All Other
       Position(1)                                                                      Compensation        Compensation(2)
Louis Brunel                      1996             $    35,095(3)      $       --           $       --            $    --
President and Chief               1995             $        --         $       --           $       --            $    --
Executive Officer
Rory Cole                         1996             $   175,000         $   37,505(8)        $   18,389(16)        $ 4,750
Chief Operating Officer           1995             $   102,980(4)      $   22,405(9)        $       --            $    --
Michael Katzenstein               1996             $   135,346(5)      $  133,706(10)       $   10,050(17)        $ 3,334
Vice President Legal              1995             $        --         $       --           $       --            $    --
Affairs and General Counsel
Julian Riches(23)                 1996             $   130,000         $    3,900(11)       $   17,550(18)        $    --
Treasurer                         1995             $    36,006(6)      $   31,599(12)       $    1,500(19)        $    --
William O'Neil(24)                1996             $   120,000         $   12,000           $    7,056(20)        $ 4,620
Vice President Western            1995             $    69,230(7)      $   13,757(13)       $       --            $    --
Region
Harry Nicholls(25)                1996             $   150,000         $   22,571(14)       $   17,640(21)        $ 4,500
Vice President Marketing          1995             $    71,875         $   32,494(15)       $    2,500(22)        $    --


------------
 (1) Mr. Bertrand Blanchette commenced employment with the Company as Chief Financial Officer in September 1996. During the period September 1996 through December 1996, Mr. Blanchette continued to act as Chief Financial Officer of Videotron Holdings Plc. ("VHP"), a subsidiary of GVL which was divested in December 1996. During such period, Mr. Blanchette's salary was paid by VHP and a portion of such salary was allocated to the Company. Mr. Blanchette commenced full-time employment with the Company effective January 1, 1997, at an annual salary of $150,000. During the fiscal year ended August 31, 1996, Mr. Dube was paid primarily by GVL. Beginning June 1, 1996, a portion of Mr. Dube's salary was allocated to the Company. Effective January 1, 1997, Mr. Dube accepted the position of Vice President Acquisitions and Strategic Planning on a full-time basis at an annual salary of $145,000.


 (2) Represents 401(k) matching funds.

 (3) During the fiscal year ended August 31, 1996, Mr. Brunel was paid primarily by GVL. Beginning June 1, 1996, a portion of Mr. Brunel's salary was allocated to the Company. Effective November 1, 1996, Mr. Brunel accepted the position of President and Chief Executive Officer on a full-time basis at an annual salary of $275,000.

 (4) Mr. Cole commenced employment with the Company in February 1995, at an annual salary of $175,000.

 (5) Mr. Katzenstein commenced employment with the Company in November 1995, at an annual salary of $170,000.

 (6) Mr. Riches commenced employment with the Company in April 1995, at an annual salary of $130,000.

 (7) Mr. O'Neil commenced employment with the Company in February 1995, at an annual salary of $120,000.

 (8) $1,005 represents relocation payments.

 (9) The entire amount represents relocation payments.

(10) $93,706 represents relocation payments and the remainder represents a signing bonus.

(11) The entire amount represents relocation payments.

(12) The entire amount represents relocation payments.

(13) The entire amount represents relocation payments.

(14) $3,621 represents relocation payments.

(15) The entire amount represents relocation payments.

(16) $10,076 represents an automobile allowance and $8,313 represents tax reimbursements resulting from relocation.

(17) The entire amount represents an automobile allowance.

(18) $11,550 represents tax reimbursements resulting from relocation and $6,000 represents an automobile allowance.

(19) The entire amount represents an automobile allowance.

(20) $6,000 represents an automobile allowance and the remainder represents tax reimbursements resulting from relocation.

(21) $11,640 represents tax reimbursements resulting from relocation and $6,000 represents an automobile allowance.

(22) The entire amount represents an automobile allowance.

(23) Mr. Riches currently serves as the assistant to the Chief Financial
     Officer.

(24) Mr. O'Neil currently serves as Director of Operational Support.

(25) Mr. Nicholls is no longer employed by the Company.

Compensation of Directors

     None of the Directors of the Company are compensated for their service as directors of the Company. However, all directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attending meetings of the Board or any committees of the Board.

Employment Agreements

     Louis Brunel is employed as President and Chief Executive Officer of the Company pursuant to an at will employment agreement. Under the employment agreement, Mr. Brunel currently receives an annual base salary of $275,000, a Company automobile and a housing allowance. In addition, Mr. Brunel is entitled to participate in the Company's Incentive Stock Plan, Bonus Plan (as defined) and Performance Plan (as defined). If Mr. Brunel's employment is terminated by the Company for other than cause, Mr. Brunel will receive a severance payment equal to two year's base salary.

     Rory Cole is employed as Chief Operating Officer of the Company pursuant to an at will employment agreement. Under the employment agreement, Mr. Cole currently receives a base salary of $185,000 and a Company automobile. In addition, Mr. Cole is entitled to participate in the Company's Incentive Stock Plan, Bonus Plan and Performance Plan. If Mr. Cole's employment is terminated for any reason, Mr. Cole will receive a severance payment equal to one year's base salary.

     Michael Katzenstein is employed as Vice President Legal Affairs, General Counsel and Secretary of the Company pursuant to an employment agreement expiring in November 1998. Under the employment agreement, Mr. Katzenstein currently receives an annual base salary of $170,000 and a Company automobile. Mr. Katzenstein received a signing bonus of $40,000 in 1996. In addition, Mr. Katzenstein is entitled to participate in the Company's Incentive Stock Plan, Bonus Plan and Performance Plan.

     Julian Riches currently serves as the assistant to the Chief Financial Officer of the Company pursuant to an employment agreement expiring May 1998. Under the employment agreement, Mr. Riches currently receives an annual base salary of $130,000 and an automobile allowance. In addition, Mr. Riches is entitled to participate in the Company's Incentive Stock Plan and Bonus Plan. If Mr. Riches' employment is terminated by the Company for other than cause, Mr. Riches will receive a severance payment equal to one year's base salary and reimbursement of expenses relating to his relocation to the United Kingdom.

Incentive Stock Plan


     In fiscal 1997, the Company adopted an Incentive Stock Plan (the "Plan"), pursuant to which options to acquire a maximum of 95,137 shares of Class A Common may be granted to certain executives of the Company. The Plan authorizes the Board to issue incentive stock options, as defined in Section 422A(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options which do not conform to the requirements of that Code section. The Board has discretionary authority to determine the types of options to be granted, the persons to whom options shall be granted, the number of shares to be subject to each option granted and the terms of the stock option agreements. Unless otherwise specifically provided in the option agreement, (i) the exercise price of an option will not be less than the fair market value, as determined by the Board, of the Class A Common on the date of the grant and (ii) the options vest in equal installments on each of the second, third, fourth and fifth anniversaries of the date of grant. In the event of a "change of control," all options shall vest and become immediately exercisable. The exercise price may be paid in cash, certified or bank check, through the delivery of shares of Class A Common pursuant to a broker-assisted "cashless exercise" program if established by the Company or by such other method as the Committee may deem appropriate.


     Subject to certain exceptions, during the period of 45 days after the termination of an executive's employment with the Company, the Company shall have the right to purchase all, but not less than all, of the shares of Class A Common acquired by such executive pursuant to the exercise of options issued under the Plan at the fair market value of such shares as of the date on which such executive's employment was terminated (the "Call") and the executive shall have the right to sell to the Company all, but not less than all, of the shares of Class A Common acquired by such executive pursuant to the exercise of options issued under the Plan at the fair market value of such shares as of the date on which such executive's employment was terminated (the "Put"). Both the Call and the Put shall expire on the date of an initial public offering of the equity securities of OpTel (the "IPO Date").

     Prior to the IPO Date, holders of Class A Common shares issued upon the exercise of options issued under the Plan may not transfer or sell any of such shares except pursuant to a bona fide written offer to purchase such shares for an all cash purchase price ("third party offer") and only after such shares have first been offered to the Company. The Company shall have the option to purchase all (but not less than all) of the Class A Common shares subject to the third party offer at the price per share set forth in the third party offer.

Annual Bonus Plan and Medium Term Performance Plan

     The Company has adopted an Annual Bonus Plan (the "Bonus Plan") and a Medium Term Performance Plan (the "Performance Plan") pursuant to which the Board is authorized to grant cash bonuses to certain officers of the Company. Bonuses are payable only if the Company achieves certain performance targets approved by the Compensation Committee at the beginning of the fiscal year, in the case of the Bonus Plan, or three year period, in the case of the Performance Plan.

Limitation of Director's Liability; Indemnification; Insurance

     The Issuer's Certificate of Incorporation provides that the Issuer shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL"), indemnify all persons whom it may indemnify pursuant thereto (i.e., directors and officers) and shall advance expenses incurred in defending any proceeding for which such right to indemnification is applicable, provided that, if the DGCL so requires, the indemnitee provides the Issuer with an undertaking to repay all amounts advanced if it is determined by a final judicial decision that such person is not entitled to indemnification pursuant to this provision. The Issuer's Certificate of Incorporation also contains a provision eliminating, to the fullest extent permitted by Delaware law, the personal liability of the Issuer's directors for monetary damages for breach of any fiduciary duty. By virtue of this provision, under current Delaware law, a director of the Issuer will not be personally liable for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Issuer or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) dividends or stock purchases or redemptions that are unlawful under Delaware law, and (iv) any transaction from which a director derives an improper personal benefit. However, this provision of the Issuer's Certificate of Incorporation pertains only to breaches of duty by directors as directors and not in any other corporate capacity such as officers, and limits liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws, such as the federal securities laws. As a result of the inclusion of such provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. The inclusion of this provision in the Issuer's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Issuer and its stockholders.

     The directors and officers of the Company are insured (subject to certain exceptions and deductions) against liabilities that they may incur in their capacity as such, including liabilities under the Securities Act, under a liability insurance policy carried by GVL. Such policy provides coverage in an aggregate amount of $50 million (subject to a $250,000 retention) and expires on October 24, 1997.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of February 28, 1997 regarding the beneficial ownership of OpTel's Common Stock by the owners of 5% or more of the Common Stock and by all directors and executive officers of the Company as a group. As of February 28, 1997, securities convertible into, or exercisable for, approximately 1,970,434 shares of Common Stock were outstanding, of which 1,801,367 were underlying the Convertible Notes (assuming the conversion of the Convertible Notes on April 30, 1999 at a formula provide in the terms of the Convertible Notes if no initial public offering were to occur by such date).

                                                      Number of Shares        Percentage of Common Stock
      Name and Address of Beneficial Owner           Beneficially Owned           Beneficially Owned
---------------------------------------------------  --------------------  ---------------------------------
                                                                           Voting Rights    Equity Interest
                                                                           ---------------  ----------------
Le Groupe Videotron Ltee(1)   .....................        1,923,977           83.49            76.06
300 Viger Avenue East                                    Class B Common
Montreal, Quebec H2X3W4

Vanguard Communications, Inc. (2)   ...............          429,521(3)       18.25(3)          16.66(3)
150 El Camino Drive, Suite 204                           Class B Common
Beverly Hills, California 90212

All directors and executive officers as a group                      0            0                 0
  (17 persons)

------------
(1) Such shares are owned by the VPC, an indirect wholly-owned subsidiary of GVL. As described below, VPC has agreed to certain restrictions on its abilities to transfer or otherwise dispose of such shares. Andre Chagnon, the founder of GVL, indirectly controls approximately 68% of GVL's outstanding voting rights. Pursuant to the terms of the GVL Shareholders' Agreement for as long as GVL controls the Company, Caisse will have certain rights with respect to the Company as described below.

(2) Such shares are owned by Vanguard for which Vanguard Communications, Inc. is the general partner. As described below, Vanguard has agreed to certain restrictions on its ability to transfer or otherwise dispose of such shares. Gary Winnick, the Chairman of the Board of Directors of Vanguard Communications, Inc. and its President and Chief Executive Officer has a controlling interest in Vanguard Communications, Inc. Prior to VPC acquiring control of the Company, Pacific and its affiliates, including Vanguard Communications, Inc. founded, controlled and financially sponsored the Company. The Issuer has been advised that Vanguard has reached an agreement in principle for the sale of its interest in the Issuer to CDPQ. In connection with such sale, GVL, VPC, CDPQ, Caisse and the Issuer have reached an agreement in principle with respect to certain changes to be made to the Issuer's Certificate of Incorporation and the Stockholders' Agreement. No assurance can be given as to when, or if, the parties to such agreements in principle will agree upon definitive documentation of the transactions contemplated therein or that, if such definitive documentation is executed, whether consummation of the transactions contemplated therein will in fact occur. See "Certain Transactions -- Possible Sale of Vanguard Interest."

(3) Includes 48,937 shares of Class B Common issuable upon exercise of the Vanguard Option (as defined). Without giving effect to the Vanguard Option, Vanguard beneficially owns 16.51% of the voting rights and 15.05% of the outstanding equity interest. See "Certain Transactions."

Stockholders' Agreement

     Transfer Restrictions/Rights of First Refusal. Pursuant to the terms of the Stockholders' Agreement, the holders of the Issuer's Common Stock are prohibited from transferring any shares of Common Stock, other than transfers to affiliates of such holder with the consent of the Board. In addition, except to the extent required by law, Vanguard and the General Partner are prohibited from transferring or distributing any of the Common Stock owned by Vanguard to Vanguard's partners prior to the IPO Date.

     Prior to the IPO Date, Vanguard may, subject to certain conditions, solicit offers from Institutional Investors (as defined in the Stockholders' Agreement) to purchase all, but not less than all, of the shares of Common Stock held by Vanguard. Any such offer, however, is subject to a right of first refusal, in favor of VPC and the Issuer, pursuant to which VPC or the Issuer may purchase the Common Stock offered on the same terms and conditions. The Issuer has been advised that Vanguard has reached an agreement in principle for the sale of its interest in the Issuer to CDPQ. In connection with such sale, GVL, VPC, CDPQ, Caisse and the Issuer have reached an agreement in principle with respect to certain changes to be made to the Issuer's Certificate of Incorporation and the Stockholders' Agreement. No assurance can be given as to when, or if, the parties to such agreements in principle will agree upon definitive documentation of the transactions contemplated therein or that, if such definitive documentation is executed, whether consummation of the transactions contemplated therein will in fact occur. See "Certain Transactions -- Possible Sale of Vanguard Interest."


     In addition, certain holders of partnership interests in Vanguard have agreed not to transfer their interests, subject to limited exceptions. If a holder of an interest in Vanguard who is not subject to this restriction, proposes to dispose of their interest in Vanguard, the General Partner shall provide notice to the Issuer and VPC of such proposed transfer, and VPC, or at VPC's election, the Issuer shall have the right to purchase such interest at the price and terms provided for in Vanguard's Partnership Agreement, dated as of April 15, 1993, as amended to date. If VPC or the Issuer acquires any interest in Vanguard pursuant to these agreements, if VPC or the Issuer, as the case may be, so elects, Vanguard will redeem or purchase the partnership interests in exchange for shares of Common Stock which would be distributed with respect to such partnership interests if Vanguard were then liquidated.

     Preemptive Rights. Until the earlier of the IPO Date and July 31, 1999, the Issuer shall not issue or sell to VPC or Vanguard or any of their respective affiliates any additional shares of capital stock of the Issuer, or any options or other rights to acquire any such capital stock, except with the consent of both VPC and Vanguard in each instance. All investments during such period by VPC or Vanguard are expected to be generally in the form of the Convertible Notes, except they will include subordination terms that will cause them to be "Deeply Subordinated Shareholders Loans" for purposes of the Indenture. Subject to the foregoing, if the Board requests as necessary for the financing of the Company and VPC so elects, VPC may purchase from the Issuer one or more convertible promissory notes on substantially the same terms as the outstanding Convertible Notes (except they will include subordination terms that will cause them to be "Deeply Subordinated Shareholders Loans" for purposes of the Indenture), subject to Vanguard's right to participate, after providing written notice to Vanguard (the "Purchase Notice"). Within 60 days after receipt of a Purchase Notice, Vanguard may elect to participate in such financing in proportion to its ownership interest in the Issuer at the time of the Purchase Notice, except that Vanguard may not exercise such right in any instance as to less than 10% of the aggregate principal amount of the convertible promissory notes to be sold.

     If, prior to the IPO Date but after July 31, 1999, the Board determines to issue additional shares of Common Stock, VPC may require that such shares be Class B Common and, subject to Vanguard's right to participate, VPC may purchase, after providing a Purchase Notice to the Issuer and Vanguard, any or all of such additional shares at the Valuation Price (as defined in the Stockholders' Agreement). Within sixty days after receipt of a Purchase Notice, Vanguard may elect to participate in such financing in proportion to its ownership interest in the Issuer at the time of the Purchase Notice, in which event the number of additional shares to be purchased by VPC shall be reduced by the number of shares purchased by Vanguard.

     Drag Along/Tag Along Rights. If, prior to the IPO Date, VPC elects to sell a controlling interest in the Issuer, VPC may require Vanguard to join in such a sale in the same proportion and on the same terms. If VPC elects to sell ten percent or more of the Common Stock owned by it (other than in a public offering), Vanguard has the right to join in such sale in the same proportion and on the same terms. If VPC elects to sell fifty percent or more of the Common Stock owned by it (other than in a public offering), Vanguard has the right to join in such sale and may sell all of its shares on the same terms.

     If, prior to the IPO Date, VPC ceases to be an affiliate of GVL, then for a period of 120 days after such change in control, Vanguard may sell all or any part of the Common Stock owned by it to the entity then controlling VPC on terms no less favorable than those in the transaction which resulted in such entity acquiring control of VPC.

Tag Along/Drag Along Rights of Non-Voting Common

     Subject to certain exceptions, until the consummation of a public offering of the Common Stock, as a result of which at least 15% of the outstanding shares of Common Stock are listed on a national securities exchange or on the Nasdaq National Market (a "Qualified Offering"), and provided that GVL beneficially owns more shares of Common Stock (assuming the conversion of the Convertible Notes on April 30, 1999 at a formula provided for in the terms of the Convertible Notes if no initial public offering were to occur by such date) than any other person, then in the event of any transfer of beneficial ownership of Common Stock or Convertible Notes by GVL to any person (a "Proposed Purchaser"), each holder on Non-Voting Common or securities issued or issuable with respect to the Non-Voting Common ("Registrable Securities") may require the Proposed Purchaser to purchase on the same terms the proportion of the Registrable Securities held by such holder equal to the number of shares of Common Stock (and, in the case of Convertible Notes, the number of shares of Common Stock then represented thereby) that GVL proposes to transfer divided by the total number of shares of Common Stock beneficially owned by GVL.

     If the transfer by GVL results in GVL owning less than a majority of the Common Stock (assuming the conversion of the Convertible Notes on April 30, 1999 at a formula provided for in the terms of the Convertible Notes if no initial public offering were to occur by such date), each holder of Registrable Securities has the right to require the Proposed Purchaser to purchase all of the Registrable Securities owned by such holder.

     Until the consummation of a Qualified Offering, and provided that GVL beneficially owns a majority of the outstanding Common Stock (assuming the conversion of the Convertible Notes on April 30, 1999 at a formula provided for in the terms of the Convertible Notes if no initial public offering were to occur by such date), if GVL determines to sell all of the Common Stock and Convertible Notes beneficially owned by GVL to any person other than an affiliate or a Permitted Holder, GVL has the right to require the holders of Registrable Securities to sell all of the Registrable Securities to the purchaser at the same price per share paid by the purchaser to GVL.

GVL Shareholders' Agreement


     In connection with an investment by Caisse and CDPQ in GVL, Caisse, CDPQ, Sojecci Ltee and Sojecci (1995) Ltee, the principal shareholders of GVL, and Andre Chagnon entered into the GVL Shareholders' Agreement, which provides, among other things, that for so long as GVL controls the Issuer, Caisse will be allowed to select one of GVL's nominees to the Board of Directors of the Issuer and to have one representative on the Audit Committee of the Issuer, subject to any prior commitments made by GVL to other stockholders of the Issuer and certain other conditions. In addition, the principal shareholders of GVL have agreed they shall not allow the Company to take certain actions without the consent of Caisse, including the incurrence of additional indebtedness or any acquisition or merger, each outside the normal course of business, or the issuance of additional capital stock of the Issuer. See "Certain Transactions -- Possible Sale of Vanguard Interest."


Registration Rights

     Vanguard has the right, subject to certain conditions, to cause the Issuer to register under the Securities Act not more than one-half of the shares of Class A Common issuable upon conversion of the Class B Common then owned by Vanguard. This demand right may be exercised at any time on or after the earlier of (i) September 30, 1997 or (ii) one year after the IPO Date. If Vanguard exercises its demand registration right, VPC has the option to purchase all of the securities proposed to be offered by Vanguard in such registration (the "Purchase Option"). In the event that VPC exercises the Purchase Option, Vanguard will be entitled to one additional demand registration right, exercisable not earlier than one year after the exercise of the Purchase Option, which demand right shall permit Vanguard to register all of the Class A Common issuable upon conversion of the Class B Common then owned by Vanguard.

     In the event that the Issuer proposes to register any of its equity securities under the Securities Act, including in connection with an initial public offering, Vanguard will be entitled to notice of such registration and to include therein the shares of Class A Common issuable upon conversion of the Class B Common held by them, provided that Vanguard may not exercise this right with respect to less than 20% of the securities held by it. Vanguard shall be entitled to such "piggyback" registration rights in the Issuer's initial public offering and in each of the two subsequent Issuer offerings. The managing underwriter of any such offering, however, may limit the number of shares to be included in such registration by Vanguard if, in the opinion of the managing underwriter, the distribution of all or a portion of the securities requested to be included in the registration by Vanguard would materially adversely affect the distribution of securities by the Issuer. Notwithstanding the foregoing, Vanguard will have priority over the Issuer with respect to the inclusion of any such cutback securities in the registration for the purpose of satisfying any exercise of an underwriters' over-allotment option.

     In addition, in the event that the Issuer proposes to register any of its equity securities under the Securities Act, including in connection with an initial public offering, Mr. Kofalt, a former director and Chairman of the Board of the Company, will be entitled to notice of such registration and to include therein the shares of Class A Common issuable upon exercise of the Kofalt Warrant. Mr. Kofalt shall be entitled to one such "piggyback" registration. The managing underwriter of any such offering, however, may limit the number of shares to be included in such registration by Mr. Kofalt if in the opinion of the managing underwriter the distribution of all or a portion of the securities requested to be included in the registration by Mr. Kofalt would materially adversely affect the distribution of securities by the Issuer.

     Generally, the Issuer is required to bear the expenses of all requested registrations, provided that any selling stockholder will be required to bear their pro rata share of the underwriting discounts and commissions and certain other specified expenses.

     The holders of one-third or more of the Registrable Securities have the right, subject to certain conditions, to cause the Issuer to effect one registration under the Securities Act of the Registrable Securities. This demand right may be exercised at any time after the earlier to occur of (i) February 15, 2002, (ii) the date immediately prior to a Change of Control, (iii) the 90th day after a primary public offering of Common Stock or (iv) other than as a result of an initial public offering, the date on which a class of common equity securities of the Issuer is listed on a national securities exchange, is authorized for quotation on the Nasdaq National Market or is otherwise subject to registration under the Exchange Act. In the event that the demand right is exercised, the Issuer may satisfy its obligations with respect to such demand by making and consummating an offer to purchase all Registrable Securities at a price at least equal to the current market value of the Registrable Securities.

     In the event that the Issuer proposes to register Common Stock under the Securities Act, the holders of Registrable Securities are entitled to notice of such registration and to include such Registrable Securities therein, subject to certain exceptions. The number of Registrable Securities to be included therein is subject to the terms of certain other existing registration rights agreements and to a pro rata reduction to the extent that the Issuer is advised by the managing underwriter therefor that the total number or type of Registrable Securities and other securities proposed to be included therein is such as to materially and adversely affect the success of the offering.

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                              CERTAIN TRANSACTIONS

Convertible Notes

     The Company has financed a large portion of its capital needs by borrowing from its majority stockholder, VPC. As of February 28, 1997, the Issuer had outstanding $121.0 million of Convertible Notes (including accrued interest). The Convertible Notes bear interest at a rate of 15% per annum, payable concurrently with the payment of principal. Interest not paid gets added to principal on an annual basis. In connection with the Offering, the maturity of the Convertible Notes was extended to six months after the final maturity of the Notes and the Convertible Notes were subordinated in right of payment to the Notes in the manner described below.

     The principal of and interest on the Convertible Notes may be converted, in whole but not in part, at the election of VPC, into shares of Class B Common, during the period of (i) 180 days commencing on the IPO Date and (ii) if such 180-day period shall not previously have commenced and expired, the period of 90 days commencing on April 30, 1999 (the "Conversion Date"). Subject to customary anti-dilution adjustments, the conversion price of the Convertible Notes will be
(1) the price at which Common Stock is first sold to the public in a public offering, provided that the product of such price and the number of shares of Common Stock outstanding, on a fully-diluted basis (excluding shares sold in the offering and shares issuable upon conversion of outstanding Convertible Notes) equals or exceeds $225.0 million, or (2) if no such sale of Common Stock has taken place on or before the Conversion Date, a price equal to the quotient of $225.0 million divided by the number of shares of Common Stock outstanding on that date, on a fully diluted basis (excluding shares issuable upon conversion of outstanding Convertible Notes).

     The Convertible Notes are not subject to prepayment without the consent of VPC. Subject to the terms of the Indenture, the Convertible Notes must be prepaid out of proceeds of any sale of debt or equity securities of OpTel to the extent that VPC, in its sole discretion, shall require.

     In the event of a liquidation, dissolution, reorganization, receivership or winding-up of the Issuer, the holders of the Notes and the Trustee will be entitled to the prior payment in full of all obligations owing under the Indenture and the Notes before any payment whatsoever is made on account of the Convertible Notes. In addition, no payment on account of the Convertible Notes may be made at a time when (x) any Default or Event of Default (each as defined under the Indenture) has occurred or is continuing or will occur as a result of such action or (y) the maturity of the Notes has been accelerated. Accordingly, the prepayment of the Convertible Notes and the payment of any interest on account of the Convertible Notes will at all times be subject to the covenants of the Indenture, particularly the covenant "Limitation on Restricted Payments." See "Description of the Notes -- Certain Covenants."

Richey Warrant

     In connection with the acquisition by the Company (as the assignee of Vanguard) of certain subsidiaries of International Richey Pacific Cablevision, Ltd. ("Richey"), Vanguard granted to Richey a warrant (the "Richey Warrant") to purchase certain limited partnership interests in Vanguard at an exercise price of $1.25 million, subject to adjustment. The Richey Warrant is exercisable, in whole or in part, at any time prior to December 28, 1997. If the Richey Warrant is not exercised, Richey may, during the 90 day period commencing on December 28, 1997, require the Issuer to purchase the Richey Warrant for $1.0 million, subject to reduction (the "Put Price"). Vanguard may, at its option, repurchase the Richey Warrant for $4.0 million, subject to adjustment. The Issuer has agreed to pay Vanguard, in the event that the Richey Warrant is exercised, or Richey, in the event that Vanguard opts to repurchase the Richey Warrant, the Put Price.

Vanguard-Related Transactions


     In August 1996, in connection with a negotiated settlement of certain disputes between the Company's principal stockholders, the Issuer granted Vanguard a non-transferable option (the


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"Vanguard Option") to purchase 48,937 shares of Class B Common at an exercise price of $53.55 per share, subject to adjustment. The Vanguard Option is exercisable at any time after August 31, 1996 and expires on the earlier to occur of (i) July 31, 1999 or (ii) 180 days after the IPO Date.

     In September 1996, the Company entered into a consulting agreement with James A. Kofalt, a former director of the Issuer and a limited partner of Vanguard, pursuant to which the Company agreed to compensate Mr. Kofalt with a one time payment of $70,000 and a per diem consulting fee of $3,500 (if such consulting services are requested by the Company). In connection therewith, the Issuer also granted Mr. Kofalt a warrant (the "Kofalt Warrant") to purchase up to 24,992 shares of Class A Common at an exercise price of $53.55 per share, subject to adjustment. The Kofalt Warrant is presently exercisable and expires on August 31, 1999. In the event that the Kofalt Warrant is exercised prior to the IPO Date, the shares of Class A Common held by Mr. Kofalt will become subject to transfer restrictions, rights of first refusal and drag along rights comparable to those applicable to the Common Stock held by Vanguard. See "Principal Stockholders -- Stockholders' Agreement."

Management Fees


     In connection with a negotiated settlement of certain disputes between the Company's principal stockholders, in August 1996, VPC and Pacific have agreed to provide, at the specific request of the Board, such reasonable consultant, advisory and management services as the Company may reasonably require. This arrangement terminates on the earlier to occur of (i) the IPO Date or (ii) the date on which any public or institutional financing obtained by the Company restricts the payment of fees or charges to affiliates of the Company. The Company pays each of VPC and Pacific $350,000 per annum (plus travel expenses) for such services. The Company accrued a liability of $29,167 payable to each of VPC and Pacific for general consulting services, during fiscal 1996. Pacific was paid such amounts during fiscal 1997. Such amounts have not yet been paid to VPC.


License Holding Company


     The Company has agreed to assign substantially all of its frequency licenses (the "Assigned Licenses") to THI in exchange for a $1.0 million principal amount (subject to adjustment as described below) 8% secured promissory note due on February 14, 2007 (the "License Note"). The License Note contains covenants which restrict THI from, among other things, incurring indebtedness other than to the Company or in the ordinary course of business, and merging or consolidating with another entity.

     The Communications Act prohibits any corporation of which more than one-fifth of the capital stock is owned or voted by non-U.S. citizens, or any corporation directly or indirectly controlled by any other corporation of which more than one-fourth of the capital stock is owned or voted by non-U.S. citizens, from holding a common carrier radio station license. GVL, the Company's principal stockholder, is a Canadian corporation. Consequently, THI was created to permit the Company to use the Assigned Licenses, modified as necessary, to provide "common carrier" telecommunications services in the event that the Company should desire to do so in the future. Russell S. Berman, Henry Goldberg and Rory O. Cole, each U.S. citizens, each own one-third of the outstanding equity interests in THI. Mr. Cole is the Chief Operating Officer of OpTel. Russell S. Berman is a partner at Kronish, Lieb, Weiner & Hellman LLP which represents both the Company and THI with respect to various legal matters. Henry Goldberg is a partner at Goldberg, Godles, Weiner & Wright which represents both the Company and THI with respect to certain federal regulatory matters.


     To establish the terms of the Company's continued and unencumbered use of the Assigned Licenses, the Company and THI entered into a license and services agreement (the "THI Agreement") pursuant to which THI has agreed to provide to the Company all the transmission capacity it requires or may in the future require and the Company has granted THI a non-exclusive license to use all of the Company's facilities and related equipment, such as microwave transmitting and receiving equipment, required to provide such transmission capacity. THI will secure future

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licenses necessary to provide the Company with the transmission capacity it requires. The THI Agreement provides for payments from the Company to THI which are expected to approximate the monthly interest due on the License Note plus an allowance for the anticipated expenses of THI. The Company may also advance funds to THI to the extent necessary to enable THI to fulfill its obligations under the THI Agreement. All amounts of such advances will be added to the principal amount of the License Note. It is not expected that payments made by the Company to THI will have a material impact on the Company's cash flows or results of operations.

     In connection with the above described transaction, the Company has received an option from THI (the "THI Option") to purchase all or, in certain circumstances, some of the assets of THI and a separate option from each stockholder of THI (each, an "Individual Option") to purchase all of such person's shares of capital stock of THI. The exercise price of the THI Option is equal to the current principal amount of, plus the accrued interest on, the License Note on the closing date, which amount may be paid by tendering the License Note to THI plus an amount equal to the lesser of (i) book value of the assets being purchased or (ii) the initial capitalization of THI plus 10% premium compounded annually. The exercise price of each Individual Option is equal to the lesser of (x) the book value of the shares being purchased and (y) the price paid for such shares plus 10% premium compounded annually. The THI Option and the Individual Options are exercisable at any time prior to February 14, 2007, subject to FCC approval.


Possible Sale of Vanguard Interest

     The Issuer has been advised that Vanguard has reached an agreement in principle (the "Vanguard Agreement in Principle") for the sale of its interest in the Issuer to CDPQ, a wholly-owned subsidiary of Caisse. In connection with such sale, GVL, VPC, CDPQ, Caisse and the Issuer have reached an agreement in principle (the "Issuer Agreement in Principle") with respect to certain changes to be made to (a) the Issuer's Certificate of Incorporation, including granting preemptive rights to the holders of the Class B Common and eliminating the transfer restrictions on the Class B Common and (b) the Stockholders' Agreement, including customary minority shareholder reciprocal rights of first refusal, board representation rights, drag-along/tag-along rights, veto rights with respect to certain material transactions (including the incurrence of additional debt and material acquisitions or divestitures) and demand and piggy-back registration rights. In addition, the Issuer Agreement in Principle provides for
(i) VPC to grant CDPQ a right to put its shares to VPC at fair market value if, five years after the date CDPQ purchases its interest from Vanguard, OpTel has not undertaken a public equity offering, (ii) VPC and Vanguard each to renounce its respective right to receive management fees (see "Certain Transactions -- Management Fees"), (iii) CDPQ to receive certain rights granted to any new shareholder if CDPQ, in its reasonable discretion, believes them to be more advantageous than those granted to CDPQ, and (iv) the possible conversion of certain outstanding Convertible Notes into shares of Class B Common at a conversion price not less than $82.18 per share. No assurance can be given as to when, or if, the parties to the Vanguard Agreement in Principle or Issuer Agreement in Principle will agree upon definitive documentation of the transactions contemplated therein or that, if such definitive documentation is executed, whether consummation of the transactions contemplated therein will in fact occur.

Acquisitions of Class B Common

     Between December 22, 1994 and March 31, 1995, VPC invested $60.0 million in the issuer under a senior secured convertible note (the "Senior Convertible Note") of the Issuer with a maturity date of June 30, 1996. The Senior Convertible Note, along with the accrued interest thereon, was converted into 1,120,985 shares of Class B Common on March 31, 1995, in accordance with its terms. Concurrently with the conversion of the Senior Convertible Note, VPC purchased 105,667 shares of Class B Common from Vanguard for $5.7 million.


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     On July 26, 1995, VPC purchased from the Issuer (i) 311,652 shares of Class
B Common for $16,687,656 and (ii) a $8,311,848 15% convertible note. On April 1, 1996, the note was converted into 155,229 shares of Class B Common (after giving effect to the contribution, in connection with the settlement of certain disputes between the principal stockholders, of certain shares received by VPC as accrued interest on the note to the Issuer).

Acquisition of Certain Assets

     Effective as of July 31, 1996, the Company purchased certain assets of certain subsidiaries of Wireless Holdings, Inc. and Videotron (Bay Area) Inc. both of which are affiliates of VPC for an aggregate purchase price of approximately $3.9 million. The assets represented approximately 23,000 units passed. The operations of the acquired assets are located in the San Francisco, California and Tampa, Florida areas. The amount paid represented the seller's historical cost. At the time of the purchase, the Board of Directors of the Company received a valuation report which estimated the fair market value of such assets to be approximately equal to their historical cost.

Insurance

     The Company purchases certain insurance coverage through GVL, including directors and officers liability insurance. The Company paid an aggregate of approximately $478,000 and $434,000 to GVL for this insurance coverage in fiscal 1996 and 1997, respectively.


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


                           DESCRIPTION OF THE NOTES

     Set forth below is a summary of certain provisions of the Notes. The New Notes, like the Old Notes, will be issued under the Indenture dated as of February 14, 1997 between the Issuer and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"), a copy of the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The terms of the New Notes are substantially identical in all material respects (including interest rate and maturity) to the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." As of the date of this Prospectus, $225,000,000 principal amount of Old Notes were outstanding.

General

     The Notes are general senior obligations of the Issuer. The Notes are collateralized by a first priority security interest in the Escrow Account described under "--Disbursement of Funds; Escrow Account." Like the Old Notes, the New Notes will be issued only in fully registered form without coupons, in denominations of $1,000 principal amount and integral multiples thereof. Principal of, premium, if any, and interest on the Notes are payable, and the Notes are exchangeable and transferable, at the office or agency of the Issuer in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee). See " -- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of the Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Maturity, Interest and Principal

     The Notes are limited to $225,000,000 aggregate principal amount and mature on February 15, 2005. Interest on the Notes accrues at a rate of 13% per annum and is payable semi-annually in arrears on each February 15 and August 15 (each, an "Interest Payment Date"), commencing August 15, 1997 to registered holders of Notes, on the February 1 or August 1, as the case may be, immediately preceding such Interest Payment Date. Interest accrues from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date. Cash interest is computed on the basis of a 360-day year of twelve 30-day months. If the Issuer defaults on any payment of principal and/or premium (whether upon redemption or otherwise), cash interest will accrue on the amount in default at the rate of interest borne by the Notes. Interest on overdue principal and premium and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the Notes.

     As discussed under "Exchange Offer; Registration Rights," pursuant to the Registration Rights Agreement, the Issuer has agreed, for the benefit of the holders of Notes, to effect at its expense a registered exchange offer under the Securities Act to exchange the Old Notes for New Notes. The failure to comply with such agreement in certain respects may result in an increase in the interest rate applicable to the Notes.

Redemption

     Optional Redemption. The Notes are redeemable, at the option of the Issuer, in whole or in part, at any time on or after February 15, 2002, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued

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and unpaid interest to the redemption date, if redeemed during the 12-month period beginning February 15 of the years indicated below:

Year                               Redemption Price
-----                              ----------------
2002  ...........................       110%
2003  ...........................       107
2004 and thereafter  ............       100


     Notwithstanding the foregoing, in the event prior to February 15, 2000 of
(i) one or more Equity Offerings and/or (ii) a sale or series of related sales by the Issuer of its Common Stock to one or more Strategic Equity Investors for aggregate gross proceeds of $100.0 million or more, the Issuer may redeem, at its option, up to a maximum of 35% of the initially outstanding aggregate principal amount of Notes from the net proceeds thereof at a redemption price equal to 113% of the principal amount of the Notes (determined at the redemption date), together with accrued and unpaid interest to the date of redemption; provided that not less than $145.0 million aggregate principal amount of Notes are outstanding following such redemption. Any such redemption may only be effected once and must be effected upon not less than 30 nor more than 60 days' notice given within 30 days after the last such Equity Offering or sale to a Strategic Equity Investor, as the case may be, resulting in gross proceeds of $100.0 million or more.

     Mandatory Redemption. The Issuer is not required to make any mandatory sinking fund payments in respect of the Notes. However, (i) upon the occurrence of a Change of Control, each holder of the Notes will have the right to require the Issuer to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof (determined at the date of purchase), plus accrued interest thereon, if any, to the date of purchase, and (ii) upon the occurrence of an Asset Sale, the Issuer may be obligated to make an offer to purchase all or a portion of the outstanding Notes at a price of 100% of the principal amount, thereof (determined at the date of purchase), plus accrued and unpaid interest, if any, to the date of purchase. See " -- Certain Covenants -- Change of Control" and "-- Disposition of Proceeds of Asset Sales," respectively.

     Selection; Effect of Redemption Notice. In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or such other method as the Trustee in its sole discretion deems appropriate and just; provided that any redemption pursuant to the provisions relating to one or more Equity Offerings and/or sales to a Strategic Equity Investor shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to DTC procedures). No Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original Note. Upon giving of a redemption notice, interest on Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Issuer defaults in providing the funds for such redemption) and such Notes will cease to be outstanding.

Disbursement of Funds; Escrow Account

     The Notes are collateralized, pending disbursement pursuant to the Escrow Agreement dated as of February 14, 1997, among the Issuer, the Trustee and U.S. Trust Company of Texas, N.A., as Escrow Agent (the "Escrow Agreement"), by a pledge of the Escrow Account (as defined in the Escrow Agreement), into which the Issuer deposited $79.6 million of the net proceeds from the Offering (the "Escrow Collateral"), representing funds that, together with the proceeds from the investment thereof, will be sufficient to pay interest on the Notes for six scheduled interest payments.

     The Issuer entered into the Escrow Agreement which provided for the grant by the Issuer to the Trustee, for the benefit of the holders, of security interests in the Escrow Collateral. All such security interests collateralize the payment and performance when due of all obligations of the Issuer under

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the Indenture and the Notes, as provided in the Escrow Agreement. The Liens created by the Escrow Agreement are first priority security interests in the Escrow Collateral. The ability of holders to realize upon any such funds or securities may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Issuer.

     Pursuant to the Escrow Agreement, funds may be disbursed from the Escrow Account only to pay interest on the Notes (or, if a portion of the Notes has been retired by the Issuer, funds representing the lesser of (i) the excess of the amount sufficient to pay interest through and including February 15, 2000 on the Notes not so retired and (ii) the interest payments which have not previously been made on such retired Notes for each Interest Payment Date through the Interest Payment Date to occur on February 15, 2000 shall be paid to the Issuer if no Default then exists under the Indenture).

     Pending such disbursements, all funds contained in the Escrow Account have been invested in U.S. Government Securities. Interest earned on the U.S. Government Securities will be placed in the Escrow Account. Upon the acceleration of the maturity of the Notes, the Escrow Agreement will provide for the foreclosure by the Trustee upon the net proceeds of the Escrow Account. Under the terms of the Indenture, the proceeds of the Escrow Account shall be applied, first, to amounts owing to the Trustee in respect of fees and expenses of the Trustee and, second, to all obligations under the Notes and the Indenture. Under the Escrow Agreement, assuming that the Issuer makes the first six scheduled interest payments on the Notes in a timely manner with funds or U.S. Government Securities held in the Escrow Account, all of the U.S. Government Securities will be released from the Escrow Account.

Ranking

     The indebtedness of the Issuer evidenced by the Notes ranks senior in right of payment to all subordinated indebtedness of the Issuer and pari passu in right of payment with all other existing and future unsubordinated indebtedness of the Issuer.

     The Issuer is a holding company with limited assets and no business operations of its own. The Issuer operates its business through its subsidiaries. Any right of the Issuer and its creditors, including holders of the Notes, to participate in the assets of any of the Issuer's subsidiaries upon any liquidation or administration of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including trade creditors. For a discussion of certain adverse consequences of the Issuer being a holding company and of the terms of potential future indebtedness of the Issuer and its subsidiaries, see "Risk Factors -- Holding Company Structure and Need to Access Subsidiaries' Cash Flow."

Certain Covenants

     Set forth below are certain covenants that are contained in the Indenture.

     Limitation on Additional Indebtedness. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become directly or indirectly liable for or with respect to, contingently or otherwise, the payment of (collectively, to "incur") any Indebtedness (including any Acquired Indebtedness), except for Permitted Indebtedness; provided that (i) the Issuer will be permitted to incur Indebtedness and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if, in either case, after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the ratio of (x) Total Consolidated Indebtedness (as of the date of incurrence) to (y) Annualized Pro Forma Consolidated Operating Cash Flow (based upon the two most recent fiscal quarters for which consolidated financial statements of the Issuer are available preceding the date of such incurrence) would be less than or equal to (A) 8.0 to 1.0 if such incurrence is prior to August 31, 2000 or (B) 7.0 to 1.0 if such incurrence is on or after August 31, 2000 and prior to August 31, 2002 or (C) 6.0 to 1.0 if such incurrence is on or after August 31, 2002.

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     Limitation on Restricted Payments. The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment unless:

     (i) no Default shall have occurred and be continuing at the time of or upon giving effect to such Restricted Payment;

     (ii) immediately after giving effect to such Restricted Payment, the Issuer would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness"; and

     (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date and all Designation Amounts does not exceed an amount equal to the sum of (a) the difference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) Cumulative Consolidated Interest Expense determined at the time of such Restricted Payment, plus (b) the aggregate net cash proceeds received by the Issuer either (x) as capital contributions to the Issuer after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary of the Issuer) of its Capital Stock (other than Disqualified Stock) on or after the Issue Date, plus (c) the aggregate net proceeds received by the Issuer from the issuance (other than to a Restricted Subsidiary of the Issuer) on or after the Issue Date of its Capital Stock (other than Disqualified Stock) upon the conversion of, or in exchange for, Indebtedness of the Issuer (other than the Convertible Notes), plus (d) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (other than an Investment made pursuant to clause (v), (vi), (vii) or (xii) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment, plus (e) in the case of any Revocation with respect to a Subsidiary of the Issuer that was made subject to a Designation after the Issue Date, an amount equal to the lesser of the Designation Amount with respect to such Subsidiary or the Fair Market Value of the Investment of the Issuer and the Restricted Subsidiaries in such Subsidiary at the time of Revocation. For purposes of the preceding clauses (b)(y) and (c), as applicable, the value of the aggregate net proceeds received by the Issuer upon the issuance of Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received, if any, by the Issuer upon the conversion, exchange or exercise thereof.

     For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

     The provisions of this covenant shall not prohibit (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment would be permitted by the provisions of the Indenture; (ii) the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Issuer in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of, shares of Capital Stock of the Issuer (other than Disqualified Stock); provided that any such net cash proceeds are excluded from clause (iii)(b) of the preceding paragraph; (iii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness (other than the Convertible Notes and Deeply Subordinated Shareholders Loans) made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of (x) Capital Stock (other than Disqualified Stock) of the Issuer or (y) other Subordinated Indebtedness to the extent that its stated maturity for the payment of principal thereof is not prior to the 180th day after the final stated maturity of the Notes; provided that any such net cash proceeds are excluded from clause (iii)(b) of the preceding paragraph; (iv) the purchase, redemption, retirement or other acquisition of the Convertible Notes or Deeply Subordinated

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Shareholders Loans to the extent made by exchange for (upon conversion in accordance with their terms or otherwise), or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock) of the Issuer; provided that any such net proceeds or net cash proceeds, as applicable, shall be excluded from clause (iii)(b) of the preceding paragraph; (v) so long as no Default shall have occurred and be continuing, Investments by the Issuer or any Restricted Subsidiary in a person (including any Unrestricted Subsidiary) in an amount, at any time outstanding, not to exceed $25.0 million less the amount of Investments then outstanding under clause (xii) of this paragraph; (vi) the extension by the Issuer and the Restricted Subsidiaries of trade credit to Unrestricted Subsidiaries, represented by accounts receivable, extended on usual and customary terms in the ordinary course of business; (vii) any renewal or reclassification of any Investment in any Unrestricted Subsidiary outstanding on the Issue Date or subsequently made in accordance with the provisions described herein; (viii) purchases or redemptions of Capital Stock (including cash settlements of stock options) held by employees, officers or directors upon or following termination of their employment with the Issuer or one of its Subsidiaries, subject to any put arrangements, provided that payments not subject to such puts shall not exceed $1.0 million in any fiscal year in the aggregate; (ix) so long as no Default shall have occurred and be continuing, Investments in Unrestricted Subsidiaries to the extent promptly made with the proceeds of a substantially concurrent (1) capital contribution to the Issuer or
(2) issue or sale of Capital Stock (other than Disqualified Stock) of the Issuer (other than to a Restricted Subsidiary of the Issuer); provided that any such proceeds are excluded from clause (iii)(b) of the preceding paragraph; (x) the redemption or purchase of the Richey Warrant for an amount not to exceed $1.0 million; (xi) the payment of management fees to each of VPC and Pacific in an amount not to exceed $350,000 (plus out-of-pocket travel expenses relating to the management of the Issuer) in any fiscal year; (xii) Investments in an amount at any time outstanding not to exceed $25.0 million less the amount of Investments then outstanding under clause (v) of this paragraph so long as such investment is in the form of senior loans having a maturity of not more than one year made in any person ("target") engaged in a Cable/Telecommunications Business with respect to which the Issuer or a Restricted Subsidiary has entered into a definitive acquisition agreement for the acquisition by the Issuer or a Restricted Subsidiary of target such that target will become a Restricted Subsidiary as a result of such acquisition; provided any such acquisition is consummated or such Investment is repaid within one year of the making of any such Investment; and (xiii) the use of proceeds from the issue and sale of the Notes to repay up to $10.0 million aggregate principal amount of Convertible Notes as described under "Use of Proceeds."

     In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (v), (viii), (xii) and, to the extent not deducted in arriving at Cumulative Available Cash Flow, (xi) above shall be included as Restricted Payments.

     Limitation on Liens Securing Certain Indebtedness. The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind against or upon (i) any of property or assets of the Issuer or any Restricted Subsidiary, whether now owned or hereafter acquired, or any proceeds therefrom, which secure either (x) Subordinated Indebtedness unless the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Indebtedness or (y) Indebtedness of the Issuer that is not Subordinated Indebtedness, unless the Notes are equally and ratably secured with the Liens securing such other Indebtedness, except, in the case of this clause (y), Permitted Liens or (ii) the Escrow Account.

     Limitation on Certain Guarantees and Indebtedness of Restricted Subsidiaries. The Indenture provides that the Issuer will not permit any Restricted Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to (i) any Subordinated Indebtedness or
(ii) any Indebtedness of the Issuer that is not Subordinated Indebtedness (other than, in the case of this clause (ii), (x) Indebtedness under any Senior Bank Facility to the extent constituting Permitted Indebtedness or (y) Indebtedness under any Vendor Credit Facility to the extent constituting Permitted Indebtedness), unless such Restricted Subsidiary simultaneously executes and delivers a

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supplemental indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary on a basis senior to any such Subordinated Indebtedness or pari passu with any such other Indebtedness referred to in clause (ii), as the case may be. Each guarantee created pursuant to such provisions is referred to as a "Guarantee" and the issuer of each such Guarantee, so long as the Guarantee remains outstanding, is referred to as a "Guarantor."

     Notwithstanding the foregoing, in the event of the unconditional release of any Guarantor from its obligations in respect of the Indebtedness which gave rise to the requirement that a Guarantee be given, such Guarantor shall be released from all obligations under its Guarantee. In addition, upon any sale or disposition (by merger or otherwise) of any Guarantor by the Issuer or a Restricted Subsidiary of the Issuer to any person that is not an Affiliate of the Issuer or any of its Restricted Subsidiaries which is otherwise in compliance with the terms of the Indenture and as a result of which such Guarantor ceases to be a Subsidiary of the Issuer, such Guarantor will be deemed to be released from all obligations under its Guarantee; provided that each such Guarantor is sold or disposed of in accordance with the "Disposition of Proceeds of Asset Sales" covenant.

     Change of Control. Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Issuer shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price equal to 101% of the principal amount thereof on any Change of Control Payment Date, plus accrued and unpaid interest, if any, to such Change of Control Payment Date. Notice of a Change of Control Offer shall be given to holders of Notes, not less than 25 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction which may be highly leveraged.


     The occurrence of the events constituting a Change of Control under the Indenture may result in an event of default in respect of other Indebtedness of the Issuer and its subsidiaries and, consequently, the lenders or holders thereof may have the right to require repayment of such Indebtedness in full or, as permitted by the covenant "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," to prevent the distribution, advance or transfer of funds by the Restricted Subsidiaries to the Issuer. See "Risk Factors -- Holding Company Structure and Need to Access Subsidiaries' Cash Flow." If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     If the Issuer is required to make a Change of Control Offer, the Issuer will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits to the extent owned by the Issuer or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary, (c) make any Investment in the

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Issuer or any Restricted Subsidiary or (d) transfer any of its properties or assets to the Issuer or to any Restricted Subsidiary, except for (i) any encumbrance or restriction existing on the Issue Date, (ii) any encumbrance or restriction applicable to a Restricted Subsidiary at the time that it becomes a Restricted Subsidiary that is not created in contemplation thereof, (iii) any encumbrance or restriction existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (i) or (ii) above; provided that the terms and conditions of any such encumbrance or restriction are not materially less favorable to the holders of Notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced, (iv) any encumbrance or restriction imposed upon a Restricted Subsidiary pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary and (v) any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Indebtedness contained in any Senior Bank Facility or Vendor Credit Facility provided that the provisions of such agreement permit the payment of interest and principal and mandatory repurchases pursuant to the terms of the Indenture and the Notes and other indebtedness that is solely an obligation of the Issuer, but provided further that such agreement may nevertheless contain customary net worth, leverage, invested capital and other financial covenants, customary covenants regarding the merger of or sale of all or any substantial part of the assets of the Issuer or any Restricted Subsidiary, customary restrictions on transactions with affiliates, and customary subordination provisions governing indebtedness owed to the Issuer or any Restricted Subsidiary.

     Disposition of Proceeds of Asset Sales. The Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (a) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 80% of such consideration consists of cash or Cash Equivalents; provided that the following shall be treated as cash for purposes of this covenant: (x) the amount of any liabilities (other than Subordinated Indebtedness or Indebtedness of a Restricted Subsidiary that would not constitute Restricted Subsidiary Indebtedness) that are assumed by the transferee of any such assets pursuant to an agreement that unconditionally releases the Issuer or such Restricted Subsidiary from further liability ("assumed liabilities"), (y) the amount of any notes or other obligations that within 30 days of receipt, are converted into cash (to the extent of the cash received) and (z) the amount (valued based upon the reported closing sale price or average of the closing bid and ask prices, as the case may be, on the principal securities or trading market on the date of the Asset Sale) of any Publicly Traded Stock received as consideration in such Asset Sale. The Issuer or the applicable Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds from such Asset Sale within 365 days of the receipt thereof to repay an amount of Indebtedness (other than Subordinated Indebtedness) of the Issuer or any Guarantor in an amount not exceeding the Other Senior Debt Pro Rata Share and elect to permanently reduce the amount of the commitments thereunder by the amount of the Indebtedness so repaid, (ii) apply the Net Cash Proceeds from such Asset Sale to repay any Restricted Subsidiary Indebtedness and elect to permanently reduce the commitments by the amount of the Indebtedness so repaid or (iii) apply such Net Cash Proceeds within 365 days thereof, to an investment in properties and assets that will be used in a Cable/Telecommunications Business (or in Capital Stock and other securities of any person that will become a Restricted Subsidiary as a result of such investment to the extent such person owns properties and assets that will be used in a Cable/Telecommunications Business) of the Issuer or any Restricted Subsidiary ("Replacement Assets"). Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any Restricted Subsidiary Indebtedness as set forth in clause (ii) of the preceding sentence or invested in Replacement Assets within the 365-day period as set forth in clause (iii) shall constitute "Excess Proceeds." Any Excess Proceeds not used as set forth in clause (i) of the second preceding sentence shall constitute "Offer Excess Proceeds" subject to disposition as provided below.

     When the aggregate amount of Offer Excess Proceeds equals or exceeds $10.0 million, the Issuer shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the Notes, that

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aggregate principal amount of Notes as can be purchased by application of such
Offer Excess Proceeds at a price in cash equal to 100% of the principal amount thereof on any purchase date, plus accrued and unpaid interest, if any, to any purchase date. Each Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Offer Excess Proceeds, the Issuer or any Restricted Subsidiary may use such deficiency for general corporate purposes. If the principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the amount of Notes which can be purchased with the Offer Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Offer Excess Proceeds shall be reset to zero.

     Notwithstanding the two immediately preceding paragraphs, the Issuer and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 80% of the consideration for such Asset Sale constitutes Replacement Assets, cash or Cash Equivalents (including obligations deemed to be cash under this covenant) and
(ii) such Asset Sale is for Fair Market Value; provided that any consideration constituting (or deemed to constitute) cash or Cash Equivalents received by the Issuer or any of the Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

     If the Issuer is required to make an Asset Sale Offer, the Issuer will comply with all applicable tender offer rules, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

     Limitation on Issuances and Sales of Preferred Stock by Restricted Subsidiaries. The Indenture provides that the Issuer (i) will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Issuer or a Restricted Subsidiary) and (ii) will not permit any person (other than the Issuer or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

     Limitation on Transactions with Affiliates. The Indenture provides that the Issuer will not, and will not permit, cause or suffer any Restricted Subsidiary to, conduct any business or enter into any transaction (or series of related transactions which are similar or part of a common plan) with or for the benefit of any of their respective Affiliates or any beneficial holder of 10% or more of the Common Stock of the Issuer or any officer or director of the Issuer or any Restricted Subsidiary (each an "Affiliate Transaction"), unless the terms of the Affiliate Transaction are set forth in writing, and are fair and reasonable to the Issuer or such Restricted Subsidiary, as the case may be. Each Affiliate Transaction (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other Fair Market Value in excess of $500,000 shall be approved by a majority of the Board, such approval to be evidenced by a Board Resolution stating that the Board has determined that such transaction or transactions comply with the foregoing provisions. In addition to the foregoing, each Affiliate Transaction involving aggregate consideration of $5.0 million or more shall be approved by a majority of the Disinterested Directors; provided that, in lieu of such approval by the Disinterested Directors, the Issuer may obtain a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to the Issuer or the Restricted Subsidiary, as the case may be, are fair from a financial point of view. For purposes of this covenant, any Affiliate Transaction approved by a majority of the Disinterested Directors or as to which a written opinion has been obtained from an Independent Financial Advisor, on the basis set forth in the preceding sentence, shall be deemed to be on terms that are fair and reasonable to the Issuer and the Restricted Subsidiaries, as the case may be, and, therefore, shall be permitted under this covenant.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among, or solely for the benefit of, the Issuer and/or any of the Restricted Subsidiaries, (ii) transactions pursuant to agreements and arrangements existing on the Issue Date, including payments of management fees to each of VPC and Pacific in an aggregate amount not to exceed $350,000 (plus travel expenses incurred in providing management services) in any fiscal year

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of the Issuer, (iii) the making of Deeply Subordinated Shareholders Loans pursuant to and in compliance with the covenant "Limitation on Additional Indebtedness," (iv) dividends paid by the Issuer pursuant to and in compliance with the covenant "Limitation on Restricted Payments," (v) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, loans and bonuses or legal fees and (vi) transactions contemplated by the License Co. Documents.

     Notwithstanding any provision of the Indenture to the contrary, the Issuer will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any provision of the License Co. Documents in a manner that is adverse, from the perspective of creditors of the Issuer and the Restricted Subsidiaries, in any material respect.

     Reports. Whether or not the Issuer has a class of securities registered under the Exchange Act, the Issuer shall furnish without cost to each holder of Notes and file with the Trustee and (following the effective date of the Registered Exchange Offer or Shelf Registration Statement, as applicable) file with the SEC (i) within 135 days after the end of each fiscal year of the Issuer, the information required by Form 10-K (or any successor form thereto) under the Securities Act of 1933, as amended, with respect to such period, (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, the information required by Form 10-Q (or any successor form thereto) under the Securities Act with respect to such period and
(iii) within 15 days after it would be required to be filed with the SEC, the information required by Form 8-K (or any successor form thereto).

     Limitation on Designations of Unrestricted Subsidiaries. The Indenture provides that the Issuer will not designate any Subsidiary of the Issuer (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

     (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

     (b) immediately after giving effect to such Designation, the Issuer would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness"; and

     (c) the Issuer would not be prohibited under the Indenture from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the net Investment of the Issuer or any other Restricted Subsidiary in such Restricted Subsidiary on such date.

     In the event of any such Designation, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture further provides that neither the Issuer nor any Restricted Subsidiary shall at any time (x) provide credit support for, or a guarantee of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); provided that the Issuer may pledge Capital Stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Issuer other than to obtain such pledged property, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under the covenants "Limitation on Restricted Payments", and "Limitation on Transactions with Affiliates."

     The Indenture further provides that the Issuer will not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") unless:

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     (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

     (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

Consolidation, Merger, Sale of Assets, Etc.

     The Indenture provides that the Issuer will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any person or persons in a single transaction or through a series of transactions, or permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of all or substantially all of the properties or assets of the Issuer and the Restricted Subsidiaries on a consolidated basis, unless (a) the Issuer shall be the continuing person or, if the Issuer is not the continuing person, the resulting, surviving or transferee person (the "surviving entity") shall be a company organized and existing under the laws of the United States or any State or territory thereof; (b) the surviving entity shall expressly assume all of the obligations of the Issuer under the Notes and the Indenture, and shall, if required by law to effectuate such assumption, execute a supplemental indenture to effect such assumption which supplemental indenture shall be delivered to the Trustee and shall be in form and substance reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Issuer or the surviving entity (assuming such surviving entity's assumption of the Issuer's obligations under the Notes and the Indenture), as the case may be, would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness"; provided that, in addition to the foregoing, (1) if immediately prior to such transaction or series of transactions the ratio of Total Consolidated Indebtedness of the Issuer to Annualized Pro Forma Consolidated Operating Cash Flow of the Issuer (based upon the two most recent quarters for which consolidated financial statements are available immediately preceding the date of such transaction or series of transactions) (the "Pre-Transaction Ratio") equals or exceeds 6.0:1.0, then, after giving pro forma effect to such transaction or series of transactions, the ratio of Total Consolidated Indebtedness of the Issuer or the surviving entity on a pro forma basis to Annualized Pro Forma Consolidated Operating Cash Flow of the Issuer or the surviving entity (based upon the two most recent quarters for which consolidated financial statements are available immediately preceding the date of such transaction or series of transactions) (the "Post-Transaction Ratio") must not be any higher than the Pre-Transaction Ratio or (2) if the Pre-Transaction Ratio is less than 6.0:1.0, then (x) the Post-Transaction Ratio must be less than 6.0:1.0 and (y) the Annualized Pro Forma Consolidated Coverage after giving pro forma effect to such transaction or series of transactions must be greater than or equal to 1.75:1.0; (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; and (e) the Issuer or the surviving entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate stating that such transaction or series of transactions, and, if a supplemental indenture is required in connection with such transaction or series of transactions to effectuate such assumption, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing in which the Issuer or the Restricted Subsidiary, as the case may be, is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Issuer or such Restricted Subsidiary is merged or to which such transfer is made,

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will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Restricted Subsidiary, as the case may be, under the Indenture with the same effect as if such successor corporation had been named as the Issuer or such Restricted Subsidiary therein; and thereafter, except in the case of (i) a lease or (ii) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Issuer, the Issuer shall be discharged from all obligations and covenants under the Indenture and the Notes.

     The Indenture provides that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants "Limitation on Additional Indebtedness," "Limitation on Restricted Payments" and "Limitation on Liens"), Subsidiaries of any Surviving Entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant "Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Issuer and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

Events of Default

   The following are "Events of Default" under the Indenture:

       (i) default in the payment of interest on the Notes when it becomes due and payable and continuance of such default for a period of 30 days or more (provided such 30 day grace period shall be inapplicable for the first six interest payments due on the Notes); or

       (ii) default in the payment of the principal of, or premium, if any, on the Notes when due; or

       (iii) default in the performance, or breach, of any covenant described under " -- Certain Covenants -- Change of Control," " -- Disposition of Proceeds of Asset Sales" or " -- Consolidation, Merger, Sale of Assets, Etc."; or

       (iv) default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (i), (ii) or (iii) above), and continuance of such default or breach for a period of 30 days or more after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes (in each case, when such notice is deemed received in accordance with the Indenture); or

       (v) failure to perform any term, covenant, condition or provision of one or more classes or issues of Indebtedness in an aggregate principal amount of $5.0 million or more under which the Issuer or a Material Restricted Subsidiary is obligated, and either (a) such Indebtedness is already due and payable in full or (b) such failure results in the acceleration of the maturity of such Indebtedness; provided that, in the case of a termination or expiration of an Interest Rate Obligation requiring that the monetary liability thereunder be paid, no Event of Default shall occur if such payment is made within 30 days after such payment is due; or

       (vi) any holder of at least $5.0 million in aggregate principal amount of Indebtedness of the Issuer or any Material Restricted Subsidiary shall commence judicial proceedings or take any other action to foreclose upon, or dispose of assets of the Issuer or any Material Restricted Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, of $5.0 million or more or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure provided that, in any such case, the Issuer or any Material Restricted Subsidiary shall not have obtained, prior to any such foreclosure or disposition of assets, a stay of all such actions that remains in effect; or

       (vii) one or more judgments, orders or decrees for the payment of money of $5.0 million or more, either individually or in the aggregate, shall be entered into against the Issuer or any

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   Material Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

       (viii) certain events of bankruptcy, dissolution (in the case of the Issuer or License Co. only), insolvency, reorganization, administration or similar proceedings with respect to the Issuer or any Material Restricted Subsidiary or License Co. shall have occurred; or

       (ix) failure by License Co. or its shareholders to perform any material term, covenant, condition or provision of the License Co. Documents; or

       (x) the Issuer shall assert or acknowledge in writing that the Escrow Agreement is invalid or unenforceable.

     If an Event of Default (other than an Event of Default specified in clause
(viii) above with respect to the Issuer) occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in principal amount of the outstanding Notes shall, declare the principal amount of, premium (if any) on, and any accrued and unpaid interest on, all outstanding Notes to be immediately due and payable and upon any such declaration such amounts shall become immediately due and payable. If an Event of Default specified in clause (viii) above with respect to the Issuer occurs and is continuing, then the principal amount of, premium (if any) on, and any accrued and unpaid interest on, all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

     After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default, other than nonpayment of the principal of, premium (if any) on, and any accrued and unpaid interest on, the Notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding Notes also have the right to waive past defaults under the Indenture, except a default in the payment of principal of, premium (if any) on, or any interest on, any outstanding Note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of Notes.

     No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount of the outstanding Notes have made written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, preimum (if any) on, or any accrued and unpaid interest on, such Note on or after the respective due dates expressed in such Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

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     The Indenture provides that the Trustee will, within 45 days after the occurrence of any Default, give to the holders of the Notes notice of such Default known to it, unless such Default shall have been cured or waived; provided that the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

     The Issuer is required to furnish to the Trustee annually a statement as to its compliance with all conditions and covenants under the Indenture.

Defeasance

     The Issuer may at any time terminate all of its obligations with respect to the Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes as required by the Indenture and to maintain agencies in respect of Notes. The Issuer may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under " -- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default with respect to the Notes ("covenant defeasance"). To exercise either defeasance or covenant defeasance, the Issuer must irrevocably deposit in trust, for the benefit of the holders of the Notes, with the Trustee money (in United States dollars) or U.S. government obligations (denominated in United States dollars), or a combination thereof, in such amounts as will be sufficient to pay the principal of, and premium, if any, and interest on the Notes to redemption or maturity and comply with certain other conditions, including the delivery of a legal opinion as to certain tax matters.

Satisfaction and Discharge

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or (b)(i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal amount, premium, if any, and accrued interest to the date of such deposit; (ii) the Issuer has paid all sums payable by it under the Indenture; and (iii) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be. In addition, the Issuer must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Amendment and Waivers

     From time to time, the Issuer, when authorized by resolutions of the Board, and the Trustee, without the consent of the holders of the Notes, may amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture and the Notes may be made by the Issuer and the Trustee by supplemental indenture with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, extend the fixed maturity of, or alter the redemption provisions of, the Notes, (ii) change the currency in which any Notes or any premium or the accrued interest thereon is payable, (iii)

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reduce the percentage of the aggregate principal amount outstanding of Notes which must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) reduce the rate or extend the time for payment of interest on the Notes, (vii) following the occurrence of a Change of Control or an Asset Sale, alter the Issuer's obligation to purchase the Notes in accordance with the Indenture or waive any default in the performance thereof, (viii) affect the ranking of the Notes in a manner adverse to the holder of the Notes, (ix) release any Guarantee except in compliance with the terms of the Indenture or (x) release any Liens created by the Escrow Agreement except in strict accordance with the terms of the Escrow Agreement.

Regarding the Trustee and Escrow Agent

     U.S. Trust Company of Texas, N.A. is serving as Trustee under the Indenture and Escrow Agent under the Escrow Agreement.

Governing Law

     The Indenture and the Escrow Agreement provide that the Indenture and the Notes and the Escrow Agreement, respectively, will be governed by and construed in accordance with laws of the State of New York without giving effect to principles of conflicts of law.

Certain Definitions

     Set forth below is a summary of certain defined terms used in the Indenture or the Escrow Agreement. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by such person and not incurred in connection with, or in anticipation of, such person becoming a Restricted Subsidiary or such Asset Acquisition.

     "Affiliate" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized Pro Forma Consolidated Coverage" means, as of any date of determination, the ratio of (1) Annualized Pro Forma Operating Cash Flow to (2) Consolidated Interest Expense for the four quarter period immediately preceding the date of determination for which financial statements are available; provided, that (1) if the Issuer or any of the Restricted Subsidiaries has incurred any Indebtedness (whether through an Asset Acquisition, Asset Sale or otherwise) since the beginning of such period and through the date of determination that remains outstanding or if the transaction or series of transactions giving rise to the need to calculate such ratio involves an incurrence of Indebtedness, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period (provided that if such Indebtedness is incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness (as determined in good faith by senior management of the Issuer shall be deemed outstanding for purposes of this calculation), and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtednes as if such discharge had occurred on the first day of such period and (2) if since the beginning of such

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period any Indebtedness of the Issuer or any of the Restricted Subsidiaries has
been repaid, repurchased, defeased or otherwise discharged (whether through an Asset Acquisition, Asset Sale or otherwise) (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period.

     "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Operating Cash Flow for the latest two fiscal quarters for which consolidated financial statements of the Issuer are available multiplied by two. For purposes of calculating "Consolidated Operating Cash Flow" for any two fiscal quarter period for purposes of this definition, (i) any Subsidiary of the Issuer that is a Restricted Subsidiary on the date of the transaction (the "Transaction Date") giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" shall be deemed to have been a Restricted Subsidiary at all times during such two fiscal quarter period and (ii) any Subsidiary of the Issuer that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such two fiscal quarter period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable two fiscal quarter period to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such two fiscal quarter period to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

     "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Issuer or any Restricted Subsidiary in any other person, or any acquisition or purchase of Capital Stock of any other person by the Issuer or any Restricted Subsidiary, in either case pursuant to which such person shall become a Restricted Subsidiary or shall be merged with or into the Issuer or any Restricted Subsidiary or (ii) any acquisition by the Issuer or any Restricted Subsidiary of the assets of any person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any person other than the Issuer or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary, (ii) any material license or other authorization of the Issuer or any Restricted Subsidiary pertaining to a Cable/Telecommunications Business (other than the disposition to License Co. of the licenses and authorizations on terms identical to or at least as favorable to the Issuer and the Restricted Subsidiaries as those set forth in the License Co. Documents (provided such new documents shall also constitute License Co. Documents for all purposes hereunder) so long as the Issuer or a Restricted Subsidiary has the ability (pursuant to contract or otherwise) to fully exploit such license or authorization in a Cable/Telecommunications Business), (iii) any assets of the Issuer or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Issuer and the Restricted Subsidiaries or (iv) any other property or asset of the Issuer or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties and assets of the Issuer that is governed under " -- Consolidation, Merger, Sale of Assets, Etc." above, (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuer or any Restricted Subsidiary, as the case may be, and
(iii) for purposes of the covenant "Disposition of Proceeds of Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions occurring within one year, either (x) involving assets with a Fair Market Value not in excess of $250,000 or (y) which constitutes the incurrence of a Capitalized Lease Obligation.

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     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments; provided that, in the case of any Capitalized Lease Obligation, all calculations hereunder shall give effect to any applicable options to renew in favor of the Issuer or any Restricted Subsidiary.

     "Board" means the Board of Directors of the Issuer.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Cable Subscriber" means, as of any determination date, any individual customer or bulk or commercial account (computed on an equivalent customer basis) to whom the Issuer or any Restricted Subsidiary provides subscription basic video programming services as well as accounts to whom the Issuer or any Restricted Subsidiary provides other video services for a fee (computed on an equivalent customer basis based on the basic programming service subscriber fee), in each case as of such date.

     "Cable/Telecommunications Business" means any business operating a cable and/or telephone and/or telecommunications system (delivered by any means, including, without limitation, cable, microwave, satellite or radio frequency) in the United States or otherwise delivering or expected to deliver services over the networks or systems of the Issuer and the Restricted Subsidiaries (including, without limitation, any business conducted by the Issuer or any Restricted Subsidiary on the Issue Date) and, for all purposes of the Indenture other than clauses (c) and (d) of the definition "Permitted Indebtedness," any business reasonably related to the foregoing (including, without limitation, any television programming, production and/or licensing business and any programming guide or telephone directory business). Any company holding a license or licenses to conduct any of the foregoing businesses that is not conducting any material business other than a Cable/Telecommunications Business shall also be considered a Cable/Telecommunications Business. A good faith determination by a majority of the Board as to whether a business meets the requirements of this definition shall be conclusive, absent manifest error.

     "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of, such person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of Indebtedness), warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a capitalized lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof or such Indebtedness constitutes a general obligation of such country); (ii) deposits, certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500.0 million and whose senior unsecured debt is rated at least "A-1" by S&P or "P-1" by Moody's; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Issuer) organized under the laws of the United States or any State thereof and rated at least "A-1" by S&P or "P-1" by

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Moody's; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States Government maturing within 365 days from the date of acquisition.

     "Change of Control" is defined to mean the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Issuer; or (b) the Issuer consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Issuer is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (2) cash, securities and other property in an amount which could be paid by the Issuer as a Restricted Payment under the Indenture and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange
Act), excluding the Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of the Permitted Holders) to constitute a majority of the Board then in office; provided that (i) to the extent that either (x) one or more regulatory approvals are required for the consummation of one or more of the events or circumstances described in clauses (a) through (c) above to become effective under applicable law or (y) in the good faith judgment of the Board, one or more regulatory approvals are desirable prior to making one or more of the events or circumstances described in clauses (a) through (c) above to become effective under applicable law (provided, in the case of this clause (y), such approvals are sought on a reasonably prompt basis), then such events or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law, and (ii) any event or circumstance which would constitute a Change of Control solely by reason of the acquisition of "beneficial ownership" of securities of GVL shall not constitute a Change of Control with respect to the Issuer, unless it would result in a mandatory prepayment (by tender offer or otherwise) of Indebtedness, or an event of default under Indebtedness, of GVL or any of its Subsidiaries (other than the Issuer and its Subsidiaries). The good faith determination by the Board, based upon advice of outside counsel, of the beneficial ownership of securities of the Issuer within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act shall be conclusive, absent contrary controlling judicial precedent or contrary written interpretation published by the SEC.

     "Common Stock" means, with respect to any person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such person's common stock whether outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Income Tax Expense" means, with respect to any period, the provision for United States corporation, local, foreign and other income taxes of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

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     "Consolidated Interest Expense" means without duplication, the sum of (i)
the interest expense of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) the amount of dividends in respect of Disqualified Stock paid by the Issuer and the Restricted Subsidiaries during such period. Notwithstanding the foregoing, in no event shall Consolidated Interest Expense include interest expense arising under the Convertible Notes or any Deeply Subordinated Shareholders' Loans to the extent incurred prior to the Termination Date.

     "Consolidated Net Income" means, with respect to any period, the consolidated net income of the Issuer and the Restricted Subsidiaries for such period, adjusted, to the extent included in calculating such consolidated net income, by excluding, without duplication, (i) all extraordinary, unusual or nonrecurring gains or losses of such person (net of fees and expenses relating to the transaction giving rise thereto) for such period, (ii) income of the Issuer and the Restricted Subsidiaries derived from or in respect of all Investments in persons other than Subsidiaries of the Issuer or any Restricted Subsidiary, (iii) the portion of net income (or loss) of such person allocable to minority interests in unconsolidated persons for such period, except to the extent actually received by the Issuer or any Restricted Subsidiary, (iv) net income (or loss) of any other person combined with such person on a "pooling of interests" basis attributable to any period prior to the date of combination,
(v) any gain or loss, net of taxes, realized by such person upon the termination of any employee pension benefit plan during such period, (vi) gains or losses in respect of any Asset Sales (net of fees and expenses relating to the transaction giving rise thereto) during such period and (vii) except in the case of any restriction or encumbrance permitted under clause (v) of the covenant "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," the net income of any Restricted Subsidiary for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of the Issuer and the Restricted Subsidiaries for such period increased, to the extent deducted in arriving at Consolidated Net Income for such period, by the sum of (i) the Consolidated Income Tax Expense of the Issuer and the Restricted Subsidiaries accrued according to GAAP for such period (other than taxes attributable to extraordinary gains or losses and gains and losses from Asset Sales); (ii) Consolidated Interest Expense for such period;
(iii) depreciation of the Issuer and the Restricted Subsidiaries for such period; (iv) amortization of the Issuer and the Restricted Subsidiaries for such period, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP; and (v) for purposes of the covenant "Limitation on Additional Indebtedness" only, other non-cash charges decreasing Consolidated Net Income.

     "consolidation" means, with respect to the Issuer, the consolidation of the accounts of the Restricted Subsidiaries with those of the Issuer, all in accordance with GAAP; provided that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Issuer. The term "consolidated" has a correlative meaning to the foregoing.

     "Convertible Notes" means all 15% convertible subordinated promissory notes of the Issuer due six months after the final maturity of the Notes that are outstanding on the Issue Date (after giving effect to the application of proceeds of the Offering).

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     "Cumulative Available Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Issuer is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the amount by which cumulative Consolidated Operating Cash Flow is less than zero.

     "Cumulative Consolidated Interest Expense" means, at any date on which a Restricted Payment is proposed to be made, the sum of the Quarterly Consolidated Interest Expense Amounts for each quarter after the Issue Date (with the first quarter commencing on the Issue Date and ending on May 31, 1997) through the most recent quarter immediately preceding such Restricted Payment for which consolidated financial statements of the Issuer are available. The "Quarterly Consolidated Interest Expense Amount" for any quarter (the "Subject Quarter") will be the product of (a) Consolidated Interest Expense for the Subject Quarter times (b) the Applicable Percentage for the Subject Quarter, where the "Applicable Percentage" for the Subject Quarter will be (1) 150% of the Consolidated Interest Expense of the Issuer for the Subject Quarter if Total Consolidated Indebtedness for each day of the Subject Quarter is less than 6.0 times the Annualized Pro Forma Consolidated Operating Cash Flow of the Issuer (based upon the two most recent quarters for which consolidated financial statements of the Issuer are available immediately preceding the Subject Quarter) or (2) 200% of the Consolidated Interest Expense of the Issuer for the Subject Quarter if Total Consolidated Indebtedness for any day of the Subject Quarter is equal to or greater than 6.0 times the Annualized Pro Forma Consolidated Operating Cash Flow of the Issuer (based upon the two most recent quarters for which consolidated financial statements of the Issuer are available immediately preceding the Subject Quarter).

     "Deeply Subordinated Shareholders Loans" means any Indebtedness of the Issuer for money borrowed from either (x) a Permitted Holder or (y) another person whose obligations have been guaranteed by a Permitted Holder, provided such Indebtedness of the Issuer (i) has been expressly subordinated in right of payment and postponed as to all payments of interest and principal to the Notes,
(ii) provides for no payments of interest or principal prior to the earlier of
(a) the end of the sixth month after the final maturity of the Notes and (b) the indefeasible payment in full in cash of all Notes (or due provision therefor which results in the discharge of all Obligations under the Indenture); provided that the terms of the subordination agreement are in the form annexed to the Indenture and the Issuer has received one or more Opinions of Counsel as to the validity and enforceability of such subordination agreement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designation" has the meaning set forth under " -- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Issuer other than a director who (i) has any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or (ii) is an employee or officer of the Issuer or an Affiliate that is itself a party to such transaction or series of transactions or an Affiliate of a party to such transaction or series of related transactions.

     "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness at the option of the holder thereof, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; provided such Capital Stock shall only constitute Disqualified Stock to the extent it so matures or is redeemable or exchangeable on or prior to the final maturity date of the Notes.

     "Equity Offering" means an underwritten public offering of Common Stock of the Issuer which has been registered under the Securities Act.

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     "Existing Market Asset Acquisition" means an Asset Acquisition of a
Cable/Telecommunications Business (other than the Phonoscope Acquisition) to the extent subscribers or customers are located in the metropolitan areas of Houston, Texas; Dallas-Fort Worth, Texas; San Diego, California; Phoenix, Arizona; Chicago, Illinois; Denver, Colorado; San Francisco, California; Los Angeles, California; Miami-Ft. Lauderdale, Florida; Tampa, Florida; or Austin, Texas (it being understood that where a Cable/Telecommunications Business subject to an Asset Acquisition is conducted in more than one market, an allocation of Indebtedness being incurred pursuant to clause (c) of the definition of Permitted Indebtedness may be made on the basis of the latest 12 months of revenues of the Cable/Telecommunications Business immediately preceding the date of incurrence in a particular metropolitan area).

     "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

     "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States and which are applicable as of the date of determination and which are consistently applied for all applicable periods.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "GVL" means Le Groupe Videotron Ltee.

     "Incremental Qualifying Cable Subscribers" means, as of any date of determination, the aggregate number of Qualifying Cable Subscribers of the Issuer and the Restricted Subsidiaries minus (i) the number of Qualifying Cable Subscribers of the Issuer and the Restricted Subsidiaries as of the Issue Date (94,944) and minus (ii) the number of Qualifying Cable Subscribers acquired pursuant to the Phonoscope Acquisition to the extent and only to the extent Indebtedness is incurred under clause (d) of the definition of "Permitted Indebtedness" to finance the Phonoscope Acquisition.

     "Indebtedness" means, with respect to any person, without duplication, (i) any liability, contingent or otherwise, of such person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof) or (B) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property or (D) in respect of an Interest Rate Obligation or currency agreement; or (ii) any liability of others of the kind described in the preceding clause (i) which the person has guaranteed or which is otherwise its legal liability; or (iii) any obligation secured by a Lien (other than (x) Permitted Liens of the type described in clauses (b), (d) or (e) of the definition of Permitted Liens; provided that the obligations secured would not constitute Indebtedness under clauses (i) or (ii) or (iii) of this definition, and (y) Liens on Capital Stock or Indebtedness of any Unrestricted Subsidiary) to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); (iv) all Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and (v) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i),

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(ii), (iii) or (iv). In no event shall "Indebtedness" include trade payables and accrued liabilities that are current liabilities incurred in the ordinary course of business, excluding the current maturity of any obligation which would otherwise constitute Indebtedness. For purposes of the covenants "Limitation on Additional Indebtedness" and "Limitation on Restricted Payments" and the definition of "Events of Default," in determining the principal amount of any Indebtedness to be incurred by the Issuer or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) the principal amount of any Indebtedness shall be reduced by any amount of cash or Cash Equivalent collateral securing on a perfected basis, and dedicated for disbursement exclusively to the payment of principal of and interest on, such Indebtedness.

     "Independent Financial Advisor" means a United States investment banking firm of national standing in the United States (i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in the Issuer and (ii) which, in the judgment of the Board, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Rate Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount and shall include without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

     "Investment" means, with respect to any person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other person. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Disqualified Stock) of the Issuer in exchange for Capital Stock, property or assets of another person constitute an Investment by the Issuer in such other person.

     "Issue Date" means February 14, 1997.

     "License Co." means Transmission Holdings, Inc., a Delaware corporation.

     "License Co. Documents" means, collectively, (i) the Assignment Agreement dated as of the Issue Date among TVMAX Telecommunications, Inc. ("TVMAX"), Sunshine Television Entertainment, Inc., Richey Pacific Cablevision, Inc. and IRPC Arizona, Inc., as assignors, and License Co., as assignee, (ii) the Equipment License and Services Agreement dated as of the Issue Date between TVMAX and License Co. and the Promissory Note of License Co. in favor of TVMAX annexed thereto, (iii) the Option Agreement dated as of the Issue Date between TVMAX and License Co., (iv) each Shareholders Option Agreement dated as of the Issue Date between TVMAX and a License Co. Shareholders (as defined below), (v) the Subscription and Shareholders Agreement dated as of the Issue Date among Rory O. Cole, Henry Goldberg and Russell B. Berman (collectively, the "License Co. Shareholders") and License Co. and (vi) any other agreements identical to the foregoing in all material respects and entered into for the same purposes that the Issuer or any Restricted Subsidiary may enter into in the future, as each of the foregoing documents referred to in clauses (i) through (v) may be amended, modified or supplemented in compliance with the covenant "Limitation on Transactions with Affiliates."

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

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     "Material Restricted Subsidiary" means any Restricted Subsidiary of the
Issuer, which, at any date of determination, is a "Significant Subsidiary" (as that term is defined in Regulation S-X issued under the Securities Act), but shall, in any event, include (x) any Guarantor, (y) TVMAX or (z) any Restricted Subsidiary of the Issuer which, at any date of determination, is an obligor under any Indebtedness in an aggregate principal amount equal to or exceeding $10.0 million if another Material Restricted Subsidiary is also obligated in respect of such Indebtedness.

     "Maturity Date" means, with respect to any Note, the date specified in such Note as the fixed date on which the principal of such Note is due and payable.

     "Moody's" means Moody's Investors Service.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash (including assumed liabilities and other items deemed to be cash under the proviso to the first sentence of the covenant "Disposition of Proceeds of Asset Sales") or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in or having a Permitted Lien on the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

     "Other Senior Debt Pro Rata Share" means the amount of the applicable Excess Proceeds obtained by multiplying the amount of such Excess Proceeds by a fraction, (i) the numerator of which is the aggregate accreted value and/or principal amount, as the case may be, of all Indebtedness (other than (x) the Notes and (y) Subordinated Indebtedness) of the Issuer outstanding at the time of the applicable Asset Sale with respect to which the Issuer is required to use Excess Proceeds to repay or make an offer to purchase or repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all Notes outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount or the aggregate accreted value, as the case may be, of all other Indebtedness (other than Subordinated Indebtedness) of the Issuer outstanding at the time of the applicable Asset Sale Offer with respect to which the Issuer is required to use the applicable Excess Proceeds to offer to repay or make an offer to purchase or repay.

     "Pacific" means Pacific Capital Group, Inc.

     "Permitted Holder" means (i) any of GVL, Caisse de depot et placement du Quebec or any of their respective controlled Affiliates, (ii) a Strategic Equity Investor that, prior to August 31, 1999, invests on a primary basis in Capital Stock (other than Disqualified Stock) representing not less than 15% of the fully diluted Common Stock of the Issuer at the time of issuance by the Issuer; provided that only the first such Strategic Equity Investor shall be a Permitted Holder, or (iii) Andre Chagnon, his spouse or any of his lineal descendants and their respective spouses (collectively, the "Chagnon Family"), whether acting in their own name or as one or as a majority of persons having the power to exercise the voting rights attached to, or having investment power over, shares of Capital Stock held by others, or (iv) any controlled Affiliate of any member of the Chagnon Family or (v) any trust principally for the benefit of one or more members of the Chagnon Family (whether or not any member of the Chagnon Family is a trustee of such trust) or (vi) any charitable foundation a majority of whose members, trustees or directors, as the case may be, are persons referred to in (iii) above. For purposes of this definition, "lineal descendant" shall include at any time any person that is treated as being adopted or is in the process of being adopted by any member of the Chagnon Family at such time.

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     "Permitted Indebtedness" means the following Indebtedness (each of which shall be given independent effect):

     (a) Indebtedness under the Notes and the Indenture;

     (b) Indebtedness of the Issuer and/or any Restricted Subsidiary outstanding on the Issue Date;

     (c) Indebtedness, including under any Senior Bank Facility or Vendor Credit Facility, of the Issuer and/or any Restricted Subsidiary to the extent that the proceeds of such Indebtedness are used to finance or support working capital (including to fund operating losses) for, or the construction of, a Cable/Telecommunications Business of the Issuer or any of the Restricted Subsidiaries or the acquisition of properties or assets (tangible or intangible) to be used in a Cable/Telecommunications Business of the Issuer or any of its Restricted Subsidiaries (other than for an Asset Acquisition to the extent that it is not an Existing Market Asset Acquisition) or for an Existing Market Asset Acquisition; provided that, after giving effect to the incurrence of any such Indebtedness, the aggregate outstanding Indebtedness incurred under this clause (c) and incurred pursuant to any Refinancings (whether the initial Refinancing or any successive Refinancing) thereof incurred under clause (h) below does not exceed the sum of (i) $100.0 million, plus (ii) the product of the number of Incremental Qualifying Cable Subscribers times $1,200; provided that no Indebtedness may be incurred under this clause (c) in reliance on the immediately preceding clause (ii) on any date on or after February 15, 2001;

     (d) to the extent not funded with the net proceeds from the sale of the Notes, Indebtedness incurred by the Issuer or any Restricted Subsidiary to finance the Phonoscope Acquisition;

     (e) (i) Indebtedness of any Restricted Subsidiary owed to and held by the Issuer or a Restricted Subsidiary and (ii) Indebtedness of the Issuer owed to and held by any Restricted Subsidiary; provided that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition (excluding assignments as security to financial institutions) of any Indebtedness of the Issuer or a Restricted Subsidiary referred to in this clause (f) to a person (other than the Issuer or a Restricted Subsidiary) or
   (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary, or Designation of a Restricted Subsidiary, which holds Indebtedness of the Issuer or another Restricted Subsidiary such that such Restricted Subsidiary, in any such case, ceases to be a Restricted Subsidiary;

     (f) Interest Rate Obligations of the Issuer and/or any Restricted Subsidiary relating to (i) Indebtedness of the Issuer and/or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), and/or (ii) Indebtedness (which Indebtedness would bear interest at fluctuating interest rates) for which a lender has provided a commitment (subject to customary conditions) in an amount reasonably anticipated to be incurred by the Issuer and/or a Restricted Subsidiary in the following 12 months after such Interest Rate Obligation has been incurred, but only to the extent, in the case of either subclause (i) or (ii), that the notional principal amount of such Interest Rate Obligations does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Obligations relate;

     (g) Indebtedness of the Issuer and/or any Restricted Subsidiary in respect of performance bonds of the Issuer or any Restricted Subsidiary or surety bonds provided by the Issuer or any Restricted Subsidiary incurred in the ordinary course of business in connection with the construction, implementation or operation of a Cable/Telecommunications Business;

     (h) Indebtedness of the Issuer and/or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension (a "Refinancing") of outstanding Indebtedness of the Issuer and/or of any Restricted Subsidiary incurred or outstanding pursuant to clause (a), (b) (other than the Convertible Notes), (c) or (d) of this definition or the proviso of the covenant

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   "Limitation on Additional Indebtedness"; provided that (1) Indebtedness of the Issuer may not be Refinanced to such extent under this clause (h) with Indebtedness of any Restricted Subsidiary and (2) any such Refinancing shall only be permitted under this clause (h) to the extent that (x) it does not result in a lower Average Life to Stated Maturity of such Indebtedness as compared with the Indebtedness being Refinanced and (y) it does not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being Refinanced plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and such reasonable fees and expenses incurred in connection therewith;

     (i) Indebtedness of the Issuer under Deeply Subordinated Shareholders Loans to the extent incurred prior to the Termination Date; and

     (j) in addition to the items referred to in clauses (a) through (i) above, Indebtedness of the Issuer and any Acquired Indebtedness of any Restricted Subsidiary having an aggregate principal amount not to exceed $50.0 million at any time outstanding.

     "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to employees made in the ordinary course of business; (d) Interest Rate Obligations; (e) bonds, notes, debentures or other securities received as a result of Asset Sales pursuant to and in compliance with the covenant "Disposition of Proceeds of Asset Sales"; (f) Investments made in the ordinary course of business as partial payment for constructing a network relating principally to a Cable/Telecommunications Business; (g) Investments in License Co. contemplated by the License Co. Documents; and (h) Investments in companies owning or managing multiple dwelling units (or an Affiliate thereof) with which the Issuer or any Restricted Subsidiary have Rights of Entry in the ordinary course of business in lieu of (in whole or in part) other customary financial inducements to property owners.

     "Permitted Liens" means (a) Liens on property of a person existing at the time such person is merged into or consolidated with the Issuer or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date, including to secure the note in the amount of $1.0 million in favor of International Richey Pacific Cablevision Ltd.; (d) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (e) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Issuer or the Restricted Subsidiaries; (f) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (g) Liens securing any Senior Bank Facility or Vendor Credit Facility to the extent it would constitute "Permitted Indebtedness"; (h) Liens to secure any Refinancing of any Indebtedness secured by Liens referred to in the foregoing clauses (a) or (c), but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased; (i) Liens to secure the Notes; and (j) Liens on real property incurred in connection with the financing of the purchase of such real property (or incurred within 60 days of purchase) by the Issuer or any Restricted Subsidiary.

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     "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such person.

     "Publicly Traded Stock" means any Common Stock of an issuer that is listed and traded on either the New York Stock Exchange or the American Stock Exchange or the Nasdaq National Market System.

     "Qualifying Cable Subscribers" means, as of any date of determination, the aggregate number of Cable Subscribers for the Issuer and the Restricted Subsidiaries as of the last day of the most recent month ending not more than 45 days prior to the date of determination.

     "Refinancing" has the meaning set forth in clause (h) of the definition of "Permitted "Indebtedness."

     "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Issuer or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Issuer (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) of the Issuer); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer (other than any such Capital Stock owned by the Issuer or a Restricted Subsidiary);
(iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Restricted Subsidiary); (iv) the making of any payment (whether of principal or interest (other than the payment of interest in the form of additional Deeply Subordinated Shareholders Loans)) in respect of the Convertible Notes or the Deeply Subordinated Shareholders Loans; or (v) the making of any Investment (other than a Permitted Investment) in any person (other than an Investment by a Restricted Subsidiary in the Issuer or an Investment by the Issuer or a Restricted Subsidiary in either (x) a Restricted Subsidiary engaged principally in a Cable/Telecommunications Business or (y) a person engaged principally in a Cable/Telecommunications Business that becomes a Restricted Subsidiary as a result of such Investment). Notwithstanding the foregoing, the payment of compensation to Le Groupe Videotron Ltee, Pacific or any of their respective Subsidiaries pursuant to the Settlement Agreement dated as of August 1, 1996 between Vanguard Communications, L.P., Pacific, VPC, the Issuer and Le Groupe Videotron Ltee, as in effect on the Issue Date, shall not constitute a Restricted Payment to the extent, and only to the extent, that such amounts are deducted in arriving at Cumulative Available Cash Flow of the Issuer.

     "Restricted Subsidiary" means any Subsidiary of the Issuer that has not been designated by the Board, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant "Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

     "Restricted Subsidiary Indebtedness" means Indebtedness of any Restricted Subsidiary (i) which is not subordinated to any other Indebtedness of such Restricted Subsidiary and (ii) in respect of which the Issuer is not also obligated (by means of a guarantee or otherwise) other than, in the case of this clause (ii), Indebtedness under any Senior Bank Facility or Vendor Credit Facility to the extent constituting "Permitted Indebtedness."

     "Revocation" has the meaning set forth under " -- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Richey Warrant" means the Warrant dated December 29, 1994 to purchase B Units of Limited Partnership Interest of Vanguard Communications, L.P.

     "S&P" means Standard & Poor's Corporation.

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     "Senior Bank Facility" means any senior commercial term loan and/or revolving credit facility (including any letter of credit subfacility) entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements.

     "Strategic Equity Investor" means (i) any company (other than GVL and its affiliates) which is engaged principally in a Cable/Telecommunications Business and which has a rating from Moody's of Baa3 (or the equivalent thereof) or higher or from S&P of BBB- (or the equivalent thereof) or higher or (ii) any controlled Affiliate of any company referred to in the preceding clause (i).

     "Subordinated Indebtedness" means any Indebtedness of the Issuer or any Guarantor which is expressly subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor.

     "Subsidiary" means, with respect to any person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such person, or (ii) any other person of which at least a majority of voting interest is at the time, directly or indirectly, owned by such person.

     "Termination Date" means the earlier to occur of (i) July 31, 1999 and (ii) an Equity Offering.

     "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Issuer and the Restricted Subsidiaries outstanding as of the date of determination, provided that Total Consolidated Indebtedness shall exclude the Convertible Notes and any Deeply Subordinated Shareholders Loans to the extent incurred prior to the Termination Date.

     "Unrestricted Subsidiary" means any Subsidiary of the Issuer designated as such pursuant to and in compliance with the covenant "Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.


     "U.S. Government Securities" means securities that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

     "Vendor Credit Facility" means, collectively, any credit facility entered into with any vendor or supplier (or any financial institution acting on behalf of or for the purpose of directly financing purchases from such vendor or supplier) to the extent the Indebtedness thereunder is incurred for the purpose of financing the cost (including the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of personal property (tangible or intangible) used, or to be used, in a Cable/Telecommunications Business.

     "VPC" means VPC Corporation.

                         BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth in the next paragraph, the New Notes sold will be issued in the form of one or more registered notes in global form (the "New Global Note," together with the Global Note representing the Old Notes, the "Global Note"). On the Exchange Date, the New Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     New Notes that were (i) originally issued to or transferred to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act) who are not qualified institutional buyers ("QIBs") or (ii) issued as described below under "--Certificated Notes" will be issued in definitive form. Upon the transfer of a Note in definitive form, such Note will, unless the applicable Global Note has previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

     The Depository has advised the Issuer as follows: The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the New Global Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such New Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Notes other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the Notes for all purposes of such Notes and the Indenture . Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Note. The Issuer understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the applicable Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payments in respect of the Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     The Issuer expects that the Depository or its nominee, upon receipt of any payment in respect of the Notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Note as shown on the records of the Depository or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Issuer will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Issuer will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

     The Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of $1,000 and integral multiples thereof if (i) the Depository notifies the Issuer that it is unwilling or unable to continue as Depository for the Global Notes or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Issuer within 90 days, (ii) the Issuer in its discretion at any time determines not to have all of the Notes represented by the Global Note or (iii) a default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct.

                      EXCHANGE OFFER; REGISTRATION RIGHTS


     The Issuer has entered into the Registration Agreement pursuant to which it agreed to file the registration statement of which this Prospectus forms a part (the "Exchange Offer Registration Statement") and to use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act not later than June 13, 1997. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuer will promptly offer the New Notes in exchange for surrender of the Old Notes. See "The Exchange Offer." Under existing SEC interpretations, the New Notes would be freely transferable by holders other than affiliates of the Issuer after the Exchange Offer without further registration under the Securities Act if the holder of the New Notes represents that it is acquiring the New Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the New Notes and that it is not an affiliate of the Issuer, as such terms are interpreted by the SEC; provided that broker-dealers receiving New Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such New Notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to New Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Broker-dealers may not exchange Old Notes which are part of an unsold original allotment in the Exchange Offer. Under the Registration Agreement, the Issuer is required to allow broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes for a specified period of time.

     A holder of Old Notes (other than certain specified holders of Old Notes) who wishes to exchange such Notes for New Notes in the Exchange Offer is required to represent that any New Notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities
Act) of the New Notes, that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and that it is not a broker-dealer or, if it is a broker-dealer, that the Old Notes tendered for exchange are not part of an unsold allotment from the Offering.


     In the event that applicable interpretations of the staff of the SEC do not permit the Issuer to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated by July 13, 1997, or if Salomon Brothers Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated, the initial purchasers of the Offering, so request with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer, or if any holder of Old Notes is not eligible to participate in the Exchange Offer or participates in but does not receive freely tradeable (except for prospectus delivery requirements) New Notes in the Exchange Offer the Issuer will, at its cost, (a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") covering resales of the Old Notes or the New Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by August 12, 1997 and (c) keep the Shelf Registration Statement effective until three years after its effective date (or shorter period that will terminate when all Old Notes or New Notes, as the case may be, covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement). The Issuer will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes or the New Notes, as the case may be. A holder selling such Old Notes or New Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such holder (including certain indemnification obligations).

     If (i) by June 13, 1997, the Exchange Offer Registration Statement has not been declared effective; (ii) by July 13, 1997, the Exchange Offer has not been consummated or by August 12, 1997, the Shelf Registration Statement has not been declared effective; or (iii) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or New Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (i) through (iii), a "Registration Default"), additional interest ("Liquidated Damages") will accrue on the Old Notes and the New Notes (in addition to the stated interest on the Old Notes and the New Notes) from and including the date on which any such Registration Default shall occur but excluding the date on which all Registration Defaults have been cured. Liquidated Damages will be payable in cash semi-annually in arrears each February 15 and August 15, commencing August 15, at a rate per annum equal to 0.50% of the principal amount of the Notes during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum of the principal amount of the Notes at the end of each subsequent 90-day period, but in no event shall such rate exceed 2.00% per annum in the aggregate regardless of the number of Registration Defaults.

     The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to and is qualified in its entirety by reference to all the provisions of the Registration Agreement, a copy of which has been filed as an exhibit to the Exchange Offer Registration Statement.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The exchange of New Notes for Old Notes will not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by holders upon receipt of the New Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of New Notes, a holder's basis in the New Notes will be the same as the holder's basis in the Old Notes exchanged therefor. Holders will be considered to have held the New Notes from the time of their original acquisition of the Old Notes.

                             PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that, starting on the Exchange Date (as defined) and ending on the close of business on the earlier of the first anniversary of the Exchange Date or the date upon which all such New Notes have been sold by such participating broker-dealer (the "Registration Period"), it will make this Prospectus available to any broker-dealer for use in connection
with any such resale. In addition, until    , 1997, all dealers effecting
transactions in the New Notes may be required to deliver a Prospectus.

     The Issuer will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     During the Registration Period, the Issuer will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuer has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The Issuer has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer and to the best of the Issuer's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.

                                 LEGAL MATTERS


     The validity of the New Notes offered hereby will be passed upon and certain other legal matters in connection with the sale of securities offered hereby will be passed upon for the Issuer by Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036-7798. Certain federal regulatory matters related to the Exchange Offer or described herein will be passed upon for the Issuer by Goldberg, Godles, Weiner & Wright, the Company's FCC counsel. Russell S. Berman of Kronish, Lieb, Weiner & Hellman LLP and Henry Goldberg of Goldberg, Godles, Weiner & Wright each hold one-third of the outstanding equity interests in THI (see "Certain Transactions -- License Holding Company").


                                    EXPERTS

     The Consolidated Financial Statements of the Company for the year ended August 31, 1996, for the period January 1, 1995 to August 31, 1995, the year ended December 31, 1994 and the period April 20, 1993 (inception) to December 31, 1993, the Combined Statements of Operations and Cash Flows of Richey Pacific Cablevision for the years ended December 31, 1993 and December 28, 1994, the Statements of Revenues and Expenses and Statements of Cash Flows of EagleVision for the years ended December 31, 1993 and 1994, and the Statement of Operations and Cash Flows of Triax Associates V, L.P. for the year ended August 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports included herein and have been so included in reliance upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

OPTEL, INC. AND SUBSIDIARIES:

Independent Auditors' Report  ............................................................   F-2

Consolidated Balance Sheets as of August 31, 1995 and 1996 and
 February 28, 1997 (Unaudited)   .........................................................   F-3

Consolidated Statements of Operations for the period from April 20, 1993 (Date of
 Inception) to
 December 31, 1993, the year ended December 31, 1994, the period from January 1, 1995 to
 August 31, 1995, and the year ended August 31, 1996 and the six month periods ended
 February 29, 1996 and February 28, 1997 (Unaudited)  ....................................   F-4

Consolidated Statements of Stockholders' Equity for the period from April 30, 1993 (Date of Inception) to December 31, 1993, the year ended December 31, 1994, the period from Janu-
 ary 1, 1995 to August 31, 1995, and the year ended August 31, 1996 and the six month
 period ended February 28, 1997 (Unaudited)  .............................................   F-5

Consolidated Statements of Cash Flows for the period from April 20, 1993 (Date of
 Inception) to December 31, 1993, the year ended December 31, 1994, the period from
 January 1, 1995 to August 31, 1995, and the year ended August 31, 1996 and the six month
 periods ended February 29, 1996 and February 28, 1997 (Unaudited)  ......................   F-6

Notes to Consolidated Financial Statements   .............................................   F-7

ACQUIRED COMPANIES:

Richey Pacific Cablevision:

 Independent Auditors' Report ............................................................   F-17

 Combined Statements of Operations for the years ended December 31, 1993 and Decem-
  ber 28, 1994    ........................................................................   F-18

 Combined Statements of Cash Flows for the years ended December 31, 1993 and Decem-
  ber 28, 1994    ........................................................................   F-19

 Notes to Combined Financial Statements   ................................................   F-20

EagleVision:

 Independent Auditors' Report ............................................................   F-22

 Statements of Revenues and Expenses for the years ended December 31, 1993 and 1994 .        F-23

 Statements of Cash Flows for the years ended December 31, 1993 and 1994   ...............   F-24

 Notes to Financial Statements  ..........................................................   F-25

Triax Associates V, L.P.:

 Independent Auditors' Report ............................................................   F-27

 Statement of Operations for the year ended August 31, 1995    ...........................   F-28

 Statement of Cash Flows for the year ended August 31, 1995    ...........................   F-29

 Notes to Financial Statements   .........................................................   F-30

                                      F-1

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 OpTel, Inc.:

We have audited the accompanying consolidated balance sheets of OpTel, Inc. and subsidiaries (the "Company") as of August 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from April 20, 1993 (date of inception) to December 31, 1993, the year ended December 31, 1994, the period from January 1, 1995 to August 31, 1995, and the year ended August 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OpTel, Inc. and subsidiaries as of August 31, 1995 and 1996 and the results of their operations and their cash flows for the period from April 20, 1993 (date of inception) to December 31, 1993, the year ended December 31, 1994, the period from January 1, 1995 to August 31, 1995, and the year ended August 31, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Dallas, Texas
November 7, 1996
(February 7, 1997 as to Note 13)

OPTEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                    August 31,                February 28,
                                                       ------------------------------------
                                                            1995               1996               1997
                                                       -----------------  -----------------  ----------------
                                                                                              (Unaudited)
ASSETS
Cash and cash equivalents    ........................    $    2,035,980     $    1,677,332     $ 135,015,397
Restricted investments (Note 14)   ..................                --                 --        79,803,740
Accounts receivable (net of allowance for doubtful
 accounts of $473,218, $542,134 and $819,999
 (unaudited), respectively)  ........................         1,594,110          3,063,719         3,639,963
Prepaid expenses, deposits and other assets    ......           939,119          1,020,055         1,574,323
Amounts due from stockholder, net (Note 9)  .........                --            541,586           136,702
Property and equipment, net (Note 4)  ...............        48,059,601        103,799,650       122,040,687
Intangible assets, net (Note 5)    ..................        55,443,266         65,876,003        75,470,578
                                                          --------------     --------------     -------------
TOTAL   .............................................    $  108,072,076     $  175,978,345     $ 417,681,390
                                                          ==============     ==============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable    .................................    $    2,370,976     $    5,647,024     $   3,276,664
Accrued expenses and other liabilities   ............         8,925,009         10,506,586        13,643,562
Deferred revenues and customer deposits  ............         1,258,120          2,167,253         2,436,370
Convertible notes payable to
 stockholder (Notes 6 and 9)    .....................        17,949,690         89,414,364       121,006,370
Notes payable and long-term
 obligations (Notes 6 and 14)   .....................         2,849,423          2,443,341       220,615,287
Deferred acquisition liabilities (Notes 3 and 6)  ...         6,174,295          6,520,022         6,715,733
                                                          --------------     --------------     -------------
     Total liabilities    ...........................        39,527,513        116,698,590       367,693,986

COMMITMENTS AND CONTINGENCIES
 (Notes 3 and 7)

STOCKHOLDERS' EQUITY (Notes 9, 10, 13 and 14):
  Preferred stock, $.01 par value; 1,000,000 shares
    authorized; none issued and outstanding    ......                --                 --                --
  Class A common stock, $.01 par value; 8,000,000
    shares authorized; none issued and outstand-
    ing    ..........................................                --                 --                --
  Class B common stock, $.01 par value; 6,000,000
    shares authorized; 2,149,332, 2,304,561 and
    2,304,561 (unaudited) issued and outstanding,
    respectively    .................................            21,493             23,046            23,046
  Class C common stock, $.01 par value; 300,000
    shares authorized; 225,000 (unaudited) issued
    and outstanding .................................                --                 --             2,250
  Additional paid-in capital    .....................        78,902,382         88,065,805        95,063,555
  Accumulated deficit  ..............................       (10,379,312)       (28,809,096)      (45,101,447)
                                                          --------------     --------------     -------------
     Total stockholders' equity .....................        68,544,563         59,279,755        49,987,404
                                                          --------------     --------------     -------------
TOTAL   .............................................    $  108,072,076     $  175,978,345     $ 417,681,390
                                                          ==============     ==============     =============


See notes to consolidated financial statements.

OPTEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                      Period From
                                    April 20, 1993
                                       (Date Of
                                     Inception) To       Year Ended
                                      December 31,      December 31,
                                         1993              1994
                                    ----------------  -----------------
REVENUES:
  Cable television    .........     $    12,106      $      240,193
  Telecommunications  .........              --             201,467
                                      -----------     --------------
     Total revenues   .........          12,106             441,660
                                      -----------     --------------
OPERATING EXPENSES:
  Cost of services    .........           5,662             469,952
  Customer support,
   general and adminis-
   trative   ..................         303,814           7,732,610
  Depreciation and
   amortization    ............           8,224             117,020
  Nonrecurring reorganiza-
   tion costs (Note 1)   ......              --                  --
                                      -----------     --------------
     Total operating
      expenses  ...............         317,700           8,319,582
                                      -----------     --------------
LOSS FROM OPERATIONS ..........        (305,594)         (7,877,922)

OTHER INCOME
 (EXPENSE):
  Interest expense on con-
   vertible notes payable
   to stockholder (Notes 4
   and 9)    ..................              --                  --
  Other interest expense ......          (2,658)            (76,367)
  Interest income and
   other, net   ...............           1,408              10,112
                                      -----------     --------------
LOSS BEFORE INCOME
 TAXES    .....................        (306,844)         (7,944,177)
INCOME TAX BENEFIT
 (Note 8)    ..................              --                  --
                                      -----------     --------------
NET LOSS  .....................     $  (306,844)     $   (7,944,177)
                                      ===========     ==============
NET LOSS PER COMMON
 SHARE (Notes 2, 13 and
 14)   ........................
WEIGHTED AVERAGE
 NUMBER OF COMMON
 SHARES OUTSTANDING
 (Notes 2, 13 and 14) .........

                                     Period From
                                   January 1, 1995
                                    To August 31,       Year Ended       February 29,       February 29,
                                        1995          August 31, 1996        1996              1997
                                   ---------------  -----------------  ---------------    ---------------
REVENUES:
  Cable television    .........    $     8,782,610    $   25,893,401     $  11,569,880    $   17,208,297
  Telecommunications  .........            787,788         1,711,446           718,232         1,413,420
                                    ---------------    --------------     -------------    --------------
     Total revenues   .........          9,570,398        27,604,847        12,288,112        18,621,717
                                    ---------------    --------------     -------------    --------------
OPERATING EXPENSES:
  Cost of services    .........          4,557,609        11,867,960         5,265,797         8,701,471
  Customer support,
   general and adminis-
   trative   ..................          8,234,755        17,317,890         7,499,115        12,266,597
  Depreciation and
   amortization    ............          2,420,397         8,676,262         3,804,088         5,820,354
  Nonrecurring reorganiza-
   tion costs (Note 1)   ......          3,819,916         2,318,383           825,741                --
                                    ---------------    --------------     -------------    --------------
     Total operating
      expenses  ...............         19,032,677        40,180,495        17,394,741        26,788,422
                                    ---------------    --------------     -------------    --------------
LOSS FROM OPERATIONS ..........         (9,462,279)      (12,575,648)       (5,106,629)       (8,166,705)

OTHER INCOME
 (EXPENSE):
  Interest expense on con-
   vertible notes payable
   to stockholder (Notes 4
   and 9)    ..................           (918,501)       (5,342,208)       (1,889,955)       (6,907,852)
  Other interest expense ......           (349,297)         (656,925)         (321,008)       (1,693,910)
  Interest income and
   other, net   ...............             99,936           144,997            75,426           476,116
                                    ---------------    --------------     -------------    --------------
LOSS BEFORE INCOME
 TAXES    .....................        (10,630,141)      (18,429,784)       (7,242,166)      (16,292,351)
INCOME TAX BENEFIT
 (Note 8)    ..................            469,502                --                --                --
                                    ---------------    --------------     -------------    --------------
NET LOSS  .....................    $   (10,160,639)   $  (18,429,784)    $  (7,242,166)   $  (16,292,351)
                                    ===============    ==============     =============    ==============
NET LOSS PER COMMON
 SHARE (Notes 2, 13 and
 14)   ........................    $         (6.89)   $        (8.30)    $       (3.37)   $        (7.01)
                                    ===============    ==============     =============    ==============
WEIGHTED AVERAGE
 NUMBER OF COMMON
 SHARES OUTSTANDING
 (Notes 2, 13 and 14) .........          1,474,554         2,219,770         2,149,332         2,323,207
                                    ===============    ==============     =============    ==============


See notes to consolidated financial statements.

OPTEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------


                                                                    Class B
                                                                 Common Stock
                                                                   (Note 13)
                                                           -------------------------
                                          Partnership         Shares         Par
                                            Capital         Outstanding     Value
                                        ----------------   -------------  ----------
BALANCE, INCEPTION (APRIL
 20, 1993)   ........................    $          --             --     $     --
  Contributions    ..................          688,582             --           --
  Net loss   ........................               --             --           --
                                          -------------    ----------      --------
BALANCE, DECEMBER 31, 1993                     688,582             --           --
  Contributions    ..................       10,375,012             --           --
  Net Loss of Partnership   .........               --             --           --
  Reorganization from partner-
   ship   ...........................      (11,063,594)       716,695        7,167
  Net loss   ........................               --             --           --
                                          -------------    ----------      --------
BALANCE, DECEMBER 31, 1994                          --        716,695        7,167
  Issuance of stock upon debt
   conversion, net of transac-
   tion costs   .....................               --      1,120,985       11,210
  Sale and issuance of stock   ......               --        311,652        3,116
  Net loss   ........................               --             --           --
                                          -------------    ----------      --------
BALANCE, AUGUST 31, 1995    .........               --      2,149,332       21,493
  Issuance of stock upon debt
   conversion   .....................               --        171,162        1,712
  Contribution and cancellation
   of shares    .....................               --        (15,933)        (159)
  Net loss   ........................               --             --           --
                                          -------------    ----------      --------
BALANCE, AUGUST 31, 1996    .........               --      2,304,561       23,046
  Issuance of stock (unaudited) .....               --             --           --
  Net loss (unaudited)   ............               --             --           --
                                          -------------    ----------      --------
BALANCE, FEBRUARY 28, 1997
 (unaudited) ........................    $          --      2,304,561     $ 23,046
                                          =============    ==========      ========


                                               Class C
                                            Common Stock
                                          (Notes 13 and 14)
                                        -----------------------   Additional
                                           Shares        Par       Paid-In       Accumulated
                                         Outstanding    Value      Capital         Deficit
                                        -------------  --------  -------------   --------------
BALANCE, INCEPTION (APRIL
 20, 1993)   ........................            --    $   --    $        --    $          --
  Contributions    ..................            --        --             --               --
  Net loss   ........................            --        --             --         (306,844)
                                           --------    -------   ------------   --------------
BALANCE, DECEMBER 31, 1993                       --        --             --         (306,844)
  Contributions    ..................            --        --             --               --
  Net Loss of Partnership   .........            --        --             --       (7,725,504)
  Reorganization from partner-
   ship   ...........................            --        --      3,024,079        8,032,348
  Net loss   ........................            --        --             --         (218,673)
                                           --------    -------   ------------   --------------
BALANCE, DECEMBER 31, 1994                       --        --      3,024,079         (218,673)
  Issuance of stock upon debt
   conversion, net of transac-
   tion costs   .....................            --        --     59,193,763               --
  Sale and issuance of stock   ......            --        --     16,684,540               --
  Net loss   ........................            --        --             --      (10,160,639)
                                           --------    -------   ------------   --------------
BALANCE, AUGUST 31, 1995    .........            --        --     78,902,382      (10,379,312)
  Issuance of stock upon debt
   conversion   .....................            --        --      9,163,264               --
  Contribution and cancellation
   of shares    .....................            --        --            159               --
  Net loss   ........................            --        --             --      (18,429,784)
                                           --------    -------   ------------   --------------
BALANCE, AUGUST 31, 1996    .........            --        --     88,065,805      (28,809,096)
  Issuance of stock (unaudited) .....       225,000     2,250      6,997,750               --
  Net loss (unaudited)   ............            --        --             --      (16,292,351)
                                           --------    -------   ------------   --------------
BALANCE, FEBRUARY 28, 1997
 (unaudited) ........................       225,000    $2,250    $95,063,555    $ (45,101,447)
                                           ========    =======   ============   ==============


See notes to consolidated financial statements.

OPTEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                 Period From
                                                April 20, 1993
                                                  (Date Of
                                                Inception) To       Year Ended
                                                 December 31,      December 31,
                                                     1993              1994
                                                -------------    ---------------
OPERATING ACTIVITIES:
 Net loss    ..............................    $   (306,844)     $   (7,944,177)
 Adjustments to reconcile net loss to net
  cash flow used in operating activities:
  Depreciation and amortization   .........           8,224             117,020
  Deferred tax benefit   ..................              --                  --
  Noncash interest expense  ...............              --                  --
  Increase (decrease) in cash from
   changes in operating assets and
   liabilities, net of effect of business
   combinations:
   Accounts receivable   ..................         (19,657)            (58,300)
   Prepaid expenses, deposits and
    other assets   ........................         (19,025)         (1,007,641)
   Deferred revenue and other
    liabilities    ........................          11,059             164,106
   Accounts payable and accrued
    expenses    ...........................         142,863           5,397,128
                                                 ------------     --------------
    Net cash flows used in
     operating activities   ...............        (183,380)         (3,331,864)
                                                 ------------     --------------
INVESTING ACTIVITIES:
 Purchases of businesses    ...............              --          (1,297,818)
 Acquisition of intangible assets    ......              --          (3,210,994)
 Purchases and construction of property
  and equipment    ........................        (516,894)         (6,067,215)
 Purchase of restricted investments
  (Note 14)  ..............................              --                  --
                                                 ------------     --------------
    Net cash flows used in investing
     activities    ........................        (516,894)        (10,576,027)
                                                 ------------     --------------
FINANCING ACTIVITIES:
 Proceeds from convertible notes
  payable    ..............................              --          15,000,000
 Proceeds from issuance of
  common stock  ...........................              --                  --
 Payment on notes payable and
  long-term obligations  ..................              --          (6,488,888)
 Contributions received from
  partners   ..............................         688,582          10,375,012
 Proceeds from notes payable and
  long-term obligations  ..................          52,394                  --
 Net proceeds from issuance of Senior
  Notes and common stock (Note 14) ........              --                  --
                                                 ------------     --------------
    Net cash flows provided by
     financing activities   ...............         740,976          18,886,124
                                                 ------------     --------------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS    ..................          40,702           4,978,233
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD  .....................              --              40,702
                                                 ------------     --------------
CASH AND CASH EQUIVALENTS AT
 END OF PERIOD  ...........................    $     40,702      $    5,018,935
                                                 ============     ==============

SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION (Notes 3
 and 9):
 Cash paid during the period for:
  Interest   ..............................    $      2,658      $       38,836
                                                 ============     ==============
  Taxes   .................................    $         --      $           --
                                                 ============     ==============
 Increase in capital lease obligations  ...    $         --      $           --
                                                 ============     ==============
 Conversion of convertible debt and
  partnership capital to common stock:
  Partnership capital    ..................    $         --      $   (3,031,246)
                                                 ============     ==============
  Convertible debt and accrued interest        $         --      $           --
                                                 ============     ==============
  Common stock  ...........................    $         --      $        7,167
                                                 ============     ==============
  Additional paid-in capital, net of
   transaction costs  .....................    $         --      $    3,024,079
                                                 ============     ==============

                                                   Period From
                                                 January 1, 1995                          Six Month Period Ended
                                                  To August 31,       Year Ended       February 29,    February 29,
                                                      1995          August 31, 1996       1996            1997
                                               -----------------  -----------------  -------------    -------------
                                                                                             (Unaudited)
OPERATING ACTIVITIES:
 Net loss    ..............................    $   (10,160,639)  $   (18,429,784)   $ (7,242,166)    $  (16,292,351)
 Adjustments to reconcile net loss to net
  cash flow used in operating activities:
  Depreciation and amortization   .........          2,420,397         8,676,262       3,804,088          5,820,354
  Deferred tax benefit   ..................           (488,402)               --              --                 --
  Noncash interest expense  ...............          1,146,713         5,661,026       2,069,323          7,103,593
  Increase (decrease) in cash from
   changes in operating assets and
   liabilities, net of effect of business
   combinations:
   Accounts receivable   ..................         (1,004,576)       (1,369,646)       (638,345)          (566,244)
   Prepaid expenses, deposits and
    other assets   ........................            180,363          (126,370)       (369,387)          (554,268)
   Deferred revenue and other
    liabilities    ........................            894,993           906,413         565,957            269,117
   Accounts payable and accrued
    expenses    ...........................          3,517,250         4,229,678      (2,550,085)         1,171,500
                                                ---------------   ---------------   -------------     --------------
    Net cash flows used in
     operating activities   ...............         (3,493,901)         (452,421)     (4,360,615)        (3,048,299)
                                                ---------------   ---------------   -------------     --------------
INVESTING ACTIVITIES:
 Purchases of businesses    ...............        (49,974,397)       (9,916,038)     (5,793,484)        (2,500,000)
 Acquisition of intangible assets    ......           (608,345)       (7,903,979)     (3,994,366)        (4,830,086)
 Purchases and construction of property
  and equipment    ........................        (21,561,505)      (54,217,352)    (19,127,978)       (20,095,260)
 Purchase of restricted investments
  (Note 14)  ..............................                 --                --              --        (79,803,740)
                                                ---------------   ---------------   -------------     --------------
    Net cash flows used in investing
     activities    ........................        (72,144,247)      (72,037,369)    (28,915,828)      (107,229,086)
                                                ---------------   ---------------   -------------     --------------
FINANCING ACTIVITIES:
 Proceeds from convertible notes
  payable    ..............................         62,823,304        73,437,817      32,523,994         23,700,000
 Proceeds from issuance of
  common stock  ...........................         16,687,656                84              --                 --
 Payment on notes payable and
  long-term obligations  ..................         (6,855,767)       (1,306,759)       (464,393)          (308,081)
 Contributions received from
  partners   ..............................                 --                --              --                 --
 Proceeds from notes payable and
  long-term obligations  ..................                 --                --              --                 --
 Net proceeds from issuance of Senior
  Notes and common stock (Note 14) ........                 --                --              --        220,223,531
                                                ---------------   ---------------   -------------     --------------
    Net cash flows provided by
     financing activities   ...............         72,655,193        72,131,142      32,059,601        243,615,450
                                                ---------------   ---------------   -------------     --------------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS    ..................         (2,982,955)         (358,648)     (1,216,842)       133,338,065
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD  .....................          5,018,935         2,035,980       2,035,980          1,677,332
                                                ---------------   ---------------   -------------     --------------
CASH AND CASH EQUIVALENTS AT
 END OF PERIOD  ...........................    $     2,035,980   $     1,677,332    $    819,138     $  135,015,397
                                                ===============   ===============   =============     ==============

SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION (Notes 3
 and 9):
 Cash paid during the period for:
  Interest   ..............................    $       119,725   $       289,509    $    141,190     $      161,735
                                                ===============   ===============   =============     ==============
  Taxes   .................................    $        18,900   $            --    $         --     $           --
                                                ===============   ===============   =============     ==============
 Increase in capital lease obligations  ...    $            --   $      (878,988)   $    286,400     $      480,026
                                                ===============   ===============   =============     ==============
 Conversion of convertible debt and
  partnership capital to common stock:
  Partnership capital    ..................    $            --   $            --    $         --     $           --
                                                ===============   ===============   =============     ==============
  Convertible debt and accrued interest        $   (60,792,115)  $    (9,165,805)   $         --     $           --
                                                ===============   ===============   =============     ==============
  Common stock  ...........................    $        11,210   $         1,712    $         --     $           --
                                                ===============   ===============   =============     ==============
  Additional paid-in capital, net of
   transaction costs  .....................    $    59,193,763   $     9,163,264    $         --     $           --
                                                ===============   ===============   =============     ==============

See notes to consolidated financial statements.

OPTEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1. DESCRIPTION OF BUSINESS

     OpTel, Inc., a Delaware corporation, and subsidiaries (the "Company" or "OpTel") is the successor of the cable television operations of Vanguard Communications, L.P. ("Vanguard"). Vanguard commenced operations in April 1993. On December 20, 1994, Vanguard contributed its cable television operations to its wholly owned subsidiary, OpTel. The contribution to OpTel was recorded at Vanguard's historical cost.

     OpTel is a developer, operator and owner of private cable television and telecommunications systems that utilize advanced technologies to deliver cable television and telecommunications service to customers in multiple dwelling units ("MDU"). The Company negotiates long-term, generally exclusive cable television service agreements and nonexclusive telecommunications service agreements with owners and managers of MDUs, generally for terms of up to 15 years. The company's primary markets are major metropolitan areas in Arizona, California, Colorado, Florida, Illinois and Texas.

     During the period from April 20, 1993 (date of inception) to March 31, 1995, the Company was wholly owned by Vanguard. On March 31, 1995, VPC Corporation ("VPC") (a wholly owned subsidiary of Le Groupe Videotron Ltee ("Videotron") - a Quebec corporation), acquired a 66.75% interest in the Company. VPC has contributed additional capital and acquired OpTel's stock from Vanguard which has increased its interest in the Company to 83.49% at August 31, 1996 (see Note 9).

     During 1995 and 1996, the Company relocated its corporate headquarters, began relocating its customer service centers and completed several acquisitions. As a result of these actions, significant nonrecurring costs were incurred primarily relating to severance costs of former employees at the previous locations and relocation and recruiting costs of employees at the new location.

     In 1995, the Company elected to change its year-end to August 31 from December 31 to conform to that of its new majority stockholder.

2. SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of OpTel and its wholly owned and majority-owned subsidiaries and limited partnerships. All significant intercompany accounts and transactions have been eliminated. Amounts due to minority limited partners are included in notes payable and long-term obligations.

     Cash and Cash Equivalents -- Cash and cash equivalents of the Company are composed of demand deposits with banks and short-term investments with maturities of three months or less when purchased.

     Property and Equipment -- Property and equipment are stated at cost, which includes amounts for construction materials, direct labor and overhead, and capitalized interest. When assets are disposed of, the costs and related accumulated depreciation are removed, and any resulting gain or loss is reflected in income for the period. Cost of maintenance and repairs is charged to operations as incurred; significant renewals and betterments are capitalized. Depreciation is calculated using the straight-line method over the estimated useful lives of the various classes of property and equipment as follows:

            Headends   .............................................15 years
            Telephone switches  ....................................10 years
            Distribution systems and enhancements    ...............15 years
            Computer software and equipment  ........................4 years
            Other    ..........................................5 to 10 years

     Intangible Assets -- Costs associated with licensing fees, commissions and other direct costs incurred in connection with the execution of rights-of-entry agreements to provide cable television and telecommunications service to MDUs, the excess of purchase price over the fair value of tangible assets acquired and other intangible assets are amortized using the straight-line method over the following estimated useful lives:

            Goodwill   .............................................20 years
            Licensing fees and rights-of-entry costs  ......Life of contract
            Deferred financing costs   ..................Term of indebtedness
            Other  .............................................1 to 5 years

     Management routinely evaluates its recorded investments for impairment based on projected undiscounted cash flows and believes the investments to be recoverable.

     Federal and State Income Taxes -- Prior to August 2, 1996 the Company and its corporate subsidiaries filed a consolidated federal income tax return. Beginning August 2, 1996, in connection with VPC acquiring additional stock from Vanguard, the Company will be included in VPC's consolidated federal income tax return. For purposes of financial reporting, the Company records federal and state income tax as if it were filing a separate return. Deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Provision is made or benefit recognized for deferred taxes relating to temporary differences in the recognition of expense and income for financial reporting purposes. To the extent a deferred tax asset does not meet the criterion of "more likely than not" for realization, a valuation allowance is recorded.

     Revenue Recognition and Deferred Revenue -- The Company recognizes revenue upon delivery of cable television programming and telecommunications service to subscribers. OpTel typically bills customers in advance for monthly cable television services, which results in the deferral of revenue until those services are provided.

     Cost of Services -- System operating costs include programming, telecommunications service costs and revenue sharing with owners of MDUs for which OpTel provides cable television and/or telecommunications service.

     Net Loss Per Common Share -- The computation of net loss per common share is based on the weighted average number of common shares outstanding during the period. No loss per share information is presented for the period the Company was organized as a partnership. The net loss per common share, assuming full dilution, is considered to be the same as primary since the effect of the convertible notes payable to stockholder and common stock equivalents outstanding for each period presented would be antidilutive. (See Note 13).

     Acquisitions -- Acquisitions accounted for using the purchase method of accounting include results of operations of the acquired businesses in the accompanying consolidated financial statements from the dates of acquisition. Identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair value at the date of acquisition. The excess of the purchase price over the net assets acquired is recorded as goodwill.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reporting amounts of certain assets, liabilities, revenues and expenses. Actual results may differ from such estimates.

     Interim Financial Statements (Unaudited) -- The accompanying financial statements for the interim periods ended February 29, 1996, and February 28, 1997 and related disclosures are unaudited and have been prepared in accordance with generally accepted accounting principles for condensed interim financial statements and pursuant to the rules and requirements of the Securities and Exchange Commission. In the opinion of the Company, the unaudited information reflects all adjustments that are of a normal recurring nature and that are necessary to fairly present the financial position, results of operations, and cash flows for the periods ended February 29, 1996, and February 28, 1997.

     Reclassifications -- Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

     New Accounting Pronouncements -- SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which is effective for fiscal years beginning after December 15, 1995, requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company adopted SFAS No. 121 effective September 1, 1996, and the impact of such adoption is expected to be insignificant to its financial condition and results of operations.

3. ACQUISITIONS

     On December 28, 1994, the Company acquired the stock of the operating subsidiaries of International Richey Pacific Cablevision, Ltd. ("IRPC") by assuming approximately $15,500,000 of liabilities, issuance of a note for $1,000,000, payment of approximately $1,300,000 in cash and issuance of a warrant for the right to purchase an ownership interest in Vanguard. IRPC may exercise the warrant through December 28, 1997, at a price of $1,250,000. Upon IRPC exercising the warrant, OpTel would be required to pay Vanguard $1,000,000. Within the exercise period, Vanguard may call the warrant at a price of $4,000,000. Upon Vanguard calling the warrant, OpTel would be required to pay IRPC $1,000,000. If the warrant is neither exercised by IRPC nor called by Vanguard, within 90 days of the expiration of the exercise period, IRPC may put the warrant to OpTel at a price of $1,000,000. The warrant is recorded by OpTel at its obligation under either situation of $1,000,000 at August 31, 1996. Additionally, the $1,000,000 secured note payable was due to IRPC one year after closing and is subject to adjustment based on the actual amount of assumed liabilities. Based on the Company's current estimate of adjustments, no amount has been paid as of August 31, 1996. The combined amounts due to IRPC are included on the accompanying consolidated balance sheets in deferred acquisition liabilities. The Company, as a result of the acquisition from IRPC, is a general partner in limited partnership investments (the "Partnerships"). The operations of these Partnerships have been consolidated with those of the Company. The Company has the option to purchase the interest of each limited partner at defined amounts ranging from 110% to 140% of each limited partner's initial capital contribution for the first four years of the partnership agreements and is required to purchase the interests at the end of the fifth year at 150% of the initial capital contribution. From the date of initial capital contribution until the date the Company purchases the interest of a limited partner, each limited partner receives a guaranteed return equal to 10% per annum of their initial capital contribution paid quarterly. During the period from January 1, 1995 to August 31, 1995 and the year ended August 31, 1996, OpTel paid $2,114,431 and $392,403, respectively, to repurchase certain partnership obligations.

     On January 11, 1995, the Company purchased the assets of EagleVision, a division of Nationwide Communications, Inc. ("NCI"). The purchase price consisted of $15,200,000 in cash, the assumption of approximately $110,000 of liabilities and a deferred payment due to NCI of not less than $6,000,000 and not more than $10,000,000 based on the profitability of OpTel's assets in the Houston, Texas market with certain adjustments. This deferred payment shall be payable at NCI's option, either (a) following the sale of all or substantially all of the EagleVision assets or the sale of a majority of the outstanding voting capital of the OpTel subsidiary which acquired EagleVision assets to a third party who is not an affiliate or (b) at the conclusion of the fifth or sixth year following the acquisition. This deferred payment is carried on the balance sheets in deferred acquisition liabilities at the net present value of the estimated final payment with an accretion of interest recorded to operations. As of the date of acquisition and as of August 31, 1996, the estimated payment due was $6,000,000 with a net present value at August 31, 1995 and 1996 of $3,928,500 and $4,502,770,
respectively. EagleVision's operations are located in the Houston, Texas, area.

     On June 30, 1995, the Company purchased the stock of Sunshine Television Entertainment, Inc. ("Sunshine") for $5,500,000 in cash and the assumption of approximately $350,000 of liabilities. Sunshine's operations are located in the Miami, Florida, area.

     On July 31, 1995, the Company purchased the assets of Interface Communications Group, Inc. and certain related entities ("Interface") for $8,900,000 in cash and the assumption of approximately $30,000 of liabilities. The operations of Interface are located in the Denver, Colorado, area.

     On August 31, 1995, the Company purchased the general and limited partnership interests of Triax Associates V L.P. ("Triax"), for $15,200,000 cash and the assumption of approximately $100,000 of liabilities. The operations of Triax are located in the Chicago, Illinois, area.

     On January 30, 1996, the Company purchased the assets of Telecom Master L.P. and Telecom Satellite Systems Corporation ("Telecom") for approximately $5,700,000 in cash and the assumption of $100,000 of liabilities. The operations of Telecom are located in the Dallas, Texas, area.


     Effective as of July 31, 1996, the Company purchased certain assets of certain subsidiaries of Wireless Holdings, Inc., and Videotron (Bay Area) Inc., companies that are 50% and 80% owned and controlled by Videotron, respectively, for approximately $3,880,000. The amount paid represents the sellers' historical cost which also approximates the acquired assets' estimated fair market value. The operations of the acquired assets are located in the San Francisco, California, and Tampa, Florida, areas.


     The purchase price of certain of the above acquisitions are subject to final adjustments for such items as working capital balances and number of subscribers (see Note 6).


     The pro forma effect of the acquisitions of Telecom, Wireless Holdings, Inc., and Videotron (Bay Area) Inc. would have an insignificant impact on the consolidated results of operations of the Company for the eight months ended August 31, 1995 and the year ended August 31, 1996.


4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                 August 31,               February 28,
                                                    ---------------------------------   --------------
                                                         1995              1996              1997
                                                    --------------   ----------------   --------------
                                                                                        (Unaudited)
   Headends  ....................................    $  18,281,508    $   32,115,973     $  39,839,545
   Telephone switches    ........................        2,535,497         4,976,699         6,163,888
   Distribution systems and enhancements   ......       15,337,808        36,372,848        42,819,704
   Computer software and equipment   ............        1,205,405         4,957,123         6,491,098
   Other  .......................................        2,183,117         5,813,345         6,792,364
   Construction in progress    ..................        9,903,862        25,434,861        29,360,714
                                                      -------------    --------------     -------------
                                                        49,447,197       109,670,849       131,467,313
   Less accumulated depreciation  ...............       (1,387,596)       (5,871,199)       (9,426,626)
                                                      -------------    --------------     -------------
                                                     $  48,059,601    $  103,799,650     $ 122,040,687
                                                      =============    ==============     =============

     Total interest expense for 1995 and 1996 was $1,267,798 and $7,848,674, respectively. Interest expense of $1,849,541 was capitalized during 1996.

5. INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                                 August 31,                February 28
                                                             1995             1996            1997
                                                          ----------       -----------   ---------------
                                                                                         (Unaudited)
   Goodwill  .......................................    $  41,907,574    $  47,344,322     $ 49,504,464
   Licensing fees and rights-of-entry costs   ......       13,378,382       22,173,500       26,538,544
   Deferred financing costs ........................               --               --        4,776,469
   Other  ..........................................        1,322,382        1,649,989        2,129,529
                                                         -------------    -------------      -----------
                                                           56,608,338       71,167,811       82,949,006
   Less accumulated amortization  ..................       (1,165,072)      (5,291,808)      (7,478,428)
                                                         -------------    -------------      ------------
                                                        $  55,443,266    $  65,876,003     $ 75,470,578
                                                         =============    =============      ============

6. NOTES PAYABLE AND LONG-TERM OBLIGATIONS

     Notes payable and long-term obligations consisted of the following:

                                                                 August 31,             February 28,
                                                           1995            1996            1997
                                                        -------------   -------------   -------------
                                                                                        (Unaudited)
Installment notes payable bearing interest at
 rates ranging from 7.75% to 13% per annum,
 substantially all collateralized by certain trans-
 portation equipment or private cable television
 systems   ..........................................   $ 1,022,408     $   511,145     $    359,265
Limited Partner Obligations (Note 3)  ...............       991,071         633,134          671,362
Obligations under capital leases, net of amounts
 representing interest of $273,455, 355,236
 and $402,242 (unaudited) for 1995, 1996 and
 February 28, 1997, respectively   ..................       835,944       1,299,062        1,548,202
13% Senior Notes due 2005 (unaudited)
 (Note 14) ..........................................            --              --      218,036,458
                                                        ------------    ------------    -------------
                                                        $ 2,849,423     $ 2,443,341     $220,615,287
                                                        ============    ============    =============

     Aggregate maturities of the Company's indebtedness are as follows as of August 31, 1996:

                          Notes Payable      Convertible        Deferred
                               and           Notes Payable     Acquisition
                           Long-term        to Stockholder     Liabilities
                          Obligations         (Note 11)         (Note 3)         Total
                         ---------------   ----------------   -------------   -------------
Fiscal year ending:
  1997   ............       $ 1,288,992      $ 89,414,364    $ 1,017,252     $ 91,720,608
  1998   ............           510,444                --      1,000,000        1,510,444
  1999   ............           455,523                --             --          455,523
  2000   ............           169,191                --      4,502,770        4,671,961
  2001   ............            17,802                --             --           17,802
  Thereafter   ......             1,389                --             --            1,389
                           ------------     -------------    ------------    -------------
  Totals    .........       $ 2,443,341      $ 89,414,364    $ 6,520,022     $ 98,377,727
                           ============     =============    ============    =============

     Convertible notes payable to stockholder includes $6,436,131 of accrued but unpaid interest at August 31, 1996.

     The Company leases office space and certain equipment under operating and capital leases. The leases generally have initial terms of 3 to 20 years. Equipment acquired under capital leases consists of the following:

                                                               August 31,
                                                       --------------------------
                                                           1995          1996
                                                       -----------   ------------
   Amount of equipment under capital leases   ......    $  925,105   $ 1,717,161
   Less accumulated amortization  ..................       (93,962)     (297,548)
                                                         ----------  ------------
                                                        $  831,143   $ 1,419,613
                                                         ==========  ============

     Minimum future obligations on operating leases at August 31, 1996, consist of the following:

                                                  Operating
                                                    Leases
                                                -------------
     Fiscal year ending:
        1997   ..............................   $  1,546,033
        1998   ..............................      1,481,102
        1999   ..............................      1,359,637
        2000   ..............................      1,086,160
        2001   ..............................        896,703
        Thereafter   ........................      4,051,377
                                                -------------
        Total minimum lease payments   ......   $ 10,421,012
                                                =============

     Rental expense under operating leases for the periods ending August 31, 1995 and 1996 was $616,000 and $1,208,000, respectively.

7. COMMITMENTS AND CONTINGENCIES

     Employment and Consulting Agreements -- Employment agreements with certain executive employees provide for separation payments equal to 3 to 12 months of the employee's annual salary if employment is terminated due to change of control or without cause. However, stipulations for termination payment and payment terms vary. The Company paid or accrued approximately $1,590,000 and $297,000 in severance during 1995 and 1996, respectively, related to such employment agreements. The severance costs are substantially the result of the Company's acquisitions and the acquisition of the Company by VPC (see Notes 1 and 3).

     Legal -- The Company is a defendant in certain lawsuits incurred in the ordinary course of business. It is the opinion of the Company's management that the outcome of the suits now pending will not have a material, adverse effect on the operations, cash flows or the consolidated financial position of the Company.

8. INCOME TAXES

     The cumulative losses of Vanguard incurred prior to the transfer of its assets to the Company on December 20, 1994, have been reported in the individual income tax returns of Vanguard's partners. Upon transfer, the Company recorded deferred taxes for the difference between the tax and book basis of the assets, which was not material. Upon acquisition of the stock of the IRPC subsidiaries, a deferred tax liability of $488,402 was recorded to recognize the excess of the basis in the assets for financial reporting purposes over the tax basis of the net assets acquired. During the period from January 1, 1995, to August 31, 1995, the Company accumulated losses sufficient to offset these deferred liabilities; accordingly, a tax benefit was recorded in the statement of operations. Additionally, during the period ended August 31, 1995, the Company incurred $18,900 of federal and state income tax expense.

     Income tax expense (benefit) consists of the following for the period from January 1, 1995 to August 31, 1995 and the year ended August 31, 1996:

                                                               1995              1996
                                                             --------          --------
Current:
     Federal   .......................................    $         --      $         --
     State  ..........................................          18,900                --
                                                            ------------      ------------
      Total current tax expense  .....................          18,900                --
    Net deferred tax expense (benefit) ...............      (3,451,805)       (4,470,008)
    Change in deferred tax valuation allowance  ......       2,963,343         4,470,008
                                                            ------------      ------------
    Total income tax expense (benefit)    ............    $   (469,562)     $         --
                                                            ============      ============

     A reconciliation of income taxes on reported pretax loss at statutory rates to actual income tax expense (benefit) for the period from January 1, 1995 to August 31, 1995 and the year ended August 31, 1996, is as follows:


                                                1995           Rate           1996            Rate
                                          ---------------   ----------   ---------------    ---------
Income tax at statutory rates    ......   $  (3,614,248)         (34)%   $  (6,266,127)         (34)%
State income taxes, net of federal tax
 benefit    ...........................          12,474            0              (833)           0
Valuation allowance  ..................       2,963,343           28         4,470,008           24
Non-deductible interest on convertible
 notes   ..............................         312,290            3         1,773,527           10
Other .................................        (143,421)          (1)           23,425            0
                                            --------------    -------    --------------      -------
Total income tax benefit   ............   $    (469,562)          (4)%   $          --            0%
                                            ==============    =======    ==============      =======


     The net deferred tax assets consist of the tax effects of temporary differences related to the following:

                                                                     August 31,
                                                           ----------------------------
                                                                1995            1996
                                                           ------------     -----------
Allowance for uncollectible accounts receivable   ......   $    160,894     $    184,326
Equipment, furniture and fixtures  .....................       (742,900)      (4,539,736)
Intangible assets   ....................................        (35,814)         105,249
Accrued employee compensation   ........................        102,340          182,676
Net operating loss carryforwards   .....................      4,374,934       12,371,690
IRPC deferred tax liability  ...........................       (488,402)        (488,402)
Other   ................................................        (41,691)         (16,434)
                                                            ------------      ------------
  Deferred tax asset before valuation allowance   ......      3,329,361        7,799,369
  Valuation allowance  .................................     (3,329,361)      (7,799,369)
                                                            ------------      ------------
  Net deferred tax asset  ..............................   $         --     $         --
                                                            ============      ============

     The following are the expiration dates and the approximate net operating loss carryforwards at August 31, 1996:

     Expiration Dates
     Through:
        2010 .......................   $ 1,346,252
        2011 .......................    11,521,202
        2012 .......................    23,519,870

     Realization of deferred tax assets is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The Company is unable to determine whether these accumulated losses will be utilized; accordingly, a valuation allowance has been provided.

9. CONVERTIBLE NOTES PAYABLE TO STOCKHOLDER, STOCK ISSUANCE AND OTHER TRANSACTIONS WITH STOCKHOLDERS (See Note 13)


     From December 22, 1994 through March 31, 1995, the Company borrowed $60,000,000 from VPC under a Senior Secured Convertible Note Agreement. The note, with an original maturity of June 30, 1996, and the accrued interest of $792,115 for the period from December 22, 1994 until conversion on March 31, 1995, was converted to 1,120,985 shares of Class B stock (as defined) of OpTel on March 31, 1995. Concurrently, VPC purchased 105,667 shares of OpTel's Class B stock from Vanguard. As a result of these transactions, VPC owned 66.75% of OpTel outstanding equity. Additionally, the Company incurred $1,587,142 of costs related to this conversion of debt which was charged to additional paid-in capital.

     On July 26, 1995, VPC invested $24,999,504 in the Company, of which $16,687,656 represented VPC's purchase of an additional 311,652 shares of OpTel Class B stock, and $8,311,848 represented a convertible note payable that bore interest at 15% and was convertible to 155,229 shares of Class B stock at the option of VPC on November 15, 1995 (extended to January 29, 1996). In connection with the July 26, 1995, equity call, Vanguard had the option to fund its portion to maintain its ownership interest at 33.25% by November 15, 1995 (extended to January 29, 1996). The Company was required to use the proceeds from any Vanguard contribution to repay the convertible note. On January 29, 1996, Vanguard elected to let the option expire without funding its portion of the equity call. On April 1, 1996, VPC converted the $8,311,848 note and accrued interest of $853,957 into 155,229 shares of common stock.


     During fiscal 1996, the Company issued $79,900,000 in convertible notes to VPC all of which bear interest at 15%, compounded annually, generally with principal and interest due on demand. As of August 31, 1996, $73,466,776 was advanced to OpTel under these notes.


     The principal and interest on convertible notes may be converted, subject to anti-dilution adjustments and other terms, into Class B stock (see Note 10) at the price at which common stock is first sold to the public in a public offering ("IPO Date") or, after April 30, 1999, at a price equal to the quotient of $225 million divided by the number of shares of common stock outstanding at the conversion date.


     Amounts due from stockholder of $541,586 as of August 31, 1996, represent amounts paid by the Company on behalf of VPC. Such amounts were repaid by VPC in October 1996.


     In August 1996, the Company granted Vanguard a non-transferable option to purchase 48,937 shares of Class B stock at an exercise price of $53.55 per share, subject to adjustment. The option is exercisable at any time after August 31, 1996 and expires on the earlier to occur of July 31, 1999 or 180 days after the IPO Date.

     In September 1996, the Company entered into a consulting agreement with a former director of the Company who is a limited partner of Vanguard. In connection therewith, the Company granted him a warrant to purchase up to 24,992 shares of Class A stock (as defined) at an exercise price of $53.55 per share, subject to adjustment, that is presently exercisable and expires on August 31, 1999.


     VPC and an affiliate of Vanguard have each agreed to provide consultant, advisory and management services for $350,000 per annum (plus travel expenses) per party. This arrangement terminates on the earlier to occur of the IPO Date or the date on which any public or institutional financing obtained by the Company restricts the payment of fees or charges to affiliates of the Company.

10. STOCKHOLDERS' EQUITY

     At August 31, 1996, the Class A Common Stock ("Class A stock") and Class B Common Stock ("Class B stock") of the Company are identical in all respects and have equal powers, preferences, rights and privileges except that each holder of Class A stock is entitled to one vote for each share of Class A stock held, and each holder of Class B stock is entitled to ten votes for each share of Class B stock held. VPC and Vanguard (and their affiliates) are the only permitted holders of Class B stock. Any Class B stock that is either sold or transferred to any party other than the permitted holders automatically converts to a like number of shares of Class A stock.

11. EMPLOYEE BENEFIT PLAN

     401(k) Plan -- The OpTel 401(k) Plan (the "Plan"), established January 1, 1995, conforms to the provisions of the Employee Retirement Income Security Act of 1974. It is a contributory tax deferred 401(k) plan. All employees are eligible and may enter the Plan on the first day of the first full month of employment, provided that they have attained the age of 21.

     Each participant my elect to defer up to 15% of annual compensation up to the annual contribution limit of the Internal Revenue Code. The Company matching contribution is a discretionary amount to be annually determined by the Board of Directors of the Company. The Company determined that, for the plan years ended December 31, 1996 and 1995, it would match 50% of its employees' elective contribution (to a maximum Company contribution of 3% of the employees' compensation). For the years ended August 31, 1996 and 1995, the Company's match of its employees' elective contributions were $187,577 and $80,886, respectively.

12. FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirement of SFAS No. 107, "Disclosure About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                     August 31, 1995                August 31, 1996
                                              -----------------------------   ----------------------------
                                               Carrying       Estimated        Carrying       Estimated
                                                Amount        Fair Value        Amount        Fair Value
                                              -------------   -------------   -------------   ------------
Assets:
  Cash and cash equivalents    ............   $ 2,035,980     $ 2,035,980     $ 1,677,332     $ 1,677,332
  Accounts receivable    ..................     1,594,110       1,594,110       3,063,719       3,063,719
Liabilities:
  Accounts payable    .....................     2,370,976       2,370,976       5,647,024       5,647,024
  Customer deposits and deferred
    revenue  ..............................     1,258,120       1,258,120       2,167,253       2,167,253
  Convertible notes payable to
    stockholder    ........................    17,949,690      17,950,000      89,414,364      89,415,000
  Notes payable and long-term
    obligations    ........................     2,849,423       2,850,000       2,443,341       2,445,000
  Deferred acquisition liabilities   ......     6,174,295       6,175,000       6,520,022       6,525,000

     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and customer deposits and deferred revenue approximates fair value. The fair values of convertible notes payable to stockholder, notes payable and long-term obligations and deferred acquisition liabilities are estimated based on present values using applicable market discount rates or rates that approximate what the Company could obtain from the open market. The fair value estimates presented herein are based on pertinent information available to management as of August 31, 1995 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the date presented, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

13. SUBSEQUENT EVENTS

     On February 7, 1997 the Company approved a stock split effected in the form of a stock dividend. Each share of outstanding Class B stock will receive
17.3768 additional shares. The number of authorized shares of Class A stock and Class B stock was increased to 8,000,000 and 6,000,000, respectively. The financial statements have been restated to reflect the stock split as if it had occurred on December 20, 1994, the date the Company reorganized as a corporation. Additionally, the Company authorized the issuance of 300,000 shares of non-voting Class C Common Stock ("Class C stock").

14. ISSUANCE OF NOTES PAYABLE, COMMON STOCK AND INCENTIVE STOCK PLAN (Unaudited)


     On February 14, 1997, the Company issued $225.0 million of 13% Senior Notes Due 2005 ("Senior Notes"). The Senior Notes require semiannual interest payments due on August 15 and February 15 of each year until their maturity on February 15, 2005. The Senior Notes are redeemable at the option of the Company generally at a premium at any time after February 15, 2002 and can be redeemed, in part, also at a premium, earlier upon the occurrence of certain defined events. The Senior Notes are unsecured.

     In connection with the issuance of the Senior Notes, the Company issued 225,000 shares of Class C stock. The portion of the net proceeds allocated to the Class C stock is $7 million. Such amount has been recorded as stockholders' equity and as a discount to the Senior Notes. As a result of issuing the Class C stock, the Company will no longer be included in VPC's consolidated federal income tax return.

     Concurrent with the issuance of the Senior Notes, the Company was required to deposit in an escrow account $79.6 million in cash that, together with the proceeds from the investment thereof, will be sufficient to pay when due the first six interest payments on the Senior Notes. Such amount is reflected as restricted investments on the accompanying consolidated balance sheet.

     On November 12, 1996, the Company adopted an incentive Stock Plan (the "Plan"), pursuant to which options to acquire a maximum of 96,137 shares of Class A Common may be granted to certain executives of the Company. Since November 12, 1996 the Company granted options to purchase 66,655 shares of Class A stock at an exercise price of $85.75 and 18,544 shares of Class A stock at an exercise price of $74.42 per share. The options generally vest in equal installments on each of the second, third, fourth and fifth anniversaries of the grantees date of hire.

     As a result of the formation of the plan in the fiscal year ended August 31, 1997 the Company will adopt Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," issued by the Financial Accounting Standards Board, which requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. The Company will measure compensation costs using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and will therefore include pro forma disclosures in the notes to the financial statements for all awards granted. The Company will disclose the pro forma net income and pro forma earnings per share as if the fair value based accounting methods in SFAS No. 123 had been used to account for stock-based compensation cost in future financial statement presentations.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
 of OpTel, Inc.:

We have audited the accompanying combined statements of operations and cash flows of Richey Pacific Cablevision (the "Company") for the years ended December 31, 1993 and December 28, 1994. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements present fairly, in all material respects, the results of operations and cash flows of Richey Pacific Cablevision for the years ended December 31, 1993 and December 28, 1994, in conformity with generally accepted accounting principles.


Deloitte & Touche LLP


Dallas, Texas
January 27, 1997

RICHEY PACIFIC CABLEVISION

COMBINED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 1993 AND DECEMBER 28, 1994
--------------------------------------------------------------------------------


                                                                       1993             1994
                                                                 --------------   ---------------
REVENUES   ...................................................   $   3,913,967     $   4,299,257
                                                                  -------------      ------------
OPERATING EXPENSES:
 Cost of services   ..........................................       1,120,101         1,648,389
 Customer support, general and administrative (Note 3)  ......       2,396,781         3,215,081
 Depreciation and amortization  ..............................       1,345,007         1,743,497
                                                                  -------------      ------------
    Total operating expenses    ..............................       4,861,889         6,606,967
                                                                  -------------      ------------
LOSS FROM OPERATIONS   .......................................        (947,922)       (2,307,710)
INTEREST EXPENSE .............................................        (769,548)       (1,218,719)
                                                                  -------------      -------------
NET LOSS   ...................................................   $  (1,717,470)    $  (3,526,429)
                                                                  =============      =============


See notes to combined financial statements.

RICHEY PACIFIC CABLEVISION

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1993 AND DECEMBER 28, 1994
--------------------------------------------------------------------------------

                                                                          1993            1994
                                                                     --------------   -------------
OPERATING ACTIVITIES:
 Net loss   ......................................................   $  (1,717,470)   $ (3,526,429)
 Adjustments to reconcile net loss to cash flow provided by
  operating activities:
  Depreciation and amortization  .................................       1,345,007       1,743,497
  Gain on sale of assets   .......................................          (6,889)        (33,559)
  Limited partners' interest  ....................................          16,399          42,709
 Increase (decrease) in cash from changes in operating assets:
  Accounts receivable   ..........................................          14,880         (47,817)
  Inventory ......................................................          10,812          23,020
  Advances, deposits, and other  .................................          18,385          33,105
  Advances -- officers  ..........................................         (28,439)         65,210
  Accounts payable and accrued liabilities   .....................         819,665       1,138,870
  Advance payments and deposits  .................................         (27,264)          1,359
                                                                       -------------   -------------
     Net cash flows from operating activities   ..................         445,086        (560,035)
                                                                       -------------   -------------
INVESTING ACTIVITIES:
 Purchases of cable systems, property, plant and equipment  ......      (1,349,954)     (1,154,165)
 Cable systems, property, plant and equipment sales   ............         714,594         137,633
 Notes receivable ................................................         (14,414)             --
                                                                       -------------   -------------
     Net cash flows from investing activities   ..................        (649,774)     (1,016,532)
                                                                       -------------   -------------
FINANCING ACTIVITIES:
 Net borrowings under advances from related company   ............          49,826         (10,358)
 Net changes to notes payable ....................................         (16,325)      2,000,746
 Additions to long-term debt  ....................................          79,328              --
 Principal payments on long-term debt  ...........................        (304,580)       (282,640)
 Additions to long-term debt -- related parties ..................         423,438         (63,657)
 Other   .........................................................         (16,396)        (86,717)
                                                                       -------------   -------------
     Net cash flows from financing activities   ..................         215,291       1,557,374
                                                                       -------------   -------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS   ...................................................          10,603         (19,193)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR  ..................           8,590          19,193
                                                                       -------------   -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR  ........................   $      19,193    $         --
                                                                       =============   =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Conversion of accrued interest to long-term debt ...............   $     126,500    $         --
  Conversion of trade payables to long-term debt   ...............         290,221              --
  Notes payable obligation assumed in acquisition of cable
    systems, property, plant and equipment   .....................       1,211,899              --
  Additions to property by increase in limited partner obligation          150,962         512,672
  Decrease in limited partnership interest by increase in lim-
    ited partner obligation   ....................................          85,449              --
  Long-term debt assumed in acquisition of cable systems,
    property, plant and equipment   ..............................              --              --
  Conversion of long-term debt to common stock  ..................              --       2,958,112


See notes to combined financial statements.

RICHEY PACIFIC CABLEVISION

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 1993 AND DECEMBER 28, 1994
--------------------------------------------------------------------------------


1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The combined financial statements of RICHEY PACIFIC CABLEVISION (the Company) combine the accounts of Richey Pacific Cablevision, Inc., IRPC-Texas, Inc., IRPC Texas-Ventana Inc. and IRPC-Arizona, Inc. all of which are subsidiaries of International Richey Pacific Cablevision, Ltd. (the Parent). All significant intercompany accounts and transactions have been eliminated, except for transactions between RPC and the Parent. On December 28, 1994 all of the common stock of these entities was purchased by OpTel, Inc. Results of operations for the period December 29, 1994 through December 31, 1994 are not material for comparative purposes.

     Operations -- The Company's principal business operations include constructing, purchasing, and operating private cable television systems in California, Arizona and Texas.

     Revenue Recognition -- Subscriber revenue is recognized on the accrual basis and is recorded when the cable service has been received by its customers. Included in subscriber revenue for the year ended December 31, 1993 is $100,000 of nonrecurring consulting services provided by the Company.

     Depreciation and amortization -- Depreciation and amortization on cable systems, property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets which range from three to ten years. Cost of maintenance and repairs is charged to operations as incurred; significant renewals and betterments are capitalized.

     Income Taxes -- The Company adopted the provisions of the Financial Accounting Standard Board's Statement No. 109, "Accounting for Income Taxes" effective January 1, 1993. The effect of adopting this statement did not have any impact on the results of operations or the Company's financial position. No benefit of tax loss carryforwards has been recognized as realization is uncertain. Additionally, the acquisition of the Company by OpTel will restrict the utilization of tax loss carryforwards.

     Investments in Limited Partnerships -- Investments in limited partnerships have been consolidated with one of the combined companies and, accordingly, the results of operations of the partnerships have been included in the combined financial statements. (See Note 2).

2. INVESTMENTS

     The Company, through Richey Pacific Cablevision, Inc. (RPCV), is a general partner in limited partnership investments (the partnerships) and, as the general partner, is to provide the management, technical and accounting support for the partnerships. Compensation to be paid to RPCV for providing these services includes receiving installation revenue, converter revenue, and predetermined revenue per customer served, all as stated in the partnership agreements. The operations and cash flows of the partnerships have been included with those of the Company.

     The partnership agreements prescribe that losses are shared in proportion to the partnership capital balances. Income is shared as follows: for all, but one of the partnerships, 50% to RPCV and 50% to the limited partners; for the other partnership, 75% to RPCV and 25% to the limited partners. RPCV has the option to purchase the interest of each limited partner at defined amounts ranging from 110% to 140% of each limited partner's initial capital contribution for the first four years of the partnership agreements and is required to purchase the interests at the end of the fifth year at 150% of the initial capital contribution. From the date of initial capital contribution until the date RPCV purchases the interest of a limited partner, each limited partner receives a guaranteed return equal to 10% per annum of their initial capital contribution paid quarterly. RPCV has agreed to provide the agent for the limited partners with a carried interest in each partnership. This interest takes two forms; an annual return equal to 5% of the funds invested by the limited partners and a payment upon the sale of the systems equal to the proceeds received net of the purchase cost of the limited partners' interest.

     The Company has agreed to pay a broker dealer an annual fee equal to one percent of the total capital raised for the partnerships.

3. RELATED PARTY TRANSACTIONS

     Certain officers and shareholders of the Parent are owners of Richey Construction Company which has advanced funds to the Company as needed for its operations. Advances bear interest at 2% in excess of the prime rate, and are unsecured. Additionally, Richey Construction Company provides accounting and management services to the Company for which they were paid $48,000 per year.

4. COMMITMENTS AND CONTINGENCIES

     At December 28, 1994, the Company had no material operating or capital leases that extend beyond one year. The Company leases its office and warehouse facilities in California on a month to month basis.

     Rental expense under operating leases during the years ended December 31, 1993 and December 28, 1994, was approximately, $84,000 and $139,251, respectively.

     The Company is involved in certain claims and litigation. While the final outcome with respect to these claims and litigation cannot be predicted with certainty, it is the opinion of management, after consulting with its legal counsel, that any ultimate liability will not have a material effect on the combined financial statements of the Company.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
 of OpTel, Inc.:

We have audited the accompanying statements of revenues and expenses and statements of cash flows of EagleVision (the "Company") for the years ended December 31, 1993 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the revenues and expenses and cash flows of EagleVision for the years ended December 31, 1993 and 1994, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Dallas, Texas

January 27, 1997

EAGLEVISION

STATEMENTS OF REVENUES AND EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
--------------------------------------------------------------------------------

                                                              1993               1994
                                                          -------------      --------------
REVENUES   ..........................................    $   6,098,202       $   6,616,392
                                                           -------------      -------------
EXPENSES:
 Cost of services   .................................        1,793,644           2,085,753
 Customer support, general and administrative  ......        3,815,106           3,543,252
 Depreciation and amortization  .....................        3,683,843           3,287,674
 Loss on disposal of assets  ........................        1,072,591             417,652
                                                           -------------      -------------
     Total expenses .................................       10,365,184           9,334,331
                                                           -------------      -------------
EXCESS OF EXPENSES OVER REVENUES   ..................    $  (4,266,982)      $  (2,717,939)
                                                           =============      =============


See notes to financial statements.

EAGLEVISION

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
--------------------------------------------------------------------------------

                                                                      1993            1994
                                                                 --------------   -------------
OPERATING ACTIVITIES:
 Excess of expenses over revenues  ...........................   $  (4,266,982)   $ (2,717,939)
 Adjustments to reconcile excess of expenses over revenues to net cash flows provided by operations:
  Depreciation and amortization ..............................       3,683,843       3,287,674
  Loss on disposal of assets .................................       1,072,591         417,652
  Increase (decrease) in cash from changes in operating
    assets:
    Accounts receivable, net .................................         (20,128)        (53,794)
    Inventory ................................................         194,518         (18,618)
    Prepaid expenses   .......................................         (14,688)          9,591
    Accounts payable   .......................................        (119,499)       (152,153)
    Accrued expenses and deferred revenues  ..................          71,052         (66,398)
                                                                   -------------   -------------
     Net cash flows provided by operating activities .........         600,707         706,015
                                                                   -------------   -------------
INVESTING ACTIVITIES:
 Purchases and construction of property and equipment   ......      (1,649,078)       (474,315)
 Other investing activities  .................................        (102,745)         30,979
                                                                   -------------   -------------
     Net cash flows used for investing activities ............      (1,751,823)       (443,336)
                                                                   -------------   -------------
FINANCING ACTIVITIES:
 Net investment from Owner   .................................       1,229,719        (317,363)
                                                                   -------------   -------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS  ................................................          78,603         (54,684)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ...............              --          78,603
                                                                   -------------   -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR .....................   $      78,603    $     23,919
                                                                   =============   =============


See notes to financial statements.

EAGLEVISION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1993 AND 1994
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation and Related Information -- The accompanying financial statements include the accounts of EagleVision (the Company), a division of Nationwide Communications Inc. (NCI). The Company is a cable television system operator serving the Metropolitan Houston, Texas area through franchise cable and satellite master antenna television (SMATV) systems. On January 11, 1995, OpTel, Inc. acquired the assets of the Company from NCI.

     Depreciation and amortization -- Depreciation is calculated using the Modified Accelerated Cost Recovery System (MACRS), an accelerated depreciation method. When assets are disposed or retired, the costs and related accumulated depreciation are removed and any resulting gain or loss is reflected in operations for the period. Cost of maintenance and repairs is charged to operations as incurred; significant renewals and betterments are capitalized.

                                           Life
                                         -----------
Buildings and improvements   .........   31.5 years
Cable TV plant and equipment .........     10 years
Headend equipment   ..................     10 years
Office furniture and equipment  ......   5-10 years
Vehicles   ...........................      5 years

     Intangibles -- Intangible assets represent an allocation of the excess purchase price over the fair value of certain operating assets and a franchise agreement with the city of Houston acquired in connection with the purchase in July 1990. These costs are amortized on a straight-line basis over approximately eight years.

     Operating Agreements -- The Company has obtained operating rights in Houston and other markets through the purchase of these rights from others or by entering into renewable operating agreements. Acquisitions of operating rights are capitalized and amortized over the terms of the agreements which range from 3 to 18 years. When an MDU terminates an operating agreement, the cost and related accumulated amortization are removed and any resulting gain or loss is reflected in income for the period.

     Revenue Recognition -- The Company recognizes subscriber revenue upon delivery of programming. The Company bills customers in advance for monthly services, which results in the deferral of revenue until those services are provided.

     Income Taxes -- The Company is included in a consolidated tax return filed by NCI with its parent for federal tax purposes. The Company is not subject to state and local income taxes. Since EagleVision is a division of NCI, NCI does not allocate a tax provision or benefit to the Company. As such, the accompanying financial statements do not reflect a benefit for taxes or any current or deferred tax balances.

2. RELATED PARTY TRANSACTIONS

     NCI has provided services to the Company, including legal, accounting, general management, data processing, administration of benefit and insurance programs and treasury services. In connection with these services, NCI charged the Company $38,052 and $58,299 in 1993 and 1994 respectively. These charges have been made based on a reasonable method of allocation, however, they are not necessarily indicative of the level of expenses which might have been incurred by the Company on a stand-alone basis. No charges for capital used to finance the business are allocated to the Company.

     Included in total expenses in the accompanying statements of revenues and expenses is $360,000 and $343,000 for 1993 and 1994, respectively, relating to noncompete agreements held by NCI which were obtained in connection with the acquisition of EagleVision.

3. EMPLOYEE BENEFITS

     The Company is a participant, together with other affiliated companies, (collectively, Nationwide Enterprise), in a defined benefit pension plan covering all employees who have completed at least 1,000 hours of service within a 12-month period and who have met certain age requirements. The Company also participates in the Nationwide Enterprise 401(k) savings plan which covers substantially all employees. The Company recognizes amounts allocated by NCI based on the number of employees as its net pension and retirement cost. The annual pension and retirement expense allocated to the Company for 1993 and 1994 were $91,788 and $104,645 respectively.

4. LEASE COMMITMENTS

     Effective September 1994, the Company entered into new lease agreements for the use of certain office and warehouse space. The leases will expire January 31, 1997. The Company also leases certain office and phone equipment. Total rent expense for all leases of the Company were approximately $67,000 and $112,000 for 1993 and 1994 respectively.

5. LEGAL MATTERS

     NCI and EagleVision are involved in various legal actions in the ordinary course of their business. These actions generally involve such matters as property ownership and royalty payments. NCI believes these proceedings are incidental to its business and will not result in adverse judgements that would materially impact operating revenues and expenses. The primary responsibility for such legal actions related to EagleVision (during NCI's ownership) remains NCI's.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
 of OpTel, Inc.:

We have audited the accompanying statement of operations and cash flows of Triax Associates V, L.P., (the "Company") for the year ended August 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the results of operations and cash flows of Triax Associates V, L.P., for the year August 31, 1995, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Dallas, Texas
January 27, 1997

TRIAX ASSOCIATES V, L.P.

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED AUGUST 31, 1995
--------------------------------------------------------------------------------

                                                                      1995
                                                                   -----------
REVENUES   ...................................................    $ 3,342,134
                                                                   -----------
OPERATING EXPENSES:
 Cost of services   ..........................................        923,597
 Customer support, general and administrative (Note 3)  ......      1,155,866
 Depreciation and amortization  ..............................      1,181,753
                                                                   -----------
     Total operating expenses   ..............................      3,261,216
                                                                   -----------
INCOME FROM OPERATIONS .......................................         80,918
INTEREST EXPENSE .............................................       (620,527)
                                                                   -----------
NET LOSS   ...................................................    $  (539,609)
                                                                   ===========


See notes to financial statements.

TRIAX ASSOCIATES V, L.P.

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED AUGUST 31, 1995
--------------------------------------------------------------------------------

                                                                        1995
                                                                     -----------
OPERATING ACTIVITIES:
Net loss  ......................................................    $   (539,609)
Adjustments to reconcile net loss to net cash flows from
 operating activities:
  Depreciation and amortization   ..............................       1,181,753
  Increase (decrease) in cash from changes in operating assets:
    Accounts receivable  .......................................          (4,316)
    Prepaid expenses  ..........................................         (13,342)
    Accounts payable and other accrued expenses  ...............          80,649
    Subscriber prepayments and deposits ........................          13,855
                                                                     ------------
     Net cash flows from operating activities ..................         718,990
                                                                     ------------
INVESTING ACTIVITIES:
 Acquisition of intangibles ....................................        (977,190)
 Purchase of property, plant and equipment .....................      (1,025,476)
                                                                     ------------
  Net cash flows from investing activities .....................      (2,002,666)
                                                                     ------------
FINANCING ACTIVITIES:
 Proceeds from debt   ..........................................       1,200,400
 Advances from affiliate .......................................          48,038
                                                                     ------------
    Net cash flows from financing activities  ..................       1,248,438
                                                                     ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS  .....................         (35,238)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR   ...............          76,650
                                                                     ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR   .....................    $     41,412
                                                                     ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the year for interest ........................    $    659,338
                                                                     ============


See notes to financial statements.

TRIAX ASSOCIATES V, L.P.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. THE PARTNERSHIP

     Triax Associates, V, L.P. (the "Partnership") is a Colorado limited partnership formed for the purpose of owning, constructing and operating cable television systems and satellite master antenna television ("SMATV") systems. The Partnership allocates profits, losses, gains from capital events and cash distributions among the partners in accordance with their "sharing fractions."

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Revenue Recognition -- Revenues are recognized in the period the related services are provided to the subscribers.

     Income Taxes -- No provision has been made for federal, state or local income taxes because they are the responsibility of the individual partners. The principal difference between tax and financial reporting net income (loss) results primarily from the use of accelerated depreciation for tax purposes.

     Depreciation and amortization -- Replacement, renewals and improvements are capitalized and costs for repairs and maintenance are charged to operations when incurred. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives:

                                   Life
Cable plant ..................   5-10 years
Equipment   ..................      5 years
Leasehold improvements  ......      5 years
Vehicles .....................      4 years

     Intangible Assets -- Intangible assets are amortized using the straight-line method over the following estimated useful lives:

                                  Life
Operating rights ............     15 years
Franchise costs  ............   6-11 years
Noncompete agreements  ......      5 years

3. RELATED PARTY TRANSACTIONS

     Triax Communications Corporation ("TCC"), a limited partner, has advanced funds to the Partnership for working capital needs.

     TCC provides management services to the Partnership for a fee equal to 7% of gross revenues. Charges for such services amounted to $233,949. Additionally, TCC allocated to the Partnership certain indirect costs incurred by TCC on behalf of the Partnership which amounted to $40,516.

     The Partnership purchases programming through TCC at rates which would be available to the Partnership if purchased directly from the program suppliers.

4. LEASES

     The Partnership leases office facilities, headend sites and other equipment under noncancelable operating lease agreements, some of which contain renewal options. Total rental expenses, including month-to-month rental arrangements, was $34,961.

5. ACQUISITIONS

     On December 30, 1994, the Partnership acquired certain assets of Diversified Cable, Ltd., totalling 15 SMATV systems for $1,414,123, including closing costs. The acquisition was accounted for under the purchase method of accounting.

No dealer, salesperson, or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.


                  ------------------------------------------

                               TABLE OF CONTENTS


                                              Page
                                              -----
Prospectus Summary    .....................     3
Risk Factors    ...........................    15
The Exchange Offer ........................    27
Use of Proceeds    ........................    35
Capitalization  ...........................    36
Selected Consolidated Financial and
  Operating Data   ........................    37
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations ..............................    40
Business  .................................    50
Management   ..............................    79
Principal Stockholders   ..................    86
Certain Transactions  .....................    90
Description of the Notes    ...............    94
Book-Entry, Delivery and Form  ............   120
Exchange Offer; Registration Rights  ......   122
Certain Federal Income Tax Considerations     124
Plan of Distribution  .....................   124
Legal Matters   ...........................   125
Experts   .................................   125
Index to Financial Statements  ............   F-1



Until [90 days after effective date] all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

OpTel, Inc.









$225,000,000 of 13%
Senior Notes Due 2005,
Series B





[LOGO]


Prospectus


Dated   , 1997

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     The Company's Certificate of Incorporation provides that the Company will to the fullest extent permitted by the DGCL, indemnify all persons whom it may indemnify pursuant thereto. The Company's By-laws contain a similar provision requiring indemnification of the Company's directors and officers to the fullest extent authorized by the DGCL. The DGCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The DGCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The Company has indemnification insurance under which directors and officers are insured against certain liability that may occur in their capacity as such.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.


(a) Exhibits
-------------
 1.1 *         Purchase Agreement, dated February 7, 1997, between the Issuer and Salomon Brothers Inc and
               Merrill Lynch, Pierce, Fenner & Smith.
 3.1 *         Restated Certificate of Incorporation of the Issuer, together with all amendments thereto.
 3.2 *         Bylaws of the Issuer.
 4.1 *         Indenture, dated as of February 14, 1997, between the Issuer and U.S. Trust Company of Texas,
               N.A., as Trustee
 4.2 *         Form of Senior Note (included in Exhibit 4.1)
 4.3 *         Escrow Agreement, dated as of February 14, 1997, between the Issuer and U.S. Trust Company of
               Texas, N.A., as Trustee and as Escrow Agent.
 4.4 *         Registration Agreement, dated as of February 14, 1997, between the Issuer, Salomon Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith.
 4.5 *         Common Stock Registration Rights Agreement, dated as of February 14, 1997, between the Issuer,
               VPC, GVL, Salomon Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith.
 5.1 *         Opinion of Kronish, Lieb, Weiner & Hellman LLP re: legality of securities offered.
10.1 *         Stockholders' Agreement, dated as of December 22, 1994, between VPC, Vanguard, the General
               Partner and the Issuer.
10.1.1         Term Sheet, dated as of May 13, 1997, regarding proposed stockholder arrangements.
10.2 *         Registration Rights Agreement, dated as of December 22, 1994, between the Issuer and Vanguard.
10.3 *         Settlement Agreement, dated as of August 1, 1996, between Vanguard, the General Partner, Pacific,
               VPC, the Issuer and GVL.
10.4 *         Amendment, dated as of February 17, 1997, between Vanguard, the General Partner, Pacific, VPC,
               GVL and the Issuer.
10.5 *         Form of Convertible Note (included as Exhibit B to the Amendment filed as Exhibit 10.4 hereto)
               and a list of the issue dates and principal amounts of all outstanding Convertible Notes (included as Schedule 1 to the Amendment filed as Exhibit 10.4 hereto).
10.6 *         Warrant, dated as of December 29, 1994, between International Richey Pacific Capital Corporation and Vanguard.
10.7 *         Lease Agreement dated July 25, 1995 between Space Center Dallas, Inc. and the Issuer.
10.8 *         First Amendment to Lease Agreement dated August 8, 1996 between Space Center Dallas, Inc. and the Issuer.
10.9 *         Restated Stock Incentive Plan.
10.10*         Annual Bonus Plan.
10.11*         Medium Term Performance Plan.
10.12*         Employment Agreement between Louis Brunel and the Issuer dated November 15, 1996.
10.13*         Employment Agreement between Rory Cole and the Issuer dated January 3, 1997.
10.14*         Employment Agreement between Michael Katzenstein and the Issuer dated September 18, 1995.
10.15*         Employment Agreement between Julian Riches and the Issuer dated January 31, 1995.
10.16*         Employment Agreement between William O'Neil and the Issuer dated February 8, 1995.
10.17*         Separation and Consulting Agreement, dated as of September 1, 1996, between the Issuer and
               James A. Kofalt.
10.18*         Warrant Agreement, dated as of September 1, 1996, between the Issuer and James A. Kofalt.
10.19*         Assignment Agreement, dated as of February 14, 1997, among TVMAX Telecommunications, Inc.
               (TVMAX), Sunshine Television Entertainment, Inc., Richey Pacific Cablevision, Inc., IRPC
               Arizona, Inc. and THI.
10.20*         Equipment License and Services Agreement, dated as of February 14, 1997, between TVMAX and
               THI.
10.21*         Form of Shareholders Option Agreement, dated as of February 14, 1997, between TVMAX and each of the shareholders of THI, together with a list of the shareholders of THI.
10.22*         Option Agreement, dated as of February 14, 1997, between TVMAX and THI.
10.23*         City of Houston, Texas, Ordinance No. 97-285 dated March 19, 1997, granting TVMAX
               Communications (Texas), Inc. a temporary permit to operate a Telecommunications Network.

(a) Exhibits
-------------
10.24*         City of Houston, Texas, Ordinance No. 89-338 dated March 29, 1989 granting to PrimeTime
               Cable Partners I, Ltd. the right to operate for 15 years a Community Antenna Television System, and subsequent ordinances consenting to assignment of rights to Eaglevision and to TVMAX
               Communications (Texas), Inc.
11.1           Statement re: Computation of Per Share Earnings.
12.1 *         Statement re: computation of ratio of earnings to fixed charges
21.1 *         List of subsidiaries of the Issuer.
23.1 *         Consent of Kronish, Lieb, Weiner & Hellman LLP is included in the opinion filed as Exhibit 5.1 to this Registration Statement.
23.2 *         Consent of Goldberg, Godles, Weiner & Wright.
23.3           Consent of Deloitte & Touche LLP.
24.1 *         Power of Attorney is set forth on the signature page of this Registration Statement.
25.1 *         Statement of Eligibility Under the Trust Indenture Act of 1939 on Form T-1.
27.1 *         Financial Data Schedule.
99.1           Form of Letter of Transmittal.




------------
*Previously filed.

(b) Financial Statement Schedule

     The following Financial Statement Schedule is filed as part of the Registration Statement.

Allowance for Doubtful Accounts

     All other financial statement schedules have been omitted because the required information is not present or not present in amounts to require submission of the schedules, or because the information required is included in the financial statements.

Item 22. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Issuer pursuant to
Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, on this 20th day of May, 1997.

                                       OPTEL, INC.

                                       By: /s/ Louis Brunel
                                          -------------------------------------
                                          Louis Brunel
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated.



             Signature                                   Title                          Date
--------------------------------------   -----------------------------------------   -------------
Principal Executive Officer:

   /s/ Louis Brunel
---------------------                    President and Chief Executive Officer      May 20, 1997
Louis Brunel

Principal Financial and
Accounting Officers:

                                         Chief Financial Officer                    May   , 1997
        *
---------------------
Bertrand Blanchette
                                         Controller                                 May   , 1997
        *
---------------------
Craig Milacek

Directors:
                                         Chairman of the Board and Director         May   , 1997
        *
---------------------
Claude Chagnon
                                         Vice Chairman of the Board and Director    May 20, 1997
 /s/ Alain Michel
---------------------
Alain Michel

 /s/ Louis Brunel                        Director                                   May 20, 1997
---------------------
Louis Brunel
        *                                Director                                   May   , 1997
---------------------
Christian Chagnon
        *                                Director                                   May   , 1997
---------------------
Pierre Collins
        *                                Director                                   May   , 1997
---------------------
Barry Porter
        *                                Director                                   May   , 1997
---------------------
Gary Winnick

*By: /s/ Louis Brunel
    -----------------
     Louis Brunel,
  as attorney-in-fact

                                 EXHIBIT INDEX


 Exhibit
Number      Description                                                                                  Page
---------   ------------------------------------------------------------------------------------------   -----
 1.1 *      Purchase Agreement, dated February 7, 1997, between the Issuer and Salomon
            Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith.
 3.1 *      Restated Certificate of Incorporation of the Issuer, together with all amendments thereto.
 3.2 *      Bylaws of the Issuer.
 4.1 *      Indenture, dated as of February 14, 1997, between the Issuer and U.S. Trust Company of Texas, N.A., as Trustee
 4.2 *      Form of Senior Note (included in Exhibit 4.1)
 4.3 *      Escrow Agreement, dated as of February 14, 1997, between the Issuer and U.S. Trust
            Company of Texas, N.A., as Trustee and as Escrow Agent.
 4.4 *      Registration Agreement, dated as of February 14, 1997, between the Issuer, Salomon
            Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith.
 4.5 *      Common Stock Registration Rights Agreement, dated as of February 14, 1997, between the Issuer, VPC, GVL, Salomon Brothers Inc and Merrill Lynch, Pierce,
            Fenner & Smith.
 5.1 *      Opinion of Kronish, Lieb, Weiner & Hellman LLP re: legality of securities offered.
10.1 *      Stockholders' Agreement, dated as of December 22, 1994, between VPC, Vanguard, the General Partner and the Issuer.
10.1.1      Term Sheet, dated as of May 13, 1997, regarding proposed stockholder arrangements.
10.2 *      Registration Rights Agreement, dated as of December 22, 1994, between the Issuer and
            Vanguard.
10.3 *      Settlement Agreement, dated as of August 1, 1996, between Vanguard, the General
            Partner, Pacific, VPC, the Issuer and GVL.
10.4 *      Amendment, dated as of February 17, 1997, between Vanguard, the General Partner,
            Pacific, VPC, GVL and the Issuer.
10.5 *      Form of Convertible Note (included as Exhibit B to the Amendment filed as Exhibit
                 10.4 hereto) and a list of the issue dates and principal amounts of all outstanding
            Convertible Notes (included as Schedule 1 to the Amendment filed as Exhibit 10.4 hereto).
10.6 *      Warrant, dated as of December 29, 1994, between International Richey Pacific Capital
            Corporation and Vanguard.
10.7 *      Lease Agreement dated July 25, 1995 between Space Center Dallas, Inc. and the
             Issuer.
10.8 *      First Amendment to Lease Agreement dated August 8, 1996 between Space Center
            Dallas, Inc. and the Issuer.
10.9 *      Restated Stock Incentive Plan.
10.10*      Annual Bonus Plan.
10.11*      Medium Term Performance Plan.
10.12*      Employment Agreement between Louis Brunel and the Issuer dated November 15,
               1996.
10.13*      Employment Agreement between Rory Cole and the Issuer dated January 3, 1997.
10.14*      Employment Agreement between Michael Katzenstein and the Issuer dated September
            18, 1995.
10.15*      Employment Agreement between Julian Riches and the Issuer dated January 31, 1995.
10.16*      Employment Agreement between William O'Neil and the Issuer dated February 8,
               1995.
10.17*      Separation and Consulting Agreement, dated as of September 1, 1996, between the
            Issuer and James A. Kofalt.
10.18*      Warrant Agreement, dated as of September 1, 1996, between the Issuer and James A.
             Kofalt.

 Exhibit
Number      Description                                                                              Page
---------   --------------------------------------------------------------------------------------   -----
10.19*      Assignment Agreement, dated as of February 14, 1997, among TVMAX
            Telecommunications, Inc. (TVMAX), Sunshine Television Entertainment, Inc., Richey
            Pacific Cablevision, Inc., IRPC Arizona, Inc. and THI.
10.20*      Equipment License and Services Agreement, dated as of February 14, 1997, between
            TVMAX and THI.
10.21*      Form of Shareholders Option Agreement, dated as of February 14, 1997, between
            TVMAX and each of the shareholders of THI, together with a list of the shareholders of THI.
10.22*      Option Agreement, dated as of February 14, 1997, between TVMAX and THI.
10.23*      City of Houston, Texas, Ordinance No. 97-285 dated March 19, 1997, granting
            TVMAX Communications (Texas), Inc. a temporary permit to operate a
            Telecommunications Network.
10.24*      City of Houston, Texas, Ordinance No. 89-338 dated March 29, 1989 granting to
            PrimeTime Cable Partners I, Ltd. the right to operate for 15 years a Community
            Antenna Television System, and subsequent ordinances consenting to assignment of rights to Eaglevision and to TVMAX Communications (Texas), Inc.
11.1        Statement re: Computation of Per Share Earnings.
12.1 *      Statement re: computation of ratio of earnings to fixed charges
21.1 *      List of subsidiaries of the Issuer.
23.1 *      Consent of Kronish, Lieb, Weiner & Hellman LLP is included in the opinion filed as
            Exhibit 5.1 to this Registration Statement.
23.2 *      Consent of Goldberg, Godles, Weiner & Wright.
23.3        Consent of Deloitte & Touche LLP.
24.1 *      Power of Attorney is set forth on the signature page of this Registration Statement.
25.1 *      Statement of Eligibility Under the Trust Indenture Act of 1939 on Form T-1.
27.1 *      Financial Data Schedule.
99.1        Form of Letter of Transmittal.


------------
*Previously filed.